Exhibit 10.68
April 11, 2007
To: VICIS CAPITAL MASTER FUND
Dear Mr. Stastney:
     As you are aware, since China Hydroelectric Corporation closed on the sale of $50,000,000 of Secured Exchangeable Notes on November 10, 2007 it has made considerable progress. This is evidenced, in part, by the execution of (i) a Share Transfer and Capital Increase Contract with Yunnan Huabang Electric Power Development Co., Ltd. (the “Yunnan Purchase Contract”), to purchase the equity of Yunnan Huang, the owner of the assets of the Binlangjiang Hydroelectric Power Station Project I for an aggregate consideration of approximately $22,600,000, including $6,500,000 for the purchase of the equity and $16,100,000 for the repayment of outstanding debt (the “Yunnan Transaction”) and (ii) an Asset Purchase Agreement to purchase the assets of the Dong He I Project, principally including the Li Yuan Hydroelectric Power Station (the “Li Yuan Purchase Contract”) for an aggregate consideration of $9,900,000 and a Loan Agreement for $5,000,000 to pay for a portion of the Dong He II Project, the Fengziyan Hydroelectric Power Station (the “Li Yuan Transaction”, collectively with the Yunnan Transaction, the “Business Combination”). Terms used herein but not otherwise defined shall have the meaning ascribed to them in the Note Purchase Agreement (the “Note Purchase Agreement”), dated November 10, 2006, by and among China Hydroelectric Corporation, an exempt company under the laws of the Cayman Islands (the “Company”) and the Purchasers (as defined in the Note Purchase Agreement).
     We anticipate closing the Business Combination on April 16 at 10:00 am New York time.
     As we have discussed with you, the core documents which are prepared in connection with these transactions are (i) the purchase agreement, (ii) the legal due diligence report, (iii) the asset appraisal report, (iv) the engineering report and (v) the independent accountants report. We have attached those same documents which are related to the Business Combination as exhibits hereto. An index of those exhibits is attached hereto as Exhibit A. As discussed, we will send you a pro forma capital structure for the Company prior to the closing.
     We are writing to request that you .(i) approve the Company closing the Business Combination, (ii) approve the exchange of the $41,000,000 in Notes held by Vicis Master Capital Fund for 6,833,333 shares of common stock and 18,666,666 warrants to buy common stock of the Company, and (iii) approve the release, prior to April 16, from the Cash Collateral Account of the $41,000,000 invested by Vicis Master Capital Fund. Upon the release of these funds, the Company will pay the Holders a business combination payment equal to 5% of the principal amount of the Notes purchased. The payment to Vicis will be $2,050,000 plus any interest due at this time. Morgan Joseph will also be paid a fee of $2,460,000 (6% of the Notes exchanged into equity securities) which is due at the time of such exchange.
     Please be advised that if you approve those actions set forth in clauses (i), (ii) and (iii) then the Company will proceed to closure of the Business Combination as soon as possible. With your approval, and the expected approval of the other Holder, the Company will have sufficient cash resources to pay the consideration required to close the Business Combination. No Holder is expected to vote against the closing of the Business Combination.
     By executing below, you hereby (i) approve the Company closing the Business Combination, (ii) approve the exchange of the $41,000,000 in Notes held by Vicis Master Capital Fund for 6,833,333 shares of common stock of the Company and 18,666,666 warrants to buy common stock of the Company and (iii) approve the release, prior to April 16, from the Cash Collateral Account of the $41,000,000 invested by Vicis Master Capital Fund.

Very truly yours, CHINA HYDROELECTRIC CORPORATION
By:	/s/ John D. Kuhns
Name:	John D. Kuhns
Title:	Chairman

Accepted and Agreed to:
VICIS MASTER CAPITAL FUND
By: Vicis Capital, LLC

By:	/s/ Shad Stastney
Name:	Shad Stastney
Title:	Member

EXHIBIT A
INDEX OF EXHIBITS

1.	Exhibit 1 —	Share Transfer and Capital Increase Contract with Yunnan Huabang Electric Power Development Co., Ltd.

2.	Exhibit 2 —	Engineering Evaluation Report for Binglang River Hydropower Station

3.	Exhibit 3 —	Yunnan Huabang Power Development Co. Ltd. Share Transfer Project Assets Appraisal Report

4.	Exhibit 4 —	Yunnan Huabang Power Development Co. Ltd. Legal Due Diligence Report

5.	Exhibit 5 —	Report of Independent Accounting Consultant — Yunnan Huabang Power Development Co. Ltd.

6.	Exhibit 6 —	Asset Purchase Agreement for Li Yuan Hydroelectric Power Station

7.	Exhibit 7 —	Engineering Evaluation Report for Li Yuan Hydroelectric Power Station

8.	Exhibit 8 —	Assets Appraisal Report for Li Yuan Power Station

9.	Exhibit 9 —	Li Yuan Hydroelectric Power Station Legal Due Diligence Report

10.	Exhibit 10 —	Sichuan Donghe Fengziyan Hydroelectric Power Station

BETWEEN
YE JIAN HUA
ZHOU JIAN BIN
ZHEJIANG DAHUA CONSTRUCTION GROUP CO., LTD
AND
CHINA HYDROELECTRIC CORPORATION
SHARE TRANSFER AND CAPITAL INCREASE CONTRACT
For
YUNNAN HUABANG ELECTRIC POWER DEVELOPMENT
CO., LTD

CONTENTS

Chapter I	Definitions	5
Chapter II	Transfer of Equity Stake	7
Chapter III	Capital Increase	11
Chapter IV	Representations and Warranties by All Parties	12
Chapter V	Disclosures, Representations and Warranties by Transferors	13
Chapter VI	Disclosures, Representations and Warranties by Transferee	18
Chapter VII	Employees	19
Chapter VIII	Confidentiality	19
Chapter IX	Breach of Contract	21
Chapter X	Force Majeure	22
Chapter XI	Resolution of Disputes	23
Chapter XII	Applicable Law	24
Chapter XIII	Miscellaneous	25
Appendix I	Form of Power of Attorney	30
Appendix II	Existing Debts and Borrowings of the Company	31

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SHARE TRANSFER AND CAPITAL INCREASE CONTRACT
This Share Transfer and Capital Increase Contract (hereinafter referred to as “this Contract”) is executed by the following Parties in Mang City, Dehong Prefecture, Yunnan Province, the People’s Republic of China, on March 15, 2007.
(1)	Party A: China Hydroelectric Corporation (hereinafter referred to as “Transferee”), a company registered and established in accordance with the laws of Cayman Islands, with its registered address at 558 Lime Rock Road, Lime Rock, Connecticut 06039, the authorized representative of which is John D. Kuhns, whose position is Chairman and the nationality is United States of America;

(2)	Party B: Ye Jian Hua, a PRC citizen with the PRC ID card number 332521195810064429, and domicile at No. 20, Yuxi Yunwukeng Village, Dagangtou Town, Liandu District, Lishui City, Zhejiang Province;

(3)	Party C: Zhou Jian Bin, a PRC citizen with the PRC ID card number 332524196905200036, and domicile at No. 9, Fengxiangnong, Longyuan Town, Longquan City, Zhejiang Province;

(4)	Party D: Zhejiang Dahua Construction Group Co., Ltd, a limited liability company registered and established in accordance with the laws of China, with its registered address at No. 751, Qianwang Street, Jincheng Road, Lin’an City, the legal representative of which is Chen Xiao Hua, whose position is President.
Party B, Party C and Party D are hereinafter collectively referred to as the “Transferors”. The Transferors and Transferee are hereinafter collectively referred to as “All Parties” as well as each of the Transferors and Transferee is hereinafter referred to as “Party”.

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WHEREAS:
(1)	Party B owns thirty percent (30%) of the equity stake of Yunnan Huabang Electric Power Development Co., Ltd., and can exercise all of its full rights as a shareholder;

(2)	Party C owns twenty-one percent (21%) of the equity stake of Yunnan Huabang Electric Power Development Co., Ltd., and can exercise all of its full rights as a shareholder;

(3)	Party D owns forty-nine percent (49%) of the equity stake of Yunnan Huabang Electric Power Development Co., Ltd., and can exercise all of its full rights as a shareholder;

(4)	Yunnan Huabang Electric Power Development Co., Ltd., as the owner, is legally operating Binlangjiang Hydroelectric Power Station Project;

(5)	The Transferors are willing to transfer all equity stake of Yunnan Huabang Electric Power Development Co., Ltd. respectively held by all of them to the Transferee, which represents one hundred percent (100%) of the equity stake of Yunnan Huabang Electric Power Development Co., Ltd. held by the Transferors (hereinafter referred to as “Equity Stake”);

(6)	The Transferee is willing to acquire one hundred percent (100%) of the equity stake of Yunnan Huabang Electric Power Development Co., Ltd from the Transferors, subject to the terms and conditions set out in this Contract;

(7)	Upon the acquisition of the Equity Stake, the Transferee is willing to increase the registered capital of Yunnan Huabang Electric Power Development Co., Ltd. in cash so as to increase the registered capital of

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Yunnan Huabang Electric Power Development Co., Ltd. to RMB 175,000,000;

(8)	Based on the above, the Transferee shall made a total investment in the amount of RMB 175,000,000, among which RMB50,000,000 shall be paid as the transfer price and the other RMB125,000,000 shall be paid as the Capital Increase.
Therefore, after friendly consultations, on the principles of equality and mutual benefit, all Parties to this Contract have reached the following agreements in accordance with the provisions of the “Company Law of the People’s Republic of China” and other relevant laws and regulations of China.
Chapter I Definitions
Article 1 Definitions
Unless otherwise prescribed and stipulated, the following terms used in this Contract shall have the meanings set forth as follows:
“New Articles of Association” means the new Articles of Association of Yunnan Huabang Electric Power Development Co., Ltd. upon completion of the share transfer and capital increase stipulated herein, which has been approved by the Examination and Approval Authority.
“PRC” or “China” refers to the People’s Republic of China, and insofar as this Contract is concerned, shall exclude Hong Kong, Taiwan and Macao.

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“Capital Increase” means, upon the acquisition of the Equity Stake, the Transferee contributes new capital (in the amount of RMB125,000,000) into the registered capital of Yunnan Huabang Electric Power Development Co., Ltd.
“Claims” means claims, actions, demands, proceedings judgments liabilities, damages amounts, costs and expenses (including legal costs and disbursements) whatsoever and howsoever arising.
“Signing Date” means the date on which this Contract is signed.
“Encumbrance” means any mortgage, assignment, lien, charge, pledge, title retention, right to acquire, security interest, option, pre-emptive right, and any other restriction or conditions whatsoever including:
(i)	any interest or right granted or reserved in or over or affecting the Equity Stake for Transfer; or

(ii)	the interest or right created or otherwise arising in or over the Equity Stake for Transfer under a fiduciary transfer, charge, lien, pledge, power of attorney or other form of encumbrance; or

(iii)	any security over the Equity Stake for Transfer for the payment of a debt or any other monetary obligation or the performance of any other obligation.
“Examination and Approval Authority” pursuant to the provisions for the examination and approval of projects which have investments by foreign investors in the PRC, refers to the relevant Chinese government department having authority to examine and approve this Contract and the New Articles of Association of Yunnan Huabang Electric Power Development Co., Ltd, and to grant approval for the transfer of Equity Stake and Capital Increase contemplated in this Contract.

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“Company” refers to Yunnan Huabang Electric Power Development Co., Ltd., a limited liability company registered and established in accordance with the laws of China, with its registered address at Xingba, Xincheng Township, Yingjiang County, Yunnan Province, PRC, the legal representative of which is Zhou Jian Bin, whose position is Chairman of the Board of Directors.
“Project” means Binlangjiang Hydroelectric Power Station Project, which is legally and validly owned and operated by the Company.
“RMB” or “Renminbi” refers to the legal currency of the PRC.
“Third Party” refers to any natural person, legal entity, or other organization or entity, other than the parties to this Contract.
“US Dollar” or “US$” means the legal currency of the United States of America.
“Working Day” refers to the days on which the banks in both Beijing and New York are open for business.
Chapter II Transfer of Equity Stake
Article 2 Transfer of Equity Stake
Pursuant to the terms stipulated in this Contract, the Transferors agree to transfer to the Transferee and the Transferee agrees to accept from the Transferors the Equity Stake being one hundred percent (100%) of the equity stake in the Company with all the rights and obligations of and attaching to the Equity Stake for transfer including, without limiting the generality thereof, all the rights to

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receive dividends and to receive or subscribe for shares (if any) declared, paid or issued by the Company and free from any Claims or Encumbrances.
Article 3 Share Transfer Price
3.1	The Transferors and Transferee agree that the Transfer Price for the transfer of the Equity Stake shall refer to the appraisal value of the Equity Stake given in the Valuation Report prepared by Beijing Jing Du Asset Appraisal Co., Ltd. (a qualified valuation agency). The Transferors and Transferee after consultations have finally determined that the price for the Equity Stake shall be agreed at RMB50,000,000 (hereinafter referred to as the “Transfer Price”). Specifically, the amount respectively payable to the Transferors shall be as the follows:
Party B: RMB15,000,000;
Party C: RMB10,500,000;
Party D: RMB24,500,000.
3.2	The Transferee shall pay the aforesaid Transfer Price in equivalent US Dollar to the Transferors. The Transferors and Transferee have agreed that the foreign exchange rate used to determine the Transfer Price in US Dollars shall be the middle rate of Renminbi with US Dollar announced by the People’s Bank of China on the previous date of Settlement Date (as defined in Article 5.1).

3.3	Upon the completion of the Equity Transfer stipulated in this Contract and the Capital Increase stipulated in Chapter III, the registered capital of the Company shall be in the amount of RMB175,000,000, which is composed by the original registered capital of the Company in the amount of RMB50,000,000 plus the increased capital in the amount of RMB125,000,000 stipulated in Chapter III. Upon the completion of

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the Equity Transfer and Capital Increase stipulated in Chapter III hereof, the total investment of the Company shall be in the amount of RMB500,000,000.
Article 4 Conditions Precedent for the Payment of the Transfer Price and Capital Increase
4.1	Under this Contract, the conditions precedent for the payment of the Transfer Price and Capital Increase by the Transferee shall be: (1) this Contract, the New Articles of Association, the transfer of the Equity Stake and Capital Increase stipulated in this Contract shall have been approved in writing by the Examination and Approval Authority; and (2) after the signing of this Contract, there has been no material adverse change on the Company and/or the Project.

4.2	In the event that any of the conditions set out in Article 4.1 have not been satisfied or implemented, and the Transferee has not indicated its waiver of the said conditions or any of them in writing, the Transferee shall not assume any obligations to pay the Transfer Price to the Transferors.

4.3	The Transferors and Transferee agree that they shall use their best efforts to procure the approval of this Contract and the New Articles of Association from the Examination and Approval Authority in a timely fashion.

4.4	This Contract shall lapse automatically and have no binding effect on either the Transferors or the Transferee if the conditions set out in Article 4.1 have not been satisfied within two (2) months commencing from the Signing Date or other longer period as determined by the Transferee at

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its sole discretion (such extension shall be confirmed by the Transferee in writing).
Article 5 Settlement
5.1	The Settlement Date shall be the 25th date in the month in which the Transferee has received all the requisite approval documents issued by the Examination and Approval Authority as stipulated in Article 4 (hereinafter referred to as the “Settlement Date”). The Transferee shall, on or before the Settlement Date, make the full payment of the Transfer Price and the Capital Increase in a lump by remitting the aforesaid amount into the bank accounts designated by the Transferors and the Company respectively. The obligation of Transferee shall be deemed as having been fully accomplished after the Transfer Price and Capital Increase have been fully remitted into the bank accounts designated by the Transferors and the Transferee shall not assume any responsibilities or obligations thereafter.

5.2	Within five (5) days after the Transfer Price arriving at the bank accounts designated by the Transferors, the Transferors shall take the responsibility, under the authorization of the Transferee, to complete the registrations of receiving foreign exchange for share transfer with local governmental authority in charge of the administration of foreign exchange. Upon the completion of such registrations, the Transferors shall immediately provide the Transferee with the originals of Registration Form of Receiving Foreign Exchange for Share Transfer .

5.3	The Transferors shall issue the receipts to the Transferee within five (5) Working Days after having received the Transfer Price from the Transferee.

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5.4	The Transferors and Transferee shall forthwith take all necessary steps to complete the procedures for the settlement of the transfer of Equity Stake within thirty (30) Working Days after the Settlement Date so as to make the Equity Stake registered under the name of the Transferee.
Article 6 Taxes Payable under the Transfer of Equity Stake
Any taxes or fees arising out of and payable pursuant to the fulfilment of the terms of this Contract by each of Transferors and Transferee shall be payable by the respective Party liable for the taxes or fees under the provisions of relevant laws and regulations of China.
Chapter III Capital Increase
Article 7 Capital Increase
Upon the acquisition of the Equity Stake, the Transferee will contribute RMB125,000,000 to the registered capital of the Company as the increased capital so as to increase the registered capital of the Company to RMB175,000,000.
Article 8 Term and Form of Capital Increase
The amount of the Capital Increase shall be remitted to the Company’s account by the Transferee within five (5) Working Days after the Transferee has received all the requisite approval documents issued by the Examination and Approval Authority as stipulated in Article 4, the Company has obtained the Foreign

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Exchange Registration Certificate and the foreign exchange account of the Company has been opened (provided not conflicting with the above Article 5.1).
The Transferee shall pay the aforesaid Capital Increase in equivalent US Dollars and the foreign exchange rate shall be the middle rate of Renminbi with US Dollar announced by the People’s Bank of China on the previous date before the actual payment date of the Capital Increase.
Chapter IV Representations and Warranties by All Parties
Article 9 Representations and Warranties by All Parties
9.1	Prior to the signing of this Contract, each Party shall provide the other Party with a power of attorney (in the form as shown on Appendix I to this Contract) to authorize the personnel to sign this Contract on its behalf. If the signing party is an individual, such individual shall provide a copy of his/her identification card together with the original of the identification card being shown.

9.2	The Transferors and Transferee confirm that from the Signing Date this Contract shall be legally binding on all Parties.

9.3	Upon the signing of this Contract, the Transferors and Transferee hereby state that the documents and information provided to each other or its/or their agencies (including, without limitation, the lawyers, valuer, financial consultants, etc.) prior to the Signing Date are still valid, and in case of any discrepancies therein with the terms of this Contract, this Contract shall prevail.

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9.4	The Transferors and Transferee hereby agree that upon this Contract coming into effectiveness, the executed contracts or documents pertaining to the transfer of the Equity Stake prior to this Contract shall lapse automatically.

9.5	After the Settlement Date, except for the delayed collection of the income of the electricity generation of the last month, all rights and obligations enjoyed and undertaken by the Transferors over the Equity Stake shall be entirely transferred to the Transferee.

9.6	All Parties to this Contract agree to strive jointly in coordinating the work for the completion of all the procedures for the transfer of the Equity Stake, including but not limited to the registration, filing of record, and etc., and the expenses arising therefrom shall be borne by all Parties hereto together.
Chapter V Disclosures, Representations and Warranties by The Transferors
Article 10 Disclosures, Representations and Warranties by the Transferors
The Transferors hereby jointly represent and warrant to the Transferee that:
10.1	All information and facts relating to the Company that is in the possession of the Transferors or is known to any of Transferors which will have a substantive and adverse effect on the Transferors’ ability to fulfil any of its obligations in this Contract or when disclosed to the Transferee shall have a substantive effect on the willingness of the Transferee to sign and fulfil its obligations under this Contract, have been disclosed to the Transferee and the information provided by the

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Transferors to the Transferee does not contain any representation that is untrue or misleading.

10.2	No lawsuits, arbitrations, or other legal or administrative proceedings or governmental investigations are on-going against the Transferors that will materially affect their ability to sign this Contract or fulfil their obligations under this Contract.

10.3	Transferors hereby jointly undertake that none of them will take any action after the Settlement Date that will cause any adverse impact on the Company or the Project.

10.4	Regarding the documents and information provided by the Transferors to the Transferee and/or Transferee’s agencies (including, without limitation, the lawyers, valuer, financial consultants, etc.) prior to the Signing Date, Transferors hereby jointly undertakes that:
10.4.1	all copies made from original documents are true and complete and that such original documents are authentic and complete;

10.4.2	all documents supplied to the Transferee and/or Transferee’s agencies as originals are authentic and complete;

10.4.3	all signatures appearing on documents supplied to the Transferee and/or Transferee’s agencies as originals or copies of originals are genuine;

10.4.4	the Transferors have drawn to the attention of the Transferee and/or Transferee’s agencies all matters that are material for the Transferee to proceed with the transaction as contemplated in this Contract.

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Article 11 General Representations and Warranties by Transferors
11.1	Party D is a legal entity duly established according to the laws of China which is validly and legally in existence and also operating normally in accordance with the laws and regulations of China.

11.2	Party B and Party C are PRC citizens with all civil abilities to enter into this Contract and fulfil all of their obligations stipulated herein. Signing this Contract and fulfilling all of their obligations stipulated herein by Party B and Party C shall not contravene or result in the violation of or constitute a failure to fulfil or an inability to fulfil any of the stipulations in any laws, regulations, stipulations, any authorization or approval from any government body or department or the stipulations of any contract or agreement that Party B or Party C is a party to or is bound by.

11.3	The execution of this Contract and fulfilment of all its obligations stipulated herein by Party D shall not contravene or result in the violation of or constitute a failure to fulfil or an inability to fulfil any of the stipulations in Party D’s Articles of Association or its internal rules, any laws, regulations, stipulations, any authorization or approval from any government body or department or the stipulations of any contract or agreement that Party D is a party to or is bound by.
Article 12 Ownership
12.1	The Transferors are the legal owners of the Equity Stake (which is one hundred percent (100%) of the equity stake of the Company) and have the full authority and right to transfer the Equity Stake to the Transferee.

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12.2	The Transferors hereby undertake and warrant that as of the Settlement Date (inclusive), the Equity Stake is not subject to any Claims or Encumbrances (including but not limited to any form of option, acquisition right, mortgage, pledge, guarantee, lien or any other form of third party rights and interest); and there is no agreement or undertaking in existence that may result in or create any Claim or Encumbrance on the Equity Stake (including but not limited to the aforesaid option, acquisition right, mortgage, pledge, guarantee, lien or any other form of third party rights and interest).

12.3	No lawsuits, arbitrations, or other legal or administrative proceedings or governmental investigations are on-going against any of the Transferors that will materially affect its ability to sign this Contract or fulfil its obligations under this Contract.
Article 13 The Company and the Project
The Transferors hereby severally and jointly represent and warrant to the Transferee that:
13.1	The Company is a legal entity duly established according to the laws of China which is validly and legally in existence and also operating normally in accordance with the laws and regulations of China.

13.2	The Project has procured all the requisite approvals from relevant Chinese governmental authorities and is in full compliance with the provisions of all relevant PRC laws and regulations.

13.3	There has been and is no investigation, prosecution, dispute, Claim or other proceedings in respect of the Company or the Project, nor the Company or the Project has been punished or the Transferors can

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foresee any punishment to be made by any administrative authorities of the PRC.

13.4	The Company legally owns the Project and all requisite assets, machines, equipment, resources and other items necessary for the operation of the Project.

13.5	The Transferors hereby jointly confirm and warrant to Transferee that, as of the Signing Date, all debts and borrowings of the Company have been listed out in the Appendix II hereto and the Transferors warrant that there shall be no new borrowings or debts incurred under the name of the Company before the Settlement Date except for those listed out in the Appendix II hereto. The Transferors shall assume joint liabilities for any undisclosed debts and/or borrowings of the Company so as to hold Transferee and the Company harmless.

13.6	The Transferors hereby jointly confirm and warrant to the Transferee that, before the Settlement Date, they shall normally operate and manage the Company and the Project and assure there shall be no material adverse change on the operation, business and conditions of the Company and the Project.

13.7	The Transferors hereby jointly confirm and warrant to the Transferee that, before the Settlement Date, they shall procure the renewals of the Grid Connection and Dispatching Agreement and the Power Sale Contract with Yunnan Dehong Power Co., Ltd. The Transferors hereby jointly confirm and warrant to the Transferee that the power sale price provided in the aforesaid agreements shall not be lower than RMB0.2/kwh in draught season and not be lower than RMB0.15/kwh in wet season.

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13.8	There has not been and is not any litigations, prosecutions, disputes or other proceedings (whether current, pending or threatened) to which the Company is or may become a party.

13.9	There has not been and is not any litigations, prosecutions, disputes or other proceedings (whether current, pending or threatened) with the involvement of the Project.

13.10	Prior to the signing of this Contract, the Transferors have entirely disclosed all information regarding the debts assumed by the Company. As of the Settlement Date, such information remains complete, authentic, accurate and true.
Chapter VI Disclosures, Representations and Warranties by Transferee
Article 14 Disclosures, Representations and Warranties by The Transferee
The Transferee hereby represents and warrants to the Transferors that:
14.1	The Transferee is a legal entity duly established according to the laws of Cayman Islands which is validly and legally in existence and also operating normally in accordance with the laws and regulations of Cayman Islands.

14.2	The execution of this Contract and fulfilment of all its obligations stipulated herein by the Transferee shall not contravene or result in the violation of or constitute a failure to fulfil or an inability to fulfil any of the stipulations of Transferee’s Articles of Association or its internal rules, any laws, regulations, stipulations, or any authorizations or

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approvals from any government body or department or any contract or agreement that Transferee is a party to or is bound by.

14.3	No lawsuits, arbitrations, or other legal or administrative proceedings or governmental investigations are on-going against Transferee that will materially affect its ability to sign this Contract or fulfil its obligations under this Contract.
Chapter VII Employees
Article 15 Employees
15.1	All existing staff and workers of the Company shall upon the completion of the transfer of the Equity Stake be employed by the Company. The terms and conditions of their employment including their remuneration for their employment shall be determined by reference to the current standards in principle and implemented in accordance with the stipulations of the labour laws and regulations for foreign invested enterprises of China.

15.2	The Company shall protect the legal interests of the employees and use its best efforts to maintain relative stability of the management.
Chapter VIII Confidentiality
Article 16 Confidentiality

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16.1	All Parties agree unless otherwise provided for in another relevant confidentiality agreement that with regard to the confidential and exclusive information that have been disclosed to or may be disclosed to the other Parties by any Party to this Contract pertaining to their respective businesses, or financial situations and other confidential matters, All Parties to this Contract which have received the aforesaid confidential information (including written information and non-written information, hereinafter referred to as “Confidential Information”) shall:
16.1.1	Keep the aforesaid Confidential Information confidential;

16.1.2	Save for the disclosure of the Confidential Information by a Party to this Contract to its employees solely for the performance of their duties and responsibilities, neither Party to this Contract shall disclose the Confidential Information to any Third Party or any entity.
16.2	The provisions of the aforesaid Article 16.1 shall not apply to Confidential Information:
16.2.1	which was available to the receiving Party from the written record before the disclosing Party disclosed the information to the receiving Party and the written record can prove that the confidential information was already known to the receiving Party;

16.2.2	which has become public information by means not attributable to any breach by the receiving Party;

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16.2.3	which was obtained, by the receiving Party from a Third Party not subject to any confidentiality obligation affecting the said Confidential Information.
16.3	As far as any natural person or legal entity which is a Party to this Contract is concerned, notwithstanding that it has ceased to be a Party to this Contract because of the transfer of its rights and obligations pursuant to the terms of this Contract, the stipulations set out in this Chapter VIII shall remain binding on it.
Chapter IX Breach of Contract
Article 17 Liability for Breach of a Representation or Warranty
17.1	If any representation or warranty made by any Party to this Contract is found to be an error, or if any fact that has or is likely to have a major or substantial effect on the signing of this Contract by any Party has been omitted, or if any representation or warranty is found to be misleading or untrue in any respect, the non-breaching Party shall be entitled to look to the Party (ies) in breach for full compensation for any loss, damage, cost or expense arising from the erroneous, omitted, misleading or untrue representation or warranty of the Party (ies) in breach or arising from any other breach of any representation and warranty given by the Party (ies) in breach.

17.2	Each representation and warranty set out in this Contract is to be construed independently.

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17.3	For the avoidance of doubt, the Transferors hereby unconditionally and irrevocably agree and confirm that they shall be jointly liable for any liability for any breach of representation or warranty.
Article 18 Liability for Breach of Contract
18.1	In the event of a breach committed by any Party to this Contract, the said defaulting Party shall be liable to the other Party (ies) for the losses and damages or any other liabilities arising out of that defaulting Party’s breach of contract in accordance with the provisions of this Contract and the laws and regulations of China. In the event that all Parties to this Contract commit a breach, each of the Parties shall be liable to the other Parties for the losses and damages or any other liabilities incurred respectively.

18.2	Notwithstanding the provisions of Article 18.1, no Party shall be liable to the other Party (ies) for any indirect losses or consequential damages attributable to any breach under this Contract.

18.3	For the avoidance of doubt, the Transferors hereby unconditionally and irrevocably agree and confirm that they shall be jointly liable for any liability for any breach of this Contract committed by any of Transferors.
Chapter X Force Majeure
Article 19 Force Majeure
19.1	“Force Majeure” refers to earthquake, typhoon, flood, fire, war, political unrest and such special incidents or events that are deemed to be Force Majeure occurrences under the provisions of the relevant laws and regulations of China. Provided always that the Parties agree that when a

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Party is short of funds, such event shall not be a Force Majeure event for the purposes of this Contract.

19.2	In the event of the occurrence of a Force Majeure event, the obligations of the Party to this Contract affected by this Force Majeure event shall cease during the period of the Force Majeure event and any term or period set out in this Contract and to which the affected party is subject shall automatically be extended by a period equal to the term or period of the Force Majeure event, the period of extension shall be the same as the period of cessation of the obligations by reason of the Force Majeure event, and the said Party shall not be liable for any losses and damages or any other liabilities arising out of a breach of contract as provided for in this Contract for the duration of the Force Majeure.

19.3	The Party claiming the occurrence of a Force Majeure event shall promptly inform the other Party (ies) in writing, and within seven (7) days thereafter, it shall provide sufficient evidence (issued by the notary organization) of the occurrence and the continuity of the Force Majeure event. It shall also do its best to eliminate the adverse effect of the Force Majeure event.
Chapter XI Resolution of Disputes
Article 20 Arbitration
20.1	Any dispute arising out of this Contract among the Parties to this Contract shall firstly be resolved through friendly consultation. In the event that sixty (60) days after the commencement of the friendly consultations, the dispute cannot be resolved through such means, either Party may submit the dispute to the China International Economic and Trade Arbitration

23

Commission in Beijing for arbitration in accordance with its prevailing valid arbitration rules.

20.2	The arbitration tribunal shall be composed by three (3) arbitrators and the arbitrators shall be fluent both in English and Chinese Languages.
Article 21 Validity of the Arbitration Award
The arbitration award shall be final and shall be binding on all Parties to this Contract. All Parties to this Contract agree to be bound by the said award, and act accordingly.
Article 22 Continuation of Rights and Obligations
After a dispute has arisen and during its arbitration process, other than the disputed matter, all Parties to this Contract shall continue to exercise their other respective rights stipulated in this Contract, and shall also continue to fulfil their other respective obligations stipulated in this Contract.
Chapter XII Applicable Law
Article 23 Applicable Law
The laws and regulations of the PRC shall govern and be binding on the establishment, validity, interpretation and execution of this Contract. All disputes arising out of this Contract shall be determined according to the laws of the PRC. In the event the laws of the PRC do not make provision for a certain issue relating to this Contract, reference shall be made to general international business practice.

24

Chapter XIII Miscellaneous
Article 24 Waiver
The non-exerciseor delay in the exercise of an entitlement stipulated in this Contract by any Party to this Contract shall not be regarded as a waiver of the said entitlement. Any single exercise or partial exercise of an entitlement shall not rule out any future re-exercise of the said entitlement.
Article 25 Transfer
Unless otherwise described and prescribed in this Contract, neither Party to this Contract shall transfer or assign all or any part of this Contract or transfer or assign that Party’s entitlement or obligations as stipulated in this Contract provided that it has not obtained the consent in writing from other Parties to this Contract in advance or the approval in writing from the Examination and Approval Authority as required by the laws.
Article 26 Amendment
26.1	This Contract has been executed for the benefit of all Parties to this Contract and their respective lawful successor(s) and assignees, and shall have legal binding effect on them.

26.2	This Contract may not be amended verbally. Only a written document signed by all Parties indicating their consent to such amendment shall be effective, and where approval is required by law, only with the written

25

approval of the Examination and Approval Authority shall any amendment to this Contract become effective.
Article 27 Severability
The invalidity of any term in this Contract shall not affect the validity of the other terms in this Contract.
Article 28 Language
This Contract is written in both the Chinese Language and the English Language. In case of any inconsistency, the Chinese language shall prevail.
Article 29 Validity of the Text and Appendix
29.1	The Chinese text of this Contract shall be signed in eight (8) sets of original and four (4) sets of duplicate copies. Each Party shall each hold one (1) set of original and one (1) set of duplicate, and one (1) set of original each shall be submitted to the Examination and Approval Authority, the competent Administration for Industry and Commerce Administrative and any other governmental authorities as required. The remaining originals shall be filed and kept by the Company.

29.2	The English text of this Contract shall be signed in eight (8) sets of original and each Party shall each hold one (1) set of original, and one (1) set of original each shall be sent to the Examination and Approval Authority, the competent Administration for Industry and Commerce Administrative and any other governmental authorities as required. The remaining originals shall be filed and kept by the Company.

26

29.3	The Appendices to this Contract shall constitute an integral part of this Contract, and shall have the same effect as this Contract.
Article 30 Notification
30.1	Unless otherwise specified and prescribed, any Party issuing any notification or written communication to the other Party (ies) according to the provisions of this Contract shall have them written in the Chinese and English Language and shall send them as a letter by a courier service company, or by facsimile. Letters sent by a courier service company, will require a confirmation to be given seven (7) working days after handing over the notification or communication to the courier service company. Any notification or written communication sent in accordance with the stipulations of this Contract shall be deemed to be effective on the date of receipt. If they are sent by facsimile, the date of receipt shall be deemed to be three (3) working days after transmission, subject to a facsimile confirmation report evidencing this.

30.2	All notifications and communications shall be sent to the following addresses, until such time when the other Party (ies) issues a written notice of any change to its address:

Party A’s Address:	Room C2-1201, Sunshine Plaza, No.68, Anli Road, Chaoyang District, Beijing China
Telephone Number:	8610-6492-8483
Facsimile Number:	8610-6496-1540
Addressee:	Mr. Lin You Su

Party B’s Address:	3-1-1701 Yue Hua Yuan, Chun Jiang Hua Yue, Hangzhou City, Zhejiang Province
Telephone Number:	0571-86696102

27

Facsimile Number:	0571-86696807
Addressee:	Ye Jian Hua

Party C’s Address:	Microwave Bureau, Zhubao Road, LuxiCity, Dehong Prefecture, Yunnan Province
Telephone Number:	0692-2109932
Facsimile Number:	0692-2109931
Addressee:	Zhou Jian Bin

Party D’s Address:	Zhejiang Dahua Construction Group., Ltd. Zhaohui Road, Hangzhou City, Zhejiang Province
Telephone Number:	0571-85461577
Facsimile Number:	0571-85461599
Addressee:	Chen Yan Fei
Article 31 The Entire Agreement
This Contract constitutes the entire agreement of All Parties to this Contract pertaining to the transaction agreed upon in this Contract, and shall replace all the previous discussions, negotiations and agreements among All Parties to this Contract in respect of the transaction of this Contract.

28

IN WITNESS WHEREOF, the duly authorised representatives of the Transferors and the Transferee have signed this Contract on the date first above written.

Party A: China Hydroelectric Corporation
Signature:
Name:
Position:

Party B: Ye Jian Hua
Signature:

Party C: Zhou Jian Bin
Signature:

Party D: Zhejiang Dahua Construction Group Co., Ltd.
(stamp)
Signature:
Name:
Position:

29

Appendix I Form of Power of Attorney
Power of Attorney
     We, ____________________(Company’s Full Name), a company duly established and existing in accordance with the laws of the People’s Republic of China (the “PRC”)/ Cayman Islands, hereby authorize Mr. / Ms. __________, with the PRC ID Card / US Passport No.__________, as our authorized representative, to subscribe the Share Transfer and Capital Increase Contract with _______________(Company’s Full Name) in relation to the share transfer and capital increase of Yunnan Huabang Electric Power Development Co., Ltd.

Signature of Legal Representative:

(Company’s Full Name)
(stamp) __________, 2007

30

Appendix II Existing Debts and Borrowings of the Company

		Amount of
		Borrowing	Interest
	Creditor’s Name	(thousand RMB)	Payable	Note
1	Agricultural Bank of China, Yingjiang Branch	108,000		Bank loan
2	Guizhou Dejiang Fumin Hydroelectric Co., Ltd.	2,510		Equipment payable
3	Quzhou Naiji Electric Appliances Sales Co., Ltd.	2,000		Equipment payable
4	Agricultural Bank of China, Yingjiang Branch	1,320		Interest for January and February of 2007
5	Dahua Group	4,390		non-drawn dividends which have already been declared
6	Dehong Prefecture Longjiang Hydroelectric Development Co., Ltd.	6,400		Loan
7	Tianjin Power Generation Equipment General Plant	40		Equipment payable
8	Yingjiang County Water Resources Bureau	50		water resources fees payable

31

		Amount of
		Borrowing	Interest
	Creditor’s Name	(thousand RMB)	Payable	Note
9	Dali Xidian Industrial Electric Machine Installation Co., Ltd.	20
10	Employee Allowances	210
11	Hangzhou Sanhe Electronic Control Equipment Co., Ltd.	60		Equipment payable
	Total	125,000

32

Supplemental Agreement
This Supplemental Agreement (hereinafter referred to as this “Agreement”) is executed by the following Parties in Mang City, Dehong Prefecture, Yunnan Province, the People’s Republic of China, on March 27, 2007.
(1)	Party A: China Hydroelectric Corporation (hereinafter referred to as “Transferee”), a company registered and established in accordance with the laws of Cayman Islands, with its registered address at 558 Lime Rock Road, Lime Rock, Connecticut 06039, the authorized representative of which is John D. Kuhns, whose position is Chairman and nationality is United States of America;
(2)	Party B: Ye Jian Hua, a PRC citizen with the PRC ID card number 332521195810064429, and domicile at No.20, Yuxi Yunwukeng Village, Dagangtou Town, Liandu District, Lishui City, Zhejiang Province;
(3)	Party C: Zhou Jian Bin, a PRC citizen with the PRC ID card number 332524196905200036, and domicile at No.9, Feng Xiang Nong, Longyuan Town, Longquan City, Zhejiang Province;
(4)	Party D: Zhejiang Dahua Construction Group Co., Ltd., a limited liability company registered and established in accordance with the laws of China, with its registered address at No.751, Qianwang Street, Jincheng Road, Lin’an City, the legal representative of which is Chen Xiao Hua, whose position is President.
Party B, Party C and Party D are hereinafter collectively referred to as the “Transferors”. The Transferors and Transferee are hereinafter collectively referred to as “All Parties” as well as each of the Transferors and Transferee is hereinafter referred to as “Party”.

1

WHEREAS:
(1)	The Transferors and the Transferee have entered into the Share Transfer and Capital Increase Contract on March 15, 2007;
(2)	In accordance with the provisions of the Share Transfer and Capital Increase Contract, the Transferors shall transfer 100% equity stake of Yunnan Huabang Electric Power Development Co., Ltd. to the Transferee and the Transferee shall inject RMB125,000,000 into the registered capital of Yunnan Huabang Electric Power Development Co., Ltd.;
(3)	Parties hereto have reached agreement on the existing debts of Yunnan Huabang Electric Power Development Co., Ltd in the Share Transfer and Capital Increase Contract. In accordance with the provisions of the Share Transfer and Capital Increase Contract (including Appendix II thereto), the existing debts of Yunnan Huabang Electric Power Development Co., Ltd. are in the total amount of RMB125,000,000 (hereinafter referred to as the “Existing Debts”);
(4)	The Parties hereto agree that the issue of the Existing Debts of Yunnan Huabang Electric Power Development Co., Ltd. is needed to be further specified.
Therefore, after friendly consultations, on the principles of equality and mutual benefit, all Parties to this Agreement have reached the following agreement set forth below:
Article 1	All the Existing Debts shall be assumed by the new Yunnan Huabang Electric Power Development Co., Ltd. after the share transfer.

Article 2	Considering the Transferors have provided the undertakings concerning the debts payment to the creditors listed out in Appendix II to the Share

2

Transfer and Capital Increase Contract before the share transfer, the Transferee shall take the responsibility to pay off the Existing Debts to the creditors listed out in Appendix II to the Share Transfer and Capital Increase Contract within ten (10) working days after the Settlement Date.
Article 3	In order to ensure the normal operation of Yunnan Huabang Electric Power Development Co., Ltd. before the Settlement Date, there might be a possibility for the alteration of the particular items of the Existing Debts listed out in Appendix II to the Share Transfer and Capital Increase Contract provided that the Transferors could warrant the total amount of the Existing Debts (namely, RMB125,000,000) to be unchanged.

Article 4	This Agreement shall be deemed as the supplemental agreement to the Share Transfer and Capital Increase Contract, and constitute the integral part of the Share Transfer and Capital Increase Contract, which shall have the same effect as the Share Transfer and Capital Increase Contract. In case of any inconsistency between this Agreement and the Share Transfer and Capital Increase Contract, this Agreement shall prevail.

Article 5	This Agreement is written both in English and Chinese. In case of any inconsistence, the Chinese text shall prevail.

Article 6	The Chinese text of this Agreement is executed in eight (8) sets of originals and four (4) sets of duplicate copies. Each Party shall each hold one (1) set of original and one (1) set of duplicate, and one (1) set of original each shall be submitted to relevant examination and approval authority, the competent administration for industry and commerce and any other governmental authorities as required. The remaining counterparts shall be kept by the company for record. The English text of

3

this Agreement is executed in eight (8) sets of original and each Party shall each hold one (1) set of original, and one (1) set of original each shall be submitted to the examination and approval authority, the competent administration for industry and commerce and any other governmental authorities as required. The remaining counterparts shall be kept by the company for record.
(REMAINDER OF PAGE INTENTIONALLY LEFT BLANK)

4

(SIGNING PAGE ONLY)
IN WITNESS WHEREOF, the duly authorised representatives of Party A, Party B, Party C and Party D have signed this Agreement on the date first above written.
Party A: China Hydroelectric Corporation
Signature: ___________________________________
Name:
Party B: Ye Jian Hua
Signature: ___________________________________
Party C: Zhou Jian Bin
Signature: ___________________________________
Party D: Zhejiang Dahua Construction Group Co., Ltd.
(stamp)
Signature: ___________________________________
Name:
Position:

5

Huabang Power Co. Ltd, Yunnan province
Engineering Evaluation Report
for Binglang River
Hydropower Station
National Research Institute for Rural Electrification, MWR
March 2007

Huabang Power Co. Ltd
Engineering Evaluation Report for
Binglang River Hydropower Station
Director: Chen Shengshui
Checked by: Cheng Xialei
Verified by: Yu Xingguan
Project manager: Yu Xingguan
Compiled by: Lin Xuxin, Xu Wei,
Yan Jun, Shu Jing
Translated by: Zhu Xiaozhang, Pan Daqing,
Lin Ning, Zhang Tian
Add: 122 Xueyuan Road, Hangzhou, P. R. China

Fax: 0086 571 56729275

Postcode: 310012

Content

1.	General Survey	1
	1.1 Introduction	1
	1.2 Evaluation Basis	1
	1.3 Brief of Evaluation	2
2.	General of Basin Planning	7
	2.1 General Description of the Basin	7
	2.2 Hydrology	8
	2.3 Planning & Development of Cascade Hydropower Stations	9
3.	Status Quo of Binglang River Station	10
	3.1 Hydrological Condition	11
	3.2 Geological Condition	11
	3.3 Project Task and Scale	12
	3.4 Project Layout and Structure	12
	3.5 Hydraulic Machinery	15
	3.6 Electrical Engineering	17
	3.7 Metal Structure	20
	3.8 Engineering Characteristics	20
4.	Engineering Evaluation	24
	4.1 Installed Capacity and Power Generation	24
	4.2 Main Structures	25

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	4.3 Electro-mechanical Part	26
	4.4 Metal Structure	28
	4.5 Environmental Re-assessment	28
5.	Development Prospect	28
	5.1 Planning of Local Power Development	28
	5.2 Positive Results of West-to-East Power Supply	30
	5.3 Adjustment of off-take Tariff	32
	5.4 Storage Regulation of Upstream Cascade Reservoirs	32
	5.5 Project Enlarging Potential and Proposal	33
6.	Economic Evaluation	35
	6.1 General	35
	6.2 Investment Plan	36
	6.3 Basic Figures	36
	6.4 Evaluation Method	37
	6.5 Evaluation Conclusions	37
7.	Evaluation Conclusions	38
Annex

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1. General Survey
1.1 Introduction
Binglang River Hydropower Station ( hereafter briefed as B.H.S. ), located at Xinba Zai (stockaded village), Xincheng Township, Yingjiang County, Dehong Autonomous Prefecture ( Tai and Jingpo minority nationalities ) of Yunnang Province is of diversion type station with an installed capacity of 18,900 kW originally. Its construction was started in April, 1985 and was completed in June, 1988. The Station was put up at open auction by the Dehong Prefectual government in 2004 and purchased by the Huabang Power Co. Ltd. at a competitive prize. The Station has engaged a technical renovation by the Huabang Co. in 2005 and 2006 and increased its capacity into 21,000 kW.
     Entrusted with the project evaluation during acquisition of the B.H.S. by the China Hydroelectric Corp., Hangzhou Regional Center (Asia-Pacific) for Small Hydropower (HRC) has sent a technical expert group composed of relevant specialists to the B.H.S. for site investigation on February 7-11, 2007. Our expert group has inspected structures and electro-mechanical equipment concerned one by one, looked up the archives and collected relevant technical documents of the Station. According to relevant prevailing technical codes and standards in China, our Center has made the techno-economic evaluation for the B.H.S and prepared the << Evaluation Report for the Binglang Hydropower Station in Yunnan province >>.
1.2 Basis of Evaluation
     (1) Legal aspects and professional standards :<< Law of Water of the People’s Republic of China >>, << Regulation for River Management of the P.R.C. >>, << Design Norms for Small Hydropower Stations >>, << Norms for Hydrological Calculation for Small Hydropower Stations >>, << Norms for Hydro-energy Design of Small Hydropower Stations >>, << Norms for Design of Masonry Dams >>, << Design Norms for Powerhouse in Hydropower Stations >>, << Norms for Electro-mechanical Design of Hydropower Stations >>, and << Regulations for Economic Evaluation of Small Hydropower Construction Projects >>, etc.
     (2) Approval documents for construction of the B.H.S. and 2nd phase expansion engineering from the local government.
     (3) Relevant technical documents of the B.H.S.: Report for River Basin Planning; Report of Design, Completion and Acceptance and relevant drawings (see attachment).
     (4) Relevant materials of construction aspects and records of operation, etc.
1.3 Brief of Evaluation

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1.3.1 Description of the river basin and hydropower cascades planning
     The Binglang River is the up-stream section of Dayin River, the 1st step tributary of Yilowadi River and is originated from Guyongjan Mountain in Tengchong County. In the river basin, there are rich precipitation, good plantation and plentiful underground water with stable water production. The Binglang River as one of medium size river with comparative rich water resources has a total length of 120.2 km, river basin area upward of river estuary of 2310.69 sq.km, mean annual flow of 128 cu.m/sec and natural drop of 1,200 m.
     In the Binglang River’s main stream plan, there are 2 reservoirs and 9 cascades hydropower stations with a total installed capacity of 666.9 Mw. The total volume of each of the two reservoirs is 206 million cu. m and 226 million cu.m respectively. The project Binglang River Hydropower Station is the No. 8 cascade. All the 9 cascades stations have been completed or are under construction except the 1st cascade Sanchahe reservoir station which is still to be constructed.
1.3.2 Status quo of B.H.S.
     As stated in the introduction, B.H.S. is a diversion type station, located in Xingba Village of Yingjiang County. Its construction was started in April, 1985 and was completed in June, 1988. The original installed capacity was 3 x 6,300 kW and was raised to 3 x 7,000 kW with an average annual generation volume of 13.815 million kWh and an annual utilization hour of 5,904 after technical renovation in 2005 and 2006.
     The B.H.S. is a run-off diversion type station and composes of head-structure, diversion open channel, head tank, penstock, powerhouse and step-up sub-station, etc. The dam is of concrete enclosed masonry overflow gravity type with sluice gate and intake gate on the left side of the river bed. The diversion channel is placed alongside the left bank of Binglang River from Xiaka village to Qinba with a total length of 2,049 m. The head tank, located on the hill rear of power house is of narrow strip type; the single supply form is used for the intake chamber with the penstock closely connected to the fore bay and perpendicular to the powerhouse. The length of each penstock is 83 m. The power house is located on the 1st step land in the left bank of Binglang River. The main power house is divided into the main units section and the erection bay. 3 units of Francis type turbine generators are installed in the main units section. The auxiliary room is located in parallel with and on the up-stream side of the main power house. The step-up sub-station is located on the hill side left to the auxiliary room. The access road enters the station area from down stream river bank.
     The 3 Francis turbines installed in the B.H.S. is of HLTF38-LJ-160 type with a runner diameter of 1.6 m, rated head of 38.5 m, unit flow of 21.4 cu.m.per sec., rated speed of 300 rpm and rated output of 7,370 kW; The

7

coupled generator is of SF-K6300-20/3250 type with rated capacity of 7,000 kW and rated voltage of 6.3 kV. The electrical equipment of the station is basically of 1980s’ products and the electrical control parts are of traditional type.
1.3.3 Evaluation of the engineering
     (1) Scope of installed capacity and generation volume
     As checked by our evaluation, the present installed capacity of the B.H.S. is 21,000 kW which could reach an average annual generation of 13.815 million kWh according to an analysis of actual generation during recent years.
     Comparing with the capacity scope of the up-stream stations under construction, the degree of development of water resources of B.H.S. is comparatively low and installed capacity evidently smaller. According to our inference based on relevant materials, the present reasonable installed capacity should be over 44,500 kW with annual generation over 21.9 million kWh accordingly.
     (2) Main structures
     The site selection of the B.H.S. project is proper and general layout reasonable.
     The treatment of foundation of the head structures is correct. Both stability and strength of the structures all have comparative big room. The construction quality of the head structures is comparatively good, without defect, crack and leakage in appearance and no seepage in the foundation.
     The alignment of channel and layout of head tank and penstock are reasonable and meet with the flow capacity and requirement of operation set by the original design. The construction quality in general is good and foundation stable without seepage phenomenon. But variation of flow situation in the transition section of the channel is rather big causing a big local head loss.
     The foundation of the power house is of integrated and stable fresh rock. The layout of the power house is reasonable and standard, meeting with the requirement of operation. The structures all satisfy the requirement of stability and strength. The construction quality is fairly good, no seepage and leakage emerged in the sub-structure part. The structure standard is rightly high and operation environment good.
     In general, the B.H.S. has a reasonable design and good construction quality. Its head structures has been keeping intact and complying with the operating performance of the original design after 19 years operation. These structures are capable of continuous normal operation within the life span given by the relevant codes if necessary normal maintenance could be kept.
     (3) Electro-mechanical equipment and metallic structures
     After change of the runner, the turbine efficiency is getting higher and flow capacity larger and has attained the target of output increase with some big room. But the output of the unit is still limited as the generator has not been replaced or thoroughly renovated and has only been engaged with an on-site treatment of the

8

insulation for improvement of its performance. As per our investigation and analysis, the rated output of the unit can only reach 7,000 kW.
     After renovation, the speed governor and excitation system can satisfy the requirement of unit operation.
     The present electric main line has too much voltage levels and complicated relay protection connection. The transformer is of out-of-date product. All these should be renovated and replaced at appropriate time.
     The electric 2nd line control equipment is still of traditional type. It is recommended that renovation be carried out for the 2nd line control and programmable logic control (PLC) be used for automatic supervisory control of the units and reducing the attendants. For protection equipment, micro-computer based facilities should be used to raise the reliability of operation.
     For metallic structures, there are gates, trash rack and relevant hoisting devices which are basically normal for the moment and could satisfy normal operation if routine maintenance work keeps normal.
1.3.4 Development prospect
     (1) Power development plan
     In Dehong prefecture, hydropower resources are rich with a theoretical hydro-energy potential of 3.624 million kW. The development condition is also very good. Under the guidance of the national policy of western development and provincial policy of accelerating hydropower developmeent, a high tide of hydropower development has been emerged in the whole prefecture. Most of the schemed projects could be put into commission during the “Eleventh Five-Year Plan”. The tendency of power source construction will keep well.
     It is planned that by 2010, there will be 123 hydropower stations with a total installed capacity of 2.79 million kW and generation volume of 1,100 million kWh. Up to 2010, the consumption load in Dehong prefecture will reach 770,000 kW with energy volume of 4,500 million kWh.
     The analysis of power and energy balance shows that in 2010, the maximum surplus power in flood period in the whole prefecture will reach 2.30 million kW approximately and annual surplus energy reach about 6500 million kWh. These surpluses will be exported under whole province’s balance for supporting both the power growth in the province and the “West-East electricity transmission” project.
     For improving the situation of “ no ability to send electricity out “ in flood period and “shortage of electricity “ in dry period in Dehong prefecture, the local grid of the prefecture was integrated into the Yunnan provincial grid in August, 2005. The Yunnan Grid Co. set up a Dehong Branch Co. responsible for grid construction in the prefecture. During the “11th Five-Year”, Yunnan Grid Co. will plan and construct 1 substation of 500 kV , 6 substations of 220 kV, 2 substations of 110 kV and relevant transmission lines in Dehong prefecture with a total capital investment of 4,400 million Yuan for the grid construction. One of

9

the above projects is the Tailong 220 kV transmission and transformation project, about 5 km from the B.H.S. which, after completion will be conducive to send out electricity from the Station.
     (2) Favorable effect from the “West-East electricity transmission “ project
     For implementation of the national strategy of western development and west-east electricity transmission and realization of optimized dispose of regional resources, it is planned that during the “11th Five-Year”, an additional amount of west electricity of 11.5-13.5 million kW will be transmitted to Guandong province, in which 4.2-6.2 million kW will be from Yunnan.
     According to the plan, the +800 kV super high voltage D.C. transmission line from Yunnan to Guandong is the main transmission channel of exporting Yunnan electricity to Guandong. Along with the continuous construction of the “West-East electricity transmission” engineering, the situation of no ability to send electricity out will no longer be happened to the B.H.S.
     (3) Regulation of off-take electricity price
     Currently, the off-take price of electricity to the grid in the region where the B.H.S. is located and even in the Yunnan province is the lowest one in the Southern Grid. It is predicable that this off-take price of electricity will have more space of inflation under the macro situation of pushing forward of the national strategy of western development, accelerated growth of the local economy, improvement of the channel of west-east electricity transmission project and deepening institutional reform of the electric power sector as well as implementation of the << Law of Renewable Energy >>.
     (4) Regulation function of the up-stream cascade reservoirs
     On the up-stream of the B.H.S. it is planned to construct 2 reservoirs and 7 hydropower stations, in which the Sancahe reservoir has a total volume of 206 million cubic m and the Sujiahekou reservoir has a total volume of 226 million cu.m. In addition, the Mennai hydropower station also has a daily regulated reservoir of 2.09 million cu.m. After completion of these 3 up-stream reservoirs, the B.H.S. has an equivalent reservoir with volume coefficient of 8%, and the capability of regulation could thus be greatly raised. The annual generation could have an increase of 20 million kWh as per present scope of installed capacity. The average annual generation could even increase more than 31 million kWh if the utilizing flow of the B.H.S. could comply with the discharge from the up-stream stations.
     (5) 2nd phase expansion engineering of the B.H.S.
     The B.H.S. has a lower degree of development of water resources in comparison with the scope of installed capacity of the up-stream stations under construction. For fully utilizing the hydropower resources in the B.H.S., the Institute of Water Resource and Hydropower Surveying and Design of Longqun Municipality, Zhejiang Province has prepared the << Pre-Feasibility Study Report for Renovation and Expansion Engineering of the B.H.S. in Dehong Prefecture, Zhejiang Province >> as entrusted by the Huabang Co. in 2005, and

10

submitted the scheme of construction of a new station on the right bank of the river for the 2nd expansion project.
     The structures of the new station will be laid out alongside the right bank, which compose of the in-take, sluice gate, diversion tunnel, surge tank, penstock, power house and step-up sub-station. The in-take of the new station is located at the right bank side of the existing spilling weir and the power house on the opposite bank side up-stream of the existing power house.
     For the hydro turbine, type HLF13-LJ-190 is preliminarily selected, which has a design head of 38.5m and a rated flow of 30 cu.m./sec; the coupled generator is of SF10-22/4250 type with a rated output of 10,000 kW.
     The designed static capital investment for the project is estimated to be 49.6 million Yuan and overall construction period of 15 months.
     The 2nd phase expansion engineering of the B.H.S. has been confirmed through registration for record in the Development and Reform Commission of Dehong Prefecture in January, 2006 (refer to the document DFGTG 75-2006).
     Our recommendation is that the new power station of the expansion project of the B.H.S. should have an installed capacity of 2x12,000 kW and the grand total installed capacity of the B.H.S. after expansion will be 45,000 kW with corresponding annual generation of 220 million kWh which could further reach 250.6 million kWh if counting into the regulation function of the 3 up-stream reservoirs. The estimated total static investment would be 78 million Yuan.
1.3.5 Economic evaluation
     Procuring the B.H.S. with 175 million Yuan and further put in 78 million Yuan for the 2nd phase expansion engineering, a total installed capacity of 45,000 kW could be obtained with average annual generation of 241 million kWh.
1.3.6 Conclusion of the evaluation
     (1) As justified by this evaluation, the present total installed capacity of the B.H.S. is 21,000 kW with average annual generation of 138.15 million kWh.
     (2) According to our consultation of the drawings and site investigation, it is recognized that the B.H.S. in general, has a reasonable design and good construction quality of structures. The hydraulic engineering structures of the Station still keep intact complying with the original designed function for operation after 19 years operation. The structure of the project can keep its normal continuous operation within the life span set by relevant norms only if necessary routine maintenance work is conducted.
     (3) The existing electro-mechanical equipment is basically of 1986’s products when the station was constructed. It is in general out-of-date although a part of the equipment has been renovated. The 2nd line control equipment is still of traditional mode with only d.c. system renovated.
     According the status quo of the electro-mechanical equipment, turbines, generators, excitation systems and speed governors could still be used for

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normal operation for over 10 years except that part of the electrical facilities is recommended to be replaced.
     The metallic structure is basically in good condition and can satisfy normal operation only if routine maintenance work could be kept.
     (4) In comparison with the utilization factor of hydro resources in the up-stream stations under construction, the installed capacity of the B.H.S. is evidently on the smaller side and has a fairly large potential for expansion. According to the topographical and geological condition, the expansion scheme of building a new station on the right bank is feasible. It is therefore recommended to make the new station on the right bank an installed capacity of 24,000 kW with an estimated static total capital investment of 78 million Yuan.
     (5) The investment of the right bank new station is economical with a higher off-take price of electricity and thus a better benefit. The financial evaluation for the old and new stations together shows that the static turn back period is 7.64 years and that the financial indices are optimal.
     (6) At present, the off-take price of electricity in the region where B.H.S. is located and even in the whole Yunnan province is the lowest one in the Southern Grid due to constraints of low local economic development and impedance of west-east electricity transmission channel. But the benefit of the B.H.S. will be getting better in consideration of long term development as there is a big room for inflation of the off-take price.
     Wrapping up the above-stated, the B.H.S. is basically complete and good. Its 2nd phase expansion engineering has a high value of investment. The general economic indices for the present stage are comparatively good and the prospect is promising. Therefore the evaluation of the project is feasible.
2 General of Basin Planning
2.1 General Description of the Basin
Binglang river refers to the upper reach of Daying river, the grade-one tributary of Ayeyarwady. It originates from Guyongjian mountain in Tengchong county, Yunnan, and its upstream is called Dacha river and got the name of Binglang after pouring into Danzha river in Tengchong. Near the old downtown of Yingjiang county, it joins Nandi river, and hereafter called Daying river. Daying river flows through Gongbeng estuary to Burma, and then converges into Ayeyarwady river. Binglang river extends about 120.2km, and the catchment area above its estuary is 2310.69km2, and the mean annual flow is 128 m3/s at the converging with Nandi river.
     The Binglang river basin shapes as a fan, with the average elevation of 1831m above sea level. The upstream valley is narrow with steep slopes and

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rapids. The gradient averages 43‰ from Maguo river to Songshan estuary and even 68‰ in some areas. After Songshan estuary river course becomes narrow or wide alternatively, and relatively narrower from Songshan estuary to Zhila estuary with the average gradient of 5‰. Near Lesser Menglong village, the river after Zhila estuary flows out of the gorge and enters Zhanxi plain and water flows smoothly. The average gradient between Zhila estuary and Jianshan village at the downstream of Mangzhang is 2.5‰. Since Mangzhang, Binglang river flows into gorgeable regions again, and the river valley becomes asymmetric. The slope at east bank is relatively gentle, but the west bank is steep with lots of cliffs and rapids. The average gradient of is 5.4‰ from the foot of Jianshan village to Binglang river power station, but relatively larger at some parts. The gradient from Binglang station to the converging of Nandi river averages 0.9‰, and water flows smoothly again and both banks are mostly covered by vegetation. The original source of Binglang river basin is at an elevation of 2000m, and the elevation of the converging with Nandi river is 837m above sea level, so there is a natural fall of 1200m or so, and the average gradient is 10‰ more.
     The slopes of Binglang river basin are well protected by vegetation and mainly covered with subtropical broadleaf and shrubs, and the forest coverage amounts to over 90%. The silt content inside river is not heavy, the water & soil erosion is slight and water quality of the river basin is quite good. Owing to activities of ground critters, the ground and underground water is quite a lot, and there is no flow cutoff in river. The riverbed is laid with rocks, and in dry sea there is little suspensible silt and sediment is mainly from the flood season. Since 2005 some cascade hydropower stations have been put under construction at the upper and middle reaches of Binglang river, so water and soil erosion becomes worse, but this situation will not exist any more after the completion of these hydropower stations.
2.2 Hydrology
Binglang river basin is located west to Higher Ligong mountain, which belongs to the tropical & subtropical monsoon climate area with humid feature, and in summer it is affected by the monsoon from southwestern side, so precipitation is rather plentiful in that period. Owing to crisscross mountain ranges and different elevations, a complicated and changeable weather takes a shape, and also the climate changes vertically. The climate factor changes with the altitude, temperature increases from north to south, and precipitation decreases from north to south, and from high altitude to low altitude. According to the data of Yingjiang weather station, the mean annual temperature is 19.3ºC, the ultrahigh temperature is 36.8ºC (June 25, 1961) and the minimum is -1.2ºC (January 31, 1964). The annual mean evaporation (20cm) is 1907.0mm and mean annual precipitation amounts to 1522.7mm. There is no much change

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about rainfall year to year, but affected by climate, the annual rainfall is unevenly distributed, i.e. there is a little during dry season (from November to the next April), about 15% of the whole year, and during flood season (from May to October) it falls much, up to 85% of the annual precipitation.
     Runoff in the basin mainly attributes to rainfall and a little amount of melted snow. This basin has lots of rain, resulting in perfect vegetation and abundant underground water, and this is a watery area with reliable sources. The runoff is consistent with the overyear change and annual distribution of precipitation. According to statistics of Zhanxi hydrological gage station at upstream which controls a catchment of 1548km2, the mean annual flow there is measured 90.8 m3/s and the mean annual runoff depth is 1849.8mm. The maximum annual mean flow is 124 m3/s (in 1966), which is proportioned to the mean annual flow as 1.37. The minimum annual mean flow is measured at 64.7 m3/s (in 1978), which is proportioned to the mean annual flow as 0.713. The ratio between the measured maximum annual mean flow and the minimum maximum annual mean flow is 1.92. Therefore, there is no much difference among these ratio values, which illustrates that the runoff in Binglang basin is stable, and the overyear runoff is not changed too much. However, the annual runoff is unevenly distributed, and there is an evident change between dry season and flooding season, i.e., during June-October it is 73.9% of the total runoff, mostly concentrated in June-September, about 50.5%.
     The flood in the basin attributes to stormy rain, because during June-October, the oceanic anticyclone of Pacific moves northwards and extends to west, and there is also high & low vortex, and warm and humid airflow comes from southwest frequently, thus bringing about lots of vapor into the inland. So this basin is affected, which results in frequent and strong rainstorm, and the storm is mostly regional. The flood occurrence echoes the rainfall period. Because of frequent & heavy storm, and steep slope & river course, flood increases and decreases swiftly, and the flood is featured by hilly river there. It does not change much from year to year, and the maximum flood peak mostly happens during June-August.
2.3 Planning & Development of Cascade Hydropower Stations
Binglang river has a total length of 120.2km, the catchment above the estuary is 2310.69km2 and the natural fall is about 1200m, so it ranks one of the medium-sized rivers with pretty abundant hydropower resources in Yunnan province. Since the river flows through Baoshan city and Dehong prefecture, hydropower resources is developed with regard to the planning of these 2 regions respectively. Based on “Hydropower Planning Report on Binglang River (Danzha to Songshan estuary)” compiled by Baoshan city, “Hydropower Planning Report on Binglang River (Dehong part)” of Dehong and the planning drafted recently, two reservoirs encompassing 9 cascade hydropower stations are

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planned for construction on the main reach of Binglang river with a total installed capacity of 666.9 MW, among which, two reservoirs and four cascades at upstream belong to Baoshan city, and the following 5 cascades are in jurisdiction of Dehong prefecture. From upwards to downwards, these 2 reservoirs and 9 cascades are respectively:
     Cascade one: Sancha river reservoir station—the normal storage level is 1890m, the total reservoir storage 206 million m3 and the installed capacity totals 72 MW.
     Cascade two: Houqiao station—the normal storage level is 1719m, the total reservoir storage 770,000 m3 and the installed capacity totals 48 MW.
     Cascade three: Sujia estuary reservoir station—the normal storage level is 1590m, the total reservoir storage 226 million m3 and the installed capacity totals 240 MW.
     Cascade four: Songshan estuary station—the normal storage level is 1243m, the total reservoir storage 540,000 m3 and the installed capacity totals 168 MW.
     Cascade five: Mengnai station—the normal storage level is 1055m, the total reservoir storage 9 million m3 and the installed capacity totals 22 MW.
     Cascade six: Langwai river station—the normal storage level is 983.6m, the total reservoir storage 5 million m3 and the installed capacity totals 45 MW.
     Cascade seven: Tucang station—the normal storage level is 932.8m, the total reservoir storage 4.8 million m3 and the installed capacity totals 38 MW.
     Cascade eight: Binglang river station—the normal storage level is 884.16m, the total reservoir storage 120,000 m3 and the installed capacity totals 23.4 MW.
     Cascade nine: Mangkang station—the normal storage level is 831.5m, the total reservoir storage is 2.22 million m3 and the installed capacity totals 10.5 MW.
     Among the above-mentioned stations, Binglang river station and Houqiao station have already been completed, and meanwhile, Sujia estuary reservoir station, Songshan estuary station, Mengnai station, Langwai river station, Tucang station and Mangkang station are under construction. Among which, Sujia estuary reservoir station and Songshan estuary station plan to complete in 2010, and others will be finished in 2007. The preliminary design has been finished for Sancha river reservoir station.
3. Status Quo of Binglang River Station
Binglang River Hydropower Station, a diversion type, is located Xingba village, Xincheng township of Yingjiang county, Dehong prefecture, which is 150km far from Mang city, the capital of Dehong, Yunnan. The construction is started from April 1985 and completed in June 1988. The main electromechanical

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equipment has been rehabilitated in 2005 and 2006.
3.1 Hydrological Condition
The catchment area above the dam site of Binglang river station covers 2160km2, and it has the general characteristics of aforesaid basin. According to the feasibility study report on Tucang station, the mean annual precipitation in the basin is re-checked, as 2380mm, the mean annual flow 123 m3/s, and the annual mean runoff is 3879 million m3. The peak flow of design flood with a cycle of 50 years is 2955m3/s, and the peak flow of check flood with a cycle of 300 years is 3901 m3/s.
3.2 Geological Condition
The geological constitution is relatively sophisticated in this region, and the lithosphere moves frequently, therefore earthquake there is also active and the basic seismic intensity is Grade 8.
     Since the vegetation upstream is fairly good, and granite and metamorphic rock develop with joints, as to keep water flowing through crannies, all the ditches along river banks always have water flows even during a long-term dry season, and farmlands can be irrigated without any drought.
     The banks at dam site are unsymmetrical, i.e. the left side is a gentle slope and there is a smooth ground at the foot, and the right bank is a steep cliff with height of 400m that is densely forested. The mainstream of the original river is closely near the steep cliff at the right bank, with the first terrace of 180m in width. The riverbed surface is covered with large boulders, and then follows gravels with a thickness of 4~9m. The benchland surface at left bank is filemot soil, and under that, is gravel soil with a thickness of 10~13m. At the steep cliff of right bank is a strip of chorismite, open to air. The steep cliff and the riverbed at right bank, and the lower benchland of left bank are both made of chorismite that contains hard and complete quartz and feldspar quartz.
     The channel is arranged along the left bank, mostly on the smooth terrace, and a part goes through the slope of exposed chorismite.
     The forebay is located on the second terrace, and owing to the branches crossing, the terrace has topographical waves, and it is also a man-made terrace, therefore it is rather complicated. The surface is covered with soil suitable for crops plantation, and then mostly comes the densely eroded soil from granite with a thickness of 12~18m. The lower base rock is the mixed granite.
     The powerhouse is situated behind the first terrace and close to river, with a slope of about 25o, and near water there is mixed granite exposed to air, along with large boulders. Above the flood level, there is covered with boulder soil with a thickness of 3~8m, and after that, the base rock is the mixed granite too.

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3.3 Project task and Scale
B.H.S. is specifically a hydropower project, without any other function.
     The initial installed capacity is 3×6300kW, and after technical renovation in 2005 and 2006, the installed capacity is enlarged to 3×7800kW, the mean annual generation is 138.15 million kW ·h and the yearly utilization hour is 5904h.
     The normal storage level at headwork is 884.156m, the normal water level at the forebay is 880.50m and the normal design tail-water level is 840.50m.
3.4 Project Layout and Structure
B.H.S. is a diversion-type project, which is comprised of headwork, diversion channel, forebay, penstock, powerhouse and substation etc. The dam is located at 360m downstream of Xiaka river, and it is an overflow gravity dam, made of rubbles. Scouring sluice and intake are arranged at the left side of riverbed. The diversion channel, with a length of 2049m, is arranged along the left bank of the river, from Xiaka village to Qingba. The forebay, in a long and narrow shape, is situated at the slope, rear to the powerhouse. The inlet chamber adopts the unit water-supply mode, and penstock, vertical to the powerhouse, is linked to the forebay. The powerhouses are on the first terrace, left bank of Binglang river. The main powerhouse consists of a main electromechanical place and an assembly bay, and the electromechanical place holds three Francis turbine-generating units. The auxiliary powerhouse is at the upstream of the main powerhouse, in a parallel. The stepping-up substation is at the slope, left to the auxiliary powerhouse. The road is accessed from the downstream riverside to the plant area.
3.4.1 Headwork
     The headwork is composed of overflow dam, scouring sluice, intake, stilling basin, buffle sill, scouring passage, silt-release and guide wall, bank protection etc.
     The overflow dam is 120m long, with the maximum height of 13.2m and crest width of 6.76m. The rock base of dam foundation is 22m wide, the soft rock is 24m wide, and the dam is made of rubble and concrete. The normal reservoir storage level is 884.156m. The design flood level at upstream is 889.97m, and the design level at downstream is 884.87m. The check flood level at upstream is 890.98m and the check level at downstream is 886.31m. The downstream of the dam is built a stilling basin, and then a buffle sill. The apron at the bottom of stilling basin is made of cement rubble, and drainage holes are arranged in a shape of plum blossom. The top width of buffle sill is 2m, with an elevation of 879m. Its upstream adopts a slope of 1:0.5 connecting to the apron, and the downstream adopts a slope of 1:2~1:2.25 linking to the original downstream riverbed and the apron is also built by cement rubble. For the sake of capacity enlarging and flow increasing, Huabang Power

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Development Co. Ltd. plans to increase the overflow weir by a height of 0.5m, but at present, it is not carried out yet.
     The scouring sluice and the intake gate are located at the left of river course, and both of the gate foundations are eroded chorismite. The scouring direction is vertical to dam axis, and its right side is linked to dam body through settlement joints. The gate is made of reinforced concrete, with length of 13m, width of 12.1m and height of 16.2m, and the elevation of bottom plate is 877.80m. The intake gate is located at the left of the scouring sluice with an angle of 20o, and its gate is also in the structure of reinforced concrete, with the length of 15.2m, width of 14.5m, height of 12.6m and the bottom plate of 880.80m in elevation. The scouring sluice and the intake is respectively equipped with two sets of 3.5m×3.5m plane steel gates that are operated through the fixed wheels by a windlass headstock gear. The top elevation of the scouring sluice and the intake gate is 892.00m.
     The scouring passage, after the scouring sluice, has a total length of 91m and width of 8.8m, and its vertical slope is 2% in a structure of cement rubble. Sand and water-diverting structures are arranged before the scouring sluice and the intake gate, and bank protection for upstream and downstream has a full length of 185m, both made of cement rubble.
3.4.2 Diversion channel
     The diversion channel has a length of 2048.6m, with the intake elevation of 880.82m and its end elevation of 877.798m. There are 12 bends in trapezoid section shape. The sidewall adopts inclined retaining wall, with the side slope of 1:0.5 in structure of cement rubble, and its surface is covered with mortar. Cement rubble is also spread for the bottom plate, and its surface is further lined with reinforced concrete.
     A side overflow weir is erected at the 0+330~0+370m section, with the design discharge of 24 m3/s, and it is followed with a steep sluice tank, as to release water into river course.
     The channel before the side weir has a design flow of 84 m3/s, normal water depth of 3.2m. The bottom slope is 0.001, the bottom width is 6.2m and the safe height-exceeding limit is 0.5m. The design flow of the channel from side weir to forebay is 60 m3/s, with the normal water depth of 2.6m, bottom width of 4.4m and the safe height-exceeding limit of 0.5m~1.0m.
3.4.3 Pressure forebay and steep sluice tank
     The pressure forebay is mainly comprised of forebay tank, penstock inlet, scouring sluice, side overflow weir etc. The forebay is arranged in a long and narrow shape, with the centerline of 166.5m in length. The inlet elevation of forebay tank is 877.800m and its end elevation is 871.000m. At the forebay, the minimum water level is 877.500m, normal level 880.50m, the maximum level 881.00m, the plane elevation is 881.50m and the total storage is 20690m3.

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At the forebay end are situated 3 penstock inlets, with the central elevation of 874.05m and the bottom plate of 872.700m in elevation. Each intake is equipped with one emergency gate with opening sizes (width×height) of 2.8m×2.8m, and before each gate there is a trash rack. 3 scouring sluices are arranged at the right side of penstock inlet, and the bottom elevation of the sluice is 871.000m with hole sizes of 1.0m×1.0m. The silt is released into the steep tank through scouring passage and scouring sluice. Side overflow weir is arranged at the right side of the forebay tank, with a length of 83.0m and the design discharge of 60 m3/s. Water is 0.5m deep at the weir top, and water flow is released into the steep tank through the side groove, and finally enters river course.
     The steep sluice tank is located at the right of penstock with a full length of 107.38m, and its sidewall and bottom plate are both in the reinforced concrete structure. The head of steep tank is perpendicular to the side groove, and water flow inside the side groove directly falls to the horizontal section of steep tank, and then goes through the steep part and enters the river course by the deflecting bucket. In order to reduce the erosion impact of speedy flow on lining material, it is designed to adopt concrete mixed with iron grains with the diameter of 3cm for the surface protection.
     For the sake of enlarging unit capacity, Huabang Company plans to heighten the channel and the sidewall of pressure forebay by 0.5m, as to increase the flow pass, but until now, it is not undertaken.
3.4.4 Penstock
     The penstock adopts the unit water-supply mode, with a slope of 25o. Outer diameter of the penstock is 2.7m, and through supporting rings it is supported on reinforced concrete piers. The upper bend is directly linked to the gate hole of forebay inlet chamber, and its lower bend connects with the horizontal transition pipe of powerhouse. Each penstock is 83.58m long.
3.4.5 Powerhouse and substation
     The main powerhouse is divided into generator floor, turbine floor, spiral-case floor and draft tube downwards, and the tail water is released to Binglang river through the bulkhead gate.
     The main powerhouse has an area of 13.8×42.90m2, in the frame structure of reinforced concrete. In order to ease the outgoing line of generator and beautify the ceiling of turbine floor, the generator ground has no beam adopted. The reinforced concrete wall is applied beneath the water.
     The generator floor is comprised of a main machinery room and an assembly bay, with an elevation of 848.50m. The main machinery room hosts 3 sets of generators, governors, oil-pressure devices and unit’s side panels etc. The hoisting machine is a 50/10t electric crane with double girders, and its span is Lk=12m.
     The elevation of turbine floor is 842.50m, and the bottom plate of draft

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tube is in an elevation of 836.208m. Oil system, air system and technical water-supply system are all installed on the turbine floor, and the drainage system is arranged on the spiral case floor.
     The auxiliary powerhouse is located at the upstream of main powerhouse in parallel, and its upper part is as high as the generator floor. In the auxiliary powerhouse there are central control room, relay protection, high & low-voltage switches, communication carrier wave devices and plant-service transformers, and its lower layer is the excitation transformer room, cable room and tools chamber.
     The stepping-up substation is on the slope left to the auxiliary powerhouse. According to topographic and geologic conditions, the substation consists of 2 stages, i.e. on the upper stage are arranged two 110kV outgoing lines and accessory devices, with an area of 63×24m2 and elevation of 857.000m. On the lower stage are laid three 35kV outgoing lines and corresponding devices, and two main transformers are also placed on the platform, with an area of 73×27m2 and elevation of 852.000m. This stepping-up substation is linked with the powerhouse by busbar bridge and cable.
3.5 Hydraulic Machinery
There are three sets of vertical Francis turbine-generating units in the main powerhouse of B.H.S., configured with 3 microcomputer-based governors, 3 oil-pressure devices and three SCR excitation sets. There is no main inlet valve, and instead a quick-action gate is used for the intake.
     Basically in the powerhouse, electromechanical equipment is still the ones installed in 1986 and made by Hangzhou Electric Equipment Works, but some parts are technically rehabilitated. In 1999 three governors are renovated, that is, the PLC microcomputer-based governors replace the old mechanical ones. During 2005-2006, three turbines are renovated, and with the replacement of new runners, the unit capacity is increased from 6300kW to 7000kW. Meanwhile, the generator and the excitation system are also rehabilitated, and the flow passage of turbine, including spiral case, draft tube and distributor, is not changed. There is also no change about the civil works of powerhouse.
3.5.1 Turbine and its auxiliaries
     (1) Turbine
     According to the feasibility study report, it is initially designed to achieve an axial turbine output of 8125 kW after changing for new runners, but in fact the S & T Development Center of Tianjin Power Generating Equipment Works provides three new runners for B.H.S. in 2005~2006, and promises after renovation, the unit capacity could expect 7000kW at the rated parameters, with an efficiency of 92%. According to the turbine description in the feasibility study report, the turbine parameters before and after renovation are shown in the

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following Table 3-1.
     Table 3-1 Basic turbine parameters of B.H.S.

	Before rehabilitation	After rehabilitation (presently)
Turbine type	HL240-LJ-160	HLTF38-LJ-160
Runner diameter	1.6 m	1.6 m
Rated head	38.5 m	38.5 m
Maximum head	42 m	40.5m
Minimum head	36 m	24.2 m
Rated discharge	19.6 m3/s	23.4 m3/s
Rated output	6640 kW	8125 kW
Rated speed	300 r/min	300 r/min
Runway speed	630 r/min	625 r/min
Design efficiency		92%
Maximum efficiency		93.3%
Ex-plant date	May 1987	March ~ May 2005
Manufacturer	Hangzhou Electric Equipment Works	Tianjin Power Generating Equipment Works
     (2) Governor
     In the station, the governor initially adopts an electrical hydraulic type produced by Wuhan Guoce Science & Technology Co., Ltd. In 1999 the electrical part of governor is renovated, that is, its control part is replaced by the microcomputer-based PLC. The governor type is WT—100.
Basic parameters of governor are:
Type: WT—100
The maximum working oil pressure: 25 kg/cm2 ≈ 2.5 MPa
Piston diameter of the main distributing valve: 100 mm
Operating voltage: DC 220V
(3) Oil-pressure device
There is no change about the oil-pressure device.
Type: HYZ—1.0
Normal working oil pressure: 25 kg/cm2 ≈ 2.5 MPa
Volume of pressure oil tank: 1000 L
3.5.2 Auxiliary equipment
     (1) Crane

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     The crane adopts 50/10T type, with the span Lk=12m, and the crane has two hooks and double girder, and it operates at a low speed.
     (2) Water-supply and draining system
     Water supply inside the plant adopts a self-flowing mode, i.e. water is taken from penstock to each unit, but before used for equipment, it is filtrated. Meanwhile, another water source is applied for standby.
     Water drainage system inside the plant includes unit’s technical drainage, unit’s overhaul drainage and other leaking drainages, which are separately released into sump or out of the plant directly.
     (3) Oil system
     Turbine oil is mainly used for the guide bearing and the governor of each unit, and an oil drum is equipped on the turbine floor, and the connectors for oil supply or release are fixed at the assembly bay, as to connect with the oil truck.
     Insulation oil is mainly used for transformers and oil switches, and also oil drums are used.
     Two rather new vacuum oil filters are placed at the turbine floor as to treat the turbine oil and the insulation oil.
     (4) Air system
     The pressurized air-feeding system is comprised of two high-pressure air compressors and one air vessel of 1.5m3, as to standby for each other, specially replenishing air to the oil-pressure device of governor.
     The low-pressure air supply system consists of two water-cooling low-pressure air compressors as standby for each other, and air is provided to braking device in case of unit stopping, and also supplied to air tools for use when inspected and maintained.
3.6 Electrical Engineering
The electrical part of the station is basically kept unchangeable, and the electrical control still adopts the previous conventional one, except the change of D.C. system. The stepping-up substation is still the same although unit capacity increased, i.e. old transformers and circuit breakers are still used, all the outgoing lines and the cable chamber have no change, and the excitation transformer is arranged near the cable chamber.
3.6.1 Connection between hydropower station and power system
     The station has two 110kV outgoing lines, i.e. one circuit extends from station to Padi substation in Mang city, with a total length of 63km, and another circuit is applied as standby. There are three outgoing lines of 35kV, i.e. one circuit extends from the station to PingYuan substation of Yingjiang county with a length of 22.5km. The second circuit is from the station to Dengbang substation in Zhanxi, Yingjiang, with a length of 23.5km. The third circuit, 24.9km long, is from the station to Shaba substation, Lianghe county.

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Furthermore, there is one 10kV outgoing circuit, extending to Xincheng district of Yingjiang county with a length of 8km.
3.6.2 Main electrical wiring
     Unit 1 and unit 2 are linked to a set of 3-winding transformer as to form an enlarged wiring element, with main transformer capacity of 16000kVA. Another electrical wiring element is composed of unit 3 and another set of 3-winding transformer, and the main transformer has a capacity of 8000kVA.
     The outgoing voltage of generator is 6.3kV, then stepped up to 121kV 38.5kV by 2 sets of 3-winding transformers respectively, and also raised to 10.5kV by another adjacent dual-winding transformer.
3.6.3 Main electrical device
     (1) Generator
     According to the feasibility study report on technical rehabilitation, the axial output of turbine is requested to be 8125 kW after changing for new runners, so it needs to use one set of SF8000-20/3250 type generator with the rated capacity of 7800 kW. However, during technical rehabilitation in 2005~2006, the unit is still renovated according to the proposal with an installed capacity of 7000kW. So the generator is not replaced or renovated thoroughly, only except its insulation performance is improved on site, but the rated capacity of generator is still 7000 kW. The parameters of generator before and after rehabilitation are shown as the following Table 3-2.
     (2) Excitation system
     Excitation set initially adopts the SCR produced by Hebei College of Technology, which are replaced in 2005, with the parameters as follows:
Type: KL-56
Output voltage: 179 V
Output current: 286 A
Operating voltage: DC 220 V
     (3) Main transformer
     The stepping-up substation hosts two main 3-winding transformers, one is SFSL6—16000/110, and the other is SFS7—8000/110. Meanwhile, another adjacent transformer is installed with type of SL7—800/10. There is no change about these 3 transformers since their installation.
     (4) High-voltage switching device
     Inside the auxiliary powerhouse, there are installed 12 high-voltage switch cubicles. There are 4 low-oil circuit breakers, 5 high-oil circuit breakers, 20 groups of isolators, current transformers, potential transformers and lightning arrestors etc. erected in the stepping-up substation.
Table 3-2 Basic generator parameters of B.H.S.

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	Before rehabilitation	After rehabilitation
Generator type	SF-K6300-20/3250	SF8000-20/3250
Rated capacity	6300 kW	7000 kW
Rated voltage	6300 V	6300 V
Rated current	722 A	916.4
Rated power factor	0.8	0.8
Rated frequency	50 Hz	50 Hz
Rated speed	300 r/min	300 r/min
Runway speed	630 r/min	630 r/min
Phase number	3	3
Insulation class	B/B	Improved on the site
Rated excitation voltage	179 V
Rated excitation current	286 A
Ex-plant date	May 1987	2005—2006
3.6.4 Secondary electrical part
     (1) Control mode and arrangement
     The units and main electromechanical equipment are controlled through central control room, and the auxiliary devices are controlled on site.
     The central control room hosts a signal cabinet and a control table, and the signal cabinet contains protection panel, central signal panel, D.C. panel, kWh meter panel and synchronization device. These meters are not the original pointer types, and instead they have been changed for digital ones.
     (2) Automation device
     The automatic functions of this station include, auto operation of turbine, automatic SCR regulation, auto switch-in of the standby plant-service power source, auto operation of the quick-action gate at the forebay, auto switch-in of emergency lighting and auto switch-in of cooling fans of main transformer etc.
     (3) Relay protection device
     It includes generator protection, main transformer protection and line protection.
     (4) D.C. system
     The D.C. system has been changed, and now a complete set of fully closed unattended lead-acid accumulator is applied, with capacity of 120Ah and voltage of 220V D.C.
3.7 Metal Structure

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3.7.1 Headwork
     The intake is fixed with two operating gates, and they are submergible plane-steel type with fixed wheels. The hole size is (width×height) 3.5m×3.5m, its bottom elevation is 880.80m and the inspection platform is 892.00m in elevation. The headstock gear adopts the windlass type of QPQ-40. Before the intake gate is equipped a steel trash rack, and it needs to be cleaned manually.
     The scouring sluice is equipped with 2 sets of operating gates, and also one bulkhead gate for mutual use, and it is a submergible plane-steel gate with fixed wheels. The hole size is (width×height) 3.5m×3.5m, the bottom elevation 877.80m and that of the inspection platform is 892.00m. The headstock gear includes one set of 10t monorail cart and a manual hoister.
3.7.2 Pressure forebay
     At the forebay, the penstock inlet is arranged for three emergency gates of submergible plane sliding steel type, and the hole size is (width×height) 2.8m×2.8m, bottom elevation is 872.70m and the inspection platform is 881.50m in elevation. The headstock gear adopts the windlass quick-action type of QPK16/16-B/B. Before the emergency gate is equipped a steel trash rack, with the size of (width×height) 3.6m×7.8m, and a raking equipment is applied there.
     Three scouring sluices are arranged at the right side of penstock inlet, with the hole size of 1.0m×1.0m, and the bottom elevation is 871.00m. The headstock gear includes a fixed manually operated windlass of 3.5t capacity and a pulley of 7t capacity.
3.7.3 Tail-water bulkhead gate
     At the draft-tube exit of turbine, there is one bulkhead gate used for three units, and the gate size is (width×height) 4.384m×2.096m. Its bottom elevation is 836.208m, and the gate is of submergible sliding plane-steel type. The headstock gear includes two sets of manually operated monorail carts of 5t capacity and two manual hoisters of 5t capacity.
3.8 Engineering Characteristics
The engineering characteristics of Binglang river hydropower station are shown as Table 3-3.
Table 3-3 Engineering characteristics of B.H.S

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No.	Item	Unit	Quantity	Remarks
I	Hydrology
1	Catchment area
	Whole catchment area	km2	2310.69
	Above the dam site	km2	2160
2	Annual mean runoff	10[8]m3
3	Representative flow
	Mean annual flow	m3/s	123
	Design flood-peak flow	m3/s	2955	P=2%
	Check flood-peak flow	m3/s	3901	P=0.33%
4	Mean annual silt content	kg/ m3	0.336
II	Reservoir
1	Water level in reservoir
	Normal storage level	m	884.156
	Design flood level	m	889.97	P=2%
	Check flood level	m	890.98	P=0.33%
2	Regulating property		None
III	Project benefit indices
	Installed capacity	kW	21000	18900 (before rehabilitation)
	Annual mean generation	10[8]kW·h	1.3815
	Yearly utilization hour	h	5904
IV	Main structure and equipment
1	Water-retaining structure
	Type		Gravity dam	With cement rubble
	Foundation property		Chorismite
	Dam crest elevation	m	884.20
	Maximum dam height	m	13.2
	Dam crest length	m	118.1
2	Sluice structure
	Type		Crest overflow
	Elevation of weir top	m	884.20
	Design sluice discharge	m3/s	2955	P=2%
	Check sluice discharge	m3/s	3901	P=0.33%
Table 3-3 (cont’d) Engineering characteristics of B.H.S

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No.	Item	Unit	Quantity	Remarks
	Dissipation mode		Underflow
3	Sand-scouring structure
	Quantity of scouring sluices	set	2
	Size (width×height)	m	3.50×3.50
	Elevation of bottom plate	m	877.80
4	Diversion structure
(1)	Intake part
	Number of gates at the intake	set	2
	Size (width×height)	m	3.50×3.50
	Elevation of bottom plate	m	880.80
(2)	Diversion channel
	Total length	m	2048.6
	Section shape		Trapezoid
	Bottom width	m	6.2,4.4
	Side slope		1:0.5
	Integral bottom slope	m	0.0015
(3)	Pressure forebay
	Elevation of working platform	m	881.50
	Maximum water level	m	881.00
	Normal water level	m	880.50
	Length of the side overflow weir	m	83
	Length of sluice way	m	102.4
	Amount of quick-action gates at intake	set	3
	Size (width×height)	m	2.8×2.8
	Elevation of bottom plate at the intake	m	872.70
	Amount of scouring gates	set	3
	Size (width×height)	m	1.0×1.0
	Elevation of bottom plate of scouring gate	m	871.00
(4)	Penstock
	Number / length	m	3 / 83.58
	Diameter	m	2.7 / 2.25	Outer diameter
Table 3-3 (cont’d) Engineering characteristics of B.H.S

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No.	Item	Unit	Quantity	Remarks
	Slope	°	25
5	Powerhouse
	Type		Above ground
	Size of main powerhouse (length × width)	m	13.8×42.9
	Elevation of generator floor	m	848.50
	Elevation of turbine floor	m	842.50
	Setting height of turbine	m	840.50
	Normal tail water level	m	840.50
	Building area of auxiliary powerhouse	km2	337
6	Stepping-up substation
	Type		Above ground
	Covering area	m2	3795.0
7	Main electromechanical equipment
(1)	Turbine type		HLTF38-LJ-160
	Amount	set	3
	Rated output	kW	7370
	Rated speed	r/min	300
	Rated head	m	38.5
	Rated flow	m3/s	21.4
(2)	Generator type		SF-k7000-20/3250
	Amount	set	3
	Unit capacity	kW	7000
	Power factor		0.8
(3)	Crane type		50/10 t dual-beam bridge crane	1 ste
(4)	Main transformer type		SFSL6-16000/110+SFS7-8000/110	Each set
	Adjacent transformer type		SJL7-800/10	1 set
8	Transmission line
	110kV circuit amount/total length	circuit/km	2 / 63	One for standby
	35kV circuit amount/total length	circuit/km	3 / 70.9
	10kV circuit amount/total length	circuit/km	1 / 8
4. Project Evaluation

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4.1 Installed Capacity and Power Generation
Before 2000, county grids in Dehong prefecture are not integrated into prefecture grid, and B.H.S. mainly supplies electric power to Yingjiang, Lianghe and Luxi counties, occupying a very low load in power system. For instance, in 1982 the total installed capacity inside the system is 11.7 MW, and the yearly generation is 24,760 MWh, therefore with an installed capacity of 18.9MW, the generation capability of Binglang river hydropower station is not fully utilized. After all the grids of whole prefecture is integrated together in 2000, the station can only be put into its normal operation with the flow from upstream. Table 4-1 refers to the actual yearly power generation after grid integration of the whole prefecture.
     Table 4-1 Actual yearly power generation of B.H.S.

Year	2001	2002	2003	2004	2005	2006
Generation (10[3]kWh)	90080	117030	115910	120850	122570	110930
     After technical rehabilitation in 2005 and 2006, the installed capacity of B.H.S. is 3×7000kW, and the designed mean annual generation amounts to 138.15 million kWh. If the effective power coefficient considers at 0.95, the effective yearly generation is 131.24 million kWh, 6.6% over the actual generation in 2005 and 15.5% more than that of 2006. Since year 2006 is a relatively dry season, it sounds reasonable to have the designed mean annual generation of 138.15 million kWh.
     According to the load demand at that time, the installed capacity of B.H.S. is initially 18900 kW, and although increased to 21000 kW after rehabilitation, the yearly utilization hour is still as high as 5904h, so hydro resources is not fully developed and utilized. However, with foreseeable increase of off-take tariff and completion of large-sized reservoirs upstream, this situation would be changed. At present, the yearly utilization hours of upstream stations under construction are averaged at 5000h, and the installed capacity of B.H.S. is evidently small, and the flow from upstream stations is not fully used for power generation. According to the scale of Tucang station, the suitable installed capacity of B.H.S. is deemed to be over 44.5 MW at present, and correspondingly, its yearly generation would amount to more than 219 million kWh.
     4.2 Main Structure

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4.2.1 Headwork
     The layout diagram of headwork shows a reasonable general arrangement. Though the maximum dam height is up to 13.2m, actually the maximum water-level difference between upstream and downstream of overflow dam is only 8m. The cross section of overflow dam is designed relatively solid, and the thickness of concrete above the cement rubble is up to 2m. Other structures are also relatively large-sized, and furthermore, most of the structures are based on rocks. Therefore, the structure of headwork is stable and strong enough.
     On-site checking finds the construction quality of headwork structure is rather high, and no failure, crack or leakage are found on the surface, especially no leaking on the foundation, only except a little arising from the aged water stop of scouring sluice. Besides, the construction of upstream hydropower station leads to heavy silt content in water and serious sediment before the dam. There is also superficial erosion owing to a long-term overflow on the weir.
     Meanwhile, it is mentioned there needs a large flow for generation after the technical rehabilitation, but in case of extra overflow on the weir, water flow into the channel is still insufficient, which restricts a full output of the station. After perusing the drawings and surveying the site, it is found the channel intake is not able to pass sufficient flow, which is the main reason for output restriction. After calculation, the issue is checked again, finding that if the intake is unchanged, it is impossible to pass the design flow of 60 m3/s at the normal storage level 834.156m, because the bottom elevation of intake gate is too high. If the proposal of Huabang Company is adopted, i.e. 0.5m is increased for the overflow weir, this issue can be addressed.
4.2.2 Diversion channel, pressure forebay and penstock
     The drawing of diversion channel also shows a reasonable arrangement, and the channel lining is solid, stable and endurable, and its passage capability is sufficient.
     After checked from headwork to forebay by walk, the general construction is found in a good quality, the upper side-slope of channel is stable, and there is no collapse or leakage, only except partial break of cement mortar on the sidewall surface. Since it crosses several different sections and slopes, the flow regime at the transition part changes much, resulting in partial loss of water head.
     At the penstock inlet, the forebay foundation is relatively poor, so measures have been taken to reinforce during construction. The geological condition of other foundations is fairly good. In general, the construction quality is acceptable, and there is no collapse or leaking, and it can meet the requirement of normal operation.
     The penstock is suitably arranged with stable foundation. There is only a little leaking from the extension joint, on the top end of 3# penstock.

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4.2.3 Powerhouse
     As per the layout drawing, the foundation of powerhouse is on complete and fresh rocks, and its arrangement sounds reasonable, standardized, stable and strong enough, and it can meet the operating requirement. Floodwalls are erected for both powerhouse and plant area, and the flood-prevention requirement can be met.
     After site checking, there found no leakage on the structure under water, the construction quality is good, and a high standard is applied. The generator floor is naturally bright and ventilated, and even on the turbine floor, it is clean and bright, and kept in a good order, so the operation environment looks nice.
     B.H.S. is invested with state fund and managed by the government. It is designed by Kunming Hydroelectric Investigation, Design and Research Institute, and constructed by professional contractors, so its design, construction and management is standardized. Generally speaking, the design of B.H.S. is rational and the construction quality is quite good. Although it has been in operation for 19 years, the structure is still kept perfect and can meet the operating function. As long as necessary daily maintenance & management is undertaken, hydraulic works can continuously be in a normal operation for its whole service life as specified by the standard.
     According to calculation, the suction height of new runner is 2.3m, so if the condition is available, the downstream riverbed can be dredged as to reduce the tail-water level and simultaneously increase the head for increasing power generation.
4.3 Electro-mechanical Part
4.3.1 Turbine
     In 2005 and 2006, new runners are applied for turbines, and the efficiency of new runner is higher because the flow passing through turbine is larger and it can meet the requirement of output increase. At the design head of 38.5m, the turbine operates in a high efficiency zone, and within the head of 36-42m, the unit also can operate efficiently. When the unit operates in a low-head zone, the efficiency can only be high in case of a large flow, vise versa. Therefore, the flow should be increased when operating in a low-head zone.
     The cavitation coefficient of new runner is small and according to calculation, the suction height of new runner is 2.3m under the rated working condition, and if possible, the tail-water level can be decreased as to increase the water head for more power generation.
4.3.2 Generator
     According to the feasibility study report on technical rehabilitation, the axial output of turbine is requested to be 8125 kW after changing for new runners, so it needs to use one set of SF8000-20/3250 type generator with the

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rated capacity of 7800 kW. However, during the technical rehabilitation in 2005~2006, the generator is not replaced or renovated thoroughly, only except its insulation performance is improved on site, but it still cannot withstand a larger current, so the rated capacity cannot be increased more.
     As checked at site, the output of unit 1# and 3# is 6700kW and all the indices are quite normal. By consulting the operation record, it shows the maximum active power output is 7300kW, but the reactive power is only 2200kVAR, which indicates a space for more turbine output. So it is presumed that, when the power factor is decreased, the rated unit output of 7000 kW can be guaranteed.
     There is no data or information about the generator rehabilitation, so we cannot make any conclusion. But the generator current exceeds its rated value, so its safety cannot be ensured. Therefore, in order to restrict stator current, the station can only sacrifice reactive power and generate more active power during its actual operation.
4.3.3 Governor
     After rehabilitation, the governor can meet the operating requirement, but there is leaking on the servomotor.
     Regulation guarantee is calculated after renovation, and owing to the limit of increased flow, capacity is not much increased. Therefore, the closing time of guide vane is adjusted, and the station facilities can meet the demand of regulating guarantee.
4.3.4 Excitation system
     After rehabilitation, the excitation system can meet the operating requirement.
4.3.5 Main electrical wiring
     Presently, the main electrical wiring involves many voltage grades, large space for equipment arranging and complex relay protection, so it needs to be rectified in due course.
4.3.6 Main transformer
     Unequal impedance voltage between high & middle voltages of two main transformers would lead to circumfluence between 35kV and 110kV busbars, so the stepping-up substation needs to be renovated as to avoid this problem. The transformer is outdated, leading to a big power loss, and the series 6 and 7-type transformers as the early products, cannot be used any more.
4.3.7 Secondary electrical part
     Control equipment of secondary electrical part still adopts the conventional mode, which is not beneficial to management and rational utilization of water, and the regulating property is also poor. The data of upstream & downstream

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water levels cannot be automatically transmitted to the central control room, so the central control room cannot acquire the water level information timely.
     It is suggested to rehabilitate the secondary electrical part, in which the programmable logic controller (PLC) can be applied, as to achieve an automatic monitoring and control, as well as reduce operating staffs. The protection device can adopt microcomputer-based type to improve the reliability of equipment protection and operation.
4.4 Metal Structure
Metal structure of B.H.S. consists of gate, trash rack and headstock gear, which all are well maintained, and they can still meet the normal operating requirement only if daily maintenance needed.
4.5 Environmental Re-assessment
B.H.S. is a diversion type built with a low dam, and it’s completed 3 years before and in operation for 19 years, so the surroundings has already been in a stable situation, and the vegetation has been protected and recovered from the construction impact.
     Recently, the construction of upstream hydropower stations has resulted in heavy silt content in water and a serious sedimentation before the dam of Binglang station, but this would be improved after these stations completed.
     The barrage cuts off water flow for river section to the powerhouse side, so ecological environment of this part will be certainly impacted, especially on fish. But this would not threaten the production and living used water at both banks, because there is no habitant or arable land at the right bank, whilst the right bank area is conveniently irrigated with water from the diversion channel.
5. Development Prospect
5.1 Planning of Local Power Development
Dehong prefecture is very abundant in hydropower resources, with a theoretical hydro energy potential up to 3.624 GW, and exploiting conditions are very good. Encouraged by the Western Development Drive and provincial policies in regard of hydropower exploration, the whole prefecture is heated with hydropower development presently, and most of the hydropower stations will be put into operation during the “11th Five-year Plan” period.
     By the end of 2006, there are 68 hydropower stations in Dehong with a total installed capacity of 491.866 MW, among which, 63 stations with a total

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capacity of 292.866 MW are dispatched by Dehong Electric Power Holding Co., and another five stations with a total installed capacity of 199 MW dispatched by Dehong Sub-company, Provincial Power Grid Company of Yunnan. By 2010, totally 123 hydropower stations can be expected in Dehong, with installed capacity of 2.79 GW and power generation of 11 billion kWh. Among which, Dehong Electric Power Holding Co. Ltd. will dispatch 82 stations with installed capacity of 650 MW and generation of 3 billion kWh, whilst Dehong Sub-company, Provincial Power Grid Company of Yunnan will dispatch 41 stations with a total installed capacity of 2.14 GW and generation of 8 billion kWh.
     Now the maximum load in the whole Dehong prefecture totals 260 MW, the minimum is 180 MW, and the average load is 240 MW. Among which, 60% of total power in the area is consumed by the silicon mineral smelting industry, and in 2007 Zhuoxin silicon smelting factory (with capacity of 7.5 MW) and Mangshi silicon smelting factory (with capacity of 25 MW) will be built up. The installed capacity of stations dispatched by Dehong Electric Power Holding Co. is 292.866 MW by the end of 2006, and predicted to be 343.146 MW at the end of 2007, and by 2010 it can be up to 650 MW. According to yearly increase of power consumed and construction of industrial parks in counties or cities, it is predicted in recent years, Dehong prefecture still needs part of electric power from provincial grid to meet the local demand, and by 2010 the power load will be up to 770 MW and the yearly power consumption will be 4.5 billion kWh in Dehong. Besides the generation of 3 billion kWh power dispatched by Dehong Electric Power Holding Co. Ltd., 1.5 billion kWh needs to be supplied by the provincial grid as to meet the local power demand.
     However, a general analysis on electric power & quantity balancing shows, in 2010 the maximum power surplus is about 2.3 million kW in flood season in the whole prefecture, and the power surplus of the whole year will be about 6.5 billion kWh that shall be sent out for balancing in the whole province. This can greatly boost the power increase of the whole province and support the west-to-east power supply strategy, and turn hydro-energy resource advantage into economy advantage, thus promoting the local economy of Dehong.
     In order to send out surplus power in flood season and alleviate power shortage in dry season, in August 2005 the grid of Dehong prefecture is integrated into the provincial grid of Yunnan, and Provincial Power Grid Company of Yunnan sets up its Dehong Sub-company which is mainly responsible for grid construction in the region. At present, the power grid in Dehong prefecture is jointly managed by Yunnan Dehong Electric Power Holding Co., Ltd. and Dehong Sub-company, Provincial Power Grid Company of Yunnan. According to the agreement signed between Dehong Electric Power Holding Co., Ltd. and Provincial Power Grid Company of Yunnan, the electric power dispatched by Dehong prefecture shall be firstly used to meet the

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local demand, and then surplus power be transmitted outside through the provincial grid, hereby Provincial Power Grid Company of Yunnan charges 0.02RMB Yuan/kWh for use of the grid. The power of stations under Provincial Power Grid Company shall be transmitted to provincial grid through 550kV and 220kV lines for outside use. According to the signed “Agreement on Grid Dispatching and Management Scope in Dehong Prefecture”, it is clarified, with the principle of overall planning & dispatching management, the grid integration of stations newly built in the basin of Binglang river, Mengjia river, Mengnai river, Daying river and Longjiang river shall be managed by Yunnan Provincial Grid Company according to the related stipulations about grid connection, as well as the proposal of interconnecting system.
     Once integrated into the provincial grid, the awkWard situation has changed completely, and now there are two substations operated by Dehong Sub-company, Provincial Power Grid Company of Yunnan, i.e. 220kV Luxi substation and 220kV Yingjiang substation. As per the “11th Five-Year Plan” of Provincial Power Grid Company of Yunnan, one 500kV substation, six 220kV substations, two 110kV substations, 560km-long 500kV transmission line, 680km-long 220kV transmission line and 170km-long 110kV transmission line shall be planned and constructed in Dehong, with a total investment of 4.4 billion RMB Yuan for grid construction. Among which, under construction is 220kV Dailong dispatching & substation works, about 5km away from B.H.S., and planned in operation in June 2007, subsequently a 5km-long 110kV transmission line will be erected to interconnect B.H.S. to the 220kV Dailong substation, thus facilitating the power transmission of Binglang station to outside.
     By the end of 2006, there have been built and operated eleven 110kV substations with a total capacity of 308.5 MVA, twenty-one 110kV transmission lines with a total length of 768km, two 220kV substations with total capacity of 360 MVA and a 225km-long transmission line of 220kV in Dehong prefecture.
     As predicted, there will be fourteen 110kV substations with a total capacity up to 694.5 MVA and 940km-long 110kV transmission line by the end of 2008 in Dehong, and the 110kV dual-loop line can transmit 360 MW power. Furthermore, there is to be built five 220kV substations with a total capacity of 1,800 MVA, 525km-long 220kV transmission line, and the 220kV grid can transmit an electric power up to 620 MW. In 2010 a 550kV substation will be built up with its capacity of 1500 MVA, and the matched 550kV transmission line is up to 340km in Dehong. So in 2008, more surplus power will be delivered to the provincial grid through 220kV and 550kV transmission lines.
5.2 Positive Results of West-to-East Power Supply
The southern power grid covers five provinces such as Guangdong, Guangxi, Yunnan, Guizhou and Hainan with an area of about 1 million km2. The

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unbalanced development of energy resource and economy between east China and west China becomes especially conflicting in the aforesaid southern 5 provinces. The GDP of Guangdong province in the east occupies 65% of the total 5 provinces, but its energy reserve is only 3.5% of the total. However, the economically underdeveloped Yunnan and Guizhou provinces total an energy reserve of over 90% of the five, among which the exploitable installed capacity of hydro is up to 95.7 GW in Yunnan. Therefore, it would be the only way to undertake the large-sized transmission of electric power from west to east and to optimize the resource configuration for energy development in south area.
     When the west-to-east power transmission of south grid is started in August 1993, there is only one route with a capacity of 700 MW. After quick development in the past 5 years, there have been set up nine 500kV transmission passages consisting of three D.C. lines and six A.C. lines from west to east, with the transmission capability of over 12 GWh. During the “10th Five-year Plan” period, an installed capacity of 8.11 GW has been put into operation in Guizhou and the power supply to Guangdong maximizes 4 GW. In Yunnan, an installed capacity of 5.16 GW has been put in operation and a maximum power supply to Guangdong is 1.6 GW. West-to-east power transmission becomes a symbolic project of the Western Development Drive. From 1993 to 2006, the annual supply of electric power from west to east in the southern grid is increased from 1540GWh to 6780GWh, totaling a 266,400GWh supply in that period.
     The west-to-east power transmission explores a huge market and gives a strong push to the hydro-based power industry in Yunnan. During 1993-2005, the total installed capacity almost triples in Yunnan. During the “10th Five-year Plan” period, RMB74.4 billion Yuan has been invested into power industry as fixed assets, ranking the first in the province for the fixed assets investment. The sales revenue of power industry is increased from RMB9.47 billion Yuan in 2000 to RMB30.06 billion Yuan in 2005, i.e. over doubled. The total tax rises from RMB2.12 billion Yuan to RMB5.26 billion Yuan, 1.5 times.
     To further undertake Western Development Drive and west-to-east power transmission strategy as to achieve a optimized configuration of regional resources, it is planned during the “11th Five-year Plan” period, an increase of 11.5-13.5 GW power be supplied to Guangdong, among which, an increase 4 GW is from Guizhou and 4.2-6.2 GW from Yunnan, 2.1 GW from Longtan hydropower station, and 1.2 GW from Liyujiang power plant. In 2010 a maximum power of 22.4-24.4 GW will be supplied to Guangdong.
     As planned, the southern grid shall give priority to build the power transmission projects from Guizhou to Guangdong, from Yunnan to Guangdong, the sending-out of electric power from Longtan hydropower station, and other west-to-east power transmission projects during the “11th Five-year Plan” period. Among them, the ±800kV ultrahigh-voltage D.C. power transmission project is

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one of the main routes for power supply from Yunnan to Guangdong. After these projects completed, the west-to-east power transmission will step onto a new higher stage.
     Therefore, with continuation of the west-to-east power-supply projects, the awkWard situation won’t happen again that electric power of hydropower stations, including B.H.S. in the vast southeast cannot be sent out, even if the hydropower development is presently at its climax.
5.3 Adjustment of off-take Tariff
For a long time, the off-take tariff of SHP in China is relatively low owing to historical and institutional causes, and SHP off-take tariff of the most provinces is lower than the average purchasing tariff in those areas. For example, the national average purchasing tariff in 2003 is RMB0.326 Yuan/kWh, and the SHP off-take tariff to the national grid averages RMB0.263 Yuan/kWh, so there is a difference of RMB0.063 Yuan/kWh. In 2004 and 2005 the power tariff has been regulated, but in some provinces SHP off-take tariff is not adjusted accordingly, the difference becomes larger between the national average power-purchasing tariff and the SHP off-take tariff. But generally speaking, with the development of Chinese national economy and the conflict between power supply & demand, SHP off-take tariff is gradually increased. For instance, the off-take tariff of B.H.S. is initially RMB 0.15 Yuan/kWh in flood season and RMB0.20 Yuan/kWh in dry season, but now a new tariff is applied for new stations under construction at upstream, up to RMB0.215 Yuan/kWh.
     Meanwhile, the off-take tariff differs from each other owing to imbalanced development of economy in different regions. For example, in 2003 the average off-take tariff of Guangdong province (also in the southern power grid) is RMB0.388 Yuan/kWh, but in Yunnan province it is RMB0.155 Yuan/kWh. Presently, the off-take tariff in the region of B.H.S. and even Yunnan province is the lowest in the southern power grid, this because the local economy is underdeveloped, and the west-to-east power transmission is not smooth, so surplus electric power cannot be sent out timely. It can be predicted, with the advancement of Western Development Drive, the local economy will see a great leap, and the west-to-east power transmission will be much improved. With deepening of power system reform and enforcement of “Renewable Energy Law”, there would be a large potential for the rise of off-take tariff.
5.4 Storage Regulation of Upstream Cascade Reservoirs
At the upstream of B.H.S., there are two reservoirs and seven stations under planning, among which Sancha river reservoir has a total storage of 206 million m3 and Sujia estuary reservoir has a total storage of 226 million m3. Besides, there is a daily regulating reservoir of 2.09 million m3 at Mengnai station, and

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Mengnai station and Sujia estuary reservoir will be put into use respectively in 2007 and 2010, and the upfront work has been completed for Sancha river reservoir, waiting for construction. After these 3 reservoirs completed on the upstream of Binglang river, it seems to set up a reservoir with a storage coefficient of 8% for B.H.S., thus the storage-regulating capability much improved. Based on the present installed capacity, a mean annual power generation of about 20 million kWh can be increased, and if the inflow of B.H.S. is well matched with the discharge from upstream stations, a mean annual generation of over 31 million kWh can be increased.
5.5 Project Enlarging Potential and Proposal
5.5.1 Enlarging potential of B.H.S.
     The utilization hour of SHP installed capacity is an important dynamic index, which indicates the development & utilization extent of hydropower resources. The utilization hour is mainly determined by off-take tariff, and generally the higher the off-take tariff is, the lower the utilization hour is. In China, the off-take tariff is established by different governments, and it is closely related to local economic development and the energy (power) supply & demand, therefore the off-take tariff and the utilization hour are both regional. Meanwhile, with unceasing development of economy, the energy (power) supply and demand relations are different during various periods, so the off-take tariff and the utilization hour also have their historical properties. The utilization hour of stations built in early China is relatively high, but according to the current knowledge, the resource is wasted to some degree, so these hydropower stations have huge potentials for capacity enlarging. The same is B.H.S., and compared with upstream stations under construction, its installed capacity is much smaller.
     With the expected rise of off-take tariff and the construction of large-sized reservoirs at upstream, the installed capacity of B.H.S. seems evidently small, because the yearly utilization hours of being-built upstream stations are all lower than 5000h, but that of B.H.S. is 5904h at present. The present inflow of B.H.S. is 64 m3/s, however, the inflow of Tucang station upstream is 141 m3/s, so there is mismatched between the inflow of B.H.S. and the discharge of upstream stations. If estimated according to the scale of Tucang station, the reasonable installed capacity of B.H.S. should be over 44.5 MW, and correspondingly its yearly generation can be more than 219 GWh. If the storage-regulating role of three upstream reservoirs is taken into account, its yearly generation can amount to 250 GWh more.
5.5.2 Second phase of capacity enlarging for B.H.S.
     To fully utilize the hydro resources of B.H.S., in 2005 Huabang company entrusts Longquan Water Resources and Hydropower Investigation & Design Institute of Zhejiang Province to compile the “Pre-feasibility Study Report on

38

the Capacity-enlarging Rehabilitation of Bingkang River Station in Dehong Prefecture of Yunnan Province”, in which a proposal is put forward for building a new station at the right river bank for enlarging the capacity as the second phase project.
     For the second phase of capacity-enlarging project, the new station is suggested to have an installed capacity of 2×10MW and the designed mean annual generation can be increased by 79850 MWh (the storage-regulating role of upstream 3 reservoirs is not considered).
     The hydraulic structure of new station will be arranged along the right bank, which is composed of intake, scouring sluice, diversion tunnel, surge tank, penstock, powerhouse and stepping-up substation etc. The normal storage level of the station is 884.16m, the tail water level is 841.00m and the gross head is 43.16m.
     The overflow weir at the right bank shall be dismantled for the setup of an intake and a scouring sluice, and the intake is followed with a channel, and then 1800m-long tunnel. The excavation diameter of the tunnel is 6m, and it becomes 5.2m after lined by the reinforced concrete. A surge tank is erected at the end of the tunnel, and after the surge tank built two bifurcates which are connected to penstocks entering the powerhouse.
     The powerhouse is located at the upstream of old powerhouse, right bank of Binglang river. The powerhouse is a kind above the ground, and the total building area of main and auxiliary powerhouse amounts to 40m×20m. Inside the main powerhouse are arranged two sets of vertical-shaft Francis turbine-generating sets, governors, main valves and the control cabinets and other electro-mechanical equipment. In the auxiliary powerhouse there are central control room, high-voltage switch cubicle and transformer room etc.
     The stepping-up substation is an outdoor type, arranged at the downstream side of powerhouse, and the high-voltage side of main transformer is connected to the old substation at left bank through the aerial line.
     The turbine initially adopts the type of HLF13-LJ-190, with the design head of 38.5m, rated flow of 30 m3/s, and it shall be matched with the generator of SF10-22/4250, and the rated power of generator is 10000kW.
     The main electrical wiring is an enlarged unit connection, i.e. two units shall be served by one transformer with type of S11-25000/110, the high-voltage side of main transformer shall be linked to the location of original 2# main transformer inside the old substation at the left bank through the 110kV aerial line.
     As designed, the total static investment is estimated to RMB49.6 million Yuan, and the total construction term is 15 months
     According to the design proposal, the investment estimate is probably low, because it is estimate that the total static investment would be RMB65 million Yuan. Since these three reservoirs have been completed at the upstream, a mean annual generation of 91 million kWh can be increased.

39

     The capacity-enlarging project for B.H.S. has been registered to Dehong Development and Reform Commission in Jan. 2006 (please see the document No. [2006] 75).
     If the installed capacity of new station for capacity enlarging is 2×10000kW, the total installed capacity of B.H.S. will be 41 MW after that, still smaller than the aforesaid 44.500 MW. Therefore it is suggested to set up the new station with the installed capacity of 2×12000kW, so after enlarged, the total installed capacity of Binlang river station is 45000 kW. Correspondingly, its yearly generation would amount to 220 GWh, and if three upstream reservoirs perform their storage-regulating functions, the yearly generation will be 250.60 GWh. The total static investment is estimated RMB78 million Yuan.
     In case that the output of old station is much affected by the tail-water level, so if the powerhouse of new station is located at the upstream of old powerhouse, the downstream riverbed needs to be dredged, otherwise, the output of old station will be restricted much more. Therefore, it is proposed to further compare and verify the new powerhouse site and the diversion system at the follow-up stage.
6 Economic Evaluation
6.1 General
Binglang River Hydropower Station has the sole purpose of power generation, with the installed capacity of 21 MW and mean annual power generation 138.15 million kWh. To fully utilize the hydropower potential, the second phase of capacity enlarging is to be implemented. The installed capacity of the new station is 2x12000 kW and the designed mean annual power generation could increase by 81.85 million kWh. In view of Sujiahekou and Mengnai reservoirs at the upper reach to be completed soon, the annual power generation could be calculated as 241 million kWh within the calculation period. As Sanchahe reservoir is not yet started, its increased benefit is thus not considered temporarily.
     The economic evaluation for Binglang River Hydropower Station has been based on the current tariff policies and regulations concerned.
6.2 Investment Plan
In the early first year, 175 million Yuan will be primarily invested to purchase Binglang River Hydropower Station for the project. In the second year, 78 million Yuan will be input for capacity enlarging of the Station as the second phase, the total construction period of which will be 15 months. For the

40

convenience of calculation, the construction period of the capacity enlarging is set as one year.
     The proportion of current capital for the Station is quite small and after the purchase, there will soon be sale revenue for the old Station. So, the annual current capital is not counted here.
6.3 Basic figures
     (1) Amount of energy selling to the grid
     The amount of annual power generation for the Station is 138.15 million kWh in the first year and 138.15 million kWh in the second year. Starting from the third year, the annual power generation will be 241. million kWh.
     In accordance with the actual situation of B.H.S. in the recent years, the valid energy parameter for B.H.S. is 0.95, station service power is 0.5% and the transformation and transmission loss is 2.5%.
     (2) Generation revenue
     The financial evaluation for B.H.S. is made according to independent account as a power generation item within the grid. Based on the related regulations in Yunnan province and Dehong prefecture, the selling price to the grids for the old station is 0.15 Yuan/kWh in rainy season (from June to Dec), 0.20 Yuan/kWh in dry season (from Jan to May). From the actual conditions in the recent years for B.H.S., the comprehensive selling price to the grid is 0.16 Yuan/kWh for the old station. The energy sold to the grid for the old Station is 127.32 million kWh, with annual sale revenue 20.3712 million Yuan.
     The comprehensive selling price to the grid is 0.215 Yuan/kWh for the new station. The amount sold to the grid is 94.79 million kWh for the new station with the total income 20.3795 million Yuan.
     (3) Tax and additional tax
     • VAT
     According to the related regulations of Dehong prefecture, 6% as VAT from SHP generation income is levied, which is 2.445 million Yuan.
     • Sale tax
     It includes city maintenance construction and education tax, levied according to the base of VAT. They are 1% and 4% respectively. 0.03% from power generation income is imposed as the stamp tax. The cost of this tax amounts to 134,500 Yuan.
     (4) The sale cost of the power generation
     It includes maintenance fee, staff wage and welfare, water resource fee, material fee, and other expenses etc.
     1%of the total fixed asset is set as the maintenance fee. It is 1.75 million Yuan for the old one and 780000 Yuan for the new one.
     Wage and welfare: There are currently 30 staffs for the old Station and the mean annual wage 12000 Yuan per person. Thus, the total amount of wage for the old station is 360000 Yuan. 14% of the total wage is set as the welfare for

41

the staff and so the total welfare amount is 50400 Yuan for the old station. After commissioning of the new station, there will totally 45 staff and the averaged annual wage 12000 Yuan per person. Thus, the total wage is 540000 Yuan. 14% of the total wage is set as the welfare fee which is equal to 75600 Yuan.
     The water resource fee payable at 0.004 Yuan/kWh, it will be 509,300 Yuan for the old station and 379,200 Yuan for the new one.
     The fixed material fee is at 5 Yuan/kW, it will be 105,000 Yuan for the old one and 120,000 Yuan for the new one.
     The other expense is at 18 Yuan/kW, it is 509,300 Yuan for the old one and 379,200 Yuan for the new one.
     The sale cost of the power generation is 5.0691 million Yuan.
     (5) Income tax
     According to the agreement between Huabang Corp and local government in 2004, the income tax in 2004 and 2006 is exempted. In 2007 and 2008, 7.5% as the income tax is levied. From 2009 and onwards, 15% as the income tax is levied in accordance with the State’s policy to develop the west area of China.
6.4 Evaluation Method
Calculation of return period of the static investment.
     The return period of the static investment refers to the ratio of total investment of the project to the power generation income deducting the powwow generation sale cost, tax and addition (namely VAT,+sale tax addition+stamp tax). After calculation, the return period of the static investment is 7.64 years.
6.5 Evaluation Conclusions
     (1) Among those SHP stations of similar nature to be constructed in Yunnan province, this is a more favorable project with ideal indexes to purchase Binglang River Hydropower Station for 175 million Yuan and input 78 million Yuan for the second phase capacity enlarging construction to realize a total installed capacity 45 MW with a mean annual power generation 241 million kWh, 5622 Yuan investment per kW cost and 1.05 Yuan as unit energy investment.
     (2) Based on the calculation of comprehensive selling price 0.16 Yuan/kWh for the old station and selling price 0.215 Yuan/kWh for the new station, the return period of the static investment is 7.64 years. The financial indexes are very good. In actual operation, as the new stations have higher efficiency with higher selling price. Put the new station in priority to generate electricity, then the financial indexes will be even better.
7. Appraisal Conclusions

42

     (1) Binglang River Hydropower Station, a diversion type, lies at Xinbazhai, Xincheng township, Yunjiang county, Dehong Dai & Jinpo minorities autonomous prefecture of Yunnan province. The Station started construction in April 1985 and was completed in June 1988. Technical refurbishment was made in 2005 and 2006 for the main electric and mechanical equipment. After evaluation this time, its installed capacity is currently 21 MW with mean annual power generation 138.15 million kWh.
     (2) After checking the related drawings and site investigations, the layout of the total key engineering of Binglang River Hydropower Station is reasonable. The design of all the key civil works, except for the intake works and the open channel which have slight demerits, is rational. The intensity and stability of all the structures are sufficient, with foundation treatment satisfactory. The overall design could be rated as reasonable. The construction quality for the civil works is also good. Although the Station has been operating for 19 years, the civil works of the station appeared essentially sound, meeting the functional requirements of the original design, and there are no salient defects, cracks or leakage. With some daily maintenance, the key civil works could continue to operate normally within its life span.
     (3) In combination with the concrete situation of hydropower construction at that time, the selection of the main electric mechanical equipment and the electric design are reasonable. The main electric mechanical equipment belongs to that in 1986, but the technical refurbishment to some part has been implemented. In 1999, the governor was replaced with a micro PLC, new runners were mounted in 2005 and 2006 respectively to the turbines, insulation of the generators was processed and the excitation system was replaced. After checking and evaluation, the unit capacity is considered to reach 7 MW.
     The primary electric equipment currently in use was manufactured early and some outdated. The main connection methods are not reasonable. The secondary controlling equipment only adopts the conventional one.
     In accordance with the status of the current mechanical equipment, the turbines, generators, governors and excitations system could operate normally over 10 years. However, we recommend the replacement of part of electric equipment soon.
     Presently the metal structure is essentially sound and only some daily maintenance is enough for normal operation.
     (4) In comparison with the hydropower station under construction at the upper reach, Binglang River Hydropower Station seems too small in terms of installed capacity, a big potential available for future capacity expansion. Based on the geological and topographical conditions, the construction of a new station at the right bank is feasible as a scheme of capacity expansion. To reach the same level of utilizing the hydropower potential like the station at the upper reach, the reasonable installed capacity of Binglang River Hydropower Station

43

should be around 45 MW, with annual power generation 220 million kWh. If we consider the role of storage regulation of the three stations at the upper reach, then we may have an annual power generation 250.6 million kWh. So it is recommended that the installed capacity of the new station at the right bank be 24 MW and the total static engineering cost would be 78 million Yuan, as primarily estimated.
     (5) The purchasing price of Binglang River Hydropower Station is 175 million Yuan. However, if a new station is to be built at the right bank, the new selling price to the grid could be high and benefit is higher. The financial indexes are very good. In actual operation, as the new stations have higher efficiency with higher selling price. Put the new station in priority to generate electricity, then the financial indexes will be even better.
     (6) The selling price to the grid in the area where Binglang River Hydropower Station is located in Yunnan province is the lowest in the whole South Grid in China. That is because the development of local economy is low and is not yet quite open, forming the situation that electricity of low price is not transmitted out. It could be predicted that with the deepening of the State’s developing the west process, the local economy there will boom, the channel of “Electricity transmission from west to east” will further open.
     Constrained by its low level of local economy and west-east electricity transmission not fully developed, the selling price to the grid in the area where Binglang River Hydropower Station is located in Yunnan province is the lowest in the whole South Grid in China. With the deepening of electric power reform and implementation of <Renewable Energy Law> in China, there will be large room of increase in electricity price to the grid. So, looking forward to the future, the benefit of Binglang River Hydropower Station will be greater.
     In summary, the project of Binglang River Hydropower Station is satisfactory and the second phase capacity expansion could enjoy a high rate of return for investment. The overall economic figures are sound, with bright prospect. The project is evaluated as feasible.
Annex

44

List of archives checked for Binglang River Hydropower Station

No	Name	Source	Note

1	Preliminary design report for Binglang River Hydropower Station	Huabang Power Co. Ltd

2	Technical summary report for Binglang River Hydropower Station	Huabang Power Co. Ltd

3	Hydropower planning report for Binglang River (Baoshan section)	Huabang Power Co. Ltd

4	Hydropower planning report for Binglang River (Dhong section)	Huabang Power Co. Ltd

5	Hydropower planning report for Binglang River (below the section of B.H.S.)	Huabang Power Co. Ltd

6	Prefeasibility study of refurbisnment and expansion for B.H.S.	Huabang Power Co. Ltd

7	Geological map of pivot engineering for Binglang River Hydropower Station	Huabang Power Co. Ltd	Completion drawing

8	General layout of Binglang River Hydropower Station	Huabang Power Co. Ltd	Completion drawing

9	General layout of headworks pivot for Binglang River Hydropower Station	Huabang Power Co. Ltd	Completion drawing

10	Cross section of the open channel for Binglang River Hydropower Station	Huabang Power Co. Ltd	Completion drawing

11	Layout of the power house pivot for Binglang River Hydropower Station	Huabang Power Co. Ltd	Completion drawing

12	Layout of the power house plan for Binglang River Hydropower Station	Huabang Power Co. Ltd	Completion drawing

13	Horizontal cross section of the power house for B.H.S.	Huabang Power Co. Ltd	Completion drawing

14	Wind, water and oil system diagram for B.H.S.	Huabang Power Co. Ltd	Completion drawing

15	Main electric diagram of B.H.S.	Huabang Power Co. Ltd	Completion drawing

16	Metering diagram of operation and protection for B.H.S	Huabang Power Co. Ltd	Completion drawing

45

List of archives checked for Binglang River Hydropower Station

No	Name	Source	Note

17	Electric diagram of hydraulic automatic operation for B.H.S	Huabang Power Co. Ltd	Completion drawing

18	Plan layout of step-up substation for B.H.S.	Huabang Power Co. Ltd	Completion drawing

19	Geographical diagram of electric system of Dehong prefecture	Huabang Power Co. Ltd	Completion drawing

46

Yunnan Huabang Power Development Co., Ltd.
Share Transfer Project
Assets Appraisal Report
(English Translation for Reference Only)
JINGDUPINGBAOZI (2007) No.003
Volume: 1/1
Beijing Jingdu Appraisal Consultation Co., Ltd.
March 15, 2007

Yunnan Huabang Power Development Co., Ltd.	Share Transfer Project	Asset Appraisal Report

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Yunnan Huabang Power Development Co., Ltd.	Share Transfer Project	Asset Appraisal Report
Yunnan Huabang Power Development Co., Ltd.
Share Transfer Project
Assets Appraisal Report
Abstract
JINGDUPINGBAOZI [2007] No.008
Beijing Jingdu Assets Appraisal Co., Ltd. (hereinafter referred to as “Jingdu”) entrusted by China Hydroelectric Corporation (CHC) has appraised shareholders’ equity value of Yunnan Huabang Power Development Co., Ltd. (hereinafter referred to as “Yunnan Huabang”) on the appraisal benchmark day.
Objectives: Jingdu, entrusted by CHC, has appraised the shareholders’ equity of Yunnan Huabang on the benchmark day to provide references for such an economic activity that CHC plans to purchase the entire share of Yunnan Huabang.
Appraisal Benchmark Day: December 31, 2006
Appraisal Subject: the entire shareholders’ equity of Yunnan Huabang, the book value of net assets of which is RMB 51.2442 million on the benchmark day.
Appraisal Approach: in accordance with appraisal methods applied in appraisal of enterprise value, the income approach is adopted.
Value Type: market value is defined as the estimated amount of some asset that is supposed to be treaded with in the fair dealing reached by the purchaser and the seller voluntarily after the normal marketing on the appraisal benchmark day, when both parties shall be wise and prudential enough and free from any forced pressure.
Referring to relevant materials provided by the appraised enterprise, observing relevant national regulations on Assets Appraisal, and guided by principles of independence, impersonality and justice, necessary appraisal procedures have been carried out by appraisers and such activities include the verification of the right, ownership, obligation and operation status of the entrusted assets; survey, analysis and estimation of the market environment, operation status, financial status and future development trend of the appraised enterprise; fair reflection of the market value presented by the appraisal subject on the appraisal benchmark day in accordance with the valid price standard on that day.
Up to December 31, 2006, by means of income approach, the entire shareholders’ equity appraisal value under the continuous operation of Yunnan Huabang was RMB 61.2171 million.
Explanations to appraisal conclusions:

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Yunnan Huabang Power Development Co., Ltd.	Share Transfer Project	Asset Appraisal Report
(1)	The selling price of power in Yunnan Huabang is in accordance with the current standard, taking no consideration of prospective adjustment.

(2)	According to Opinions on Implementation of “Several Opinions on Quickening Development of Non-public-owned Economy Issued by Yunnan CPC Committee and Yunnan Provincial People’s Government” Issued by Yunnan Provincial Financial Office, National Taxation Bureau of Yunnan and Yunnan Local Taxation Bureau, eligible newly-established enterprises shall be exempt from business income tax levy in the first three years counting from the operation data, while in the following two years, half of their business income taxes shall be reduced. Newly-built power stations under Yunnan Huabang shall enjoy the tax preference in accordance with the aforesaid provisions. However, this appraisal has been confined by the appraisal main body, so the aforesaid factors haven’t been considered.

(3)	The estimated grid power by Yunnan Huabang was based on the designed long-term average annual power output, but during the practical operation of the power station, due to influences from natural factors, the grid power may be higher or lower than the aforesaid level.
This report was established on some appraisal assumptions and restrictive conditions, so it is hereby suggested that report users pay attention to influences caused by such conditions to appraisal conclusions and trade pricing.
The valid period of this report is one year, starting on December 31, 2006 and ending on December 30, 2007.
The said content was selected from the Assets Appraisal Report. For the comprehensive information, please refer to the full text.
The use right of this report belongs to the entrustee, so without the permission of the entrustee, no offer or disclosure of this report will be under the obligation of Jingdu. For other persons using this report for other purposes, presenting or obtaining this report without the written approval of Jingdu, Jingdu is also exempt from any responsibilities thereof.
(Stamp)

Assets Appraisal Agency: Beijing Jingdu Assets Co., Ltd.

Legal Representative of Jingdu: Jiang Jianying

China Certified Public Valuer: Wang Rui

China Certified Public Valuer: Xing Sumin

March 15th, 2007

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Yunnan Huabang Power Development Co., Ltd.	Share Transfer Project	Asset Appraisal Report
Yunnan Huabang Power Development Co., Ltd.
Share Transfer Project
Assets Appraisal Report
JINGDUPINGBAOZI [2007] No.008
Observing relevant provisions on Assets Appraisal and guided by principles of impersonality, independence and justice, Beijing Jingdu Assets Appraisal Co., Ltd. (hereinafter referred to as Jingdu) entrusted by China Hydroelectric Corporation (CHC) has sent appraisal project team to appraise the entire shareholders’ equity of Yunnan Huabang Power Development Co., Ltd. (hereinafter referred to as Yunnan Huabang) by means of the authorized assets appraisal approach. Appraisers of Jingdu has carried out necessary appraisal procedures, including the verification of the right, ownership, obligation and operation status of the entrusted assets; survey, analysis and estimation of the market environment, operation status, financial status and future development trend of the appraised enterprise; fair reflection of the market value presented by the appraisal subject on the appraisal benchmark day in accordance with the valid price standard on that day. Assets Appraisal information and conclusions are reported as follows:
I. Entrustee
China Hydroelectric Corporation, who plans to purchase the entire share of Yunnan Huabang.
II. Basic Information and Financial Status of the Appraised Enterprise
The appraised enterprise is Yunnan Huabang.
(I) Basic Information of the Enterprise
Name: Yunnan Huabang Power Development Co., Ltd.
Registered Address: Xingba Village, Xincheng Town, Yingjiang County, Yunnan Province, China (in Binglang River Power Station)
Registered capital: RMB 50 million, with 49% (RMB 24.5 million) of which held by Zhejiang Dahua Construction Group Ltd., 30% (RMB 15 million) held by Ye Jianhua (ID Card No.: 332521195810064429) and 21% (RMB 10.50 million) held by Zhou Jianbin (ID Card No.: 332524196905200036).

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Yunnan Huabang Power Development Co., Ltd.	Share Transfer Project	Asset Appraisal Report
Enterprise Type: limited liability company
Legal Representative: Zhou Jianbin
Operation Period: January 13, 2004 — January 13, 2024
Scope of Business: hydroelectric power development, operation and management
Yunnan Huabang is the successor of Yingjiang County Huafa Power Development Co., Ltd. (hereinafter referred to as Huafa) that was established in January 13, 2004 and invested by Zhejiang Huabang Power Development Co., Ltd. holding 51% (RMB 20.40 million) of the share, Zhejiang Dahua Construction Group Ltd. holding 49% (RMB 19.60 million) of the share. With Zhou Jianbin as its legal representative, Huafa has a registered capital of RMB 40 million and engaged in hydroelectric development, operation and management. On March 31, 2005, Huafa was renamed as Yunnan Huabang Power Development Co., Ltd. and on September 29, 2005, its registered capital increased to RMB 50 million from RMB 40 million.
Binglang River Hydroelectric Power Station affiliated to Huafa was acquired by Huafa on December 20, 2003 at a price of RMB 171 million in the open price competition. On January 15, 2005, Transference Contract of Binglang River Power Station in Dehong Autonomous Prefecture was signed between Huafa and Yunnan Dehong Power Ltd. (hereinafter referred to as Dehong) and in the complementation agreements of the contract, it was stated that Huafa has entirely purchased Binglang River Power Station of Dehong in the form of debt undertaking and that Huafa shall pay the purchase principle of RMB 40 million and assume Dehong’s loan of RMB 131 million in Agricultural Bank of China Dehong Autonomous Prefecture Branch. Binglang River Power Station, located in Xincheng Town, Yinjiang County, Dehong Autonomous Prefecture, Yunnan Province, is a run-of-river plant. At the auction time, its installation scale was 18900KW (3*6300KW), annual designed power output 138 million KWH and transmissions lines were mainly 110KV double-line, 35KV thrice-line and 10KV single-line. Assets of the power station included head gate dam of the power station, diversion culvert box, forebay, diversion channels, surge shaft, pressured steel pipes, workshops, booster stations, related complete equipment and all auxiliary buildings concerning production, life and official business in the power station. The reference price was RMB 98 million and the purchase price was RMB 171 million.
In the year 2005, in accordance with Endorsement of Application for Technical Improvement and Capacity Enlargement of Binglang River Power Station (YINGJINGMAOZI [2004] No.36) by Economic & Trade Commission of Yingjiang County, the first-phase technical reconstruction to Binglang River Station was carried out.
In the year 2004, 2005 and 2006, the contract grid power of Yunnan Huabang was 104 million KWH, 100.13 million KWH and 99.50 million KWH respectively, the actual grid power 110.84 million KWH, 119.07 million KWH and 119.07

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Yunnan Huabang Power Development Co., Ltd.	Share Transfer Project	Asset Appraisal Report
million KWH respectively and the revenue- power charge income was RMB 17.22 million, 18.77 million and 16.57 million respectively.
Currently, 23 regular staffs, 13 males and 10 females, are working for Binglang River Power Station. Among them, three have graduated from the junior college, 12 from senior high school and technical secondary school and 8 have graduated from junior high school. In the 23 workers, nine persons have obtained high-quality certificate; four, middle-class certificate; five, primary certificate and four have obtained electrician certificate.
(II) Enterprise Financial Status
Balance Sheet of Yunnan Huabang in the Near Three Years
In Thousand RMB

Item	2004	2005	2006
Current Assets	3,870.5	16,281.9	4,976
Cash and Cash Equivalents	220.7	2,523.4	1,106.5
Accounts Receivable	3,184.5	1,437.1	995.6
Prepaid Accounts	367.2	12,219.6	2,260
Other Receivables	5	21.9	518.5
Inventories	5.6	2.4	2.4
Prepaid and Deferred Expenses	87.5	77.5	93
Fixed Assets	166,258.6	161,255	166,380.8
Original Value of Fixed Assets	171,000	171,113.8	171,124.3
Fixed Assets-Net Value	166,250	16.,663.8	154,968.9
Construction in Progress	8.6	591.2	11,411.9
Total Assets	170,129.2	177,536.9	171,356.8
Current Liabilities	10,780.9	13,498.3	12,112.6
Other Payables	10,602	10,035.3	7,460.6
Payroll Payable	—	5.3	—
Welfare Payable	70.9	146.6	201.7
Tax and Associate Charge	104.4	83.1	58.5
Unpaid Profits	0.00	3,224.4	4,389.5
Other Unpaid Expenses	3.6	3.7	2.3
Long-term Liabilities	117,000	113,000	108,000
Long-term Loans	117,000	113,000	108,000
Total Liabilities	127,780.9	126,498.3	120,112.6
Net Assets	42,348.3	51,038.6	51,244.2

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Yunnan Huabang Power Development Co., Ltd.	Share Transfer Project	Asset Appraisal Report
Operation Achievements of Yunnan Huabang from 2004 to 2006
In Thousand RMB

Item	2004	2005	2006
I. Main Operation Revenue	17,220	18,774.2	16,571.2
Less: allowance and discounts	—	—	—
Net Amount of Prime Operating Revenue	17,220	18,774.2	16,571.2
Less: Cost of Main Operations	1,125.4	1,402.7	1,107.3
Tax and Associate Charge of Main Operations	41.3	46.4	39.7
II. Profits from Main Operations	16,053.3	17,352	15,424.2
Less: Operating Expenses	—	—	—
General and Administrative Expense	5,182.6	6,123.7	6,155.8
Financial Expenses	8,559	7,426.2	7,907.6
III. Operating Income	2,311.6	3,775.2	1,360.7
Add: Investment Income	—	—	—
Subsidy Income	—	—	—
Non-operating Income	36.6	23.2	—
Less: Non-operating Expense	—	5.7	—
Iv. Income Before Tax	2,348.3	3,792.6	1,360.7
Less: Income Tax	—	—	—
V. Net Income	2,348.3	3,792.6	1,360.7
Main Financial Indices of Yunnan Huabang from 2004 to 2006

Item	2004	2005	2006	Average Level
Assets/Liabilities Rate	75%	71%	70%	72%
Current Ratio	36%	121%	41%	66%
Quick Ratio	35%	120%	40%	65%
Current Assets Turnover	890%	186%	156%	411%
Fixed Assets Turnover	10%	12%	11%	11%
Net Assets Income	5.55%	7.43%	2.66%	5%
(III)	Operational assets conditions and feasibility of second-phase construction
1. Operational assets conditions
Binglang River Power Station, a run-of-water plant located in Xincheng Town, Yinjiang County, Dehong, Yunnan Province, was commenced in April 1985 and completed in June 1988. From 2005 to 2006, the power station was rebuilt technically. Currently, its total installed capability is 21,000kW, and its average power generation is 138.15 million kWh.
The total layout of Binglang River Power Station is rational and its design is also reasonable. Except the water inlet and the open water channel that have a bit

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defects, the rest structures are designed and built rationally. In the aspects of intensity and stability, all the buildings are wonderful and the infrastructure is good. In addition, the construction quality is also wonderful. Even though having experienced for over 19 years, the whole facilities show good conditions and satisfy all the designed functions. Without any obvious defect, crazing and leakage, the facilities can be regularly operated within their designed use life upon finishing some routine necessary maintenance.
According to the specific conditions that the power station was built, the main electromechanical equipments and electric design are rational. The current electromechanical equipments are basically those ones purchased in 1986 but parts of them have been technically rebuilt already. In 1999, the speed regulator was rebuilt into PC speed regulator (with PLC); from 2005 to 2006, the water turbine replaced its water wheel, the power generator was insulated in site and the field excitation system was replaced. So far, the output per single machine is 7000kW.
The major existing electromechanical equipments are early ones and some of them are not marketable already. The existing cabling system is not rational, either. Its secondary control system now still adopts regular control mode, only DC system was rebuilt.
According to the existing electromechanical equipment conditions, water turbine, power generator, speed regulator and field excitation system can be operated normally for at least ten years. However, these equipments feature lagged technologies, low security and huge wastage.
The steel structure is still in good conditions and as long as being repaired and maintained well, it can be used normally.
2. Feasibility of second-phase construction
Binglang River is the upstream of Daying River, a first-level branch of Ayeyarwady River. Its total length is 120.2km, and its drainage area is
2310.69km2, showing a feather-like distribution. Within its territory, the average elevation is 1831m. In the water source, the elevation is about 2000m; while in the join of Nandi River, the elevation is 837m, presenting a natural gap of about 1200m. Its average elevation difference ratio is larger than 10%, so it’s one of hydroelectric resource-rich medium rivers in Yunnan Province. Along the river, both banks are covered with thick subtropical broadleaf frees and shrubs. The forest coverage rate is up to 90%, so there are few soils and sands in the river. Within its territory, the water quality is very limpid.
For Binglang River, its surface flow is sourced from waterfall mainly and smelting snow additionally. Thanks to its subtropical wet monsoon climate, its drainage area is full of water stream in summer.
According to Binglang River Hydroelectric Planning Report (Danzha to Songshan Outfall) formulated by Baoshan City, Binglang River Hydroelectric Planning Report (Dehong Section) formulated by Dehong City as well as recent

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planning adjustment, two reservoirs and nine power stations are planned to be built along the trunk stream of Binglang River and the total installed capacity will be up to 666,900kW. In this planning, two reservoirs and four power stations belong to the upstream city, Baoshan, and the rest belong to Dehong.
From Binglang River Power Station to the water source, the drainage area is 2160km2 and this area features the aforesaid contents. In this area, the geographic structure is complicated and crustal movement is active here. Accordingly, most of its circumferences are earthquake areas and the basic seismic intensity is 8 degree.
For a long term, due to historical and systematic reasons, the wholesales price of little hydroelectric power stations are relatively throughout the country and in most of the provinces, the wholesales price of little hydroelectric power stations are lower than the average wholesales price. In addition, due to unbalanced economic development, the wholesales power price also features huge differences locally. It’s forecasted that the wholesales power price still features huge growth space in company with the West Development Program, local economic development, consummate west-to-east power transmission channel, deepening of power system reform as well as implementation of Renewable Energy Act.
In the upstream area of Binglang River Power Station, two reservoirs and seven power stations are under planning. Upon the completion of three reservoirs in the upstream of Binglang River, the floodwater storage will be increased hugely and the equivalent storage capability is equal to a storage-factor-8% reservoir. According to the existing installed capacity, the annual average power generation will increase about 20 million kWh. If its channel water flow can be matched with the controlled drainage flow upstream, Binglang River Power Station can increase more than 31 million kWh per annum on average.
Comparing with the hydroelectric resource utility degree in the upstream constructing power stations, Binglang River Power Station has obviously smaller installed capacity and feature high potential to increase installed capacity. According to the topographical and geological conditions, it’s feasible to build a new facility in the right bank so as to increase the power generation capacity.
The newly-built facilities including water inlet, scouring sluice, water tunnel, pressure adjustment well, pressurized pipeline, workshops and booster system will be laid along the right bank. The highest water level is 884.16m at the reservoir, and the lowest water level is 841.00m at the downstream.
For the second-phase capacity increase, 2*10,000kW installed capacity is recommended to install and the company needs RMB 68 million for static investment. Taking 3 completed reservoirs upstream into consideration, 112 million kWh per annum will be increased on average.
Its second-phase capacity increase proposal was ratified by Dehong Development and Reform Committee in January, 2006. (See DEFAGAITIGAI[2006] No.75 Document).

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So far, the capacity increase project has completed geological and hydrometeorological survey, hydroelectric planning and pre-feasibility report. Now this project is under preparation.
The second-phase capacity increase project is planned to be commenced in 2007 and be completed in 2008, as well as put into operation in 2009.
III.Appraisal Objectives
Jingdu entrusted by CHC has appraised the shareholders’ equity of Yunnan Huabang on the benchmark day to provide references for such an economic activity that CHC plans to purchase the entire share of Yunnan Huabang.
IV. Appraisal Subject
The subject is the entire shareholders’ equity of Yunnan Huabang.
The assets liabilities shown in the balance sheet of Yunnan Huabang after the auditing on the appraisal benchmark day as follows: assets, RMB 171.3568 million; liabilities, RMB 120.1126 million and net assets, RMB 51.2442 million. Including:
1.	Assets:
The book value of the current assets is RMB 4.976 million, including cash and cash equivalents, accounts receivable, prepaid accounts, other receivables, inventory and prepaid and deferred expenses.
The original book value of fixed assets is RMB 171.1243 million and the net value is RMB 154.9689 million, including buildings (31 items) covering 7,643.44m2, constructional works (13 items), pipelines and other auxiliary facilities (3 items), machinery and equipment (144 items, 341 units/sets), seven vehicles and electronic equipment (11 items, 40 sets/units).
The face value of construction in progress is RMB 11.4119 million. The construction in progress refers to the technical improvement and capacity enlargement project aiming to rebuilding equipment and presently, most technically improved equipment have been put into production.
2.	Liabilities:
The book value of current liabilities is RMB 12.1126 million, including other payables, welfare payable, taxes payable, profits payable and other payables.
The book value of long-term liabilities is RMB 108 million, all long-term loans.

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Four sites of land have been involved in this appraisal and are located in Xincheng Town, Yingjiang County, Dehong Autonomous Prefecture, Yunnan Province. All the said lands have acquired Use Certificate of State-owned Land, with Yunnan Huabang Power Development Co., Ltd. as the land users, industrial land as the purpose and the land has been obtained under the allotment of rights. Lands include workshop land, the certificate number of which is YINGGUOYONG [2007] NO.487 and the land number of which is DZ-2007-01, covering 70,277.80m2; Land for living quarters, the certificate number of which is YINGGUOYONG [2007] NO.488 and the land number of which is DZ-2007-03, covering 165,146.00m2; Land for open channels, the land certificate number of which is YINGGUOYONG [2007] No.489, covering 60,547.00m2; land for large dams of open channels, the certificate number of which is YINGGUOYONG [2007] NO.490 and the land number of which is DZ-2007-05, covering 50,602.50m2.
V. Type of Value and Definition
The value type of this appraisal is market value. The estimated amount of some asset that is supposed to be treaded with in the fair dealing reached by the purchaser and the seller voluntarily after the normal marketing on the appraisal benchmark day, when both parties shall be wise and prudential enough and free from any forced pressure.
The connotation of the market value in this appraisal project is the entire shareholders’ equity value of Yunnan Huabang and the corresponding value is the net assets value of Yunnan Huabang.
The appraisal value in this report refers to the prospective entire shareholders’ equity cash flow according to the market value standard on the appraisal benchmark day and based on the current assets scales under the continuous operation of the enterprise, considering the additional capacity of the additional investment, and the entire shareholders’ equity value after converting into cashes after adopting the feasible discounting rates. It is an appraisal opinion serving the appraisal objectives according to the said procedures and approaches in the report when the appraisal subject is under the said appraisal principles, assumptions and preconditions
VI. Appraisal Benchmark Day
The appraisal benchmark day of this project is December 31, 2006.
In favor of guaranteeing appraisal result and effectively in the service of appraisal objectives, the appraisal benchmark day has little effect on the appraisal result and is capable of correctly reflecting the up-to-date status of related assets. The day is decided by the entrustee after the joint negotiation and approaches the realization day of relevant economic activities as possible.

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The price adopted in this appraisal is the valid price standard on the appraisal benchmark day.
VII. Appraisal Assumptions and Restrictive Conditions
1.	Yunnan Huabang will continue its operations and its scope of business, method and decision-making process will have few changed in the future.

2.	The future macroeconomic environment of Yunnan Huabang will have no significant changes and the enterprise will completely observe national laws and regulations. Laws, regulations and relevant industrial policies and supervising measures under which the profit is forecast will also have no or few changes in the future.

3.	Inflation rate, national current back credit interest rate, tax benchmark and tax rate, service and product price fluctuations can be kept in a normal range and will have no significant changes.

4.	In the forecast year, no force majeure or unpredictable factors that would cause major detrimental effects to the main operations of the enterprise or result in great losses of the enterprise properties would happen.

5.	The operator of the enterprise is responsible and top management of the enterprise is competent for their duties.

6.	No legal disputes or obstacles of assets and business of Yunnan Huabang exist. The property right of assets is clear.

7.	The second-phase power station construction plan of Yunnan Huabang is predicted to be realized as scheduled.

During the appraisal, appraisers have observed requirements of assets appraisal and adopted current terms and conditions of policies, industrial conventions, statistical parameters or preconditions concerning the universal industrial parameters and on the appraisal benchmark day, no deviation factors existed. In case that great changes have taken place to further economic environment, appraisers will assume no responsibility for different results deduced from the changed preconditions.
VIII. Appraisal Principles
1.	Acceptable principles stated in national and industrial regulations;

2.	Principles of independence, objectivity and specialty;

3.	Principle of continuous operation of assets, substitutability and open market;

4.	Principle of variation of main beneficiaries of the property right.
IX. Appraisal Basis
This appraisal has been carried out strictly in accordance with national current laws, regulations and other fair appraisal basses, pricing standards and appraisal references concerning appraisal of assets.

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(I) Activity Basis
The Agreement on Assets Appraisal Business jointly signed between CHC and Jingdu.
(II) Regulation Basis
1.	The Administration of State Asset Valuation Procedures (No.91 Order) issued by the State Council in 1991;

2.	Appraisal Management Detailed Rules on State-owned Assets (GUOZIBANFA [1992] No.36) issued by the Original State State-owned Assets Administration Bureau;

3.	Opinions on Assets Appraisal Operation Norms (try out) issued by China Appraisal Society;

4.	Temporary Provisions for Assets Appraisal Report Basic Content and Format (CAIPINGZI No.91) issued by the Ministry of Finance;

5.	Opinion on Certified Public Valuer Focusing on the Legal Right of Appraisal Subject (HUIXIE [2003] No.18) issued by the China Institute of Certified Public Accountants(CICPA );

6.	Instruction Opinion on Business Valuation ([2004] No.134) issued by China Appraisal Society;

7.	Assets appraisal criteria;

8.	Policies and regulations concerning enterprise finance, accounting, revenue and assets management established by the Ministry of Finance, Headquarters of People’s Bank of China, National Taxation Bureau and the original State State-owned Assets Administration Bureau.
(III) Property Right Basis
1.	Business license of the enterprise as a legal person;

2.	Certificate of Use Right of State-owned Land;

3.	Financial materials like accounting statements;

4.	Application materials for assets appraisal.
(IV) Pricing Basis
1.	Current deposit and loan rates of financial institutions issued by the People’s Bank of China;

2.	Loan Contract, Mortgage Contract, Pledge and Security Agreement on Power Revenues, Agreement on Debt Assuming submitted by Yunnan Huabang;

3.	Five-year annual interest rate of proof national debt (first term) in 2007;

4.	The Income Tax Law of the People’s Republic of China;

5.	Notice of Transmitting “Opinions on Policy Measures of West Development by the West Development Office of the State Council” by the State Council Office (GUOBANFA [2001] No.73);

6.	Endorsement on “Application for Abatement of Business Income Tax by Yingjiang County Huafa Power Development Co., Ltd. Submitted by Yingjiang County Local Taxation Bureau: Issued by Dehong Autonomous Prefecture Local Taxation Bureau (DEDISHUIZHENGFUZI [2005 No.5]);

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7.	Notice of Adjustment of Power Prices of Dehong Autonomous Prefecture Electric Networks (DEZHENGFA [2003] No.367) by the People’s Government of Dehong Autonomous Prefecture;

8.	Notice of Related Problems Concerning Power Price of Grid Power of the Trial Run of Hydroelectric Power Stations Newly Put into Production by Yunnan Provincial Development and Reform Committee (YUNFAGAIJIAGE [2006] No.28);

9.	Pre-feasibility Study Report on Technical Improvement and Capacity Enlargement of Binglang River Hydroelectric Power Station in Dehong Autonomous Prefecture, Yunnan Province;

10.	Profit Forecast and Explanations from the Year 2007 to 2016 submitted by Yunnan Huabang;

11.	Relevant data of fellow listed companies.
(V) Other References
1.	Audit report;

2.	Price information and other materials collected from news, journals, webs, manufacturers and other channels;

3.	Relevant contracts and agreements provided by the appraised enterprise;

4.	Relevant information mastered by appraisers and materials from field investigation.
X. Appraisal Approach
The income approach is adopted in this appraisal assuming the continuous operation of the enterprise.
(I) Preconditions for Application of the Income Approach
The income approach refers to such an assets appraisal approach that the value of the appraised assets is decided by means of estimating the expected return of the appraised assets and converting them into present value. Preconditions for application of the income approach as follows:
1.	The clear property right of the enterprise assets appraised;

2.	The future income of enterprises able to be monetarily quantified;

3.	The future operating risk of the enterprise able to be monetarily quantified.
(II) Profit Forecast Basis
1.	The basis of this appraisal is established on the precondition of the normal operation of the enterprise and all earnings are from the normal operation of the enterprise, taking no account of accidental factors and non-comparable factors.

2.	The profit forecast takes the actual stock assets of the enterprise and has taken the influence on the normal earnings of the enterprise from the reasonable improvement of stock assets and the additional investment into

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consideration.

3.	The profit forecast is established on the findings of audit from Yunnan Huabang, in accordance with the profit forecast submitted by the enterprise and according to relevant information collection from inquiry carried out by appraisers. It has necessarily analyzed, estimated and confirmed the reasonableness of the profit forecast by the enterprise and some adjustments have been made.
1.	Operation materials of the past years provided by Yunnan Huabang;

2.	The unification of accounting process adopted.
(III) Appraisal Model of the Income Approach
The appraisal model of the income approach has adopted the pre-interest cash flow after taxes ( CFAT) model.
Pre-interest cash flow after taxes = shareholders’ equity cash flow + interest-payment debt interests * (1- rate of income tax)
In which:
Shareholders’ equity cash flow = after-tax profit - net investment

Net investment	=	capital expenditure + increase of operation funds - depreciation and amortization
(IV) Establishment of the Forecast Period
According to our investigations and analyses, the enterprise will undertake the second-phase construction of the power station, so in order to reflect its influence on the enterprise cash flow in the long term, we decided to make ten years as the forecast period, i.e. from 2007 to 2016.
(V) Establishment of Benefit Period
The operation period of the Yunnan Huabang is twenty years as stated in the company regulations, counting from the issuance of the operation license. The operation period stated in the business license of the enterprise as a legal person is from January 13, 2004 to January 13, 2024. On the base of the economic development prospect of generating power by water conservancy, the appraisal benefit period is permanent, namely from December 31, 2006 to the permanency.
(VI) Establishment of the Discounting Rate
According to the principle of unifying the earning capacity and the discounting rate, the earning capacity is pre-interest cash flow after taxes, so the discounting rate r will choose the weighted average cost of capital (WACC), i.e., the return on investment capital, also called investment capital cost, a comprehensive return rate decided by the structure and return rate of the shareholders’ equity capitals and interest-payment debenture capitals.
The computing formula is:

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WACC = Ke*We+Kd*(1-T)*Wd
Ke: Shareholders’ equity capital cost;
Kd: debenture capital cost;
We: the ratio of shareholders’ equity capital in the capital structure;
Wd: the ratio of debenture capital in the capital structure;
T: valid income tax rate of the company;
1.	Definition of Ke
According to the capital asset pricing model (CAPM) and on this base, considering the individual risk earning of Yunnan Huabang, the computing formula is:
Ke= Rf+ß×Rpm+A
Rf: risk-free return rate;
RPm: market risk premium;
A: individual risk adjustment.
(1)	Risk-free Return Rate Rf

The annual interest of the proof national debt (five-year term) face value in 2007 (the first term) is 3.81% and if converted into the compound interest, the interest is 3.55%, so the risk-free return rate is 3.55%.

(2)	Enterprise Risk Factor ß

It will be decided by the mean parameter of Shanghai and Shenzhen A-Stock Market of the listed companies that are similar to the appraised enterprise in the recent 100 weeks according to the information from Wind and after calculation, it is 0.8385.

(3)	Market Risk Premium Rpm

Domestic securities market is an emerging but bundle one. On one hand, the domestic market has a relatively shorter history data and in the first several years of its establishment, the speculation atmosphere was pregnant, so the market fluctuation is large; on the other hand, presently, the control over the exchange flow under the capital account is strict, plus the particularity of the stock equity separation, so the stock equity risk premium deduced directly from the history data has a low reliability, while in the mature market, owing the long history data, the overall stock equity risk premium on the market could be got from analyzing the history data, so the risk premium of international emerging markets commonly could be decided by the risk premium of the mature market. In this appraisal, the market risk premium Rpm is 7.5%.

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(4)	Risk Adjustment Factor

The existing installed generation capacity of the enterprise has reached 21,000 kW after the rebuilding. After the establishment of the new station, the installed generation capacity will reach 41,000 kW, but the scale is still relatively smaller. The commencement of the new station hasn’t yet been carried out, so there will be some uncertainties involved and the operation risk is on the high side. The liabilities rate of assets of the enterprise is relatively high, together with the financing risk from power station construction, the enterprise financial risk is also on the high side. In the light of the said reasons, the individual risk regulation A is 2%.

(5)	Equity Capital Return Rate r
Ke = Rf+ß×Rpm+A
=3.55%+0.8385×7.5%+2%
   =11.84%
2.	Kd is the enterprise’s current contract interest rate, 7.128%.

3.	Definition of We and Wd

Up to the appraisal benchmark day, the interest-payment liabilities of the enterprise had reached RMB 108 million and the shareholders’ equity RMB 51.2442 million, so:
We=5,124.42/(10,800+5,124.42)*100%= 32%
Wd=10,800/(10,800+5,124.42)*100%= 68%
4.	Estimation of the Discounting Rate r

It shall be estimated according to the valid income tax rate in the corresponding year and the aforesaid indices.
(VII) Computing Formula
The entire shareholders’ equity is decided according to the present actual operation status of the appraised enterprise, by means of subsection forecast of the future income of Yunnan Huabang and converting the income into cash, which then shall be deducted by the interest-payment liabilities. Firstly, the pre-interest cash flow after taxes of the Yunnan Huabang from 2007 to 2016 is forecast; secondly, it is presumed that the enterprise will run permanently and the pre-interest cash flow after taxes remains the same as that of 2006 after the year 2017; thirdly, according to the selected discounting rate, the aforesaid two-stage pre-interest cash flows after taxes are converted into cash; finally, they shall be summed up and the entire value of Yunnan Huabang is figured out. The computing formula is:
In which:
P:     the entire value of the enterprise;
Rt:    the pre-interest cash flow after taxes in the Tth year;
R:     weighted average cost of capital;
T: the forecast year;
N and (n+1) are the last year of the forecast period and the first year after

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the forecast period respectively;
     Rn+ 1 : the pre-interest cash flow after taxes of the (n+1)th year, namely the first-year pre-interest cash flow after taxes after the forecast period.
(VIII) Selection of Data Estimations
The financial data forecast of Yunnan Huabang has been adjusted based on the operating performance from the year 2004 to the year 2006, in accordance with national current related laws, codes and macro-policies, the status and foreground of the China power industry, and trend of Yunnan power and according to the analysis the predominance and risk of the enterprise, especially the market environment and development prospect and potentials of the enterprises, pursuant to the Profit Forecast and Explanations from 2007 to 2016 provided by the enterprise and in terms of necessary analysis and estimation on the profit forecast from 2007 to 2016 to confirm the reasonableness of the forecast.
1.	Prime Operating Revenue

The prime operating revenue Yunnan Huabang, as a hydroelectric enterprise, is the income from power sales.

In the forecast, the influence on the income from business indicators and the power generation capacity of the second-phase power station established from the additional investment have been taken into consideration.
(1)	Installed generation capacity: for the old power station, it shall be decided according to the rebuilt installed generation capacity while for the new one, it shall be decided according to the designed capacity.

(2)	Utilization hours in a year: for both the old and new power station, it shall be decided according to the designed capacity.

(3)	The station service power consumption rate is 0.5% and the line loss rate for the exclusive power supply and transformation is 2.5%.

(4)	The estimation of the grid power: it is estimated based on the aforesaid indicators.

(5)	Establishment of the power price: in the light of the uncertainty in the adjustment time and range, the power price of the old power station shall exercise the original standard and on this basis, shall be decided according to the average price in the past years. For the new station, the price shall be decided according to the document (YUNFAGAINENGYUAN [2006] No.28).

(6)	The estimation of the prime operating revenue: it is estimated based on the aforesaid indicators.
2.	Prime Operating Cost

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Prime operating cost includes wages, employee welfare cost, equipment maintenance expenses, business entertainment, transportation expenses and cost of water resources, etc. It is estimated according to the historical level of the prime operating cost of Yunnan Huabang and considering the future increase.
(1)	Based on the 2006 level, wages of workers will rise 5% per annum. There are 15 workers working for the new power station and wages shall be decided according to the average wage level of the corresponding year.

(2)	The employee welfare cost shall be estimated according to current standards.

(3)	Maintenance expenses: in the year 2005 and 2006, the renewal of major equipment had been counted into the construction in progress, so the historical maintenance expenses was low, so it is predicated that such expenses will rise. So, the maintenance of the old power station shall be estimated according to its historical cost and the standard of the cost of overhaul, while for the new power station, such expenses shall be estimated according to the investment amount and the standard of cost of overhaul.

(4)	The cost of water resources shall exercise the current standard: RMB 0.004 for 1kW.

(5)	Others: shall be estimated based on the historical average level.
3. Tax and Associate Charge of Main Operations
Taxes and associate charges of main operations include urban maintenance and construction tax and surtax for education expenses, which shall be estimated according to current tax standards, namely the urban maintenance and construction tax is 1% of the actual paid value added tax and the surtax for education expenses is 3% of the actual paid value added tax.
4. General and Administrative Expense
     General and administrative expenses include expenses related to depreciation, wages and salaries, taxes and premiums for property insurance, etc.
(1)	Depreciation: for the old power station, the depreciation shall be calculated according to 20 years, while for the one, on the basis of calculating the comprehensive service life of constructional works and equipment, the depreciation shall be calculated according to 40 years.

(2)	Wages: the annual rise of the wage shall be 5% based on 2006 and other expenses related to labors shall be exercised according to current standards.

(3)	Taxes include stamp tax, local educational additional expenses and house property taxes, which shall be executed according to current

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standards. The stamp tax shall be calculated according to 0.0003 of the prime operating revenue, the local educational additional expenses according to 1% of the actual value added taxes and the house property taxes shall be calculated according to 1.2% of the original house property value deducting 30%.
(4)	The premiums for property insurance shall be decided according to the scale of the fixed assets and the insurance premium rate in the year 2006.

(5)	Other charges shall be calculated according to the historical average rate.
5. Financial Expenses
(1)	Financial expenses merely include the interest return calculated according to the historical average level.
6. Non-operating Income and Non-operating Expenses
     Non-operating revenues and expenses are not recurrenting items, so they haven’t been taken into consideration in this profit forecast.
7. Income Tax
The income tax is decided by the tax rate exercised by the company. In accordance with the document (YUNGUOSHUIHAN [2005] No.514), the document (DEDISHUIZHENGFUZI [2005] No.5), the income tax from 2004 and 2006 is exempted. From 2007 and 2008, the income tax is discounted by 7.5%. After the year 2009, the income tax will be 15% of that stated in the west development policy and in accordance with Notice of Transmitting “Opinions on Policy Measures of West Development by the West Development Office of the State Council” by the State Council Office (GUOBANFA [2001] No.73), the deadline of the west development policy is 2010, so after 2011, the income tax rate will be 25% as stated in the current The Income Tax Law of the People’s Republic of China.
8. After-tax Profit
Based on the said profit and loss items like income and cost, the after-tax profit is decided.
9. Net Investment
Net investment = capital expenditure + increase of operation funds - depreciation and amortization
(1)	Capital Expenditure

The capital expenditure is decided by the new power station plan. At the same time, on the condition of the permanent operation of the enterprise, the funds of depreciation and amortization are equivalent to the capital expenditure.

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(2)	Increase of Operation Funds

The demand for the operation funds in the company is slim and the cash flow brought by the daily power sales is able to support the daily operation turnover, so the increase of operation funds is taken no account of.

(3)	Depreciation and Amortization

The forecast value of the depreciation and amortization is decided on the basis of forecast depreciation of fixed assets of the general and administrative expenses.

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Yunnan Huabang Power Development Co., Ltd.	Share Transfer Project	Asset Appraisal Report
     10. Forecast of Annual Stockholders’ Cash Flow
According to the said forecasts, the forecast of annual shareholders’ cash flow is as follows:
In Thousand RMB

Item	2007	2008	2009	2010	2011
I. Prime Operating Revenue	18,459.5	18,459.5	40,492.2	40,492.2	40,492.2
Less: Cost of Main Operations	1,793.3	1,826.2	3,474.5	3,526.7	3,851.5
Tax and Associate Charge of Main Operations	44.3	44.3	97.2	97.2	97.2
II. Profits from Main Operations	16,621.9	16,589	36,920.5	36,868.3	36,813.5
Less: General and Administrative Expense	9,628.4	9,634.5	11.652.7	11,661.6	11,670.6
Financial Expenses	-25.8	-25.8	-56.7	-56.7	-56.7
III. Operating Income	7,019.3	6,980.3	25,324.5	25,263.4	25,199.6
Add: Non-operating Income	—	—	—	—	—
- Less: Non-operating Expense	—	—	—	—	—
Iv. Income Before Tax	7,019.3	6,980.3	25,324.5	25,263.4	25,199.6
Less: Income Tax	526.4	523.5	3,798.7	3,789.5	6,299.9
V. Net Income	6,492.9	6,456.8	21,525.8	21,473.9	18,899.7
Less: Additional Investment	29,126	57,126	10,868.4	10,868.4	10,868.4
Including: Additional Amount of Operation Funds	—	—	—	—	—
Capital Expenditure	29,126	57,126	10,868.4	10,868.4	10,868.4
Add: Depreciation and Amortization	9,126	9,126	10,868.4	10,868.4	10,868.4
VI. Pre-interest Cash Flow After Taxes	-13,507.1	-41,543.2	21,525.8	21,473.9	18,899.7
Table (continued):
In Thousand RMB

Item	2012	2013	2014	2015	2016
I. Prime Operating Revenue	40,492.2	40,492.2	40,492.2	40,492.2	40,492.2
Less: Cost of Main Operations	3,639.1	3,699.5	3,763	3,829.7	3,899.7
Tax and Associate Charge of Main Operations	97.2	97.2	97.2	97.2	97.2
II. Profits from Main Operations	36,755.9	36,695.5	36,632	36,565.3	36,495.3
Less: General and Administrative Expense	11,680.3	11,690.3	11,700.9	11,712	11,723.7
Financial Expenses	-56.7	-56.7	-56.7	-56.7	-56.7
III. Operating Income	25,132.3	25,061.9	24,987.8	24,910	24,828.3

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Yunnan Huabang Power Development Co., Ltd.	Share Transfer Project	Asset Appraisal Report

Item	2012	2013	2014	2015	2016
Add: Non-operating Income	—	—	—	—	—
Less: Non-operating Expense	—	—	—	—	—
Iv. Income Before Tax	25,132.3	25,061.9	24,987.8	24,910	24,828.3
Less: Income Tax	6,283.1	6,265.5	6,247	6,227.5	6,207.1
V. Net Income	18,849.2	18,796.4	18,740.8	18,621.2	18,621.2
Less: Additional Investment	10,868.4	10,868.4	10,868.4	10,868.4	10,868.4
Including: Additional Amount of Operation Funds	—	—	—	—	—
Capital Expenditure	10,868.4	10,868.4	10,868.4	10,868.4	10,868.4
Add: Depreciation and Amortization	10,868.4	10,868.4	10,868.4	10,868.4	10,868.4
VI. Pre-interest Cash Flow After Taxes	18,849.2	18,796.4	18,740.8	18,621.2	18,621.2
XI. Implementation Process and Conditions of Appraisal Procedures
The appraisal process can be divided into five stages:
(I)	Acceptance of Commission
Main jobs of this stage include: defining appraisal objectives, scope and the appraisal benchmark day, establishing work scheme of assets appraisal and signing agreement on assets appraisal.
(II)	Preparations
1.	As required by the assets appraisal, arranging the application form of assets appraisal for the entrustee and the appraised enterprise and assisting the appraised enterprise for assets declaration;

2.	Collecting and preparing materials required by assets appraisal.
(III)	Assets Check and Verification
1.	Listening to introductions on the enterprise status, the history and status of the appraised assets by persons concerned in the assets-holding enterprise;

2.	Consulting and discriminating the application form of assets appraisal provided by the enterprise, checking and verifying the physical assets with the financial records of the enterprise, proving the authenticity and integrality of declaration materials submitted by the enterprise;

3.	Verifying the real objects on the scene according to the application form of assets appraisal, looking into and recording the assets conditions, talking with asset management personnel to learn the operation and management status of assets, investigating whether there are overage assets influencing

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Yunnan Huabang Power Development Co., Ltd.	Share Transfer Project	Asset Appraisal Report
appraisal;
4.	Examining certificates of the property right of the appraised assets, equipment purchase contract, accounting materials like account current and invoices, and making clear of the enterprise assets property right;

5.	Consulting the project approximate budget and audit materials, spot-examining assets discharge statement, equipment operation records, maintenance and accident records and looking into the remaining status of assets to confirm the continuous development of assets operation;

6.	Investigating the operation, financial and future development status of the enterprise, making proper adjustments after analyzing related indices;

7.	Investigating and confirming the market environment where the appraised enterprise is located.
(IV)	Estimations and Gathering
1.	Analyzing obtained materials and selecting proper appraisal approaches according to the status and features of the appraised assets;

2.	Acquiring pricing basis and price materials;

3.	Calculating the appraisal value;

4.	Analyzing the appraisal conclusion and adjusting, amend and perfecting the assets appraisal result;

5.	Writing appraisal explanations and appraisal report;

6.	Carrying out three-level double checks, supplementing and amending the appraisal report and appraisal explanations.
(V)	Submittal of the Report

According to the appraisal condition, submitting Assets Appraisal report discussion draft to the entrustee; according to opinions from the entrustee and the assets-holding enterprise, making necessary amendments; submitting a formal Assets Appraisal report to the entrustee after it has been confirmed all right by the entrustee and the appraised enterprise.
XII. Appraisal Conclusions
(I)	The Legal Property Right of the Appraisal Subject
The work of certified public valuers aims to estimate and professionally comment the value of the appraisal subject, but the confirmation of the legal property right of the appraisal subject or comment on them is beyond their work scope. The entrustee and the related disputing party shall offer materials on the legal property right of the appraisal subject and shall assume all responsibilities on the authenticity, legitimacy and integrality of such materials. Certified public valuers are not entitled to confirm or comment the legal property right of the appraisal subject, so we hereby provide no guarantee to the legal property of the appraisal subject. The entrustee and related disputing parties shall pay attention to this.
According to Opinion on Certified Public Valuer Focusing on the Legal Right of Appraisal Subject, on the appraisal scene, appraisers have properly paid attention to the property right to the appraisal subject, collected and checked

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Yunnan Huabang Power Development Co., Ltd.	Share Transfer Project	Asset Appraisal Report
certificates of the legal property right of the appraisal subject and investigated issues concerning the property right.
Appraisers have also checked Certificate of Use Right of State-owned Land provided by Yunnan Huabang and kept its duplication.
In the examination, appraisers have found the following problems:
1.	All house properties in this appraisal have obtained house ownership certificates.

2.	All land in this appraisal is obtained under the allotment of rights.

3.	In the Mortgage Contract (No.GL200418) signed jointly between the Yunnan Huabang and Agricultural Bank of China Yingjiang County Branch on April 29, 2004, Yunnan Huabang would pledge the Binglang River Power Station to Agricultural Bank of China Yingjiang County Branch at a price of RMB 171 million has acquired the Pledge Registration Certificate (DEGONGSHANGZIHAO [2004] No.07). The medium-term loan is RMB 120 million and the period for the debtor to performance its obligations is from April 22, 2004 to April 21, 2009.
(II) Appraisal Conclusions
Up to December 31, 2006, by means of income approach, the entire shareholders’ equity appraisal value under the continuous operation of Yunnan Huabang was RMB 61.2171 million.
(III) Explanations to Appraisal Conclusions
1.	The selling price of power in Yunnan Huabang is in accordance with the current standard, taking no consideration of prospective adjustment.

2.	According to Opinions on Implementation of “Several Opinions on Quickening Development of Non-public-owned Economy Issued by Yunnan CPC Committee and Yunnan Provincial People’s Government” Issued by Yunnan Provincial Financial Office, National Taxation Bureau of Yunnan and Yunnan Local Taxation Bureau, eligible newly-established enterprises shall be exempt from business income tax levy in the first three years counting from the operation data, while in the following two years, half of their business income taxes shall be reduced. Newly-built power stations under Yunnan Huabang shall enjoy the tax preference in accordance with the said provisions. However, this appraisal has been confined by the appraisal main body, so the aforesaid factors haven’t been considered.

3.	The estimated grid power by Yunnan Huabang was based on the designed long-term average annual power output, but during the practical operation of the power station, due to influences from natural factors, the grid power may be higher or lower than the aforesaid level.
XIII. Explanations to Particular Issues
Issues that may influence the appraisal conclusions but are beyond the capabilities of appraisers for estimation are including but not limited to:
1.	Assets and liabilities of Yunnan Huabang to be appraised have already been

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Yunnan Huabang Power Development Co., Ltd.	Share Transfer Project	Asset Appraisal Report
audited by the China certified account and acquired the audited accounting statement on the appraisal benchmark day.

2.	Materials provided by the top management of Yunnan Huabang and other personnel are the basis of this report, so Yunnan Huabang shall be responsible for the authenticity, legitimacy and allsidedness of such materials. For defect issues that exist in Yunnan Huabang and may influence the appraisal conclusions, if not particularly stated or expressed clearly in the appraisal field investigation or unable to be obtained according to the professional experience, the appraisal institution and appraisers shall be exempt from any responsibilities thereof.

3.	The Profit Forecast from the Year 2007 to 2016 and its Explanations provided by Yunnan Huabang is the main basis of the appraisal report.

4.	It has been assumed that assets of the Binglang River Power Station have been pledged, so the influence from other rights like pledge and guarantee in the appraisal conclusions hasn’t been taken into consideration.

5.	Interests or obligations beyond the appraisal scope, such as contingent benefit, contingent assets or contingent liabilities, haven’t been taken into consideration.

It is hereby notified that the report users shall pay attention to the influence on the appraisal conclusions from the said issues.
XIV. Key Issues after the Appraisal Benchmark Day
1.	They refer to key issues that happen between the appraisal benchmark day and the submittal day of the appraisal report.

2.	Other key issues that haven’t been provided by the appraised enterprise or discovered by appraisers after the appraisal benchmark day;

3.	After the appraisal benchmark day and within the valid period of the appraisal report, if the amount of assets varies, it shall be priced according to the original appraisal approach of such assets and corresponding adjustments of assets shall be made. Due to specific causes, if the price standard of assets has been changed, which has obviously influenced the appraisal assets. the entrustee shall request the appraisal institution to reassess the appraisal value according to the practical situations.
XV. Legal Validity of the Report
1.	Appraisal conclusions stated in the report are merely a reflection of the current fair market price that was decided according to the principle of open market, of the appraised assets under the appraisal objectives, taking no consideration of influences from losses caused by activities like pledge and guarantee, or significant changes of the national macroeconomic policies, or natural forces and other force majeure. The precondition of this report is the continuous operation of the assets, so if the precondition is changed, the appraisal conclusions will be null. The report is exclusive for the appraisal objectives, so the signing certified public valuers and the appraisal institution shall be exempt from any responsibilities from results caused by misapplications.

2.	The valid date of this report is one year, namely from December 31, 2006 to

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2.	The valid date of this report is one year, namely from December 31, 2006 to December 30, 2007. During this period, if the appraisal objectives are to be realized, the report shall work as the pricing basis and shall be adjusted, in the form of self-regulating or entrusting the appraisal company, according to issues concerned after the appraisal benchmark day, the appraisal conclusions in this will be invalid after one year.

3.	Appraisal conclusions in this report are exclusive for the entrustee to realize the appraisal objectives.
XVI. Date of Presentation of the Appraisal Report
The formal presentation data of the Assets Appraisal report is March 15th, 2007.
(no text on this page)
[STAMP]

Assets Appraisal Agency Beijing Jingdu Assets Appraisal Co., Ltd.

Legal Representative of Jingdu: Jiang Jianying

China Certified Public Valuer: Wang Rui

China Certified Public Valuer: Xing Sumin
March 15th, 2007

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     Yunnan Huabang Electric Power Development Co., Ltd
Proposed Acquisition by China Hydroelectric Corporation
Legal Due Diligence Report

1

GLOBAL LAW OFFICE 37th Floor, Jing Guang Center, Hu Jia Lou Chaoyang District, Beijing, P.R. China 100020 Telephone: (8610)6597-3232 Fax: (8610)6467-2012 www.globallawoffice.com.cn

To:	China Hydroelectric Corporation
c/o Appleby Corporate Services (Cayman) Ltd
Clifton House
75 Fort Street PO
Box 1350 GT Grand
Cayman Cayman
Islands
From:	Global Law Office

Date:	March 9th, 2007
Re: Yunnan Huabang Electric Power Development Co., Ltd
Dear Sirs
We have been instructed as solicitors to China Hydroelectric Corporation. We hereby present our legal due diligence report on Yunnan Huabang Electric Power Development Co., Ltd (the “Company”) in connection with the proposed acquisition by China Hydroelectric Corporation (the “Acquisition”).
This Legal Due Diligence Report (this “Report”) is presented on the following bases:
1.	The information contained in this Report is primarily based on:

(i)	information and documentation supplied by the Company in response to the information sought in the due diligence questionnaire and our further requests for supplemental information and documentation;

(ii)	discussions with the directors, management and staff of the Company;

(iii)	a search of the public records of the Company available for inspection at relevant PRC authorities in charge of administration for industry and commerce[1];

2.	In reviewing the documentation supplied to, or obtained by, us we have assumed that:

(i)	all copies made from original documents are true and complete and that such original documents are authentic and complete;

(ii)	all documents supplied to, or obtained by, us as originals are authentic and complete;

[1]	Such public records were provided to us by the Company.

2

(iii)	all signatures appearing on documents supplied to, or obtained by, us as originals or copies of originals are genuine;

(iv)	the Company has the requisite corporate power to enter into all contractual arrangements to which it is a party and to perform its obligations thereunder;

(v)	all contractual documents have been duly authorised, executed and delivered by the parties thereto and constitute legally enforceable obligations of the parties under the laws of relevant jurisdictions;

(vi)	the Company has not passed a voluntary winding up resolution and that no petition has been presented to or order made by any court for the winding up or administration of the Company and that no receiver has been appointed in relation to the Company or any of its assets or revenue;

(vii)	the Company has drawn to our attention all matters relevant to our information requests.

3.	This Report is subject to the following qualifications:

(i)	we have not attempted independently to verify the authenticity and completeness of any original documents by contacting third parties;

(ii)	this Report does not of itself constitute a verification exercise;

(iii)	we are qualified to practice law only in the People’s Republic of China and we express no opinion as to any other laws;

(iv)	we have not investigated and have not attempted to comment on the commercial, technical, financial or accounting implications of documents which have been supplied to, or obtained by, us or make any assessment of the current financial condition of the Company;

(v)	we have not investigated and make no comment on the adequacy of the Company’s insurance cover;

(vi)	this Report is by its nature a factual analysis and a legal review of the information supplied to us and should not be regarded as, or relied upon as being, a comprehensive or formal legal opinion concerning any matter referred to in it;

(vii)	we accept no responsibility whatsoever to update this Report for events or circumstances occurring after the date of this Report and cannot accept responsibility for information supplied to us by, or obtained by us from, third parties which may have become out of date at the date of this Report;

(viii)	this Report is not to be construed as advice on whether or not to proceed with the Acquisition. Instead, regard should be had to a variety of other factors, commercial, financial, accounting and otherwise, which come or should come, to the notice of the addressees of this Report by means other than legal due diligence;

(ix)	there can be no assurance that the information supplied to, or obtained by, us is complete or accurate in all respects or that there is no material information in relation to the Company of which we have not been made aware.

3

The addressees of this Report should be aware that circumstances such as laws which are applicable in an insolvency, receivership, administration or creditors rights generally may affect the enforceability, performance or validity of agreements summarised in this Report.
This Report makes fair disclosure of the legal matters which are referred to in it. However, we accept no responsibility whatsoever for any inaccuracy or incompleteness in this Report to the extent that any inaccuracy or incompleteness of the information and/or documentation on which we report would not be apparent from a careful and thorough appraisal of such information and documentation as it has been supplied to, or obtained by, us and reviewed and after appropriate enquiry arising therefrom.
This Report is limited to the effect of the laws of the People’s Republic of China as they, and the facts bearing upon this Report, existed on the date of this Report. We expressly disclaim any obligation or undertaking to update or modify this Report as a consequence of any future changes in such laws or in any facts bearing upon this Report. Additionally, we have not investigated, and we do not express or imply any view or opinion on, or in respect of, the laws of any country other than the PRC, and we have assumed that no such other laws would affect the contents contained in this Report.
This Report is addressed solely to you for your benefit and for the purpose of the Acquisition. It should not be shown, communicated or disclosed to any other person nor relied upon by any other person or for any other purpose. It must not be quoted or referred to in any public document or filed with any person without our prior express written consent.
Yours faithfully
Global Law Office

4

CONTENTS

DEFINITIONS	6

EXECUTIVE SUMMARY	7

1. Corporate matters	9

2. Licenses, approvals and regulation	12

3. Banking arrangements and borrowings	15

4. Electric Power Contracts	17

5. Real Property	18

6. Directors, senior executives and other employees	20

7. Intellectual property	21

8. Litigation	22

9. Insurances	23

10. Environmental	24

5

DEFINITIONS
The following definitions are used in this Report:

the Company	Yunnan Huabang Electric Power Development Co., Ltd

Zhejiang Huabang	Zhejiang Huabang Electric Power Development Co., Ltd

Zhejiang Dahua	Zhejiang Dahua Construction Group Co., Ltd

PRC	the People’s Republic of China, for the purpose of this Report, excluding Hong Kong, Macau and Tai Wan.

RMB	the lawful currency of the PRC.

In this Report, the phrase “we are informed” means we are informed by directors, management and staff of the Company, either verbally or in writing.
References to Sections and Paragraphs are to sections and paragraphs of this Report.

6

EXECUTIVE SUMMARY
Subject to those contents specified in the text of this Report, we hereby summarize our findings of the Company in the following aspects.
Corporate matters
The Company is properly set up and is complying with requirements under Chinese law and its own constitution. According to the Articles of Association, the corporate governance of the Company, such as the Shareholders’ Meeting and the Board of Directors, is in good standing.
Banking arrangements and borrowings
Banking agreements are signed on ordinary commercial terms and the formalities are standard.
Contracts
We have reviewed the contracts provided by the Company and found no non-compliance with laws and regulations of the PRC.
Intellectual property
The Company does not have any ownership of registered intellectual property.
Litigation
We are informed that the Company is not aware of any litigations, prosecutions, disputes or other proceedings (whether current, pending or threatened) to which the Company is or may become a party.
Insurance
We are informed that the Company has some kind of insurance for its staff, employees or its property.
Environmental
We are informed that the Company is not aware of any investigations, prosecutions, disputes, claims or other proceedings in respect of environmental protection, nor the Company has been punished or can foresee any punishment to be made by any environmental administration authorities of the PRC.
Competition
We are informed that the Company does not have any activity, such as monopoly or syndicate, which may be investigated by the competition authorities of the PRC.

7

Subsidiary Companies and Branches
The Company does not have any subsidiary or branch.

8

1. Corporate matters
1.1	Summary corporate details of the Company
Yunnan Huabang Electric Power Development Co., Ltd

Registration Number	5331232000435
Date of Incorporation	13 January 2004[2]
Legal Form	Limited Liability Company
Previous Name	Yingjiang County Huafa Electric Power Development Co., Ltd
Current Registered Office	Xingba, Xincheng Town, Yingjiang County, Yunnan Province, PRC
Business Scope	Development, operation and management of hydroelectric power.
Legal Representative	Mr. Zhou Jian Bin
Registered Capital	RMB 50,000,000
Duration of Business	from 13 January 2004 to 13 January 2024
Shareholders	Ye Jian Hua Zhou Jian Bin Zhejiang Dahua *

*	Details of shareholding

Name of Shareholder	Ratio of Shareholding
Ye Jian Hua	30%
Zhou Jian Bin	21%
Zhejiang Dahua	49%

2	Current Business License was issued on 21 March 2006. Enterprise Annual Checking Certificate shows that the Company has passed the annual checking for the year of 2005.

9

1.2	Corporate History of the Company since January 2004
1)	Establishment of the Company

In January 2004, Zhejiang Development Investment Group Co., Ltd and Zhejiang Huabang Electric Power Development Co., Ltd applied to Yingjiang County Administration for Industry and Commerce ( the “Local SAIC”) for the establishment of the Company. The registered capital of the Company was RMB40,000,000. Yingjiang Zhongyuan Public Accountants Co., Ltd issued the capital verification report (Ying Zhong Kuai Yan Zi (2004) No. 5) dated 12 January 2004, certifying that as of 12 January 2004, the Company has received the paid-up registered capital RMB40,000,000 contributed in cash by shareholders, whereby Zhejiang Development Investment Group Co., Ltd held 60% shareholding of the Company and Zhejiang Huabang held 40% shareholding of the Company.

2)	The first share transfer in 2004

On 26 May 2004, the Shareholders’ Meeting of the Company made a resolution approving the share transfer from Zhejiang Development Investment Group Co., Ltd to Zhejiang Huabang and Zhejiang Dahua, according to which Zhejiang Development Investment Group Co., Ltd transferred 11% equity stake of the Company to Zhejiang Huabang and 49% to Zhejiang Dahua respectively. On 3 June 2004, Zhejiang Huabang signed the share transfer agreement[3] with Zhejiang Development Investment Group Co., Ltd, by which 11% of the equity stake of the Company held by Zhejiang Development Investment Group Co., Ltd was transferred to Zhejiang Huabang. The Company applied to the Local SAIC for the alteration registration on 28 June 2004. Thus, Zhejiang Development Investment Group Co., Ltd no longer held any share of the Company.

3)	The change of Legal Representative of the Company

On 28 June 2004, the Company applied to the Local SAIC for the alteration registration with respect to the change of legal representative of the Company, from Wu Heng to Zhou Jian Bin.

4)	The change of the Company’s name in 2005

The Company’s name was changed from “Yingjiang County Huafa Electric Power Development Co., Ltd” to “Yunnan Huabang Electric Power Development Co., Ltd” in 2005. Yunnan Administration for Industry and Commerce approved such change of name on 4 August 2004[4]. Shareholders’ Meeting of the Company made a resolution dated 2 March 2005 giving consent to the change of the Company’s name. The Company has completed the procedures of alteration registration with the Local SAIC.

5)	The increase of registered capital of the Company in June 2005

On 2 June 2005, Shareholders’ Meeting of the Company made a resolution on the increase of registered capital of the Company from RMB40,000,000 to RMB50,000,000 by both two shareholders on a pro rata basis. Dehong Qiushi Public Accountants Co., Ltd issued the capital verification report (No: De Qiu Kuai Shi Yan Zi [2005] No 45) dated 14 September 2005, certifying that as of 31 August 2005, the Company has received the newly-increased registered capital RMB10,000,000 from both two shareholders and the total paid-up registered capital of the Company is RMB50,000,000. The Company made corresponding

[3]	We have been not able to obtain the share transfer agreement between Zhejiang Development Investment Group Co., Ltd and Zhejiang Dahua.

[4]	The approval document number is (2004) Yun Gong Shang Qi Ye No 28.

10

amendments to the Articles of Association of the Company and completed the procedures of alteration registration with the Local SAIC.

6)	The second share transfer in February 2006

On 23 February 2006, Zhejiang Huabang entered into the share transfer agreement with Ye Jian Hua and Zhou Jian Bin, by which Ye Jian Hua obtained 30% of the equity stake of the Company and Zhou Jian Bin obtained 21% of the equity stake of the Company. Zhejiang Huabang exited completely from the Company. The Shareholders’ Meeting of the Company made a resolution on 23 February 2006 approving such share transfer and made corresponding amendments to the Articles of Association of the Company. The Company has completed the procedures of alteration registration with the Local SAIC.
1.3	Existence of the Company
Subject to the foregoing, we confirm in relation to the Company that:
a)	its public records on file and available for inspection at the Local SAIC show that it is a company duly incorporated under the laws of People’s Republic of China and it is still in existence;

b)	its public records on file and available for inspection at the Local SAIC reveals (1) no order or resolution for its winding up; (2) no notice of appointment of a liquidator, administrator, receiver, administrative receiver or manager in respect of it, its business or assets; and (3) no notice that it has entered into any voluntary arrangement or composition for the benefit of its creditors.
1.4	Registered Capital of the Company

We are informed that:

there are no options, warrants or other rights to purchase, agreements or other obligations to issue, or other rights to convert any obligations into equity stake or other securities or any interest in securities which are outstanding in respect of the Company.

11

2. Licenses, approvals and regulation
2.1	Existing licenses etc.

The Company has the following licenses, permissions, authorizations, permits, registrations, consents and approvals in relation to its business:
(i)	Business License:
See 1.1.
(ii)	Organization Code Certificate of the PRC
Serial Number: 75716817-1
Valid Term: 15 January 2004 to 15 January 2008
Registration Number: Zu Dai Guan 533123-002304
(iii)	Tax Registration Certificates
State Taxation: Dian Guo Shui Zi No. 533123757168171
Valid Term: Long-term
Issuing Date: 18 May 2005
Local Taxation: Dian Di Shui Dian Zi No. 533123757168171
Valid Term: Long-term
Issuing Date: 21 April 2005
(iv)	Water-fetching Permit Certificate
Certificate Number: Qu Shui (De Shui Zheng Zi) Zi [2005] No 02
Water-fetching Area: Binlangjiang, Xincheng Town, Yingjiang County, Dehong Autonomous Prefecture
Water-fetching Volume: 91,391.38 m3 per year
Valid Period: 19 December 2005 to 19 December 2008
(v)	Certificate for Completion Acceptance
Binglangjiang Electric Power Station Project Completion Acceptance Committee issued a Certificate for Completion Acceptance on 23 October 1988, giving consent to the acceptance of Binglangjiang Electric Power Station.
(vi)	Written approval documents from relevant governmental authorities

12

•	written reply concerning the approval of Binlangjiang Power Station planning task issued by Planning Commission of Yunnan Province in 1978. The document number is Yun Ji She (78) No 541[5];

•	Planning Commission of Yunnan Province approved the preliminary design report of Binlangjiang Hydroelectric Power Station on 14 September 1984. The approval document number is Yun Ji She (84) No 1221;

•	Development and Reform Commission of Dehong Autonomous Prefecture approved the second phase of technical reform and capacity increase for Binlangjiang Hydroelectric Power Station on 7 January 2006. The approval document is De Fa Gai Ti Gai [2006] No 75.
(vii)	Official document confirming the owner of Binglangjiang Hydroelectric Power Station
On 13 May 2004, the People’s Government of Dehong Autonomous Prefecture issued a written reply (document number: De Zheng Fu [2004] No 79) concerning the confirmation of the owner of Binglangjiang Hydroelectric Power Station. In accordance with this written reply, the owner of Binglangjiang Power Station is Yingjiang County Huafa Electric Power Development Co., Ltd6.
Note:	Binlangjiang Hydroelectric Power Station has not been granted Power Generation Permit Certificate, which is a compulsory requirement for the Company to engage in power generation business in the PRC. We are informed that the Company has been in process of applying such Certificate for Binlangjiang Hydroelectric Power Station.
(viii)	Unavailable Approvals
i)	documents concerning approving the construction of Binlangjiang Hydroelectric Power Station and its feasibility study;

ii)	documents concerning approving scheme on water and soil preservation;

iii)	approvals concerning environmental protection;

iv)	other requisite approvals.
Note:	The construction of Binlangjiang Hydroelectric Power Station project was completed in 1988. Many prevailing PRC regulations were not promulgated then, therefore, compared with the newly-developed projects, a number of governmental approvals for Binlangjiang project are unavailable. Moreover, we are informed that part of the reason is that some of the said approvals were missed in the course of handing-over from the original owner to the Company. However, considering the People’s Government of Dehong Autonomous Prefecture has confirmed the ownership of the Company on Binlangjiang Hydroelectric Power Station by issuing De Zheng Fu [2004] No 79 document, we understand it is unlikely for the local governmental authorities to impose any administrative penalties on the

[5]	We are informed that Dehong Archives Library indicates that this document has lost. The original seller, Dehong Electric Power Company Limited also lost this document.

[6]	Previous name of the Company.

13

Company for the lack of governmental approvals due to the historical reasons. In addition, we have received from the Company an Ask for Instructions dated 6 March 2007, which was submitted by the Company to People’s Government of Dehong Autonomous Prefecture recently. By stamping on such Ask for Instructions, People’s Government of Dehong Autonomous Prefecture confirmed that: (1) the Company is the legal owner of Binglangjiang Hydroelectric Power Station; and (2) Binglangjiang Hydroelectric Power Station is being legally and normally operated. We understand, to certain extent, such Ask for Instructions may be deemed as a further assurance.
2.2	Breaches

We are informed that the Company is not aware of any breach of, or non-compliance with, the terms of its licenses, approvals etc or of any notices of failure to remedy any such breach or non-compliance or of any circumstances which would or might give rise to any claims in relation thereto.

2.3	Investigations

We are informed that the Company is not aware of any actual or threatened inspections or investigations or any alleged violations concerning its licenses, approvals etc or otherwise.

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3. Banking arrangements and borrowings
3.1	Loan agreements and banking facilities
The terms and conditions of the following agreements are within industry standards.
(i)	Debt Assumption Agreement and Pledge Agreement
•	Debt Assumption Agreement

Signing parties:	Yunnan Dehong Electric Power Company Limited Yingjiang County Huafa Electric Power Development Co., Ltd Agricultural Bank of China, Dehong Branch;
According to this Agreement, Agricultural Bank of China, Dehong Branch, shall provide RMB131,000,000 loan to the Company, for which, the Company shall provide mortgage for RMB120,000,000 and deposit pledge for RMB11,000,000. The Company also committed to use its electricity fees as a pledge for the repayment of the loan. This Agreement was signed on 20 April 2004.
•	The Electricity Fee Pledge Agreement
Pledgor: the Company Pledgee: Agricultural Bank of China, Dehong Branch Pledged Assets: revenues of electricity fees Signing Date: 15 January 2004
(ii)	RMB120,000,000 Loan Agreement, Mortgage Agreement and Mortgage Registration Certificate
•	Loan Agreement

Code of Agreement:	Ying Nong Yin Jie Zi (2004) No 18
Borrower:	the Company
Lender:	Agricultural Bank of China, Yingjiang County Sub-branch
Form of the Agreement:	Medium-term Loan
Term of the loan:	Five (5) years.
Amount:	RMB120,000,000
Purpose:	Purchasing electric power station
Rate of Interest:	6.138% (annual)
Mortgage:	the Company shall provide mortgage to the Lender.
•	Mortgage Agreement

Code of Agreement:	(Ying) Nong Yin Di Zi (2004) No18
Mortgagor:	the Company
Mortgagee:	Agricultural Bank of China, Yingjiang County Sub-branch
Mortgaged Debt:	the principal at the amount up to RMB120,000,000, interests, fines, breach fees and all expenses for the Mortgagee to execute its mortgage interests.
Date of signing:	29 April 2004

15

•	The Mortgage Registration Certificate

Number of Mortgage Registration Certificate: De Gong Shang Zi Hao No[2004]07
Mortgagor:	the Company
Mortgagee:	Yingjiang County Sub-branch of Agricultural Bank of China
Mortgaged Debt:	the principal at the amount up to RMB120,000,000, interests, fines, breach fees and all expenses for the Mortgagee to execute its credit.
Term for the Mortgagor to fulfil its obligations:	from 22 April 2004 to 21 April 2009
Registrar:	Dehong Administration for Industry and Commerce
Issuance Date:	29 April 2004.
The Mortgaged Assets:
Name: Binglangjiang Hydroelectric Power Station.
Value of the assets: RMB171,000,000.
(iii)	Loan Agreement and Pledge Undertaking Letter
•	Loan Agreement[7]

Code of Agreement:	(Liang) Nong Yin Jie Zi (2004) No 61
Borrower:	the Company
Lender:	Agricultural Bank of China, Lianghe County Sub-branch
Form:	Short-term Loan
Term of the loan:	21 April 2004 till 21 July 2004
Amount:	RMB11,000,000
Purpose:	working capital
Rate of Interest:	5.04% (annual)
Pledge:	the Company shall provide pledge to the Lender.
•	Deposit Pledge Undertaking Letter
On 21 April 2004, Dehong Longjiang Hydroelectric Power Development Co., Ltd issued a Deposit Pledge Undertaking Letter to Agricultural Bank of China, Lianghe Sub-branch, stating its willingness to provide pledge to Agricultural Bank of China, Lianghe Sub-branch for the RMB11,000,000 loan borrowed by the Company. The pledge asset was its time deposit (account No: 24-139701140000099) in Agricultural Bank of China, Lianghe Sub-branch.
3.2	Loans by the Company
None.
3.3	Security provided by the Company
The Board of Directors of the Company made a resolution on 21 January 2006, approving that the Company shall provide joint security for the loan (amount:RMB4,000,000) borrowed by Zhou Jian Bin and Huang Zu Qiang.
We are informed that Zhou Jian Bin and Huang Zu Qiang have refunded the above loan, however, we have not been able to obtain relevant legal documents in relation to such loan and security.

[7]	A receipt issued by Agricultural Bank of China, Lianghe Sub-branch on 17 May 2004 shows that this loan has been refunded by the Company.

16

4. Electric Power Contracts
As of the date of issuing this Report, the Company has entered into the following electric power agreements with relevant parties:
(i)	Agreement on Attempering and Connecting to Grid entered into between the Company and Yunnan Dehong Electric Power Company dated 15 January 2004. The valid term is from the day when Agreement on Purchase and Sale of Electricity takes effect till Agreement on Purchase and Sale of Electricity ends. This version of Agreement for Attempering and Connecting to Grid was adopted in 2005 and 2006.

(ii)	Agreement on Purchase and Sale of Electricity entered into between the Company and Yunnan Dehong Electric Power Company dated 25 May 2006. The valid term of this Agreement is from 1 January 2006 to 31 December 2006.

Note:	Both of the above agreements have lapsed as of the date of issuing this Report. According to our discussion with the Company, the Company, up to date, has not procured the renewal of both two contracts without specifying reasons. However, we are informed that the parties are still performing the Agreement on Purchase and Sale of Electricity for 2006.

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5. Real Property
5.1	The Company has the following certificates on real property rights:
(i)	State-owned Land Use Right Certificate

Issuing Authority:	People’s Government of Yingjiang County
Certificate Code:	Ying Guo Yong (2007) No.487
User’s name:	Yunnan Huabang Electric Power Development Co., Ltd. (Binlangjiang Power Station-Factory Building)
Land No:	DZ-2007-01
Date of Issuance:	2 February 2007
Location:	Xincheng Town
Purpose of Land Use Right:	industrial usage
Acreage:	70277.8 square meters
Type of Use Right:	governmental allocation
Expiry Date:	Blank[8]
(ii)	State-owned Land Use Right Certificate

Issuing Authority:	People’s Government of Yingjiang County
Certificate Code:	Ying Guo Yong (2007) No.488
User’s Name:	Yunnan Huabang Electric Power Development Co., Ltd.
(Binlangjiang Power Station-Living Area)
Land No:	DZ-2007-03
Date of Issuance:	2 February 2007
Location:	Xincheng Town
Purpose of Land Use Right:	industrial usage
Acreage:	165,146 square meters
Type of Use Right:	governmental allocation
Expiry Date:	Blank[9]
(iii)	State-owned Land Use Right Certificate

Issuing Authority:	People’s Government of Yingjiang County
Certificate Code:	Ying Guo Yong (2007) No.489
User’s Name:	Yunnan Huabang Electric Power Development Co., Ltd.
(Binlangjiang Power Station-Open Channel)
Land No:	DZ-2007-04
Date of Issuance:	2 February 2007
Location:	Xincheng Town
Purpose of
Land Use Right:	industrial usage
Acreage:	60,547 square meters

[8]	In accordance with a notice (document number: De Zheng Fa [2003] No 372) and a supplemental notice (document number: De Zheng Fa [2004] No 285) issued by People’s Government of Dehong Autonomous Prefecture respectively on 19 December 2003 and 25 August 2004, the maximum period for use of the land of auctioned power station is fifty(50) years.

[9]	In accordance with a notice(document number: De Zheng Fa [2003] No 372) and a supplemental notice(document number: De Zheng Fa [2004] No 285) issued by People’s Government of Dehong Autonomous Prefecture respectively on 19 December 2003 and 25 August 2004, the maximum period for use of the land of auctioned power station is fifty(50) years.

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Type of Use Right:	governmental allocation
Expiry Date:	Blank[10]
(iv)	State-owned Land Use Right Certificate

Issuing Authority:	People’s Government of Yingjiang County
Certificate Code:	Ying Guo Yong (2007) No.490
User’s Name:	Yunnan Huabang Electric Power Development Co., Ltd. (Binlangjiang Power Station-Open Channel and Dam)
Land No:	DZ-2007-05
Date of Issuance:	2 February 2007
Location:	Xincheng Town
Purpose of
Land Use Right:	industrial usage
Acreage:	50,602.5 square meters
Type of Use Right:	governmental allocation
Expiry Date:	Blank[11]
Note:	All abovementioned land use rights owned by the Company were allocated by the government without charge, we are informed that the Company currently does not pay any fee for the use of such lands. After the proposed equity stake transfer, the Company will be converted from a domestic enterprise into a foreign-invested enterprise, there may be a possibility that the Company would be required by the local governmental authority in charge of land administration to pay so-called using-site fee. In order to determine this issue, we have consulted with local governmental authority but failed to secure a clear answer. According to our experience, with regard to the using-site fee, to certain extent, the local government may have its own discretion. In addition, no assurance can be given that such preferential treatment of allocating land use right would not be changed by local governmental authority.

[10]	In accordance with a notice(document number: De Zheng Fa [2003] No 372) and a supplemental notice(document number: De Zheng Fa [2004] No 285) issued by People’s Government of Dehong Autonomous Prefecture respectively on 19 December 2003 and 25 August 2004, the maximum period for use of the land of auctioned power station is fifty(50) years.

[11]	In accordance with a notice(document number: De Zheng Fa [2003] No 372) and a supplemental notice(document number: De Zheng Fa [2004] No 285) issued by People’s Government of Dehong Autonomous Prefecture respectively on 19 December 2003 and 25 August 2004, the maximum period for use of the land of auctioned power station is fifty(50) years.

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6. Directors, senior executives and other employees
6.1	Directors of the Company[12]

NAME	POSITION
Zhou Jian Bin	chairman
Ye Jian Hua	director
Luo Yue Jin	director
Chen Zhen Hua	director
Chen Qiang	director
6.2	Standard Employee documentation
We have been provided with a copy of a sample of the Company’s standard terms and conditions of employment. We do not find anything contained in these standard terms and conditions being in violation of any PRC laws or regulations
6.3	Trade Unions
There is no Trade Union or entities of the like nature in the Company.
6.4	Social Insurance
We have not received any document evidencing that the Company has taken out relevant social insurances for its employees, which is required by relevant PRC regulations.

[12]	Such information is based on Shareholders’ Meeting Resolution dated 23 February 2006. We have not been able to obtain the list of directors filed with the Local SAIC.

20

7. Intellectual property
We are informed that the Company does not have any ownership of registered intellectual property.

21

8. Litigation
We are informed that the Company is not aware of any litigations, prosecutions, disputes or other proceedings (whether current, pending or threatened) to which the Company is or may become a party.

22

9. Insurances
We are informed that, as of the date of issuing this Report, the Company has the following insurance policies for its staff, employees or property.

Amount of
	Insured		Insurance	Insured
Type of Insurance	Subject	Total Sum Insured	Premium	Period
Comprehensive Insurance for Property &Additional Insurance	fixed assets & machinery equipments	RMB130,000,000.00	RMB186,000.00	from 30 June 2006 till 29 June 2007

Insurance for Group Accidental Personal Injury &Additional Insurance	25 persons	RMB600,000.00	RMB2,100.00	from 1 July 2006 till 30 June 2007

Group Medical Insurance &Additional Insurance	25 persons	RMB210,000.00	RMB6,750.00	from 1 July 2006 till 30 June 2007
We have reviewed the above insurance policies, and we are of the opinion that such policies are all standard contracts.
Note:	The first beneficiary of Comprehensive Insurance for Property & Additional Insurance is Agricultural Bank of China, Yingjiang County Sub-branch. In addition, we have not received any document evidencing that the Company has taken out relevant social insurances for its employees, which is required by relevant PRC regulations.

23

10. Environmental
We are informed that the Company is not aware of any investigations, prosecutions, disputes, claims or other proceedings in respect of environmental protection, nor the Company has been punished or can foresee any punishment to be made by any environmental administration authorities of the PRC.

24

Board of Directors and Stockholders
China Hydroelectric Corporation
Report of Independent Accounting Consultant
We have reviewed the balance sheet of YUNAN HUABANG Electric Power Development Co., Ltd , as of December 30, 2006 and the related statements of income, and cash flows for the 12-month period then ended. These financial statements are the responsibility of the Company’s management.
We conducted our review in accordance with the standards of the Public Company Accounting Oversight Board (United States). A review of financial statements consists principally of applying analytical procedures and making inquiries of persons responsible for financial and accounting matters. It is substantially less in scope than an audit conducted, the objective of which is the expression of an opinion regarding the financial statements taken as a whole. Accordingly, we do not express such an opinion.
Based on our review, we are not aware of any material modifications that should be made to the accompanying financial statements for them to be in conformity with U.S. generally accepted accounting principles.

Mass Harmony Asset Management Limited

Director: FangChen

Adds: Suite 1403, C2 Sunshine Aquare, No. 68, An Li Rd, Chaoyang District, Beijing, China
Tel: (+86)10 64952623 Fax: (+86) 10 64975623

1

Yunnan Huabang Electric Power Development Co., Ltd
Balance Sheet (stated in US$)
For the 12 months dated Dec 31

Assets	2006	2005
Current Assets:
Cash and Cash Equivalents	141,542.57	312,553.69
Accounts Receivables	127,352.95	178,002.87
Advances to Suppliers	289,094.98	1,513,563.06
Other Receivables	66,326.84	2,712.61
Inventory	307.96	298.20
Prepaid Expenses	11,896.39	9,599.43
Total current assets	636,521.69	2,016,729.86

Long Term Assets
Fixed Assets	21,889,897.63	21,194,757.56
(accumulated depreciation)	(2,066,569.03)	(1,294,374.12)
Fixed Assets, Net	19,823,328.60	19,900,383.44
Construction in Progress	1,459,788.09	73,232.65
Total Long Term Assets	21,283,116.69	19,973,616.09
Total Assets	21,919,638.38	21,990,345.95
Liabilities

Current Liabilities
Short Term Debt
Accounts Payables	—	—
Other Paybales	954,350.05	1,243,003.33
Accrued Liabilities	33,581.59	29,562.59
Unearned Revenue	549,926.75	393,057.91
Current Liabilities	1,537,858.39	1,665,623.83

Long Term Liabilities
Long Term Debt	13,815,158.30	13,996,581.37
Long Term Liabilities	13,815,158.30	13,996,581.37

Adds: Suite 1403, C2 Sunshine Aquare, No. 68, An Li Rd, Chaoyang District, Beijing, China
Tel: (+86)10 64952623 Fax: (+86) 10 64975623

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Total Liabilities	15,353,016.69	15,662,205.20
Stockholders’ Equity
Common Stock	6,395,906.62	6,193,177.60
Statutory Surplus Reserves	159,150.26	128,638.90
Retained Earnings
Translation adjustment	11,564.81	6,324.25
Stockholders’ Equity	6,555,056.88	6,321,816.49

Total Liabilities&Stockholders’ Equity	21,919,638.38	21,990,345.95
Yunnan Huabang Electric Power Development Co., Ltd
Income Statement
For the 12 months ended December 31

	2006	2005
Net Sales	2,076,098.95	2,288,613.18
Cost of sales	143,706.93	176,652.34
Gross Profit	1,932,392.03	2,111,960.84
Selling, General and Administrative expense	771,221.79	746,489.51
Income from Operations	1,161,170.24	1,365,471.33
Interest Expense	990,691.00	905,271.92
Other Income		2,131.03
Income before Tax	170,479.24	462,330.44
Income Tax	—	—
Net Income	170,479.24	462,330.44

Adds: Suite 1403, C2 Sunshine Aquare, No. 68, An Li Rd, Chaoyang District, Beijing, China
Tel: (+86)10 64952623 Fax: (+86) 10 64975623

3

Yunnan Huabang Electric Power Development Co., Ltd
Cash Flow Statement
For the 12 months ended December 31

	2006	2005
Cash Flows from Operating Activities
Net Income	170,479.24	462,330.44

Decrease/(Increase) in Accounts Receivable	50,649.92	220,056.45

Decrease/(Increase) in Prepayments	-2,296.96	1,338.07

Decrease/(Increase) in Inventory	-9.76	403.99
Decrease/(Increase) in Advances to Suppliers	1,224,468.08	-1,467,663.06
Decrease/(Increase) in Other Receivables	-63,614.23	-2,087.61

Increase in Other payables and Accruals	-262,492.76	-73,958.26

Depreciation and Amortization	772,194.91	700,624.12

Net Cash Provided by Operating Activities	1,889,378.44	-158,955.87

Cash Flows from Investing Activities

Payment of Construction in Progress	-1,386,555.44	-72,153.03

Purchase of Fixed Assets	-695,140.07	180,242.44

Net Cash Used in Investing Activities	-2,081,695.51	108,089.42

Cash Flows from Financing Activities

Short term debt
Long-term debt	-181,423.07	-628,418.63
New Common Stock	202,729.02	1,193,177.60
Dividends Payment		-228,932.26

Net Cash Provided by Financing Activities	21,305.95	335,826.71

Adds: Suite 1403, C2 Sunshine Aquare, No. 68, An Li Rd, Chaoyang District, Beijing, China
Tel: (+86)10 64952623 Fax: (+86) 10 64975623

4

Net in Cash and Cash Equivalents (Used)/Sourced	-171,011.12	284,960.26

Cash and Cash Equivalents — Beginning of Year	312,553.69	27,593.43

Cash and Cash Equivalents — End of Year	141,542.57	312,553.69
1. Principal activities and organization.
YUNAN HUABANG Electric Power Development Co., Ltd was incorporated under the law of the People’s Republic of China in January 2004 as Yingjiang County Huafa Electric Power Development Co., Ltd. The Company’s name was changed to Yunnan Huabang Electric Power Development Co., Ltd from Yingjiang County Huafa Electric Power Development Co., Ltd in 2005. The establishment of the Company co-occurs with the acquisition of 100% stake of Binglangjiang Hydroelectric Power Station project, which was valued at RMB 171,000,000. The Company is principally engaging in the operation, management and investment of the hydroelectric project.
The Company was established with registered capital of RMB40,000,000, 60% of which was contributed by Zhejiang Development Investment Group Co., Ltd and 40% of which was contributed by Zhejiang Huabang.
In June 2004, Zhejiang Development Investment Group Co., Ltd transferred 11% of the equity stake of the Company to Zhejiang Huabang and 49% of the equity stake of the Company to Zhejiang Dahua respectively. Zhejiang Development Investment Group Co., exited completely from the Company.
On 2 June 2005, shareholders’ Meeting of the Company made a resolution on the increase of registered capital of the Company from RMB40,000,000 to RMB50,000,000 by both two shareholders on a pro rata basis.

Adds: Suite 1403, C2 Sunshine Aquare, No. 68, An Li Rd, Chaoyang District, Beijing, China
Tel: (+86)10 64952623 Fax: (+86) 10 64975623

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On 23 February 2006, Zhejiang Huabang entered into the share transfer agreement with Mr. Ye Jian Hua and Mr. Zhou Jian Bin, by which Mr. Ye Jian Hua obtained 30% of the equity stake of the Company and Mr. Zhou Jian Bin obtained 21% of the equity stake of the Company. Zhejiang Huabang exited completely from the Company.
2. Bank Loans
The Company borrowed RMB 120,000,000 from Agricultural Bank of China, Dehong Branch in April 2004, with annual interest rate of 6.138% for a term of five years. As of December 31, 2006, the Company had paid off RMB 12,000,000, with RMB 108,000,000 principal outstanding.
The borrowing from Agricultural Bank of China, Dehong Branch was used for part of the RMB 171,000,000 payment for acquiring Binglangjiang Hydroelectric Power Station.
3. Summary of Significant Accounting Policies
(A)	Economic and Political Risks

The Company’s operations are conducted in the PRC. Accordingly, the Company’s business, financial condition and results of operations may be influenced by the political, economic and legal environment in the PRC, and by the general state of the PRC economy.

The Company’s operations in the PRC are subject to special considerations and significant risks not typically associated with companies in North America and Western Europe. These include risks associated with, among others, the political, economic and legal environment and foreign currency exchange. The Company’s results may be adversely affected by changes in the political and social conditions in the PRC, and by changes in governmental policies with respect to laws and regulations, anti-inflationary measures, currency conversion, remittances abroad, and rates and methods of taxation, among other things

Adds: Suite 1403, C2 Sunshine Aquare, No. 68, An Li Rd, Chaoyang District, Beijing, China
Tel: (+86)10 64952623 Fax: (+86) 10 64975623

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(B)	Cash and Cash Equivalents

The Company considers all cash and other highly liquid investments with initial maturities of three months or less to be cash equivalents.

(C)	Accounts and Other Receivable

Accounts and other receivable are recorded at net realizable value consisting of the carrying amount less an allowance for uncollectible accounts, as needed. The Company extends unsecured credit to customers in the normal course of business and does not accrue interest on trade accounts receivable.

(D)	Plant and Equipment

Plant and equipment, other than construction in progress, are stated at cost less depreciation and amortization and accumulated impairment loss.

Plant and equipment are carried at cost less accumulated depreciation. Depreciation is provided over their estimated useful lives, using the straight-line method. Estimated useful lives of the plant and equipment are as follows:

Hydro Buildings	30 years
Machinery & Equipment	20 years
Office Equipment	5 years
The cost and related accumulated depreciation of assets sold or otherwise retired are eliminated from the accounts and any gain or loss is included in the statement of income. The cost of maintenance and repairs is charged to income as incurred, whereas significant renewals and betterments are capitalized.

(E)	Intangible assets

Adds: Suite 1403, C2 Sunshine Aquare, No. 68, An Li Rd, Chaoyang District, Beijing, China
Tel: (+86)10 64952623 Fax: (+86) 10 64975623

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Intangible assets, are stated at cost less amortization and accumulated impairment loss. Amortization is provided over their estimated useful lives, using the straight-line method. Estimated useful lives of the intangibles are as follows:

Land use rights	less than 50 years
(F)	Foreign Currency Translation

The accompanying financial statements are presented in United States dollars. The functional currency of the Company is the Renminbi (RMB). The financial statements are translated into United States dollars from RMB at year-end exchange rates as to assets and liabilities and average exchange rates as to revenues and expenses. Capital accounts are translated at their historical exchange rates when the capital transactions occurred.

	2006	2005
Year end RMB : US$ exchange rate	7.8175	8.0734
Average yearly RMB : US$ exchange rate	7.9819	8.2033
The RMB is not freely convertible into foreign currency and all foreign exchange transactions must take place through authorized institutions. No representation is made that the RMB amounts could have been, or could be, converted into US$ at the rates used in translation.

(G)	Revenue Recognition

Revenue is recognized at the last day of each month for the electricity the Company generated and supplied from 26th of last month to 25th of the ongoing month to the local state-owned electricity utility company

The tariff of electricity is fixed at RMB 0.20 for the five months from January to May, and RMB 0.15 for the seven months from June to December.

Adds: Suite 1403, C2 Sunshine Aquare, No. 68, An Li Rd, Chaoyang District, Beijing, China
Tel: (+86)10 64952623 Fax: (+86) 10 64975623

8

(H)	Income Taxes

Pursuant to the tax laws of PRC, general enterprises are subject to income tax at an effective rate of 33%. As the Company is in the hydroelectric industry whose development is encouraged by the government, the income tax rate that applies to the Company is 15%. According to the income tax regulation, the Company enjoys a “two years’ exemption, three years’ half reduction” policy, which means the Company is exempt from corporate income tax for its first two years and is then entitled to a 50% tax reduction for the succeeding three years. The Company successfully secured one more year’s exemption. So there is no income tax in 2006, which is its third year of operation. The Company’s first profitable tax year is 2007 and it is subject to a reduced tax rate of 7.5%.

Adds: Suite 1403, C2 Sunshine Aquare, No. 68, An Li Rd, Chaoyang District, Beijing, China
Tel: (+86)10 64952623 Fax: (+86) 10 64975623

9

BY AND BETWEEN
CANGXI COUNTY JIANGHE HYDROELECTRIC
POWER DEVELOPMENT CO., LTD
AND
CHINA HYDROELECTRIC CORPORATION
ASSET PURCHASE AGREEMENT
For
LI YUAN HYDROELECTRIC POWER STATION

CONTENTS

Chapter I	Definitions	4
Chapter II	Purchase of Assets	6
Chapter III	Representations and Warranties by Both Parties	9
Chapter IV	Disclosures Representations and Warranties by Seller	11
Chapter V	Disclosures, Representations and Warranties by Purchaser	15
Chapter VI	Confidentiality	16
Chapter VII	Breach of Agreement	17
Chapter VIII	Force Majeure	18
Chapter IX	Resolution of Disputes	19
Chapter X	Applicable Law	20
Chapter XI	Miscellaneous	21
Appendix I	Form of Power of Attorney	26
Appendix II	List of Real Properties and Personal Properties	27

2

ASSET PURCHASE AGREEMENT
This Asset Purchase Agreement (hereinafter referred to as “this Agreement”) is executed by the following Parties in Chengdu City, the People’s Republic of China, on March 17 2007.
(1)	Purchaser: China Hydroelectric Corporation, a company registered and established in accordance with the laws of Cayman Islands, with its registered address at Clifton House, 75 Fort Street, P. O. Box 1350gt, Grand Cayman, Cayman Islands, the authorized representative is [ CHOU TUTSANG ] position is [DIRECTOR ].

(2)	Seller: Cangxi County Jianghe Hydroelectric Power Development Co., Ltd, a limited liability company registered and established in accordance with the laws of China, with its registered address at 3rd Floor, Huifeng Garden, Binjiang Road, Lingjiang Town Cangxi County. Guangyuan City. Sichuan Province. PRC , the legal representative is Wu Shun Cai, position is Chairman of the Board of Directors.
Purchaser and Seller are hereinafter collectively referred to as “Both Parties” as well as each of Purchaser and Seller is hereinafter referred to as “Party”.
WHEREAS
(1)	Seller legally owns and operates Li Yuan Hydroelectric Power Station and can exercise all of its full rights as owner;

3

(2)	Seller is willing to sell Li Yuan Hydroelectric Power Station to Purchaser and Purchaser is willing to purchase Li Yuan Hydroelectric Power Station from Seller, subject to the terms and conditions set out in this Asset Purchase Agreement,
     For this purpose, after friendly consultations, on the principles of equality and mutual benefit, both Parties to this Agreement have reached the following agreements in accordance with the provisions of the “Company Law of the People’s Republic of China” and other relevant laws and regulations of China.
Chapter I Definitions
Article 1 Definitions
Unless otherwise prescribed and stipulated, the following terms used in this Agreement shall have the meanings set forth as follows:
“Articles of Association” means the Articles of Association of the wholly foreign-owned enterprise (“WFOE”) established by Purchaser after the purchase of station assets contemplated in this Agreement;
“the PRC” or “China” refers to the People’s Republic of China, and insofar as this Agreement is concerned, shall exclude Hong Kong, Taiwan and Macao.
“Claims” means claims, actions, demands, proceedings judgments liabilities, damages amounts, costs and expenses (including legal costs and disbursements) whatsoever and howsoever arising.

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“Signing Date” means the date on which this Asset Purchase Agreement is signed.
“Approval Date” means the date on which this Agreement and the Articles of Association, station assets transfer contemplated in this Agreement and the establishment of WFOE by Purchaser are approved by the Examination and Approval Authority.
“Encumbrance” means any mortgage, assignment, lien, charge, pledge, title retention, right to acquire, security interest, option, pre-emptive right, and any other restriction or conditions whatsoever including but not limited to:
(i)	any interest or right granted or reserved in or over or affecting the station assets for sale; or

(ii)	the interest or right created or otherwise arising in or over station assets for sale under a fiduciary transfer, charge, lien, pledge, power of attorney or other form of encumbrance; or

(iii)	any security over the assets for sale for the payment of a debt or any other monetary obligation or the performance of any other obligation.
“Examination and Approval Authority” pursuant to the provisions for the examination and approval of projects which have investments by foreign investors in the PRC, refers to the relevant Chinese government department having authority to examine and approve this Agreement and the Articles of Association. Station Assets transfer contemplated in this Agreement and the establishment of WFOE by Purchaser and to grant approval for the purchase of assets contemplated in this Agreement.

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“Station Assets” refers to Li Yuan Hydroelectric Power Station, a station legally and validly owned and operated by Cangxi County Jianghe Hydroelectric Power Co., Ltd, including but not limited to the development right, operation right, right to profits, the title in all real properties and movable assets of Li Yuan Hydroelectric Power Station, etc. The list of real properties and movable assets shall be attached as Appendix II to this Agreement.
“WFOE” refers to, in accordance with relevant PRC laws and regulations (including but not limited to Provisions on Merger and Acquisition of Domestic Enterprises by Foreign Investors), the wholly foreign-owned enterprise to be established in PRC and solely invested by the Purchaser for the purpose of purchasing the station assets. The Purchase shall own the Station Assets through the WFOE.
“RMB” or “Renminbi” refers to the legal currency of the PRC.
“Third Party” refers to any natural person, legal entity, or other organization or entity, other than the parties to this Agreement.
“US Dollar” or “US$” means the legal currency of the United States of America.
“Working Day” refers to the days on which the banks in both Beijing and New York are open for business.
Chapter II Purchase of Assets
Article 2 Purchase of Station Assets
Pursuant to the terms stipulated in this Agreement, Seller agrees to sell to Purchaser and Purchaser agrees to purchase from Seller Li Yuan Hydroelectric

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Power Station, including but not limited to the development right, operation right, right to profits, the title in all real properties and movable assets of Li Yuan Hydroelectric Power Station, and free of any Claims or Encumbrances.
Article 3 Purchase Price
3.1	Purchaser and Seller agree that the Purchase Price for the sale of Li Yuan Hydroelectric Power Station shall refer to the assessed value of the Station Assets given in the Valuation Report prepared by [Beijing Jing Du Asset Evaluation Co., Ltd. ] , a qualified valuation agency. Purchaser and Seller after consultations have finally determined that the price for Station Assets shall be agreed at Renminbi [ 77,000,000.00 ] (hereinafter referred to as the “Purchase Price”).

3.2	Purchaser shall pay the aforesaid Purchase Price in its US Dollar equivalent to Seller. Purchaser and Seller have agreed that the conversion rate used to determine the Purchase Price in US Dollars shall be the middle rate of Renminbi with US Dollar announced by the People’s Bank of China on the previous date of Settlement Date (as defined in Article 5.1).
Article 4 Pre-requisite Conditions for the Payment of the Purchase Price
4.1	Under this Agreement, the pre-requisite conditions for the payment of the Purchase Price by Purchaser are: this Agreement, the Articles of Association, the purchase of Station Assets stipulated in this Agreement and the establishment of the WFOE shall have been approved in writing by the Examination and Approval Authority.

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4.2	In the event that any of the conditions set out in Article 4.1 have not been satisfied or implemented, and Purchaser has not indicated its waiver of the said conditions or any one of them, in writing, Purchaser shall not be obliged to pay the Purchase Price to Seller.

4.3	Purchaser and Seller agree that they shall use their best efforts to procure the timely approval of this Agreement, the Articles of Association, the purchase of Station Assets stipulated in this Agreement and the establishment of the WFOE by the Examination and Approval Authority.

4.4	This Agreement shall lapse automatically and have no effect on either Purchaser or Seller if the conditions set out in Article 4.1 have not been satisfied within six (6) months after the Signing Date (or such other longer time as Purchaser may at its sole discretion agree and confirm in writing).
Article 5 Settlement
5.1	The Settlement Date shall be a date falling within thirty (30) Working Days (hereinafter referred to as the “Settlement Date”) after the WFOE has formally been incorporated and the registered capital of the WFOE has been fully paid up by Purchaser.

5.2	Purchaser shall, on or before the Settlement Date, pay, by way of its contributions to the WFOE, eighty percent (80%) of the Purchase Price by transfer of the funds into the following bank account designated by Seller:

Name of Payee:	[______________________________]
Name of Bank:	[______________________________]
Account No:	[______________________________]

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The balance of the Purchase Price shall be paid within ten (10) working days to the bank account designated by Seller in this Article after the Station Assets of Li Yuan Hydroelectric Power Station have been legally transferred to the WFOE, and all the governmental approval documents including but not limited to written replies, permits, licenses, authorizations, etc have been fully transferred to the WFOE.

5.3	Seller shall issue to the Purchaser (or WFOE) the evidential document of the payment received within five (5) Working Days.

5.4	Seller and Purchaser shall forthwith take all necessary steps to complete the procedures for the settlement of the transfer of Station Assets to Purchaser within thirty (30) Working Days after the Settlement Date, enabling the Station Assets and all the governmental approval documents including but not limited to written replies, permits, licenses, authorizations, etc have been fully transferred to the WFOE.
Article 6 Taxes Payable under the Purchase of Station Assets
Any taxes or fees arising out of and payable pursuant to the fulfilment of the terms of this Agreement by Seller and Purchaser shall be payable by the respective Party liable for the taxes or fees under the provisions of relevant laws and regulations of China.
Chapter III Representations and Warranties by Both Parties
Article 7 Representations and Warranties by Both Parties

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7.1	Prior to the signing of this Agreement, each Party shall provide the other Party with a power of attorney authorizing the personnel to sign this Agreement on its behalf (in the form as shown on the Appendix I to this Agreement).

7.2	Seller and Purchaser confirm that from the Signing Date this Agreement shall be a document having legal binding effect on both Parties.

7.3	At the time of signing this Agreement, each Party hereby states that the documents and information provided to any other Party or its agencies (including without limitation to the lawyers, valuer, financial consultants, etc.) prior to the Signing Date are still valid and authentic and confirm that where there are discrepancies therein with the terms of this Agreement, this Agreement shall prevail.

7.4	Both Parties hereby agree that the agreements or documents pertaining to the purchase of Assets entered into between both Parties prior to this Agreement shall upon this Agreement coming into effect lapse automatically.

7.5	After the Settlement Date, all rights and interests of the Seller over the Station Assets shall be entirely enjoyed by the Purchaser or the WFOE.

7.6	Both Parties to this Agreement agree to strive jointly in coordinating the work pertaining to the purchase of Station Assets, and the expenses arising therefrom shall be borne by both Parties.

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Chapter IV Disclosures, Representations and Warranties by Seller
Article 8 Disclosures, Representations and Warranties by Seller
As the conditions precedent to the purchase of the Station Assets by the Purchaser in accordance with this Agreement, the Seller hereby represents and warrants to Purchaser that:
8.1	All information and facts relating to the purchase of Station Assets that is in the possession of Seller or is known to Seller which will have a substantive and adverse effect on Seller’s ability to fulfil any of its obligations in this Agreement or when disclosed to Purchaser shall have a substantive effect on the willingness of Purchaser to sign and fulfil its obligations under this Agreement, have been disclosed to Purchaser and the information provided by Seller to Purchaser does not contain any representation that is untrue or misleading.

8.2	No lawsuits, arbitrations, or other legal or administrative proceedings or governmental investigations are on-going against Seller that will materially affect its ability to sign this Agreement or fulfil its obligations under this Agreement.

8.3	Seller hereby undertakes that it will not take any action after the Settlement Date that will cause any adverse impact on the Station Assets.

8.4	Seller hereby irrevocably undertakes and warrants that Purchaser shall have the exclusive pre-emptive rights over the sale of the other five hydroelectric power stations (namely, Feng Zi Yan Hydroelectric Power Station, Li Kou Hydroelectric Power Station, Dong Xi Hydroelectric Power Station, Yang Mou Temple Hydroelectric Power Station and Bei

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Tuo Hydroelectric Power Station) legally developed, owned and operated by Seller.

8.5	Regarding the documents and information provided by Seller to Purchaser and/or Purchaser’s agencies (including without limitation to the lawyers, valuer, financial consultants, etc.) prior to the Signing Date, Seller hereby undertakes that:
8.5.1	all copies made from original documents are true and complete and that such original documents are authentic and complete;

8.5.2	all documents supplied to Purchaser and/or Purchaser’s agencies as originals are authentic and complete;

8.5.3	all signatures appearing on documents supplied to Purchaser and/or Purchaser’s agencies as originals or copies of originals are genuine; and

8.5.4	Seller has drawn to the attention of Purchaser and/or Purchaser’s agencies all matters that are material for Purchaser to proceed with the transaction as contemplated in this Agreement.
Article 9 General Representations and Warranties by Seller
9.1	Seller is a legal entity that has been duly established according to the laws of China and it is validly and legally in existence and also operating normally in accordance with the laws and regulations of China.

9.2	Seller in signing this Agreement and fulfilling all of its obligations stipulated herein shall not contravene or result in the violation of or constitute a failure to fulfil or an inability to fulfil any of the stipulations in Seller’s Articles of Association or its internal rules, any laws, regulations, stipulations, any authorization or approval from any government body or

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department or the stipulations of any agreement or agreement that Seller is a party to or is bound by.
Article 10 Ownership
10.1	Seller is the legal owner of Station Assets and has full authority and right to transfer the Assets to Purchaser.

10.2	Seller hereby undertakes and warrants that all relevant approvals by relevant PRC governmental authorities necessary for the development, construction and operation of Li Yuan Hydroelectric Power Station have been obtained by Seller. The development, construction and operation of Li Yuan Hydroeletric Power Station are completely in compliance with PRC laws and regulations and there is no violation against PRC laws and regulations.

10.3	The Seller hereby undertakes and warrants that it will complete the unfinished construction of Li Yuan Hydroelectric Power Station as soon as possible, including but not limited to the navigation facilities, etc. All expenses and funds arising therefrom shall be fully borne by the Seller and the Purchaser shall not be liable for it.

10.4	The Seller hereby undertakes and warrants that Li Yuan Hydroelectric Power Station is able to pass all the completion acceptance by all relevant governmental authorities, including but not limited to the environmental protection, hydrology facilities and navigation facilities, etc.

10.5	The Seller hereby undertakes and warrants that all aspects of Li Yuan Hydroelectric Power Station shall satisfy the requirements of the

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normal power generation, including but not limited to hydrology, geology, water flow volume, reservoir emigration, dam safety, turbines and generators, etc.

10.6	Seller hereby undertakes and warrants that it will obtain the Land Use Right Certificate for the land used by Li Yuan Hydroelectric Power Station on its own expenses and transfer the land use right to the WFOE within thirty (30) working days from the Signing Date. The Seller warrants that the Purchaser and/or the WFOE can legally own the land use right of Li Yuan Hydroelectric Power Station, free from being sued, arbitrated, punished or suffering other damages or loss.

10.7	Seller hereby undertakes and warrants up to and including the Settlement Date that the Station Assets are not subject to any Claims or Encumbrances (including but not limited to any form of option, acquisition right, mortgage, pledge, guarantee, lien or any other form of third party rights); and there is no interest present and no agreement or undertaking in existence that may result in or create any Claim or Encumbrance on the Station Assets (including but not limited to the aforesaid option, acquisition right, mortgage, pledge, guarantee, lien or any other form of third party rights and interest).

10.8	Seller hereby undertakes and warrants that it shall complete all approvals and alteration registrations necessary for the WFOE to legally and normally own and operate Li Yuan Hydroelctric Power Station within thirty (30) working days after the Settlement Date , including but not limited to the alteration for Water-fetching Permit Certificate, project approval, environmental protection approvals, water preservation approvals and land approvals, the obtainment of Power Generation Permit Certificate, and signing Agreement on

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Attempting and Connecting to Electric Net and Agreement on Purchase and Sale of Electricity, etc.

10.9	No lawsuits, arbitrations, or other legal or administrative proceedings or governmental investigations are on-going against any of Seller that will materially affect its ability to sign this Agreement or fulfil its obligations under this Agreement.

10.10	There has not been and is not any litigations, prosecutions, disputes or other proceedings (whether current, pending or threatened) with the involvement of the Station Assets.
Chapter V Disclosures, Representations and Warranties by Purchaser
Article 11 Disclosures, Representations and Warranties by Purchaser
Purchaser hereby represents and warrants to Seller that:
11.1	Purchaser is a legal entity that has been duly established according to the laws of Cayman Islands and it is validly and legally in existence and also operating normally in accordance with the laws and regulations of Cayman Islands.

11.2	Purchaser in signing this Agreement and fulfilling all of its obligations stipulated herein shall not contravene or result in the violation of or constitute a failure to fulfil or an inability to fulfil any of the stipulations of Purchaser’s Articles of Association or its internal rules, any laws, regulations, stipulations, or any authorizations or approvals from any

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government body or department or any agreement or agreement that Purchaser is a party to or is bound by.

11.3	No lawsuits, arbitrations, or other legal or administrative proceedings or governmental investigations are on-going against Purchaser that will materially affect its ability to sign this Agreement or fulfil its obligations under this Agreement.
Chapter VI Confidentiality
Article 12 Confidentiality
12.1	Both Parties agree unless otherwise provided for in another relevant confidentiality agreement that with regard to the confidential and exclusive information that have been disclosed to or may be disclosed to the other Party by any Party to this Agreement pertaining to their respective businesses, or financial situations and other confidential matters, both Parties to this Agreement which have received the aforesaid confidential information (including written information and non-written information, hereinafter referred to as “Confidential Information”) shall
12.1.1	Keep the aforesaid Confidential Information confidential;

12.1.2	Save for the disclosure of the Confidential Information by a Party to this Agreement to its employees solely for the performance of their duties and responsibilities, neither Party to this Agreement shall disclose the Confidential Information to any Third Party or any entity.

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12.2	The provisions of the aforesaid Article 12.1 shall not apply to Confidential Information:
12.2.1	which was available to the receiving Party from the written record before the disclosing Party disclosed the information to the receiving Party and the written record can prove that the confidential information was already known to the receiving Party;

12.2.2	which has become public information by means not attributable to any breach by the receiving Party;

12.2.3	which was obtained, by the receiving Party from a Third Party not subject to any confidentiality obligation affecting the said Confidential Information.
12.3	As far as any natural person or legal entity which is a Party to this Agreement is concerned, notwithstanding that it has ceased to be a Party to this Agreement because of the transfer of its rights and obligations pursuant to the terms of this Agreement, the stipulations set out in this Chapter VI shall remain binding on it.
Chapter VII Breach of Agreement
Article 13 Liability for Breach of a Representation or Warranty
13.1	If any representation or warranty made by any Party to this Agreement is found to be a material error, or if any fact that has or is likely to have a major or substantial effect on the signing of this Agreement by

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any Party has been omitted, or if any representation or warranty is found to be misleading or untrue in any material respect, the non-breaching Party shall be entitled to look to the Party in breach for full compensation for any loss, damage, cost or expense arising from the erroneous, misleading or untrue representation or warranty of the Party in breach or arising from any other breach of any representation and warranty given by the Party in breach.

13.2	Each representation and warranty set out in this Agreement is to be construed independently.
Article 14 Liability for Breach of Agreement
14.1	In the event of a breach committed by any Party to this Agreement, the said defaulting Party shall be liable to the other Party for the losses and damages or any other liabilities arising out of that defaulting Party’s breach of agreement in accordance with the provisions of this Agreement and the laws and regulations of China.

14.2	Notwithstanding the provisions of Article 14.1, no Party shall be liable to the other Party for any indirect losses or consequential damages attributable to any breach under this Agreement.
Chapter VIII Force Majeure
Article 15 Force Majeure
15.1	“Force Majeure” refers to all incidents that are unforeseeable at the execution of this Agreement and their occurrence and consequences cannot be avoided or overcome by the taking of reasonable steps by

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the Party affected thereby and they hinder the affected Party from fulfilling all of or a material part of this Agreement. The aforesaid Force Majeure incidents shall include earthquake, typhoon, flood, fire, war, political unrest and such special incidents or events that are deemed to be Force Majeure occurrences under the provisions of the relevant laws and regulations of China. Provided always that the Parties agree that when a Party is short of funds, such event shall not be a Force Majeure event for the purposes of this Agreement.

15.2	In the event of the occurrence of a Force Majeure event, the obligations of the Party to this Agreement affected by this Force Majeure event shall cease during the period of the Force Majeure event and any term or period set out in this Agreement and to which the affected party is subject shall automatically be extended by a period equal to the term or period of the Force Majeure event, the period of extension shall be the same as the period of cessation of the obligations by reason of the Force Majeure event, and the said Party shall not be liable for any losses and damages or any other liabilities arising out of a breach of agreement as provided for in this Agreement for the duration of the Force Majeure.

15.3	The Party claiming the occurrence of a Force Majeure event shall promptly inform the other Party in writing, and within seven (7) days thereafter, it shall provide sufficient evidence (issued by the notary organization) of the occurrence and the continuity of the Force Majeure event. It shall also do its best to eliminate the adverse effect of the Force Majeure event.

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Chapter IX Resolution of Disputes
Article 16 Arbitration
16.1	Any dispute arising out of this Agreement between the Parties to this Agreement shall firstly be resolved through friendly consultation. In the event that sixty (60) days after the commencement of the friendly consultations, the dispute cannot be resolved through such means, either Party may submit the dispute to the China International Economic and Trade Arbitration Commission in Beijing for arbitration in accordance with its prevailing valid arbitration rules.

16.2	The arbitration tribunal shall be constituted by three (3) arbitrators and the arbitrators shall have a good knowledge of both English and Chinese Languages.
Article 17 Validity of the Arbitration Award
The arbitration award shall be final and shall be binding on both Parties to this Agreement, both Parties to this Agreement agree to be bound by the said award, and to act according to the terms of the said award.
Article 18 Continuation of Rights and Obligations
After a dispute has arisen and during its arbitration process, other than the disputed matter, both Parties to this Agreement shall continue to exercise their other respective rights stipulated in this Agreement, and shall also continue to fulfil their other respective obligations stipulated in this Agreement.

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Chapter X Applicable Law
Article 19 Applicable Law
The laws and regulations of the PRC shall govern and be binding on the establishment, validity, interpretation and execution of this Agreement. All disputes arising out of this Agreement shall be determined according to the laws of the PRC. In the event the laws of the PRC do not make provision for a certain issue relating to this Agreement, reference shall be made to general international business practice.
Chapter XI Miscellaneous
Article 20 Waiver
The non-exercise or delay in the exercise of an entitlement stipulated in this Agreement by any Party to this Agreement shall not be regarded as a waiver of the said entitlement. Any single exercise or partial exercise of an entitlement shall not rule out any future re-exercise of the said entitlement.
Article 21 Transfer
Unless otherwise described and prescribed in this Agreement, neither Party to this Agreement shall transfer or assign all or any part of this Agreement or transfer or assign that Party’s entitlement or obligations as stipulated in this Agreement.
Article 22 Amendment
22.1	This Agreement has been executed for the benefit of both Parties to this Agreement and their respective lawful successor(s) and assignees, and shall have legal binding effect on them.

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22.2	This Agreement may not be amended verbally. Only a written document signed by both Parties indicating their consent to such amendment shall be effective, and where approval is required by law, only with the written approval of the Examination and Approval Authority shall any amendment to this Agreement become effective.
Article 23 Severability
The invalidity of any term in this Agreement shall not affect the validity of the other terms in this Agreement.
Article 24 Language
This Agreement is written in both the Chinese Language and the English Language. In case of any inconsistency, the Chinese language shall prevail.
Article 25 Validity of the Text and Appendices
25.1	The Chinese text of this Agreement shall be signed in eight (8) sets of original and four (4) sets of duplicate copies. Each Party shall each hold one (1) set of original and one (1) set of duplicate, and one (1) set of original each shall be sent to the Examination and Approval Authority, the competent Industry and Commerce Administrative Department and any other governmental authorities as required. The remaining originals shall be filed and kept by the Company.

25.2	The English text of this Agreement shall be signed in eight (8) sets of original and each Party shall each hold one (1) set of original, and one (1) set of original each shall be sent to the Examination and Approval

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Authority, the competent Industry and Commerce Administrative Department and any other governmental authorities as required. The remaining originals shall be filed and kept by the Company.

25.3	The Appendices to this Agreement shall form an integral part of this Agreement, and shall have the same effect as this Agreement.
Article 26 Notification
26.1	Unless otherwise specified and prescribed, any Party issuing any notification or written communication to the other Party according to the provisions of this Agreement shall have them written in the Chinese and English Language and shall send them as a letter by a courier service company, or by facsimile. Letters sent by a courier service company, will require a confirmation to be given seven (7) working days after handing over the notification or communication to the courier service company Any notification or written communication sent in accordance with the stipulations of this Agreement shall be deemed to be effective on the date of receipt. If they are sent by facsimile, the date of receipt shall be deemed to be three (3) working days after transmission, subject to a facsimile confirmation report evidencing this

26.2	All notifications and communications shall be sent to the following addresses, until such time when the other Party issues a written notice of any change to its address:
Purchaser ’s Address:
Telephone Number:
Facsimile Number:
Addressee:

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Seller’s Address:
Telephone Number:
Facsimile Number:
Addressee:
Article 27 The Entire Agreement
This Agreement constitutes the entire agreement of both Parties to this Agreement pertaining to the transaction agreed upon in this Agreement, and shall replace all the previous discussions, negotiations and agreements between both Parties to this Agreement in respect of the transaction of this Agreement.

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IN WITNESS WHEREOF, the duly authorised representatives of Seller and Purchaser have signed this Agreement on the date first above written.

Purchaser: China Hydroelectric Corporation
Signature:	/s/ Chow Tutsang
	Name:	CHOW TUTSANG
Position: Director/Legal Representative

Seller: Cangxi County Jianghe Hydroelectric Power Development Co., Ltd
                         (stamp)

Signature:
Name:
Position:

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Appendix I Form of Power of Attorney
Power of Attorney
     We, _________________________(Company’s Full Name), a company duly established and existing in accordance with the laws of the People’s Republic of China (the “PRC”)/ Cayman Islands, hereby authorize Mr. / Ms. __________, with the PRC ID Card / US Passport No. __________, as our authorized representative, to subscribe the Asset Purchase Agreement with _______________(Company’s Full Name) in relation to the sale and purchase of Li Yuan Hydroelectric Power Station.

Signature of Legal Representative:

(Company’s Full Name)

(Stamp)

____________, 2007

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Appendix II
List of Real Properties and Movable Assets

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1. Comprehensive Remarks
1.1 General
Donghe SHP cascade stations lies in Cangxi county of northern Sichuan province. Planned are 6 cascade stations for Donghe in Cangxi county and they are all river-bed type low head stations with large discharge. They are all developed by Jianghe Hydropower Development Co Ltd of Cangxi county. LiYuan Hydropower Station is the last of the 6 cascade stations. The installed capacity of LiYuan Hydropower Station is 12000 kW, mean annual power generation 44.15 million kWh. The station was started to be built in Nov 2004 and put into operation in Aug 2006. Fengziyan Hydropower Station is the 2nd of the 6 cascade stations planned. The installed capacity of Fengziyan Hydropower Station is 12000 kW, mean annual power generation 46.92 million kWh. The station started its construction in Dec 2005 and will be put into operation in Sept 2007.
     Entrusted by China Hydroelectric Corporation, Hangzhou Regional Center for Small Hydropower (HRC) undertakes the engineering evaluation work for LiYuan and Fengziyan hydropower stations. In 11-14 Feb 2007, HRC dispatched a group of specialists to LiYuan and Fengziyan Hydropower Stations to read the related files and drawings, check the electro-mechanical equipment and civil works, collect the relevant literature and document. In accordance with the existing regulations norms, standards and in combination with the requirement of the entrustor, technical and economic evaluation is made for LiYuan and Fengziyan Hydropower Stations and <<Engeineering evaluation report for LiYuan and Fengziyan Hydropower Stations—Jianghe Hydropower Development Co Ltd Cangxi county>> compiled.
1.2 Basis of Evaluation
     (1) Legal aspects and professional standards : << Law of Water of the Peoples Republic of China >>, << Regulation for the Management of River Passage of P.R.C. >>, << Design Norms for Small Hydropower Stations >>, << Norms for Hydrological Calculation for Small Hydropower Stations >>, << Norms for Hydro-energy Design of Small Hydropower Stations >>, << Norms for Design of Masonry Dams >>, << Design Norms for Powerhouse in Hydropower Stations >>, << Norms for Electro-mechanical Design of Hydropower Stations >>, and << Regulations for Economic Evaluation of Small Hydropower Construction Projects >>, etc.
     (2) Approval documents from the local government for construction of the LiYuan and Fengziyan hydropower stations.
     (3) Relevant technical documents of the LiYuan and Fengziyan hydropower stations Report for River Basin Planning; Report of Design, and

relevant drawings ( see attachment ).
     (4) Relevant materials of construction aspects and records of operation, etc for LiYuan and Fengziyan hydropower stations.
1.3 Brief of Evaluation
1.3.1 Description of the river basin and hydropower cascades planning
     Donghe River is the 1st step tributary of Jialing River at the left bank, originating from southern foot of Micang of Qinlin Mountain, flowing Shaanxi and Sichuan provinces from north to south., flowing into Jinling River in Sichuan province. Donghe basin belongs to subtropical humid monsoon climate zone, located at the edge of the Sichuan Basin. It has the features of mild climate and plentiful rainfall. The total length of Donghe River is 293 km, natural drop 536 m, catchment 5040km2, mean annual flow in the whole catchment 109.1m3/s, the theoretical hydropower potential 237000 kW, being the medium size river rich in hydropower potential in Sichuan province.
     In its mid and lower reach, Donghe River flows by Cangxi county, with its total length 110.4 km, concentrated drop 78 m. According to <Planning report of hydro energy for Cangxi section of Donghe River> compiled in Dec 2005, 6 cascade development, i.e. Dongxi, Fengziyan, Likou, Yangmoshi, Beituo and LiYuan hydropower stations, were adopted, with the total installed capacity 50300 kW, annual power generation 20300 kWh, with the total investment 488.85 million Yuan.
1.3.2 Status of LiYuan Station
     LiYuan Hydropower Station is the last of the 6 cascade stations of Donghe in Cangxi county. The station was started to be built in Nov 2004 and put into operation in Aug 2006. The installed capacity of LiYuan Hydropower Station is 12000 kW, mean annual power generation 44.15 million kWh. Its annual utilization hour is 3679 h.
     LiYuan Hydropower Station is of river-bed type. Its engineering pivot from the left to the right is the step-up substation, power house, sluice gate, floating gate, ship lock, spill weir at the right bank and etc. The step-up substation, power house lies at the left bank and the power house is part of the water retaining structure. The main power house consists of main machine section and installation section. In the main machine section are equipped with 6 axial propeller type turbine-generators. The auxiliary house lies at lower reach of the main power house and left end. The spillway gate is located at the river-bed, 180 m off. At the fixed weir is equipped with 18 hydraulic automatic floating gates (5 m height × 10 m width).
     LiYuan Hydropower Station is equipped with 6 axial propeller type turbine-generators, typed ZDJP502-LH-200, its runner diameter 2.0 m, rated head 10.3 m, unit flow 24m3/s, rpm 214.3r/min and the rated output 2128 kW.
The type of the identical generator is SF2000-28/2840, rated capacity 2000 kW, rated voltage 6.3 kV. The electric controlling part adopts computer supervision, aided by the conventional controlling mode.
1.3.3 Engineering evaluation of LiYuan Hydropower Station
     (1) Scale of installed capacity and amount of power generation
     After evaluation and checking, the installed capacity 12000 kW is reasonable in the recent period and the mean annual generation 44.15 kWh is reliable.
     (2) Main structures
     After checking the geological and topographical conditions, the dam axis selected is reasonable and the layout of the pivot structures reasonable too.
     The spillway gate is the hydraulically automatic floating gate mounted on the fixed weir. The selection of such gate is reasonable. The foundation at the spillway gate is sandstone. Generally speaking, the geological condition is good. After excavation and curtain and consolidation grouting at the dam foundation, it can generally meet the demand of constructing the dam. The fixed weir is of embedded rock concrete structure, with good construction quality. In appearance, there are no defects, cracks or leakage, especially at the foundation part. The energy dissipation mode is bottom flow and surface flow, equipped with concrete dissipation pond which is also feasible. The hydraulic automatic floating gate can work normally and its quality can meet the demand of construction.
     The foundation of the power house is complete new rock, able to meet the engineering demand. Its structure could meet the demand of intensity and stability. Both the power house and house area can meet the demand of flood protection. The layout of power house is not quite reasonable, causing inconvenience in operation and maintenance. There is the slight leakage in part of the power house. The decoration of construction is simple, but it can meet the engineering demand.
     (3) Electric mechanical equipment and metal structures
     The selection of the main electric-mechanical equipment is reasonable, able to meet the operation demand in function. The units operate stably, noise normal, output rate reached.
     The connection mode is reasonable. The secondary controlling equipment can basically meet the protection demand of the station. But the metering functions of the computer supervision system seem too simple.
     The layout of the water, oil and gas pipes for the units can meet the demand of use. But it is not convenient for future maintenance. There is no stop gate for the intake, unsafe.

1.3.4 Status of Fengziyan Hydropower Station
     Fengziyan Hydropower Station is the 2nd of the 6 cascade stations planned. The station started its construction in Dec 2005 and it is now under construction. It will be put into operation in Sept 2007. The installed capacity of Fengziyan Hydropower Station is 12000 kW, mean annual power generation 46.92 million kWh. Its annual utilization hour is 3819 h.
     The Station is of river-bed type. Its engineering pivot from the left to the right is the non-spillway dam section at the left bank, ship lock(scouring gate), power house, step-up substation, non-spillway dam section at the right bank, and the total length of the pivot is 180.28m. The floating gate dam section is located at the river-bed , of which 120 m ahead is the spillway front, on the crest of it are 12 hydraulic automation floating gates 7m( height )×10m( width ), ship lock, spill weir at the right bank and etc. The step-up substation, power house lies at the left bank and the power house is part of the water retaining structure. The auxiliary house lies at lower reach of the main power house and left end. The spillway gate is located at the river-bed. The ship lock(scouring gate) is between spillway gate and the power house. Both the power house and substation lie at the right bank and the power house is part of the water retaining structure. The main power house consists of main machine section and installation section. In the main machine section are equipped with 4 axial propeller type turbine-generators. The auxiliary house lies at the right side of the main power house.
     Fengziyan Hydropower Station is equipped with 4 axial propeller type turbine-generators, typed ZDJP502-LH-225, its runner diameter 2.25 m, rated head 13.2 m, unit flow 30 m3/s, rpm 214.3 r/min and the rated output 3405 kW. The type of the identical generator is SF3200-28/3250, rated capacity 3000 kW, rated voltage 6.3 kV. The electric controlling part adopts computer supervision, aided by the conventional controlling mode.
1.3.5 Engineering evaluation for Fengziyan Hydropower Station
     (1) Scale of installed capacity and amount of power generation
     After evaluation and checking, the installed capacity 12000kW of Fengziyan Hydropower Station is reasonable, with mean annual power generation 46.92 million kWh reliable.
     (2) Main civil structures
     As the engineering is under construction, it is not possible to evaluate the quality of the structures to be constructed and operation condition after storing water.
     Based on the topographical and geological conditions at the dam site of Fengziyan Hydropower Station, the position of the dam axis is rational and the general layout of the pivot structures reasonable.

     The spillway gate is the hydraulically automatic floating gate mounted on the fixed weir. The selection of such gate is reasonable. The foundation at the spillway gate is sandstone. After excavation and curtain and consolidation grouting at the dam foundation, it can generally meet the demand of constructing the dam. The fixed weir is of embedded rock concrete structure. The structure size designed to meet the need of the hydraulic automatic floating gate and flood discharging can completely meet the demand of standard to intensity and stability. The energy dissipation mode is bottom flow one, equipped with concrete dissipation pond which is also feasible. The adoption of the floating gate with the height of 7 m for Fengziyan Hydropower Station has certain risk.
     The foundation of the power house is complete new rock, and treatment of consolidation and curtain grouting has been made, able to meet the engineering demand. The layout of power house is reasonable.
     (3) Electric mechanical equipment and metal structures
     It is reasonable for the selection of the main electric mechanical equipment for Fengziyan Hydropower Station, able to meet the demand for operation. Its layout is also reasonable, as well as the main connection mode and secondary design. As Fengziyan Hydropower Station is not yet commissioned and most equipment is not yet installed, so no evaluation is made on the operation condition of the equipment.
     There is no stop gate, unsafe.
1.3.6 Development prospect
     (1) Electric power development planning
     The electric power source in Sichuan province is mainly hydropower. By the end of 2005, the total installed capacity was 22.9588 million kW, of which the thermal power, representing 34.8%, the hydropower, representing 65.11%. The total power generation was 101.7 billion kWh, increased by 14.86% as compared with that in previous year. Together with the rapid power source development, the grid development was also strengthened. The main 110kV, 220 kV, 500 kV diagram system has primarily been formed in Sichuan power grid
     In the whole province according to forecast; by 2010 the maximum power generation load 21.81 kW and maximum power demand 124.1 billion kWh; by 2015 the maximum power generation load 29.32 kW and maximum power demand 166 billion kWh.
     Sichuan is rich in energy resources, especially the hydropower resource. It is an important step in the whole implementation strategy of the west area development campaign to make use of electricity transmission from west to east and develop the rich clean hydropower potential in the province so as to realize its electricity transmitted out. According to some documents issued by the province, the planning for the transmission of electricity from west to east is:

By 2010, the installed capacity of transmission out 8 million kW and the amount of energy 38 billion kWh; By 2015, the installed capacity of transmission out 12 million kW and the amount of energy 57 billion kWh; By 2020, the installed capacity of transmission out 16 million kW and the amount of energy 76 billion kWh.
     By now, most of the energy and power in Cangxi has been supplied by Sichuan grids. According to the electrification planning of Cangxi county, the maximum load will reach 42000 kW with annual electric power 184 million kWh by 2008. By 2010, the maximum load will reach 50000 kW with annual electric power 210 million kWh. By 2015, the maximum load will reach 70000 kW with annual electric power 280 million kWh.
     The development of Donghe cascade hydropower stations has been included in the “11th -Five-Year Plan” of GuangYuan city. Also, the 220 kV substation in Cangxi county has been planned to construct.
     (2) Development of Donghe cascade hydropower stations and market demand
     By primary balance of power and energy, after operation of LiYuan and Fengziyan Hydropower Stations, the load demand in Cangxi power grid will still not be met by 2008. After operation of the other 4 cascade stations at Donghe river by 2010, there will be surplus energy in rainy season to be transmitted to the Sichuan grid and to be adsorbed in the nearby counties. After 2015, there will be shortage of energy and power in Cangxi grid, in need of supplement by large grids. So, the product of Donghe cascade hydropower stations will find big market in either short term or long term.
     (3) Adjustment of selling price to the grid
     Currently, the selling price of Donghe cascade SHP stations is 0.29 Yuan kWh. The price is actually higher than other places in Cangxi conty, and higher even in GuangYuan city. It could be predicted that the increasing space is not much, even if there is adjustment in the near future.
     (4) Forecast for Upper cascade development in the long term
     In accordance with <General planning report of hydropower development in Sichuan province>, at the upper reach of Donghe River in Wangcang county, the Guanziba reservoir has been planned. The main function of Guanziba reservoir (grade II) is for irrigation in combination with generation and flood prevention. The normal 3 storage level is 573 m, max dam 3 height 116 m, total storage 565 million m 3, valid storage 385 million m m3. The planned irrigation area is 2.124 million mu, the gross water supply from the reservoir 729 million m . According to primary analysis, its construction will have influence in 25 years on the cascade stations planned and the utilizable water at the cascade stations will be reduced. As each of the cascade stations has already paid back the loan after 25 years and gained benefit. Hence, the construction of Guanziba reservoir has little impact to the cascade SHP stations below in fact.

1.3.7 Economic evaluation
     The purchase of LiYuan and Fengziyan Hydropower Stations is 154 million Yuan, total installed capacity 24000 kW and mean annual power output 91.07 million kWh.
     According to the present off-take price 0.29 Yuan/kWh, the static investment payback period is 7.86 years.
1.3.8 Evaluation conclusion
     (1) The installed capacity of LiYuan Hydropower Station is 12000 kW, designed mean annual output 44.15 million kWh. The installed capacity of Fengziyan Hydropower Station is 12000 kW, designed mean annual output 46.92 million kWh. After evaluation, the installed capacity of the two stations is reasonable, mean annual output reliable.
     (2) The selection of LiYuan Hydropower Station site is correct, general pivot layout reasonable. The design of the pivot structures can meet the demand of intensity and stability. But there is defect for construction quality of the power house, with some leakage, but not much effect on operation. The construction quality of other structures is OK. The pivot structure can meet demand of operation.
     The selection of the main electro-mechanical equipment is reasonable and the functions can meet the demand of operation. Generally, the level of electro-mechanical equipment is not high. The functions are simple, but can basically meet the demand of operation.
     (3) The selection of Fengziyan Hydropower Station site is correct, general pivot layout reasonable. The layout of pivot structure is basically reasonable. Structurally, it can meet the demand of intensity and stability. From the civil works built, the construction quality is relatively better. From the design data and site conditions, the pivot structures can meet the demand of operation.
     The selection of main electro-mechanical equipment is reasonable. The main and auxiliary equipment ordered can meet the demand of operation, functions able to meet the demand of power generation. On the whole, the level of the electro-mechanical equipment is ordinary.
     (4) The purchase price of LiYuan and Fengziyan Hydropower Station is 154 million Yuan, with the evaluation of the current off-take price, the static investment payback period is 7.86 years. The project is feasible.
     (5) In accordance with the electric power development plan, the product of Donghe cascade stations will find good market either in the near future or in the long run. The development at the upstream does not have much impact on this project. Currently, the off-take price in GuangYuan city is medium and the price will be increased with the regulation of policy.
     (6) The exploitation condition of the remaining 4 cascades at the Cangxi section is all ideal, proper scale and good economic indexes. The preliminary design and necessary procedures have all been finished. If fund is available, the construction may start. After the completion of purchase of LiYuan and Fengziyan Hydropower Stations, the development of the remaining 4 stations may start, so as to increase benefit.
     In short, the resource of LiYuan and Fengziyan Hydropower Stations is very good. The design and construction of each pivot structure can meet the demand of intensity and stability. The development prospect of the other 4 stations is satisfactory. The project is rated as feasible.
2. General of Basin Planning
2.1 General Description of the Basin
Donghe river, a tributary at the left bank of Jialing river on the upper & middle reaches, originates from the south foot of Micang hill, Qinling mountain ranges, and its upstream is composed of two water sources, i.e. one is Kuantan river in the east originating from Yaojiaba, Nanzheng county of Shaanxi province, and the other is Yanjin river in the west originating at Sanxinyan, east Lipinchang of Ningqiang county in Shaanxi. Two rivers converge at Shuanghechang and hereafter Donghe river gets its name. Donghe river flows through Shaanxi and Sichuan provinces from north to south, and pours into Jialing river in Langzhong city, Sichuan. The river accommodates a relatively larger tributary called Cha river at Yuanbachang, the downstream. Donghe river extends a full length of 293km, 3 with the total catchment area of 5040 km2 and the mean annual flow of 109.1m3 /s.
     Donghe river goes from northeast to southwest, with the river basin shaping as a fan. The river reach above Wangcang county belongs to Daba mountainous area, with steep slopes and turbulent rapids, and both banks are about 1,500m high. From Wangcang county to Jiachuan, a valley extends for over 10 km and both banks are in hilly areas, then followed by low hills from Jiachuan to Dongxi, and the river course becomes narrow. After that reach are deep canyons till to the estuary, and the river course bends and water flows smoothly. The valley is sometimes wide or narrow with lots of shoals. There are small terraces along the river reach, and the mountain at both banks is 200-300m high.
     In the basin, the north is higher than the south, and at the upstream are high mountains, steep slopes and deep valleys in a long and narrow V-shape. The slope is gentle at the mountain foot, and both banks have been reclaimed for arable lands. There are dense forests above Hemengzi of Kuantan river and Wanjia of Yanjin river, so vegetation there is perfect. Below Mengzi and Wanjia the vegetation is relatively poor, mainly with barren soil, exposed rock, weed and shrub, so water & soil erosion seems heavy. The downstream is inside Sichuan basin, and arable lands are mostly located at each terrace. The vegetation is well conserved, water & soil erosion is not serious and the riverbed is laid with gravel and scree.
     Donghe river flows through Cangxi county for its middle & lower reaches, with a length of 110.4km in the county. Cangxi county is located at the middle reach of Jialing river, upstream of Yangtze river, and it is also at the south foot of Daba mountain and north edge of Sichuan basin. In the subtropical 2 monsoon humid climate area, the county covers a total area of 2,331km2 with arable lands of 570,000 Chinese mu (38,000 hectares). The total population is 767,000 inside 39 townships, and it borders Bazhong and Nanjiang in the east, Langzhong in the south, Jiange in the west, and Wangcang and Yuanba in the north. Inside the area there are lots of low hills and valleys, the elevation is generally 380-1,000m, and Jialing river and Donghe river flow through its hinterland.
     The economy in Cangxi county is agriculture-based, and its economic base is relatively poor owing to hilly region, barren land and dense population. After the reform and open policy, the local economy is quickly developed and the living standard of people is improved remarkably. The GDP growth there has been over 10% for successive 13 years, and the industry structure gets rational. Cangxi county is rich in natural resources, among which natural gas reserve is 5 billion m3 and exploitable hydropower amounts to 1,018MW. At present, the exploration of natural gas is managed by the government, which begins to benefit the local people for their living and production. However, the used hydro energy including the just operated LiYuan hydropower station, is only 2.2% of the total exploitable, so there is a huge potential for hydro-energy development. In 2004 the government of GuangYuan city, Sichuan lists LiYuan hydropower station to be a key project for attracting outside investment for its development, thus unveiling the prelude for development of Donghe river cascade hydropower stations in Cangxi.
2.2 Hydrology and Weather
     Donghe river basin belongs to subtropical monsoon climate area with humid feature. It is located at the edge of Sichuan basin, alternatively affected by storms from Daba mountain and Longmen, and there are air vortices. Therefore, there weather is mild and rainfall is plentiful. Donghe river basin is affected by stormy rain, and the average mean precipitation amounts to over 1000mm. There is no much change about the rainfall year to year, but the annual rainfall is unevenly distributed. The basin receives frequent rainstorms during summer and autumn, rather strong, but quite short, hereby resulting in a sudden & sharp flood rise and fall. The region from Jiulongshan, upstream of Donghe river to Qiping, belongs to a heavy rainstorm area in the east, with mean annual precipitation of 140mm per 24 hours, and that in Cangxi and Wangcang is 120mm per 24hours, then gradually decreased to about 100mm per 24hours in the south. Heavy storms mostly fall in the period from June to September, about over 50% of the whole year, and a stormy weather usually remains about 3-7 days for its process. Below Wangcang it belongs o to a warm and dry weather in winter, and the temperature averages at above 50 C in January, and average temperature is more than 250 C in July. There is no much temperature change from year to year, but it varies vertically and is much different between north and south.
     On the main stream of Donghe river basin, there is Wangcang hydrological gauge station with a control catchment area of 2,701km2 at the upstream, and Qingquan hydrological gage station with a control catchment area of 5,011km2 at the downstream. These two gauge stations both have recorded a long-term hydrological data, and can be taken as reference stations to underake hydrological analysis & calculation for the cascade hydropower stations inside the basin. Water in Donghe river basin is mainly supplied by rainfall, and it is very plentiful but the year-to-year and annual changes are both relatively distinctive. According to the statistics of measured3 data at Qingquan gauge station, the maximum annual mean flow is 246 m3 /s (1981), the minimum annual mean flow is 37.2 m3 /s (1979), and the rate between the maximum and the minimum is 6.61. The runoff mainly concentrates in May-September, 79.7% of the total annual runoff, and water is much rich in June, July and August. The dry period is from October to the next April, and water is mainly from underground, 20.3% of the total, among which the period of January-February is the driest, about 2.5% of the total runoff.
     Floods in Donghe river attribute to rainstorm, and the flood occurrence echoes the rainfall period. The flood generally happens during June to September, and concentrates mostly in July-August, and it usually undergoes for 3~5 days. There is a big year-to-year change about the maximum flood-peak flow, and the ratio between the measured maximum value and the minimum value is up to 26.4.
2.3 Planning & Development of Cascade Hydropower Stations
Donghe river has a total length of 293km and a natural fall of 1,536m. The average gradient of river course is 5.2‰, the catchment area above the estuary is 5,040km 2, the mean annual flow is 109.1m3 /s, and the theoretical hydropower potential amounts to 237MW, so it is one of the medium-sized rivers with quite rich hydropower resources in Sichuan province. Restricted by natural and socioeconomic conditions, hydro-energy development & utilization is still at a very low stage in Donghe river basin. Donghe station, with an installed capacity of 3MW, has been set up in Wangcang county, upstream of Donghe river, and Luojiatan hydropower station is built up downstream in Langzhong county, with an installed capacity of 5MW. Donghe river has a length of 110.4km in Cangxi county, with a fall of 78m and an average gradient of 0.71‰. As early in 1987, Hydropower Bureau of Cangxi County has compiled “Hydropower Planning Report on Donghe River in Cangxi County”, inside which a developing proposal has been put forward to set up four cascade stations on the main reach of Donghe river in Cangxi. However, the proposal involves a high dam and it is very difficult to construct at that time. Furthermore, the main reason is the project will submerge lots of arable lands and resettle a large population, and it would lead to social and environmental issues. Therefore, in 2005 Water Resources Bureau of Cangxi County entrusts Water Resources and Electric Power Investigation, Design & Research Institute of Nanchong in Sichuan to carry out a planning again for hydro-energy development on this river reach. As illustrated in the “Planning Report on Hydro-energy Resources of Donghe River in Dongcang” complied by this institute in December 2005, the gradient of this rive course is small, and at both banks are situated lots of arable lands, townships and dense population, so it is unsuitable to set up any big reservoir or diversion-type hydropower station, but instead, a cascade development with low gate dams can be applied there. After compared among different proposals, it is determined to set up six cascade stations such as Dongxi hydropower station, Fengziyan hydropower station, Likou hydropower station, Yangmousi hydropower station, Beituo hydropower station and LiYuan hydropower station with a total installed capacity of 50.3MW and total generation of 20.3MWh, and the total investment amounts to RMB488.85 million Yuan. The dynamic economic index of each cascade station is shown in Table 2-1.
     The development right of all the proposed six cascades is acquired by Jianghe Hydropower Development Co. Ltd. in Cangxi county, and the development has started. LiYuan hydropower station starts its construction on November 18, 2004, is commissioned on June 5, 2006 and put into normal operation on August 23, 2006. Since December 2005, Fengziyan hydropower station is still under construction, and is planned for operation in September 2007. Preliminary designs and project approvals have been finished for other 4 stations, and the construction can be started when fund is available.
3. Status Quo of Liyuan Hydropower Station
LiYuan hydropower station is the last of 6 cascades proposed on Donghe river, and as a power station in river channel, it is situated at Renhe village, Zhongtu township of Cangxi county, 42km away from the downtown of Cangxi county. As a key project of GuangYuan city, Sichuan for attracting outside investment in

2004, its construction is started on November 18, 2004, and commissioned on June 5, 2006 and put into operation on August 23, 2006. The station hasn’t been officially accepted until now. The CDM (clean development mechanism) project of LiYuan hydropower station cooperating with ENEL in Italy has been approved by National Development and Reform Commission in November 2006 (Document No. [2006]2410) and is being registered at the CDM Executive Board (EB) of UN.
3.1 Hydrological Condition
The catchment area above the dam site of LiYuan hydropower station covers an area of 4,934km2, only 100km2 less than that of Qingquan hydrological gauge station where is 10km away at the downstream, so it has the aforesaid hydrological & meteorological features of the basin completely. According to the data of Qingquan hydrological station, it is analyzed and calculated that the mean annual precipitation inside the basin is about 1220mm, the mean annual flow 95.1 m3 /s, the annual mean runoff is 2,999 million m3 and the mean annual runoff depth is 608mm3. The peak flow of design flood with a cycle of 50 years is 12,165m/s, and the peak flow of check flood with a cycle of 500 years is 16,890 m3/s.
Table 2-1 Dynamic economic indices of cascade stations on Donghe river in Cangxi

No.	Item	Unit	Dongxi	Fengziyan	Likou	Yangmousi	Beituo	LiYuan	Total
1	Catchment area	km2	3254	3434	3718	3749	3847	4934
2	Normal storage level	m	433	421	405.5	393	384.5	372
3	Utilizable water head	m	12	15.5	12.5	8.5	12.5	12	73
4	Net water head	m	11.5	15.0	12.0	8.0	12.0	11.5
5	Installed capacity	MW	7.5	10	8.5	5.8	8.5	10	50.3
6	Firm output	kW	976	1327	1113	764	1135	1770	7085
7	Flow for generation	m3/s	75.3	77.7	83.9	84	84.4	100
8	Annual generation	10[3]kWh	3010	40500	34100	23310	34590	40000	202600
9	Yearly utilization hour	h	4013	4050	4011	4018	4069	4000
10	Dam type		Gate dam	Gate dam	Gate dam	Gate dam	Gate dam	Gate dam

No.	Item	Unit	Dongxi	Fengziyan	Likou	Yangmousi	Beituo	LiYuan	Total
11	Max. thickness of the riverbed cover	m	6.7	3.0	3.0	1.8	3.5	3.0
12	Total investment	10[3] Yuan	77882	87463	69929	75697	93680	84198	488850
13	Investment per kW	Yuan/kW	10384	8746	8227	13051	11021	8420	9719
14	Investment per kWh	Yuan/ kWh	2.59	2.16	2.05	3.25	2.71	2.10	2.41

3.2 Geological Condition
The geological constitution is relatively simple in this region, and there is no strong geological movement or any evidence for new constitution activity. Therefore, the regional geological constitution is stable there, and the basic seismic intensity is less than Grade 6.
     Geological condition in the reservoir area: LiYuan hydropower station adopts a reservoir in river channel, surrounded by solid hills. The stratum of reservoir area is constituted by sandstone and clay rock with less water penetration, and no rupture structure is found extending out of the reservoir. Meanwhile, the storage level is relatively low, and there is no permanent leakage issue. The slope of reservoir bank is gentle, covered with a very thick layer, and underlying rock is complete, and furthermore, there is no evident poor structure that would lead to the instability of reservoir bank. Therefore, there would be no large landslip and the bank slope is rather stable inside reservoir area.
     Geological condition of dam and plant location: The dam is located in the low hilly area, the river valley opens wide, and slopes on both banks are unsymmetrical with a shape of “U”. The riverbed is about 245m wide, and terraces are mostly situated at the slope foot of left bank, with an angle of less than 30°. The lower right bank is relatively steep with an angle of 70° and height of 8m or so, and its upper is a gentle mesa that has been reclaimed to be arable land. The bed is relatively low with deposit, i.e., its upper is overlying stratum and followed with sandstone. There is no found a certain scale of rupture formation or dense joint belt inside dam region. The foundation of powerhouse and scouring sluice is made of middle or fine sandstone, with a complete, solid and stable structure. The foundation of overflow gate is quite solid at the left riverbed and the right bank, which is made of weakly weathered middle & fine sandstone, but relatively poor at the right riverbed because it is mud siltstone. The ship lift and the right overflow weir are situated on the hillside of left bank with foundation of weakly weathered middle & fine sandstone, and the geological condition is fairly good there.
3.3 Project Task and Scale
LiYuan hydropower station is mainly for power generation, also functions for navigation because its navigation channel is classified as Grade 8 and the yearly design navigation capacity is 100,000 tons.
     The installed capacity is 6×2MW, and it is designed to have an annual mean generation of 44,150MWh and a yearly utilization hour of 3,679h.
     After comparison it is concluded that the normal storage level of reservoir is 368.00m, the dead water level 367.60m and the daily regulating capacity is 200,000m 3. The normal tail-water level of the station is 357.03m, the minimum tail-water level 356.35m (only one unit is used for operation), the maximum gross head is 11.65m and the minimum gross head is 10.57m. The design flood level is 372.67m at upstream, and correspondingly the design flood level at downstream is 367.17m. The check flood level is 375.05m at upstream, and correspondingly the check flood level at downstream is 369.95m. The normal storage level of Luojiatan hydropower station is 353.00m at 15.4km downstream.
3.4 Project Layout and Structure
LiYuan hydropower station is a project in river channel, which conists of substation, powerhouse, scouring sluice, shutter dam, ship lift and right-bank overflow weir etc. from the left to the right.
3.4.1 Project grade and flood-control standard
     The reservoir storage of LiYuan hydropower station is maximized at 86 million m3 , so according to the national “Flood-control Standard” (GB50201-94), this project involves a medium-sized reservoir and is classified as grade X, and the main structure is also grade 3. Therefore, a 50-year cycle is adopted for the design flood of barrage, and a 500-year cycle applied for the check flood.
3.4.2 Powerhouse and stepping-up substation
     The powerhouse is at the left bank, which is also one part of retaining works and is in reinforced concrete closed structure. The main powerhouse is 56.00m long, 11.50m wide, and it has a main machinery plot and an assembly bay. There are installed 6 sets of propeller Kaplan turbine-generating units with each capacity of 2MW. The main powerhouse is divided into generator floor, turbine floor and draft tube downwards, and the tail water is released to Donghe river through tailrace.
     The setting height of turbine runner is 357.00m, the turbine floor is at 359.70m and the generator floor is at 364.78m in elevation. The intake of each unit is erected with a trash rack and the groove of emergency gate, and one emergency gate is used for 6 units. In case of overhaul, a monorail crane is adopted for equipment lifting, and the overhaul platform of intake is at 368.50m.
     The auxiliary powerhouses are respectively situated at the downstream and the left side of main powerhouse, and high-voltage switch cubicle room and air-compressor chamber are at the downstream of main powerhouse. The high-voltage switch cubicle room is as high as the generator floor, and the air-compressor chamber is high as the turbine floor. The central control room is located at the left end of main powerhouse, about 3m higher than the generator floor.
     The 35kV stepping-up substation is situated at upstream to the assembly bay of the main powerhouse, where are arranged 3 main transformers, and auxiliary circuit breakers, potential transformers and current transformers etc.
3.4.3 Scouring sluice
     At the right side of main powerhouse are arranged 2 scouring sluices, with its bottom plate elevation of 356.000m and the hole size of 3.45m (width)×3.0m (height). The scouring sluice is in a compound structure, with scouring holes at the lower part, and the upper part is the fixed weir for operating an auto hydraulic shutter dam. The scouring sluice adopts a plane steel gate, and the monorail crane for the emergency gate at unit’s intake is adopted for lifting the gate in case of overhaul.
3.4.4 Overflow gate dam
     The overflow gate dam is arranged on the riverbed, its leading edge is 180m, and on the top of fixed weir are erected 18 sets of auto hydraulic shutter gates with each size of 5m (height)×10m (width). The fixed weir is a kind of reinforced concrete hard-shell dam, internally filled with gravels, and the thickness of reinforced concrete at outside is more than 1.5m. The external shape of fixed weir is a zigzag-line practical type, with the crest elevation of 363.00m and foundation elevation of 348.20~351.00m. Its height is 12.00~14.8m with crest width of 11m and bottom width of 23.47m. The dam foundation needs to be excavated to the weakly weathered sandstone, and meanwhile, curtain grouting is used to consolidate. The dissipation mode adopts deflection and surface flowing, with the deflecting bucket of 357.00m in elevation.
3.4.5 Right-bank overflow weir and ship lift
     The ship lift is located at the right bank, in a slope structure and it is 10m wide. The yearly design capacity of ship lift is 100,000 tons, and the navigation guarantee rate is 90%. Until now, construction has not been undertaken for the downstream slope, and this part plans to be completed in April 2007.
     The right-bank overflow weir is a kind of zigzag-line practical type, in the structure of cement rubble covered with concrete of over 1.0m thick. The overflow weir is 21.50m long, its upstream surface is vertical, and the surface slope rate is 1:1 at downstream. The weir crest elevation is 368.00m (same as the normal storage level), the weir crest is 3m wide and the foundation elevation is 360.00m. It is 8.0m high, and the bottom width is 11.5m.
3.5 Electromechanical Equipment and Metal Structure
Inside the main powerhouse of LiYuan hydropower station, there are installed 6 sets of vertical Kaplan turbines, configured with 6 microcomputer-based hydraulic governors and SCR excitation devices

3.5.1 Main electromechanical equipment
     LiYuan hydropower station accommodates 6 sets of propeller Kaplan turbines with the type of ZDJP502-LH-200, and the runner diameter is 2.0m, the rated head is 10.30m, the unit inflow 24m3 /s, the rated speed 214.3r/min, the rated output 2,128 kW and the setting height of turbine is 357.00m.
     Governor type: YWT—5000, and it is a kind of microcomputer-based hydraulic governor.
     At the inlet of each unit is erected a groove for emergency gate, and 6 unit will share one emergency gate.
     6 sets of vertical-shaft suspensible generators are applied, with type of SF2000-28/2840, its rated capacity is 2MW, the rated voltage 6.3 kV, the rated current 229A and the rated power factor is 0.8.
     The excitation adopts SCR mode, and it is configured by generator factory.
     The type of main transformer is SZ9-5000/38.5/6.3 with the rated capacity of 5000kVA.
3.5.2 Auxiliary equipment
     (1) Bridge crane
     The lifting capacity of bridge crane is 20t with a span of 10.2m, and it is arranged inside the main powerhouse for the installation and overhaul of turbine-generating unit.
     (2) Water-supply & drainage system
     Water pump is applied for water supply inside the plant, so water is pumped from the dam front and delivered to an intermediary tank of 50m3 capacity, and then supplied to the related equipment by the technical water-supply pipe. There are two pumps with the type of IS100-65-315, i.e. one is for operation, and the other is for standby.
     At the preliminary design stage, there is only one sump, with water discharged by two pumps, i.e. when one is used, the other would be standby. But actually, one sump is erected for each unit at the site, and each pump is equipped for each sump.
     (3) Oil system
     For the turbine oil storage and filling, oil-supply & release connectors are fixed at the assembly bay as to connect with the oil truck. The insulation oil system is equipped with oil drums.
     Two rather new vacuum oil filters are placed at the turbine floor as to treat the turbine oil and the insulation oil.
     (4) Air system
     The pressurized air-feeding system is comprised of two high-pressure air compressors and one air vessel of 1m3 , as to standby for each other, specially replenishing air to the oil-pressure device of governor.
     The low-pressure air supply system consists of two piston low-pressure air compressors as standby for each other, and a low-pressure air vessel of 0.8m3 with air provided to braking device in case of unit stopping, and also supplied to air tools when inspected and maintained.
3.5.3 Mode of interconnecting system
     According to the network arrangement of power gird in Cangxi county, LiYuan hydropower station will adopt a circuit of 35kV outgoing line interconnected to Lingjiang substation of 35kV capacity in a length of 11km, and the aerial conductor adopts LGJ-150.
3.5.4 Main electrical wiring
     During the preliminary design stage, it is recommended to adopt one main transformer for three units in a subsection wiring structure by single busbar, and the single-busbar wiring mode is also applied for two stepping-up transformers with each capacity of 8000kVA. But actually it adopts the subsection-wiring mode with one main transformer for two units by connecting through single busbar, and the single-busbar wiring mode is also applied for three stepping-up transformers with each capacity of 5000kVA.
3.5.5 Secondary electrical part and communication
     This station is designed according to the requirement of unmanned control, inside which a computer-based monitoring system is mainly applied, assisted with a simplified conventional control device. The computer-based monitoring system performs the functions of monitoring and overall automatic operation.
     The computer-based monitoring system of this station adopts an open layered structure, which is composed of a main working station, unit 1X, unit 2X, unit 3X, unit 4X, unit 5X, unit 6X, a local control unit (LCU for public use. The conventional control system is standby in case the computer-based monitoring system fails.
     Inside the central control room, the upper computer is equipped with a display through which units can be started and stopped, and some generator’s data can be measured such as tri-phase voltage, current, active power, reactive power, power factor and frequency. This system can also perform testing and round checking functions on the control panel, but there is no function to measure each pressure parameter or temperature parameter on upper computer.
     The station shall be communicated with power system and the administrative company by telephone and mobile phone.
3.5.6 Manufacturers of main electromechanical equipment
•	6 turbines produced by Jitian Hydropower Equipment Co. Ltd. in Pingxiang, Jiangxi

•	6 generators and excitation devices produced by Ji’an Electric Equipment Works in Jiangxi

•	6 automatic governs produced by Shangrao Changjiang Hydropower Equipment Manufacturing Co. Ltd

•	1 automatic control system produced by Star High-tech Power Technology Co. in Henan

•	3 stepping-up transformers produced by Jiangshan Special Transformer Co. Ltd. in Zhejiang

•	1 bridge crane produced by Mining Cranes Co. Ltd. of Henan Province
3.5.7 Metal structure
A trash rack is vertically arranged at the front edge of the intake, and fixed on its hydraulic structure, and the bar is made of 10mm-thick steel piece.
     The trash rack is followed with an emergency gate for 6 units. The gate is a submergible plane sliding steel type, with the hole size of 5.9×3.4m. The gate opens and closes in static water state, and the headstock gear is composed of 2 sets of monorail carts and 2 endless-chain manual hoisters.
     The scouring sluice is equipped with 2 working gates, and the hole size is 3.45m (width)×3.0m (height). The gate is a fixed-wheel plane steel type and it uses the same headstock gear mutually with the emergency gate at the unit intake.
     The tailrace is not equipped with emergency gate.
3.6 Reservoir Inundation and Permanent Land Use
According to “Design Criteria on Land Acquisition & Resettlement for Water Resources & Hydropower Projects” (SL290~2003), and also combining actual situations in the reservoir area of LiYuan hydropower station, different flood standards are applied for various inundated objectives, as follows:
     Arable land and garden plot adopts a flood standard with a cycle of 5 years (P=20%);
     Forest adopts the standard of normal storage level;
     Residential area and common facilities adopt a flood standard with a cycle of 10 years (P=10%);
     LiYuan hydropower station is designed to have a normal storage level of 368.00m, a backWater length of 24.5km on the main reach, and reservoir storage of 30.80 million m3. The reservoir mainly inundates houses, arable lands, garden plots, forests and part of water resources facilities, itemized as houses of 214.00m2, arable lands of 80.00 Chinese mu (one hectare equals to 15 Chinese mu), wastelands of 113.3 Chinese mu, garden plots of 12.5 mu, forests of 5.5mu, a bridge and a small-sized irrigation & drainage station.
     Based on the above-mentioned inundation, a static investment of RMB2,583,000 Yuan is used to compensate reservoir inundation, among which RMB1,747,000 Yuan is used for resettlement in rural area, RMB5,000 Yuan for restoring the water resources facilities, RMB83,000 Yuan for clearing up the reservoir bottom, RMB73,000 Yuan for other expenses and RMB430,000 Yuan is ready for unforeseen expense.

     According to the actual station condition, totally 40 Chinese mu of permanent land is occupied, inside which there are slopes of 13 mu and arable lands of 27 mu. The total static investment for permanent land occupation amounts to RMB374,700 Yuan, i.e. RMB72,700 Yuan for slopes and RMB302,000 Yuan for arable lands.
3.7 Engineering Characteristics
The engineering characteristics of LiYuan hydropower station are shown as Table 4-1.
4. Status Quo of Fengziyan Hydropower Station
Fengziyan hydropower station, a project in river channel, is the second cascade among these 6 stations planned on Cangxi section of Donghe river, which is located at Fengziyan, upstream of Tuli township, Cangxi county, and it is 85km away from the downtown of the county. The construction of Fengziyan hydropower station is started from December 2005 and it is still under construction, and to be put into operation in September 2007. The CDM (clean development mechanism) project of Fengziyan hydropower station cooperating with ENEL in Italy has been approved by National Development and Reform Commission in November 2006 (Document No. [2006]2397) and is being registered at the CDM Executive Board (EB) of UN.
4.1 Hydrological Condition
The catchment area above the dam site of Fengziyan hydropower station covers an area of 3596km2, between Wangcang hydrological gauge station and Qingquan hydrological gauge station, and it has the aforesaid hydrological & meteorological features of the basin completely. According to the data of these 2 hydrological stations, it is analyzed and calculated that the mean annual precipitation inside the basin is about 1260mm, the mean annual flow 76.17 m3/s, the annual mean runoff is ,402 million m3 and the mean annual runoff depth is 668mm. The peak flow of design flood with a cycle of 50 years is 10449m3 /s, and the peak flow of check flood with a cycle of 500 years is 14,509 m3 /s.
4.2 Geological Condition
The geological constitution is relatively simple in this region, and there is no strong geological movement or any evidence for new constitution activity.

Therefore, the regional geological constitution is stable there, and the basic seismic intensity is less than Grade 6.
     Geological condition in the reservoir area: It adopts a reservoir in river channel, surrounded by solid hills, and the river valley above dam site mostly looks like a “U” shape. The stratum of reservoir area is constituted by sandstone and clay rock with less water penetration, and no rupture structure is found for extending out of the reservoir. Meanwhile, the storage level is relatively low, and there is no permanent leakage issue. The slope of reservoir bank is gentle, covered with a very thick layer, and underlying rock is gentle in obliquity, and furthermore, there is no evident poor structure that would lead to the instability of reservoir bank. Therefore, there would be no large landslip and the bank slope is rather stable inside reservoir area.
     Geological conditions of dam and plant location: The dam is located in a low hilly area, and the river valley is long and narrow in unsymmetrical “U” shape. The riverbed is about 100m wide, the slope of left bank is 60° and that of the right bank is 25°~40°. Above both banks are gentle mesas that have been reclaimed to arable lands. At the dam site, the riverbed has a gradient of 1‰ mainly with deposits, i.e, its upper is sand & scree with a thickness of 2.5~3.7m, and followed with complete, thick and dense sandstone. There is no found rupture formation or dense joint belt. The overlaying at the slope foot of left bank is 0.6~3.1m thick, and the sandstone is exposed at its upside, with the strongly weathered layer of 2.5~4.5m thick, and the terrane obliquity is 12°. The right bank is a steep ridge exposed with sandstone and mud sandstone. The foundation of powerhouse and barrage is cemented thick sandstone, and the rock keeps relatively complete, its mechanical property is good and load capability is high. There is no disadvantageous structure surface, and it is stable. The base rock for two abutments is exposed, and it seems very stable.
4.3 Project Task and Scale
Fengziyan hydropower station is mainly for generation, also functions for navigation because its navigation channel is classified as Grade 8 and the yearly design navigation capacity is 100,000 tons.
     The installed capacity is 4×3MW, and it is designed to have a mean annual generation of 46,920MWh and a yearly utilization hour of 3,910h.
     During the planning and preliminary design stage, it is recommended to have a normal reservoir storage level of 421.00m, but in the construction it is found the actual investment for resettlement arising from reservoir inundation is much larger than the budget, thus not only increasing difficulty on construction, but also greatly impacting the project benefit, therefore the normal storage level is decreased to 420.00m, and also the shutter gate is heightened to enlarge sluice capability and reduce the flood level inside the reservoir area. After adjusted, there would basically not involve resettlement, and the decreased 1m water head shall be utilized by the cascade station at its upstream. The normal reservoir storage level of Fengziyan hydropower station is 420.00m, the dead water level for power generation is 419.50m and the daily regulating capacity is 900,000m3. The normal tail-water level is 406.14m, the minimum tail-water level 405.56m (one unit is applied for operation), the maximum gross head is 14.44m and the minimum gross head is 13.36m. The design flood level is 428.36m at upstream, and correspondingly the design flood level at downstream is 418.27m. The check flood level is 431.78m at upstream, and the check flood level at downstream is 419.10m correspondingly.
4.4 Project Layout and Structure
Fengziyan hydropower station is a project in river channel, which is comprised of left bank non-overflow section, ship lock (scouring sluice), overflow dam section, powerhouse, stepping-up substation and right-bank non-overflow section etc. from the left to the right. It is totally 180.28m long.
4.4.1 Project grade and flood-control standard
     The reservoir storage of Fengziyan hydropower station totals 41.2 million m3, so according to the national “Flood-control Standard (GB50201-94), this project adopts a medium-sized reservoir and is classified as grade X, and the main structure is also grade 3. Therefore, a 50-year cycle is adopted for the design flood of barrage, and a 500-year cycle applied for the check flood. The flood prevention at the downstream of powerhouse and substation is designed according to a 30-year-cycle standard and correspondingly, the flood level at downstream is 417.17m. The check flood adopts a 100-year-cycle standard and correspondingly, the flood level at downstream is 418.72m.
4.4.2 Overflow gate dam
     The overflow gate dam is arranged on the riverbed, among which its leading edge is 120m long, and on the top of fixed weir are erected 12 sets of auto hydraulic shutter gates with each size of 7m (height)×10m (width). The fixed weir is in concrete structure filled with gravels. Externally it is a zigzag-line practical weir with the crest elevation of 413.00m and the foundation elevation of 395.50~399.90m. Its height is 17.50~13.1m. In order to improve the stability, the upstream and downstream of fixed weir both adopt 1.0m deep cutoff walls, treated with curtain grouting and consolidation grouting. The dissipation mode adopts underflow type, with a C25 reinforced-concrete stilling basin erected at downstream, in a size of 55.0m long and 2.5m deep.
4.4.3 Ship lock (scouring sluice)
     A 12m-wide ship lock (scouring sluice) is erected between the powerhouse and the overflow gate dam, which is composed of three parts such as upstream approach channel, gate body and downstream approach channel. The bottom plate of gate chamber is in an elevation of 405.0.00m, the gate chamber has a net width of 6.0m, and the pier wall at both sides is 3.0m thick. The bottom plate of ship lock (along the water-flow direction) is 48.0m long, with C25 concrete adopted. The upstream is erected with a reinforced C20 concrete apron of 24m in length and 403m in crest elevation.
4.4.4 Powerhouse and stepping-up substation
     The powerhouse is at the right bank, which is also one part of retaining works and is in reinforced concrete closed structure. The main powerhouse is 58.26m long, 17.995m wide, and it hosts a main machinery plot and an assembly bay. There are installed 4 sets of propeller Kaplan turbine-generating units with each capacity of 3MW. The main powerhouse is divided into generator floor, turbine floor and draft tube downwards, and the tail water is released to Donghe river through tailrace. The bottom elevation of draft tube is 399.79m, the setting height of turbine runner is 405.46m, the turbine floor is at 408.187m and the generator floor is at 412.81m in elevation. The assembly bay is situated at the right side of the main machinery plot with an elevation of 419.60m, which is connected to the plant area and accessed to the power plant. The intake of each unit is erected with a trash rack and the groove of emergency gate, and one emergency gate is used for 4 units. The emergency gate is made of plane steel, and is lifted by a monorail crane in case of overhaul and the overhaul (clearance) platform at the intake is at 425.00m in elevation. At the outlet of draft tube for each unit is erected with the groove of emergency gate, and one emergency gate is used for 4 units. The auxiliary powerhouse is situated at the right side of main powerhouse, the central control room is at the downside of the assembly bay, and the high-voltage switch cubicle room is at the upstream side of central control room, at the same elevation with the generator floor. The plant-service transformer and excitation transformer room is at the downside of the high-voltage switch cubicle room, the air-compressor chamber and the pump room are located below the central control room, as high as the turbine floor. The powerhouse foundation is treated with curtain grouting, consolidation grouting and water drainage.
     35kV stepping-up substation is situated at the outer right side of assembly bay, where are arranged two main transformers and related circuit breakers, potential transformers, current transformers etc.
     At present, construction is undertaken inside the foundation pit of first-phase cofferdam, the first-phase concrete has been completed for the powerhouse and the bridge crane has been installed above. The powerhouse roof has not been completed, and the stay ring of turbine is being installed. A dam section of fixed weir has been finished for the overflow gate dam, and the main works of ship lock has been basically finished. Meanwhile, the setup of second-phase cofferdam and the excavation of left-bank dam section are under construction, and the diversion of ship lock is ready.
4.5 Electromechanical Equipment and Metal Structure
Inside the main powerhouse of Fengziyan hydropower station, there are installed 4 sets of vertical Kaplan turbines, configured with 4 governors and SCR excitation devices
4.5.1 Main electromechanical equipment
     Fengziyan hydropower station accommodates 4 sets of propeller Kaplan turbines with the type of ZDJP502-LH-225, and the runner diameter is 2.25m, the rated head is 13.20m, the unit inflow 30m3/s, the rated speed 214.3r/min, the rated output 3405 kW and the setting height of turbine is 405.46m.
     The governor will be provided by turbine factory, but its type is still not determined. Its capacity shall be no less than 5000kgm and the operating oil pressure 2.5MPa. In the preliminary design YWT-5000 type of microcomputer-based hydraulic governor is adopted.
     At the inlet of each unit is erected emergency gate.
     4 sets of vertical-shaft suspensible generators are applied, with type of SF3200-28/3250, its rated capacity is 3200 kW, the rated voltage 6.3 kV, the rated current 366.6A, maximum efficiency 94.0% and the rated power factor is 0.8.
     The excitation adopts SCR mode, and it is configured by generator factory.
     The order is not placed for the main transformer, at the preliminary design stage, S9-8000/35 type will be adopted, with the rated capacity of 8000kVA.
4.5.2 Auxiliary equipment
     (1) Bridge crane
     The lifting capacity of bridge crane is 32t/5t with a span of 11m, and it is arranged inside the main powerhouse for the installation and overhaul of turbine-generating unit. Now the bridge crane has been installed.
     (2) Water-supply & drainage system
     The water supply & drainage system has not been installed, and the following proposal is suggested at the preliminary design stage:
     Water pump is applied for water supply inside plant, so water is pumped from the dam front and delivered to the related equipment by the technical water-supply pipe. There are two pumps with the type of 14SA-10C, i.e. one is for operation, and the other is for standby.
     There is built one sump, with water discharged by two 100ZX100 -20 type of deep-well pumps, i.e. when one is used, the other would be standby.
     (3) Oil system
     The oil system is not installed yet, and it is suggested to adopt the following proposal at the preliminary design stage:

     The turbine oil system is equipped with one oil filter, two oil pumps and some oil drums. There is no insulation oil system, and the oil truck shall be adopted.
     (4) Air system
     The air system is not installed yet, and it is suggested to adopt the following proposal at the preliminary design stage:
     Since the governor has the air-filling device for oil-pressure equipment using, there is no medium-pressurized air system needed.
     The low-pressure air supply system consists of two piston low-pressure air compressors as standby for each other, and a low-pressure air vessel of 0.8m3 with air provided to braking device in case of unit stopping, and also supplied to air tools when inspected and maintained.
4.5.3 Mode of interconnecting system
     According to the network arrangement of power gird, Fengziyan hydropower station will adopt a circuit of 35kV outgoing line interconnected to Dongxi substation of 35kV capacity in a length of 7.5km, and the aerial conductor adopts LGJ-150.
4.5.4 Main electrical wiring
     During the preliminary design stage, it is recommended to adopt one main transformer for two units in an enlarged single-busbar wiring mode, with two stepping-up transformers of each capacity 8000kVA.
4.5.5 Secondary electrical part and communication
     This station is designed according to the requirement of unmanned control, inside which a computer-based monitoring system is mainly applied, assisted with a simplified conventional control device. The computer-based monitoring system performs the functions of monitoring and overall automatic operation.
     The computer-based monitoring system of this station adopts an open layered structure, which is composed of a main working station, unit 1X, unit 2X, unit 3X, unit 4X, and a local control unit (LCU) for public use. The conventional control system is standby in case the computer-based monitoring system fails.
     The station shall be communicated with power system and the administrative company by telephone and mobile phone.
4.5.6 Manufacturers of main electromechanical equipment
•	4 sets of turbine-generating units, excitation systems and governors produced by Hunan Hanlong Hydropower Equipment Co. Ltd.

•	1 bridge crane produced by Mining Cranes Co. Ltd. of Henan Province

•	Other equipment not decided

4.5.7 Metal structure
     A trash rack is vertically arranged at the front edge of the intake, and fixed on its hydraulic structure, and the bar is made of 10mm-thick steel piece.
     The trash rack is followed with an emergency gate for 4 units. The gate is a submergible plane sliding steel type, with the hole size of 5.54×3.88m. The gate opens and closes in static water state, and the headstock gear is composed of 2 sets of monorail carts and 2 endless-chain manual hoisters.
     At the upstream and downstream of ship lock is erected a navigation gate respectively for passing the boat. At the upstream is a kind of fixed-wheel plane steel gate with its top exposed, and its size is 6.0m (width)×7.0m (height). At the downstream is a submergible fixed-wheel plane steel gate, with the size of 6.0m (width)×7.0m (height). The navigation gates are operated by screw-type headstock gear. In order to meet the function requirements of working gates, a water-scouring gate valve and a water-release gate valve shall be applied.
     The scouring sluice before the upstream working gate is equipped with one working gate, and the hole size is 6.0m (width)×4.2m (height). The gate is a fixed-wheel plane steel type and it uses a manual hoister for operating.
     At the outlet of draft tube for each unit is equipped the groove for emergency gate, and one emergency gate is applied for 4 units. The gate is a submergible plane sliding steel type, with the hole size of 6.435×2.886m. The gate opens and closes in static water state, and the headstock gear is composed of a duel-hook synchronous electrical hoister and an automatic girder for lifting and moving the gate.
4.6 Reservoir Inundation and Permanent Land Use
The inundation flood standard of Fengziyan hydropower station is as same as that of LiYuan hydropower station.
     Fengziyan hydropower station is originally designed to have a normal storage level of 421.00m, a back Water length of 24.5km on the main reach, and reservoir storage of 15.32 million m3. The reservoir mainly inundates residential areas of 116 population from 6615m2 houses, shoals and waste slopes of 32.00 Chinese mu (one hectare equals to 15 Chinese mu), mottled bamboo of 18.5 Chinese mu, and 2 stone arch bridges
     Based on the above-mentioned inundation, a static investment of RMB3,298,900 Yuan is used to compensate the reservoir inundation, among which RMB2,806,400 Yuan is used for resettlement in rural area, RMB37,600 Yuan for clearing up the reservoir bottom, RMB227,300 Yuan for other expenses, RMB74,000 Yuan for taxation and RMB153,600 Yuan is ready for unforeseen expenses.
     According to the actual station condition, totally 2.0 Chinese mu of permanent lands are occupied, and all are wastelands at river shoals. The total static investment for permanent land occupation amounts to RMB51,700 Yuan, in which, RMB24,600 Yuan for resettlement compensation in rural area, RMB1,900 Yuan as other expenses, RMB23,900 Yuan for taxation and RMB1,300 Yuan ready for unforeseen use.
     During the construction, it is actually investigated that the 10-year-cycle flood and its back water inundates 1km-long roads, one bridge and 400 population from over 100 households, so it is estimated that the investment for addressing the inundation issue amounts to RMB10 million Yuan, thus not only making the construction more difficult, but also greatly impacting the project benefit. Therefore, it is proposed to decrease the normal storage level of reservoir to 420.00m, also the height of shutter gate is increased as to improve the sluicing capacity and reduce the flood level inside the reservoir area. After adjustment, it basically will not involve resettlement and only a few river shoals and waste slopes are inundated.
4.7 Engineering Characteristics
The engineering characteristics of Fengziyan hydropower station are shown as Table 4-1.

Table 4-1 Engineering characteristics of Donghe river cascade hydropower stations

			Amount
No.	Item	Unit	Fengziyan	LiYuan	Notes
I	Hydrology
1	Catchment area
	Whole catchment area	km2	5191	5191
	Above the dam site	km2	3596	4934
2	Term of hydrological series applied	year	44	27
3	Mean annual runoff	10[9]m3	2.402	2.997
4	Representative flow
	Mean annual flow	m3/s	76.17	95.1
	Design flood-peak flow	m3/s	10449	12165	P=2%
	Check flood-peak flow	m3/s	14509	16890	P=0.2%
5	Mean annual silt content	kg/ m3	0.9	0.83
II	Reservoir
1	Water level in reservoir
	Normal storage level	m	420.00	368.00
	Design flood level	m	429.13	372.67	P=2%
	Check flood level	m	432.91	375.05	P=0.2%
2	Regulating capacity	10[3]m3	1000	2000
3	Water utilization rate	%	57	59
III	Project benefit indices
	Installed capacity	kW	12000	12000
	Annual mean generation	10[3]kWh	46920	44150
	Yearly utilization hour	h	3910	3679

Engineering characteristics of Donghe river cascade hydropower stations

Amount
No.	Item	Unit	Fengziyan	LiYuan	Notes
IV	Main structure and equipment
1	Water-retaining & sluicing structure
	Type of retaining structure		Stone-underlying concrete dam	Concrete hard-shell dam
	Type of sluicing structure		Shutter dam	Shutter dam
	Elevation of fixed weir top	m	413.00	363.00
	Max. height of fixed weir	m	17.5	14.8
	Max. sluice discharge	m3/s	14509	16890	P=0.2%
	Dissipation mode		Underflow	Deflection and
surface flowing
2	Powerhouse
	Type		In river channel	In river channel
	Size of main powerhouse (length × width)	m	58.26×18.0	56×11.5
3	Stepping-up substation
	Type		Outdoors	Outdoors
	Land area	m2	513	800
4	Main electromechanical equipment
(1)	Turbine type		ZDJP502-LH-225	ZDJP502-LH-200
	Amount	set	4	6

Engineering characteristics of Donghe river cascade hydropower stations

			Amount
No.	Item	Unit	Fengziyan	LiYuan	Notes
	Rated output	kW	3405	2128
	Rated speed	r/min	214.3	214.3
	Rated head	m	13.2	10.30
	Rated discharge	m3/s	30	24
(2)	Generator type		SF3200-28/3250	SF2000-28/2840
	Amount	set	4	6
	Unit capacity	kW	3200	2000
	Power factor		0.8	0.8
(3)	Main transformer type		S9-8000/35	SZ9-5000/35
	Amount	set	2	3
(4)	Crane
	Type		32t bridge crane	20t bridge crane
	Amount	set	1	1
5	Transmission line
	Voltage	kV	35	35
	Circuit amount		1	1
	Transmission distance	km	7.5	10
V	Economic indices (design)
(1)	Total static investment	10[3]RMB	67454.7	74265.3
(2)	Total investment	10[3]RMB	70102.6	75120.8
(3)	Main economic indices
	Investment per kW	RMB/kW	5477	6260
	Investment per kWh	RMB/kWh	1.37	1.70

Engineering characteristics of Donghe river cascade hydropower stations

			Amount
No.	Item	Unit	Fengziyan	LiYuan	Notes
	Economic internal return rate	%	15.39	10.1
	Financial internal return rate	%	13.5	8.6
	Off-take tariff	RMB/kWh	0.288	0.288
	Investment payback period	Year	7.88	11.74
5. Engineering Evaluation for LiYuan Hydropower Station
5.1 Scale of Installed Capacity and Power Generation
The catchment above the dame site of LiYuan Hydropower Station is 4934 km2, only 100 km2 less from the catchment surveyed by the hydrological station at Qingquan township which is 10 km away from LiYuan Station. It is reliable to make use of data of. The result would be reliable to make hydro energy calculation based on that.
     The annual utilization hour of the units for LiYuan Hydropower Station is 3679 h, which is identical with the current selling price 0.29 Yuan/kWh. Its annual utilization hour is also close to that of the nearby SHP stations. That means the installed capacity 12000 kW of LiYuan Hydropower Station is reasonable in the short time and the design of mean annual power output 44.15 million kWh is reliable.
5.2 Main Civil Structures
5.2.1 Pivot layout
     Based on the topographical and geological conditions at the dam site, the position of the dam axis is rational and the general layout of the pivot structures basically reasonable.
5.2.2 Spillway gate
     The spillway gate is the hydraulically automatic floating gate mounted on the fixed weir. The selection of such gate is reasonable. The foundation at the spillway gate is sandstone and the geological condition is not homogeneous. But after excavation and curtain grouting at the dam foundation, it can generally meet the demand of constructing the dam. The fixed weir is of steel concrete dam, filled inside with sand and gravel. The thickness of the out covering steel concrete is bigger than 1.5 m. The intensity and stability can meet the standard demand. The mode of energy dissipation is skipping and surface flowing. The river bed at down stream is sandstone which has the resistance of flushing. When it is skipping, the amount of flow is small; When it is surface flow, it is deep at the down stream. So, the scouring force is weak and dissipation mode is feasible.
     From the site checking, the quality of the fixed weir is satisfactory. There is no defect, cracks or leakage on the surface. In particular, there is no salient leakage at the structure foundation. The hydraulically automatic floating gate can block the flood normally. As told by the station’s operator, the hydraulically automatic floating gate has experienced flooding for two times, but it still operates normally. The height of the hydraulically automatic floating gate is 5 m, which is yet to be tested by big floods.
5.2.3 Scouring gate
     The geological condition at the scouring gate is good. Compound structure for the two orifices of the gate is adopted. At the lower part is the orifice of the gate and at the upper part is the fixed weir structure for the hydraulically automatic floating gate. The adoption of this structure is to increase the length of section for the spillway gate, and to increase the ability to spill the flood. That is both possible and economic. But in concrete layout, there is no maintenance gate and maintenance platform for the scouring gate. So, it is not convenient for maintenance.
5.2.4 The power house and the step-up substation
     The foundation of the power house is the complete new rock and curtain grouting treatment was done, able to meet the engineering requirement. The power house can meet the stable demand on the whole. It can also meet the intensity demand in structure. The power house is equipped with the flood protective wall. Both the power house and house area meet the flood protection requirement.
     By site investigation and checking the drawing, the problems for the power house is as follows:
     (1) In accordance with the demand of <Design Norms of SHP Stations>, stop gate should be equipped at the intake so as to prevent the runaway of units due to the fault of governor, blades blockade or pin breakage in case of emergent shutting off. Now, six gates share one maintenance gate. It is not safe in case of accident.

     (2) There is a well for each of the units at the down stream. But the lower part of the turbine floor is occupied by the well, pump and water pipes on the ground, and there is no channel at the lower part, so it appears disordered in layout.
     (3) At the upper part of the down stream is equipped with office and rest room for the generator floor of the power house. The natural lighting and ventilation for the main power house is poor.
     (4) Through site visit, one unit was operating fully, the surface level at the tail race was 0.6 m higher than the surface level at the down stream, forming a small drop at the outlet of the tail race. In fact, the normal tail race of LiYuan Hydropower Station is 4 m higher than the normal storage level of Luojiatan Station at the down stream. When it is in normal operation, the back water of Luojiatan Station will not possibly affect the tail water of LiYuan Station. So, LiYuan Hydropower Station may use the down stream channel as the tail water level. As the width of down stream is much wider than that at the tail race, the dropping phenomenon will still exist at the outlet, when the six units are in full operation for LiYuan Station. Since the rated head of the Station is only 10.5 m, an increase of 0.5 m head will increase output by % and the annual power generation will also increase by 4%. So, dredging at the tail race outlet is recommended.
     It is discovered by site visit that many signs of seepage at the upper site wall of the turbine floor in the power house are spotted. The turbine floor seems wet and dim. The decoration standard for those above the generator floor is low and it is shabby.
     The position of the step-up substation is reasonable, with layout rational.
5.2.5 Spillway weir at the right bank and boat-lift device
     Construction quality of spillway weir at the right bank and the upper-stream section of the boat-lifting device is good. No leakage or seepage is found at the down stream. The down-steam slanting wall of the boat-lifting device hasn’t been under construction, and the boat-lifting device is not yet mounted.
5.3 Electric Mechanical Equipment and Metal Structures
5.3.1 Turbine
     The turbine type JP502 is selected for LiYuan Station. That type includes the new type of runner developed by China Hydraulic Research Institute. Its maximum efficiency of the model is 92.5%, an axial type specially used for low head. After calculation, the selection is correct. The selection of speed and runner diameter is all proper.
     After calculation and checking, the suction elevation of the units can meet the demand, i.e. rational elevation installation. Cavitation or aerifying will not happen.
     Through the visit to the turbine floor, turbines operate stably, normal noise. In the condition of less reactive power, the active power of the units then exceeded 10%. The units are considered to be able meet the output demand.
5.3.2 Generator
     Conventional vertical synchronous generators are adopted, operating stably. In the condition that power factor is 0.8, the rated output 2000 kW could be achieved.
5.3.3 Governor
     It is a proven micro hydraulic governor made in China. Such governor is widely used, with mature technology, able to meet the demand of unit compatibility. Its governing power is 50000 Nm., and it is able to meet the demand of unit regulation.
5.3.4 Excitation system
     Excitation system adopts CST , basically able to meet generator regulation demand.
5.3.5 Main electric diagram
     The main electric connection method is reasonable, able to meet the demand of transmission for the 6 units.
5.3.6 Secondary electric equipment
     Secondary electric equipment can basically meet the demand of electric control and protection. But the metering function of the computer supervision system is too simple. The function of temperature and pressure metering at the master unit should be added.. No record of fault wave is spotted. But it can meet the demand of the power station.
5.4 Environmental Evaluation
5.4.1 Impact to the environment during construction
     There are some residential areas near the engineering site and the impact to the environment during construction is mainly the wasted production and living water, emission from the tail gas of the construction machines, aerosols when vehicles pass by, the noise of drilling, explosions, construction machines operation, vehicles transport and mixing of the concrete. As the scale is small, the impact is not much, local and temporary. With the completion of the construction, the impact ends.

5.4.2 Prediction and evaluation of ecological environment
     The shape of the LiYuan reservoir is narrow and the station is of river-bed-type. The surrounding hills are quite gentle and there is no sliding potential. After the construction of the dam, certain bush and weed will be flooded. In the initial stage of the reservoir operation, the organic component will be increased than the natural river channel. But the station is of run-off type, with quick exchange of water and self-purification ability high, eutrophia will not occur. The impact to the water quality is minimal.
     The engineering construction and inundation refers to only the rural vegetation, bush and wasteland, no impact to the precious vegetables. During the construction, there will be some impact to some wild animals in the construction area and areas nearby in terms of noise and interference of construction personnel. But after the construction, such interference will soon end. After the formation of the reservoir, the water will become clean, beneficial to the growth of various animals down stream of the dam. With the dam, some impact will have on the swimming back of some fish and breed. However, such impact is already there with the dam upper stream.
     The construction area is vast and flat, with no impact on the erosion of water soil at the construction area.
5.4.3 Prediction and evaluation on the social environmental impact
     The construction of LiYuan hydropower station with installed capacity 12000 kW, mean annual power generation 44.15 million kWh and annual sale income 11.56 million Yuan, will become the main power source after construction. It will play a big role in promoting the social and economic progress.
     About half of the investment will be used for buying construction material and payment of labor force, beneficial to pull forward the local economy and increasing the opportunity of local employment.
     The construction of LiYuan will change the industry structure, improve the energy structure, transform to the renewable energy of Cangxi county in certain way, a new chance for the sustainable development of local economy.
6. Engineering Evaluation for Fengziyan Hydropower Station
6.1 Scale of Installed Capacity and Power Generation
The catchment above the dam site of Fengziyan Hydropower Station is

3596km2, between Wangcang Hydrology Station and Qingquan township Hydrology. The hydrological data adopted is sufficient, reliable and accurate. The analysis and calculation on the run-off at the dam site is reasonable.. It is reliable to obtain the result of hydro energy calculation based on such data.
     The installed capacity of Fengziyan Hydropower Station is 12000 kW, mean annual power generation 46.92 million kWh and annual utilization hour 3910 h. The installed capacity is reasonable and the mean annual power generation 46.92 million kWh designed is reliable.
6.2 Main Structures
As the engineering is under construction, it is not possible to evaluate the quality of the structures to be constructed and operation condition after storing water.
6.2.1 General pivot layout
     Based on the topographical and geological conditions at the dam site of Fengziyan Hydropower Station, the position of the dam axis is rational and the general layout of the pivot structures reasonable.
6.2.2 Geological condition of the engineering
     The geological and reconnaissance survey at the preliminary stage can meet the design demand. From the geological reconnaissance and site excavation, the foundation rock of the dam and power house is stable and sound. There is no disadvantageous structure facet and general engineering and geological conditions are good, able to meet the engineering demand after some treatment.
6.2.3 Spillway gate
     The spillway gate is the hydraulically automatic floating gate mounted on the fixed weir. The selection of such gate is reasonable. The foundation at the spillway gate is brownmillerite and argillaceous sandstone. Generally speaking, the geological condition is good. After excavation and curtain and consolidation grouting at the dam foundation, it can generally meet the demand of constructing the dam. The fixed weir is of embedded rock concrete structure. The structure size designed to meet the need of the hydraulic automatic floating gate and flood discharging can completely meet the demand of standard to intensity and stability. The energy dissipation mode is bottom flow one, equipped with concrete dissipation pond which is also reliable.
     One section of the fixed weir for the spillway has been finished. After site checking, its engineering quality is good. o

     To reduce the inundation loss at the upper reach in case of flooding, the height of the hydraulic automation floating gate to be mounted on the fixed weir of the spillway is 7 m, which has certain risk. As one of the sections for the fixed weir has been constructed for one month and the floating gate has been ordered, the further appraisal of the gate is meaningless. But be prepared for the potential risks.
6.2.4 Ship lock(sluice gate)
     It is feasible to combine the ship lock and the sluice gate together, and the intensity and stability are reliable. The construction quality of the sluice gate is good.          . o
6.2.5 Power house and step-up substation
     The foundation of the power house is complete new rock, and treatment of consolidation and curtain grouting have been made, able to meet the engineering demand. The layout of power house is reasonable. Both the power house and house area can meet the demand of flood protection. o
     The following problems exist in the power house:
     (1) Four units share one maintenance gate and there is no stop gate, affecting the safety of the units.
     (2) There is no orifice for man at the tail draft, inconvenient for the maintenance of the turbines.
     (3) The side wall of the main power house at the down reach is too high.
     The natural lighting and ventilation is poor.
     The position of the step-up substation is proper, and the construction quality of the power house is good.
6.3 Electric Mechanical Equipment and Metal Structures
As Fengziyan Hydropower Station is not yet commissioned and most equipment is not yet installed, so no evaluation is made on the operation condition of the equipment.
6.3.1 Turbine
     It is reasonable to select 4 turbines for Fengziyan Hydropower Station. The types selected are similar to those of LiYuan Station, with high efficiency. After calculation, the selection is correct, the parameters selected reasonable, able to meet the power generation demand.
6.3.2 Generator

     The generators selected match the turbines quite well and the structure mode also meets the demand of the Station and the turbines. The type selected is correct, with rational parameters. o
6.3.3 Governor
     The operation functions of the governor could meet the demand of unit regulation.
6.3.4 Excitation system
     The excitation system selected could meet the demand of excitation for the Station.
6.3.5 Main electric connection
     Main connection mode is reasonable.
6.3.6 Layout of the electric mechanical equipment
     The layout of the electric mechanical equipment in the power house is rational.
6.4 The Environmental Evaluation
There are no residential areas near the engineering site and the impact to the environment during construction is mainly the wasted production and living water, emission from the tail gas of the construction machines, aerosols when vehicles pass by, the noise of drilling, explosions, construction machines operation, vehicles transport and mixing of the concrete. As the scale is small, the impact is not much, local and temporary. Through the protective measures of the construction organizations, the impact could possibly be reduced. With the completion of the construction, the impact ends.
     The natural and social environment of Fengziyan hydropower station and that of LiYuan Station is quite similar. The development mode and objectives are also similar. Thus, the prediction to the ecological, environmental and social impact is about the same.
7. Development prospect
7.1 Local Social and Economic Developing Status
The total area of Sichuan is 485000 km2, with the population 87.004 million by the end of 2004. Most area lies in the humid monsoon region, with rich precipitation, except for the area which is high in elevation in the west.
     Many kinds of energies in Sichuan are available, with the features of little amount of coal and oil, rich gas and rainfall. Rich hydropower potential is the biggest resource in the province. The proportions of its resources are: hydropower potential 75.98%, coal resource 23.27%, natural gas 0.75. The theoretical hydropower potential is 142.7 million kW, technically exploitable 103.5 million kW, representing 21.11 and 27.33% respectively in China, with annual power generation 401.7 billion kWh. Most of the hydropower potential is concentrated in the 3 big rivers: Jinshaojiang, Yalongjiang and Daduhe. The technically exploitable amount reaches 81.53 million kW, representing 78.8% in the whole province. By 2004, the rate of exploited amount in the province was 11.1%, lower than the national average figure 18.5%. So, the potential of development is huge. There is small amount of coal resource, mainly distributed in Panzihua and some southern areas in the province. The total coal reserve is 7.09 billion t, representing less than 1% of the country’s total. But it is rich in natural gas and its reserve accounts for 7180 billion m3 , among which 633.6 billion m3 has been proved in 2002. In 2004, the amount of natural gas produced reached 9.449 billion m3. Apart from the supply to the civil use, it is used mainly for chemical industry material. After 30 years of use, the oil resource is getting exhausted. Currently, over 90% of the oil consumption is from outside of the province.
     Sichuan province lies in the subtropical region, with advantageous natural conditions, rich in agricultural products. It has long been an important base of such products as grain, pork, rape vegetable, citrus (orange) and tung oil, enjoying a reputation as “land of abundance”.
7.2 Power Development Status and Planning in Sichuan Province
7.2.1 Power development status in Sichuan province
     The electric power source in Sichuan province is mainly hydropower. By the end of 2005, the total installed capacity was 22.9588 million kW, of which 8.0103 million from the thermal power, representing 34.8%, 14.6485 million kW from the hydropower, representing 65.11%. The total power generation was 101.7 billion kWh, increased by 14.86% as compared with that in previous year.
     Together with the rapid power source development, the grid development was also strengthened. The main110kV, 220 kV, 500 kV diagram system has primarily been formed in Sichuan power grid. According to the supply regions, 5 regions of power supply can be classified, namely, west Sichuan (including Chengdu, GuangYuan, Mianyang, Deyang, Leshan and Ya-an), south Sichaun (Neijiang, Suining, Zigong, Yibing and Luzhou), east Sichuan (Nanchong, Bazhong, Daxian, Guang-an), Panxi of Sichuan (including Panzihua, Liangshan) and northwest Sichuan (Aba and Ganzi prefectures). The 24 transmission lines of 500 kV, 2985km, as in the Sichuan grid was successfully built and put into operation. 220 kV transmission line for 8119 km, 110 kV transmission line for 10537 km. There have been built 8 substations of 500 kV with capacity 6 million kVA, 70 substations of 220 kV with capacity 13.98 million kVA, 110 kV substation of capacity 17.34 million kVA.
7.2.2 Electric power development planning in Sichuan province
     In accordance with the <Investigation & research report on grid planning of Sichuan and Chongqing by 2020> and < Investigation & research report on electricity transmission from west to east in mid Sichuan province> completed in Dec 2003, the prediction of load development in Sichuan province from 2005 to 2020 is as follows: the maximum power generation load in 2005 is 11.13 million kW, electricity demand 94.4 billion kWh in the whole province; by 2010 the maximum power generation load 21.81 million kW and maximum power demand 124.1 billion kWh; by 2015 the maximum power generation load 29.32 million kW and maximum power demand 166 billion kWh; by 2020 the maximum power generation load 36.89 million kW and maximum power demand 208.5 billion kWh,
7.2.3 Planning of supply to outside of the province
     Sichuan is rich in energy resources, especially the hydropower resource. The technical exploitable hydropower potential is 120 GW, representing 27.2%, rated as the first in the country. By the end of 2005, the hydropower resource exploited reached 12%, a big potential to tap. As the exploitation rate of hydropower is still low and the resource advantage has not yet turned into economy advantage, it is an important step in the whole implementation strategy of the west area development campaign to make use of electricity transmission from west to east and develop the rich clean hydropower potential in the province so as to realize its electricity transmitted out.
     According to some documents issued by the province, the planning for the transmission of electricity from west to east is: By 2010, the installed capacity of transmission out 8 million kW and the amount of energy 38 billion kWh; By 2015, the installed capacity of transmission out 12 million kW and the amount of energy 57 billion kWh; By 2020, the installed capacity of transmission out 16 million kW and the amount of energy 76 billion kWh
7.3 The Local Power Development Status and Planning
Cangxi county power grid belongs to the west power grid supply area of Sichuan province. Currently there is one substation of 110 KV, with capacity 71500 kVA, connecting GuangYuan city and Sichuan power grid. There are 8 substations of 35 kV with capacity 33800 kVA, 150 km line of 35 kV.
     In 2004, the maximum load of Cangxi county was 20200 kW, annual power consumption 93.2 million kWh. But the installed capacity in the county was only 10700 kW, annual power generation only less than 30 million kWh. Over 2 thirds of its electricity was supplied by Sichuan grid.
     With the economic development of Cangxi county in the recent years and after reform of the rural power grid, the growth of electricity consumption exceeded that of the economic growth. According to the electrification planning of Cangxi county, the maximum load will reach 42000 kW with annual electric power 184 million kWh by 2008. By 2010, the maximum load will reach 50000 kW with annual electric power 210 million kWh. By 2015, the maximum load will reach 70000 kW with annual electric power 280 million kWh.
     In accordance with the development outline for GuangYuan city, it points out that “Build a group of medium and small hydropower stations so as to promote the cascade hydropower development for Jialingjiang, Bailongjiang and Donghe basin and SHP exploitation”. To solve the problem of weak grid structure, a substation of 220 kV will built in Cangxi, further improving the rural grids.
7.4 Development of Donghe Cascade Hydropower Stations and Market Demand
The last cascade SHP station — LiYuan Hydropower Station in the Donghe cascade has been built now and its second cascade station —Fengziyan Hydropower Station is being built, to be put into commissioning in Sept 2007. According to the present schedule, the remaining 4 cascade stations will be commissioning in 2009 and 2010. The installed capacity of LiYuan Hydropower Station is 12000 kW, mean annual power generation 44.15 million kWh. The installed capacity of Fengziyan Hydropower Station is 12000 kW, mean annual power generation 46.92 million kWh. After commissioning of the two stations, the total installed capacity in Cangxi grid in 2008 will be only 35000 kW with annual power generation 120 million kWh. According to the load forecast of Cangxi county, it could be adsorbed wholly by Cangxi power grid.
     The remaining 4 stations of Donghe cascade stations are put into commissioning, the installed capacity in Cangxi grid will reach 73000 kW with annual power generation 260 million kWh. Meanwhile, the maximum load in Cangxi grid in 2010 will be 50000 kW, with annual power demand 210 million kWh.. By that time, there will be some surplus energy to be sent to Sichuan grid, but mainly concentrated in the rainy season. The construction of substation of 220 kV will facilitate the transmission out. Though Sichuan is rich in hydropower resource, its hydropower potential is mainly located in the rivers of the west part. The areas able to send out the energy could only possibly be from the western part of the province. The energy which is sent out from Cangxi county is not enough and it is quickly adsorbed by the adjacent counties. By 2015, the power and energy in Cangxi county will appear surplus in rainy season, but not enough in dry period, in need of supplement by the large grid. After 2015, the power and energy in Cangxi county will have shortage, to be supplied by large grids.
     In short, the product of Donghe cascade hydropower stations will have big market potential to adsorb in either short term or long term.
7.5 Forecasting on the Adjustment of Selling Price to the Grid
Currently, the selling price of other SHP station in Cangxi county is 0.27 Yuan kWh, 0.288 Yuan kWh in GuangYuan city and 0.29 Yuan kWh in Donghe cascade SHP stations. The price in Donghe is actually higher than other places in Cangxi county, and higher even in GuangYuan city. It could be predicted that the increasing space is not much in the near future.
7.6 Upper Cascade Development Prediction in the Long Term
In accordance with <General planning report of hydropower development in Sichuan province>, at the upper reach of Donghe River in Wangcang county, the Guanziba reservoir has been planned. Its construction will have influence on the cascade stations planned. So, analysis will be made dynamic technology indexes of the cascade stations in the long term.
     Guanziba reservoir lies at upper reach of the basin and dam site is 7 km off the Wangcang county center, with catchment area 2633km2, mean annual precipitation 2.09 billion m3. The main function of Guanziba reservoir (grade II) is for irrigation in combination with generation and flood prevention. The normal 3 storage level is 573 m, max dam height 116 m, total storage 565 million m , valid storage 385 million m m3. The installed capacity is 25000 kW, mean annual generation 116 million kWh. The intake lies at the left bank of the dam, intake elevation 531 m, designed diversion flow 80 m3 /s.
     The irrigation area covers the cultivate land between the left bank of Liujianghe and right bank of Bahe river including Wangcang, Nanjiang, Bazhong, Pingchang, Daxian, Juxian Yilong and etc. The planned irrigation area is 2.124 million mu, the gross water supply from the reservoir 729 million m3.
     Impact analysis of Guanziba reservoir impact after construction to the planned cascade development, in accordance with <Planning report of hydropower resource of Cangxi section at Donghe River> :
     According to the hydropower engineering of similar nature, it is estimated that Guanziba reservoir could be built in 10 years at least. In another 15 years, the main engineering and equivalent facilities will be completed and put into operation. So, impact of the reservoir will be on the various cascade stations.
     At the initial stage that the reservoir is just completed, the necessary facility is not fully available, so the irrigation water in the reservoir is less and it has a bigger role to play in regulation for the cascade stations below (especially in dry season).
     After completion of Guanziba reservoir, the water for the cascade stations below will be less by 729 million m3 annually, representing 24-34% for each cascade station. But before the completion of the reservoir, the amount of water abandoned each year amount to over 41% and the reservoir can hold flooding water around 700 million m3. After the completion of the reservoir, the available water amount for the cascade stations below seems slightly less, each of the cascade stations has already paid back the loan after 25 years and gained benefit. Hence, the construction of Guanziba reservoir has little impact to the cascade SHP stations below in fact.
8. Economic Evaluation
8.1 General
The main task of the LiYuan Hydropower Station and Fengziyan Hydropower Station is power generation, in combination with navigation. The installed capacity of LiYuan Hydropower Station is 6x2000 kW, the designed mean annual power generation 44.15 millionkWh, started its construction on 18 Nov in 2004 and put into commission in August 2006. The installed capacity of Fengziyan Hydropower Station is 4x3000 kW, the designed mean annual power generation 46.92 million kWh, started its construction in Dec 2005 and it is now under construction. I will be put into commission in Sept 2007.
     The economic evaluation for LiYuan Hydropower Station and Fengziyan Hydropower Station has been based on the current tariff policies and regulations concerned.
8.2 Investment Plan
In the first year, 154 million Yuan will be primarily invested to purchase LiYuan and Fengziyan Hydropower Stations for the project.. For the convenience of calculation, the construction period of FengziYuan Station is set as one year.
     All the fund for the project is self mobilized.
     The proportion of current capital for the Station is quite small and after the purchase, there will soon be sale revenue for the LiYuan Station. So, the annual current capital is not counted here.
8.3 Basic Figures
     (1) Amount of energy selling to the grid

     The amount of annual power generation for the Station is 44.15 million kWh in the first year and 91.07 million kWh starting from the second year.
     In accordance with the actual situation of LiYuan and FengziYuan Hydropower Stations in the recent years, the valid energy parameter is 0.95, station service power is 0.5% and the transformation and transmission loss is 4.5%.
     (2) Revenue from power generation
     The financial evaluation is made according to independent account as a power generation item within the grid. Based on the verification by price bureau of Canxi county, Sichuang province, the interim selling price 0.29 Yuan/kWh to the grid is adopted. The amount of energy from LiYuan is 39.85 million kWh with annual income 11.5579 million Yuan. The amount of energy from Fengziyan Hydropower Station is 42.36 million kWh with annual income 12.283 million Yuan.
     (3) Tax and additional tax
     X VAT
     According to the related regulations, 6% as VAT from SHP generation income is levied.
     X Sale tax
     It includes city maintenance construction, education tax and local education tax, levied according to the base of VAT. They are 5%, 3% and 1% respectively.
     (4) The sale cost of the power generation
     It includes maintenance fee, staff wage and welfare, water resource fee, material fee, and other expenses etc.
     1% of the total fixed asset is set as the maintenance fee. It is 770000 Yuan for LiYuan Hydropower Station and 770000 Yuan for Fengziyan Hydropower Station.
     Wage and welfare: There are 20 staffs for LiYuan Hydropower Station and the mean annual wage 12000 Yuan per person. Thus, the total amount of wage is 240000 Yuan. 14% of the total wage is set as the welfare for the staff and so the total welfare amount is 33600 Yuan for LiYuan Station. After commissioning, Fengziyan Hydropower Station will have 40 staffs, the mean annual wage 12000 Yuan per person. Thus, the total amount of wage is 480000 Yuan. 14% of the total wage is set as the welfare for the staff and so the total welfare amount is 67200 Yuan.
     The rate of water resource fee is calculated as 0.0025 Yuan/kWh, thus the fee is 99600 Yuan for LiYuan Station, 105900 Yuan for Fengziyan Hydropower Station.
     The rate of material is calculated as 5 Yuan/kW, then it is 60000 Yuan for LiYuan Station, 60000 Yuan for Fengziyan Hydropower Station.

     Other fees are calculated as 18 Yuan/kW, it is 144000 Yuan for LiYuan Station, 144000 Yuan for Fengziyan Hydropower Station.
     The sale cost of the power generation is 2.7007 million Yuan.
     (5) Income tax
     The income tax in the first and second year calculating from the day of power generation will be exempted. In the third, fourth and fifth year, 17% will be levied and 33% will be levied five year later.
8.4 Evaluation Methods
The payoff period of the static investment should be calculated. o
     The return period of the static investment refers to the ratio of total investment of the project to the power generation income deducting the power generation sale cost, tax and addition (namely VAT, Xsale tax addition). Thought the calculation, the payoff period of the static investment is 7.86 years.
8.5 Evaluation Conclusions
The total installed capacity of LiYuan hydropower station is 6×2000kW with the design mean annual power generation 44.15 million kW; the total installed capacity of Fengziyan hydropower station is 4×3000kW with the design mean annual power generation 46.92 million kW. The investment cost of both two stations is 6417 Yuan per kW.
     Thought the calculation, the payoff period of the static investment is 7.86 years. o
9. Appraisal Conclusions
     (1) Donghe cascade stations lie in Cangxi county and they are of river-bed type station with low head and large flow. LiYuan Hydropower Station is the last sixth cascade station planned in Cangxi section of Donghe and it started its construction on 18 Nov 2004 and put into commissioning in Aug Fengziyan Hydropower Station is the 2nd of the six cascades stations in the Cangxi section and it started its construction in Dec 2005 and now it is still under construction, but it is planned to put into operation in Sept 2007. The installed capacity of LiYuan Hydropower Station is 12000 kW with designed mean annual power output 44.15 million kWh. The installed capacity of Fengziyan Hydropower Station is 12000 kW with designed mean annual power output 46.92 million kWh. After verification and appraisal, the installed capacity of the two stations is reasonable and the designed mean annual power output guaranteed.

     (2) After checking the related drawings and site investigations, the site selection of LiYuan Hydropower Station is correct. The general pivot layout is basically reasonable. The geological condition around the power house and the dam site is sound. After some treatment, it can meet the requirement of the engineering. The design of all the key civil works can meet the requirement of intensity and stability. Some defects of construction quality around the power house are spotted with the leakage in some part. The construction quality of other civil structures seems OK, no defects, cracks or leakage detected. The pivot civil structure can basically meet the requirement of operation.
     The selection of main electric and mechanical equipment of LiYuan Hydropower Station is rational. Its main and auxiliary equipment can basically meet the requirement of Station’s operation. The equipment can meet the requirement of operation in terms of function. The layout of water, gas and oil is able to meet the requirement of use basically. A stop gate at the intake is lacking, unsafe. Generally speaking, the electric and mechanical equipment can basically meet the operation requirement, which could be improved gradually in future.
     (3) The site selection of Fengziyan Hydropower Station is correct. The general pivot layout is reasonable. The geological condition around the power house and the dam site is sound. After some treatment, it can meet the requirement of the engineering. The design of all the key civil works can meet the requirement of intensity and stability. From observing the civil structures already built, the construction quality is satisfactory. From the design data and site conditions, the pivot civil structures could meet the operation requirement.
     The selection of main electric and mechanical equipment of Fengziyan Hydropower Station is rational. Its main and auxiliary equipment which has been ordered can basically meet the requirement of Station’s operation. The equipment can basically meet the requirement of operation in terms of function. A stop gate at the intake is lacking, unsafe. Generally speaking, the design of main electric and mechanical equipment is rational in terms of function, able to meet the operation requirement.
     (4) The payoff period of the static investment of the LiYuan and Fengziyan Hydropower Stations is 7.86 years and the project is feasible. After the implementation of CDM with Italian Power Corp, the benefit of the two stations will be increased. With the upcoming adoption of new tax system, the benefit of the project will be increased as well.
     (5) According to the development plan, the products of Donghe cascade stations will find good market in the near future or in the long run. The cascade development at the upper reach does not have much impact to this project. The current selling price is proper and it will be increased with the regulation of policy.
     (6) In regard with the remaining four cascade stations in Cangxi section of Donghe, the exploitation condition is also good, with suitable scale and attractive economic indexes. The CDM application in collaboration with Italian

Power Corp has been replied and approved by China’s State Development & Reform Commission. The preliminary design and all the necessary documents for approval have been ready for the remaining four stations, waiting for the start of construction after settling the fund. After the implementation of purchasing LiYuan and Fengziyan Hydropower Stations, it is time to engage in the development of other four stations, potential reduce the investment cost and increasing the scale benefit of the investment.
     In summary, the resource conditions of LiYuan and Fengziyan Hydropower Stations are good. Both design and construction of the pivot structures can meet the requirement of the intensity and stability, as well as the operation and utilization, and the potential bright prospect for the remaining four sites of further exploitation. So, the project is rated as feasible.
Annex
List of archives checked for Liyuan and Fengziyan Hydropower Stations

No.	Name	Source

1	Hydroenergy-resource planning report for Donghe River(Cangxi section)	Jianghe Hydropower Development Co Ltd

2	Hydroenergy-resource planning & environmental impact report for Donghe Basin (Cangxi section)	Jianghe Hydropower Development Co Ltd

3	Feasibility study for Liyuan Hydropower Station	Jianghe Hydropower Development Co Ltd

4	Preliminary design report for Liyuan Station	Jianghe Hydropower Development Co Ltd

5	Working drawing for Liyan Hydropower Station	Jianghe Hydropower Development Co Ltd

6	Evaluation document for cascade exploiting station on Donghe Basin (Cangxi section)	Jianghe Hydropower Development Co Ltd

7	Preliminary design report for Fengziyan Station	Jianghe Hydropower Development Co Ltd

8	Working drawing for Fengziyan Hydropower Station	Water-conservancy & Hydropower

No.	Name	Source

Investigation Design Institute

Assets Appraisal Report
for
CHC Planning to Buy Liyuan Power Station
(English Translation for Reference Only)
JINGDUPINGBAOZI (2007) No.007
Volume: 1/1
Beijing Jingdu Assets Appraisal Co., Ltd.
March 15, 2007

Appraisal Consultation Report for CHC Planning to Buy Liyuan Power Station

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Appraisal Consultation Report for CHC Planning to Buy Liyuan Power Station
CHC Planning to Buy Liyuan Power Station
Abstract of Assets Appraisal Report
JINGDUPINGBAOZI (2007) No.007
Beijing Jingdu Assets Appraisal Co., Ltd. (herein after referred to as “Jingdu”) accepted commission from China Hydroelectric Corporation (hereinafter referred to as “CHC”), and according to the assets appraisal-related regulations, dispatched an Assets Appraisal project team including certified appraisers, certified real estate valuers, equipment engineers, certified public accountants (CPAs) to appraise and study all the assets involved in CHC planning to buy Liyuan Power Station of Cangxi County Jianghe Hydroelectric Development Co., Ltd., Sichuan Province independently, objectively and fairly from February 7, 2007 to March 15, 2007.
Based on the intention letter and understanding memorandum that CHC plan to purchase Liyuan Power Station, the purpose of this appraisal is to appraise all the assets involved, and to provide valuable reference for CHC to decide invest or not.
The objects of this appraisal are all the assets of Liyuan Power Station. The specific scope of appraisal was assets listed in the audited balance sheet on the appraisal benchmark day. Its assets including equipments and constructions-in-progress were RMB 78.3939m.
The appraisal benchmark day of the project was December 31, 2006. In accordance

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with the requirements of the entruster and the actual situation of the appraised enterprise, cost method was mainly used to appraise hereby.
The value type of the appraisal project was market value.
On the basis of relevant information provided by the appraised enterprise, we have implemented necessary appraisal and consultation procedures according to relevant state provisions related to the appraisal, including verification, enquiry and information collection on the ownership, obligations and operating situation, together with on-site investigation, market research and enquiry on relevant assets. According to the valid price data on the appraisal benchmark day, we make evenhanded reflection to the market value preformed by all assets and liabilities of Jianghe Company on December 31, 2006.
Upon appraisal and research, the appraisal value of assets of Liyuan Power Station under the condition of consistent operation on the appraisal benchmark day was RMB 65.7851m, RMB12.6089m lower than the adjusted book value, RMB 78.3940m. The devaluation rate was 16.08%.
During the process of the appraisal, Jingdu noticed that as of the appraisal benchmark day Jianghe Company had collected a capital of RMB52.1857 million for the construction of Liyuan Power Station, which is totally collected from the shareholders and natural persons. Jingdu suggests that report users should pay close attention to this point.
The validity period of the appraisal report is one year, from December 31, 2006 to December 30, 2007.

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Appraisal Consultation Report for CHC Planning to Buy Liyuan Power Station
The aforesaid contents are selected from the appraisal report, if you want to understand the full circumstances of the appraisal project, please read carefully the full text of the appraisal report.
We remind the report users to pay attention to “Explanations on Particular Items” in the body of the appraisal report, and consider their effects to the conclusion of the appraisal.

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Appraisal Consultation Report for CHC Planning to Buy Liyuan Power Station
(No content in this page)
[STAMP]

Beijing Jingdu Assets Appraisal Co., Ltd.

Legal representative of appraisal institution:

China certified appraisal consultant:

China certified appraisal consultant:
March 15, 2007

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Appraisal Consultation Report for CHC Planning to Buy Liyuan Power Station
Assets Appraisal Report
for
CHC Planning to Buy Liyuan Power Station
JINGDUPINGBAOZI (2007) No.007
Beijing Jingdu Assets Appraisal Co., Ltd. (herein after referred to as “Jingdu”) accepted commission from China Hydroelectric Corporation (hereinafter referred to as “CHC”), and according to the Assets Appraisal-related regulations, dispatched an Assets Appraisal project team including certified appraisers, certified real estate valuers, equipment engineers, certified public accountants (CPAs) to appraise and study all the assets involved in CHC planning to buy Liyuan Power Station, Cangxi County, Sichuan Province independently, objectively and fairly from February 7, 2007 to March 15, 2007. On the basis of relevant information provided by the appraised enterprise, we have implemented necessary appraisal and consultation procedures according to relevant state provisions related to the appraisal, including verification, enquiry and information collection on the ownership, obligations and operating situation, together with on-site investigation, market research and enquiry on relevant assets. According to the valid price data on the appraisal benchmark day, we make evenhanded reflection to the market value preformed by all assets and liabilities of Jianghe Company on December 31, 2006.
I. Introduction to Entrustee and assets owner
Entrustee: China Hydroelectric Corporation
Name: China Hydroelectric Corporation
CHC, an international company registered in the Cayman Islands, is specialized in acquisition and operation of 100,000kW-and-above Power Stations in China. Its shares

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Appraisal Consultation Report for CHC Planning to Buy Liyuan Power Station
are on the stock exchange in the London Stock Exchange Alternative Investment Market (ATM).
Assets Owner: Cangxi County Jianghe Hydroelectric Power Development Co., Ltd. Company Name: Cangxi County Jianghe Hydroelectric Power Development Co., Ltd. Address: 3/F, Huifeng Garden, Binjiang Road, Lingjiang Town, Cangxi County, Sichuan Province
Registered Capital: RMB14.50 million
Company Type: Limited Liability Company
Legal Representative: Wu Shuncai
Operation Period: permanent since December 19, 2003
Business Scope: Hydroelectric power generation and hydroelectric power development
History:
Jianghe Company is a privately-owned enterprise that was set up in accordance with the investment negotiation principles on attracting foreign investment by the People’s Government of Cangxi County and is approved by the People’s Government of Cangxi County and the Administration of Industry and Commerce of Cangxi County. It was set up on December 19, 2003 with a registered capital of RMB14.50 million. The information on its shareholders is as follows:

Serial		Way of Capital		Shareholding
Number	Shareholders	Injection	Sum (RMB)	Proportion
1	Wu Shuncai	In currency	6.38 million	44%
2	Cheng Jinfu	In currency	2.175 million	15%
3	Cheng Lunhui	In currency	1.16 million	8%
4	Li Shaoyuan	In currency	1.16 million	8%
5	Jiang Zhaolong	In currency	1.45 million	10%
6	Bao Zhengli	In currency	725,000	5%
7	Taizhou Design Institute Legal Entity Share Bao Qi’an	In currency	1.45 million	10%
	Total		14.50 million	100%

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Jianghe Company is mainly involved in the development, construction, management, and operation of six levels of hydroelectric power stations of Cangxi Section of Donghe River. It conducts such business as water transportation development, electric power, aquiculture, tourism, and related items and high energy-consuming products.
Jianghe Company was set up to develop the hydroelectric power stations of the Donghe River. It signed contract with the People’s Government of Cangxi County for the development of Liyuan Hydroelectric Power Station at Cangxi Section of Donghe River after the establishment. On May 29, 2005, it signed contracts on building level-two and level-six cascade power stations and reservoir tourism development at Cangxi Section of Donghe River with the People’s Government of Cangxi County. In 2006, it obtained the approval from Sichuan Development and Reform Commission (CHUANFAGAI NENGYUAN [2006] NO. 135) for the planning of hydraulic power generation at Cangxi Section of Donghe River, making it clear that the river segment development should focus on the power generation and give certain attention to shipping and that the six levels of hydraulic power stations are Dongxi Hydroelectric Power Station, Fengziyan Hydroelectric Power Station, Likou Hydroelectric Power Station, Yangmousi Hydroelectric Power Station, Beituo Hydroelectric Power Station, and Liyuan Hydroelectric Power Station. On May 26 and 27, 2006, Guangyuan Development and Reform Commission conducted the examination over the hydraulic power station projects at Cangxi Section of Donghe River for the consignment from Sichuan Development and Reform Commission and unamiously approved of the project. Currently, the six-level hydraulic power station has obtained the approval.
Introduction to the Construction Environment of the Power Station
(1) Introduction to Donghe River Basin
Donghe River is one of the first-level branches of Jialing River, and is located in the left bank or medium- and up-stream of the latter. Donghe River is originated from the south of Micangshan Mountain, one of the Qinling Mountains. Its total length is 293km, and its total drainage area is 5040km2. According to the hydrometeorological data in the past years, its average flow is 109.1m3/s. Donghe River passes through Cangxi County

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in its medium- and down-stream. In the territory of Cangxi County, Donghe River’s route is 110.4km long, and its drainage area is 1285.00km2.
Cangxi County is located in the medium-stream of Jialing River, upstream of the Yangtze River, south of Daba Mountains and the northern margin of Sichuan Basin. The whole county area is 2331km2. By virtue of its wonderful monsoon humid subtropical climate, Cangxi County has 380 million m2 of cultivated land on which 767,000 residents live. Under its territory, there are totally 39 townships. On its east lie Bazhong and Nanjiang, on its south lies Langzhong, on its west lies Jiange, and on its north lies Wangcang and Yuanba. Cangxi County features numerous foothills and intervals that are about 380-1000m high. Jialing River and Donghe River flow through its hinterland. Within their drainage areas, therea are about 50,000m2 of cultivated land, 450 million m2 of forest land and 20,000m2 of barren lands.
The economy of Cangxi County is dominated by agriculture. Since being located in mountainous areas, Cangxi County features poor soil, lack of arable land, and large population, so its economic base is relatively lagged. Since the beginning of reform and opening up, the economy of Cangxi County rapidly develop, people’s living standards have been markedly improved, the speed of economy development has maintained a growth rate of more than 10% for 13 years consecutively. Its industrial structure is becoming more rational. In the county, the natural resources are very rich. Its natural gas reserves is 5 billion m3, its water resources capacity can be developed up to 1.018 million kW. Currently, natural gas is exploited by the government, and begins to benefit local industry and local residents, and water resources including Liyuan Power Station that is just put into operation, only account for 2.2% of the exploitation capacity, the exploitation potential of hydropower resources is very huge.
2. Hydrometeorology
Donghe River valley belongs to region of humid subtropical monsoon climate, located in the basin margin, alternatively affected by rainstorm zone of Daba mountain and small rainstorm zone of Longmen, is strong rainstorm climate system, more low troughs and low vortexes, with a feature of mild climate and more rainfall. Donghe River Basin affected by the rainstorm, the average rainfall was 1000mm for many years, annual

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Appraisal Consultation Report for CHC Planning to Buy Liyuan Power Station
rainfall has not been much change, and distribution in the year is extremely uneven. In the river basin, summer and autumn the rainstorm is frequent and intense, last a short time, and floods violent rise and drop suddenly and sharply. Area from Jiulongshan to Qiping along the upper reaches of the Donghe River is in the eastern rain area, the average rainfall is 140mm per 24 hours, Cangxi, Wangcang is 120mm, to the south gradually reduce to 100mm, the heavy rain occurs in 6-9 months, account for more than 50% of the whole year, the process lasted about a rainstorm is 3-7 days. Donghe River below from Wangcang belongs to warm dry winter climate, the average temperature in January is above 5°C, the average temperature in July is above 25°C, the temperature changes little in the year, vertical difference and difference between the South and North are significant.
In upstream of Donghe River there is Wangcang Hydrometric Station (control area is 2701km2), downstream there is Qingquanxiang Hydrometric Station (control area is 5011km2). These two hydrometric stations have a longer hydrologic data, can as a reference station used for hydrology analysis and calculation of rundle Power Stations in the basin. The flow of Donghe River is supplemented mainly by rainfall, plentiful water, but larger changes in a year and different years. According to the measured data of Qingquanxiang Hydrometric Station, the largest measured annual average flow is 246 m3/s (1981), minimum annual average flow is 37.2 m3/s (1979). The ratio of maximum annual average flow and minimum annual average flow is 6.61. The main runoff in the year is concentrated in May to September, the runoff volume accounts for the total runoff volume 79.7%, the runoff of June, July, August is the most plentiful; dry season is from October to next April, mainly supplemented by groundwater, accounts for 20.3% of the total annual runoff, of which, January and February are the most dry months, accounts for 2.5% of the total annual runoff.
Flood of Donghe River is formed from rainstorm, rainstorms and floods occur in the same time. Flood season is from June to September, and is mostly concentrated from the July to August. The duration of a flood generally is 3-5 days. Internally changes of the largest peak flow are large, measured ratio of maximum and minimum reached 26.4%
3. Introduction to hydropower levels programming and development

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The total length of Donghe River is 293km, natural gap is 1536m, the riverway average drop 5.2‰, river basin area over estuary is 5040km2, and over the past years, the average flow over estuary is 109.1m3/s, theory hydropower reserves is 237,000kW, it is a medium-sized river with rich water resources in Sichuan Province. Limited by the natural conditions and socio-economic conditions, the degree of development and utilization of hydropower in the Donghe River valley is low, the Donghe River Station has been built in the territory of Wangcang County at the upper reaches of the mainstream of the Donghe River, installed capacity is 3,000 kW, the Luojiatan Station has been built in the territory of Langzhong County at downstream, installed capacity is 5,000 kW.
In the Territory of Cangxi County, the length of the Donghe River is 110.4km, the centralized gap is 78m, and riverway average slop is 0.71‰. As early as 1987, Cangxi County Hydropower Bureau prepared the “Planning Report of Donghe River Hydropower in Cangxi County (Cangxi Reach)”, made development program for four levels stations at mainstream of Donghe River in the Territory of Cangxi County. The program is to built higher dam, at this stage it is difficult to implement, mainly because to inundate too much farmland and immigrants, and bring social problems and ecological environment problems which are difficult to solve.
Therefore, Cangxi County Hydropower Bureau entrusted Nanchong Hydropower Electric Power Construction Exploration Design and Research Institution of Sichuan Province in 2005 to re-plan the development of hydropower resource at this reach. According to the results of planning of “the Planning Report for Hydropower Resources of the Donghe River of Cangxi” prepared by this institution in December 2005, the planed reach, river slop is small, many farmlands and counties are distributed on the banks of river, dense population, is not suitable to the construction of large reservoirs, also there is not terrain conditions to build water-transferred water power station, it is suitable to adopt multi-level low-dam development program. Through comparison to many programs, confirmed to adopt six levels development programs including Dongxi

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Power Station, Liyuan Power Station, Likou Power Station, Yangmusi Power Station, Beituo Power Station, and Liyuan Power Station, with a total installed capacity of 50,3000 kW, the total power capacity is 20,300 kWh, the total investment is RMB 488.85m. The economic indicators of kinetic energy of the various levels Power Stations see table 2-1.
The development rights for the six levels power stations of Cangxi reach of Donghe River was gained by Cangxi County Jianghe Hydropower development Co., Ltd, and has started to develop and implement. Liyuan Power Station started work on November 18, 2004; started debugging on June 5, 2006, on August 23, 2006, after debugging started the formal operation power. The Liyuan Power Station started in December 2005, is currently under construction and will start operation in September 2007. The remaining four Power Stations have completed the preliminary design work and all the procedures for approval, waiting for the availability of funds can be started.
Liyuan Power Station
Liyuan Power Station is a key project in attracting foreign capital in 2004 in Guangyuan, Sichuan Province. It is the lowest-level one among the six levels of power stations in development of the water resources of Donghe River. It is a riverbed-style power station. Located at the south of Renhe Village of Cangxi County and on Donghe River, it is 45 kilometers away from the county town. It started the construction on November 18, 2004 and launched power generation after debugging in August 2006. Currently, Liyuan Power Station has not handled the procedures for completion and account settlement and has not been formally inspected and accepted.
The application for the cooperation between Liyuan Power Station and Italy State Power Corporation on Clean Development Mechanism (CDM) project has been examined and approved (FAGAIQIHOU[2006]NO.2410) by the State Development and Reform Commission in November 2006 and is currently being registered at the CDM Executive Committee of the United Nations.

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Appraisal Consultation Report for CHC Planning to Buy Liyuan Power Station
Liyuan Power Station is mainly involved in power generation and does not bear the task of flood prevention, irrigation or water supply. It also gives certain attention to shipping and is a level-eight shipping channel with a designed annual over-dam capacity of 100,000 tons.
Liyuan Power Station has an installed capacity of 6×2000kW, and the designed average power generating capacity is 44.15 million kWh, the annual utilization hour is 3679h, and the rain collection area at the dam is 4934km2, the water level of the normal reservoir deposit is 368m3, the normal reservoir capacity is 30.80 million m3, and the maximum reservoir capacity is 86 million m3. According to the national standard—Flood Prevention Standard (GB50201-94) and the regulations of Hydraulic and Hydroelectric Engineering Level Categorization and Flood Standard, the engineering of the station is ranked as the third level. That is, it is a medium-sized one. The main buildings such as hydroelectric workshop, sand removal lock gate, shutter dam, and fixed dam buildings are ranked as the third level. The recurrence period of the designed flood standard of the hinge water draining and prevention building is 50 years, and the recurrence period of the modified flood standard is 500 years. The prevention and protection projects at the lower reach of the draining building are designed for the case of encounting the flood in a planned period of 30 years.
The hinge of Liyuan Power Station include booster station, power generating workshop, sand removal lock gate, shutter dam, ship elevator, and right bank overflow dam, which are situated from left to right. The dam is a concrete dam, and the dam crest adopts self-acting shutter and flood function. Currently, the hydroelectric power generating project has been completed and the ship elevator is still under construction.
The value of the assets is reflected in the entry of “the fixed assets-projects under construction” in the balance sheet and the book value is RMB78.3939 million as of the appraisal benchmark day of December 31, 2006.
II. Appraisal Object and Scope
The appraised objects involved in this Project are the total assets of Liyuan Power Station under Jianghe Company, specifically including the assets of Liyuan Power Station listed on the balance sheet audited on appraisal benchmark day and written on

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the appraisal application form provided by Jianghe Company. It includes the following details:
The assets of Liyuan Power Station stands at RMB78.3939 million, among which the projects under construction and the building project accounts for RMB57.9828 million, and the projects under construction and equipment installation project accounts for RMB20.4111 million.
The scope of appraised assets is identical to that under the Commitment. Please refer to the “Appraisal List of Assets Inspection” as supplied by Jianghe Company for the accurate appraisal scope.
III. Appraisal Purposes
In accordance with the letter of intent and the memoranda signed between China Hydroelectric Corporation and Jinaghe Corporation, China Hydroelectric Corporation intended to acquire Liyuan Power Station under Jianghe Company thus shall make appraisal of the assets of Liyuan Power Station as value reference for the acquisition.
IV. Value Styles and Definitions
This appraisal adopts the market value. The market value is defined as the transaction value of an asset arrived at during a fair dealing and through normal marketing on the appraisal benchmark day between such willing buyers and willing sellers as shall be shrewd, prudent and free from any force and pressure.
The market value of the Project refers to the assets value of Liyuan Power Station as corredponded to part of the assets value of Jianghe Company.
“Appraisal Value” herein refers to the assets value of Liyuan Power Station as confirmed on the basis of the enterprise’s continuous operation and reflected in the after-auditing statements that are objective, reasonable, aqnd genuine. It is determined by the scope and objects of the appraisal under the contracted appraisal principle, assumption and premise and based on the procedures and methods aforesaid and is provided for the contracted appraisal purpose.

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V. Appraisal Benchmark day
The appraisal benchmark day of this project shall be December 31, 2006.
The appraisal benchmark day is determined by the overall arrangements of China Hydroelectric Corporation on the acquisition of the assets. The appraisal benchmark day is close to the on-site investigation day, which has no significant influence on the appraisal results. The appraisal results accurately reflect the conditions of the relevant assets on the appraisal benchmark day.
The price adopted in this appraisal refers to the effective price standard on the appraisal benchmark day.
VI. Appraisal Principles
1. General Accepted Principles of the State and Industry Regulations;
2. Principle of Independence, Objectiveness and Fairness;
3. Continuity Principle, Substitution Principle, and Open Market Principle;
4. Principle of Property Right Interests Subject Alteration.
VII. Appraisal basis
This appraisal is conducted on the precondition that strictly compliance with the country’s existing laws, regulations related to appraisal and other fair appraisal base, valuation standards, appraisal reference.
1. Behavior Basis
“Letter of intent”, “Understanding memorandum” signed between China Hydroelectric Corporation and Cangxi Count Jianghe Hydropower Development Co., Ltd.
The Agreement on Appraisal Business signed between Jingdu Company and China Hydroelectric Corporation.
2. Legal Warranties
I. Management Measures for State-owned Assets (No.91), issued by the State Council of the People’s Republic of China, in 1991;
II. Rules for Implementation of Management Measures for State-owned Assets Appraisals (GUOZIBANFA [1992] No.36), issued by the original the State Bureau of Administration of State-owned Assets;
III. Tentative Measures for Enterprise State-owned Assets Appraisal Management

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([2005] No.12), issued by State-owned Assets Supervision and Administration Commission of the State Council;
IV. Notice of Reforming State-owned Assets Appraisal Executive Management Systems and Strengthening Supervision and Management over Assets Appraisals, Transferred from the General Office of the State Council to the Ministry of Finance the People’s Republic of China (GUOBANFA [2001] No.102), issued by the General Office of the State Council;
V. Provisions on Several Issues on State-owned Assets Appraisal Management ([2001] No.14), issued by the Ministry of Finance People’s Republic of China on Dec 31, 2001;
VI. Management Measures for Appraised Item Filing of State-owned Assets (CAIQI [2001] No.802), issued by the Ministry of Finance People’s Republic of China;
VIII. Notice on operation criterion opinion of Assets Appraisal (try out) (GUOZIBANFA [1996] No.23) forwarded by original the State Bureau of Administration of State-owned Assets;
IX. Tentative Specifications of the Basic Contents and Formats of Assets Appraisal Report (CAIPINGZI [1999] No.91);
X. Assets Appraisal guide line;
XI. Supervising Opinions of Enterprise Value Appraisal (try out) (ZHONGPINGXIE [2004] No.134), issued by China Assets Appraisal Association;
XII. Supervising Opinions on the Legal Right of Appraised Objects by Certified Public Appraiser (HUIXIE [2003] No.18);
XIII. Company Law of the People’s Republic of China Policies and regulations on finance, accounting, taxes and assets management of enterprises established by the Ministry of Finance People’s Republic of China, People’s Bank of China (headquarter), State Administration of Taxation, P. R. China and the original the State Bureau of Administration of State-owned Assets.
3. Property Right Warranties
Legal representative Operation License of Jianghe Company;
Equipment purchasing contracts, invoices, etc;
Letter of Approval for construction land, License Construction Project Planning;
Accounting report and financial information of Jianghe Company;
Appraisal declaration information provided by Jianghe Company.
4. Pricing Basis, reference and other related basis

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Notice on Basic construction financial management regulation (CAIJIAN [2002] No.394), issued by Ministry of Finance;
Implementation drawing, information for project budget and settlement provided by holder of assets;
Auditing report of Jianghe Company;
Manual of Frequently Used Data and Parameters in Assets Appraisal;
Related information and investigation on the spot record held by appraisers;
Other inquires information and reference relating to appraisal.
XIII. Appraisal Methods
According to practical situation of Liyuan Hydropower Station and the purpose of this appraisal, the object of this appraisal belong to single asset, therefore, this appraisal adopt cost method.
According to scope of appraisal, assets of Liyuan Hydropower Station displayed in the subject of fixed assets-construction in process of audited balance sheet, now we simply describe it in subentry:
1. Summary
Liyuan Hydropower Station put into production to generate power in August, 2006, since project final account auditing has not been completed, payment for project and equipment has not been settled completed, has not the basis and condition to transfer into fixed assets. By the appraisal benchmark day, it is displayed in the fixed assets-subject of construction in process of audited balance sheet.
According to the characteristics of hydropower stations, appraisers first examined the relevant documents approved for development and construction of hydropower stations, verified the legitimacy and validity of the development and construction of hydropower stations; then researched and understood relevant information with property of the assets of the Liyuan Hydropower Station, verified whether the entrusting property has flaw; understood the model and type of construction of hydropower station, and instances related overshadowed compensation; master the appraisal of the Station overall.
2. Construction in process- civil engineering works
For construction in process — civil engineering works, the appraisers first examined the consistency of statements, general account, detailed account of constructions in

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process, then understood the situation of the construction in process from relevant persons, including the start date, estimated completion date, the actual date of completion, progress of image project and project management methods, method of payment. Accessed to the relevant original documents and the approval documents of the authorities; verified the financial records for the project expends, including actual expends, sources of funding; inspected the project site to determine the authenticity, integrity of their project cost.
3. Construction in progress-equipment installation works
For construction in process — equipment installation works, the appraisers first examined the consistency of statements, general account, detailed account of constructions in process, checked equipment purchasing contract, purchasing invoice, payment vouchers, then investigated payment method of equipment from financial personnel, payment percentage, etc. investigated management method of installation works of equipment, payment mode and progress, etc, verified the financial records for actual expenditures of equipment and installation works, inspected the project site to determine the authenticity, integrity of actual expends for equipment and installation project.
Based on verification of content of project, image progress, payment progress and rationality of project cost structure, the appraisers take the verified book value to confirm the appraisal value.
IX. Implementation process and situation of appraisal procedure
This appraisal started prophase preparation work on Feb 3, 2007, started assessment and estimation in site and summary and analyze work on Feb 7, 2007, delivered appraisal report on March 15, 2007.
1. Commission Acceptance
Jingdu Company accepted the commission of China Hydroelectric Corporation in February, 2007, and then started the appraisal on the assets of Liyuan Hydropower Station. It drew up the appraisal scheme in accordance with appraisal purpose, appraisal benchmark day, and appraisal object and appraisal range.
2. Prophase preparation for Appraisal
After acceptance of the commission, from Feb 3, the appraiser directed the Jianghe

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Company to check up asset, collect the required material of asset appraisal, and fill in asset list.
3. Appraisal Evaluation
In accordance with the related principles and regulations, from February 7 to February 15, the appraisers got down with the on-site work, started the appraisal evaluation from February 23 to March 13, and the following on-site investigation procedures about the entrusting assets were to be carried out.
The report of asset appraisal should be consulted, identified and verified;
According to report of asset appraisal, inspected, verified the situation of assets to the scene, conversed with relevant persons, investigated operation and management of assets;
Inspected and appraised to buildings and equipments to the scene;
Analyze acquired obtained information, according to actual situation and features of the entrusting assets, selected proper appraisal method;
Market investigation, obtain pricing basis and price information;
Appraise the entrusting assets and calculate the appraisal value;
Fill in and check up appraisal list;
4. Appraisal Summary
From March 13 to March 15, the appraisers performed the following appraisal procedures in accordance with the preliminary appraisal results.
Sum up single item appraisal value, fill in and check up appraisal summary list;
Fill in appraisal result sorted summary list and appraisal result summary list;
Analyze the appraisal conclusion and adjust, modify and perfect the asset appraisal result;
Compile appraisal explanation and appraisal report;
Carry out three-class rechecking, supplement and modify appraisal explanation and appraisal report;
5. Appraisal Report Submission
Submit draft of appraisal report to the entrusting party and other personnel concerned of competent authority to assess property for discussion; consult related questions, carry out appraisal report supplement and modification, on this basis, submit the formal asset appraisal report to the entrusting party.

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Appraisal Consultation Report for CHC Planning to Buy Liyuan Power Station
X. Appraisal Conclusions
(I) Legal Right of appraising object
The purpose of registered appraisers to implement appraisal is to appraise the value of appraising object and issue advice, confirm legal right of appraising object or issue advice are beyond the working scope of registered appraisers. Entrusting party and relevant party commit appraisal transaction, should provide information of legal right of appraising object, and be liable for the facticity, legitimacy and integrity of information of legal right of appraising object. The registered appraisers do not have the capacity to confirm legal right of appraising object or issue advice, therefore, we do not provide guarantee of the legal right of appraising object, drew the attention of entrusting party and related parties.
Based on the regulations of “Guidance of registered appraisers attention on the legal right of appraising object”, appraisers in the target site paid proper attention to the legal right of the appraising object, collected and checked certificate documents of legal right of the appraising object, investigated items related to the legal right.
In accordance with information provided by Jianghe Company, and verification, survey in scene, appraisers knew that:
1. Within the scope of this appraisal, all property are not going through certificates of ownership of property, this appraisal can only confirm ownership according to entering account vouchers, approved documents of establish project and relevant information in prophase of project provided by holder of property, the final confirmation for above ownership of property should based on certificates of ownership of property issued by property management department of various administrative district. The area of property which does not go through certificates of ownership of property in this appraisal is determined according to the construction area recorded by budget, settlement information and property purchasing agreement provided by the holder of the property, if there is difference with actual area measured by special mapping department, should base on the actual area measured by special mapping department.
2. The land occupied by Liyuan Hydropower Station, currently acquired “ Approval of construction land” issued by Bureau of Territorial Resources in Cangxi County on January 25, 2007, the period of validity is January, 2008, the user is Jianghe

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Appraisal Consultation Report for CHC Planning to Buy Liyuan Power Station
Hydropower Development Co., Ltd. Cangxi County. By the date of appraisal report submission, state-owned land use permit has not been acquired.
(II) Conclusion of Appraisal
After appraisal, the appraisal value of entrusting assets on the appraisal benchmark day under the consistent operation is: appraisal value of assets of Liyuan Hydropower Station is RMB 65.7851 million yuan, devalue 12.6089 million yuan than the adjusted book value 478.3939 million yuan, the devalue rate is 16.08%.(see table below)
Summary Sheet of Asset Appraisal Result

		Currency unit: RMB10, 000
					Value
		Post-adjustment	Appraisal	Value	added
Item	value	book value	value	added	ratio %
Current Assets
Long-term investment
Fixed assets	7,839.40	7,839.40	6,578.51	-1,260.89	-16.08
Including: Construction in progress	7,839.40	7,839.40	6,578.51	-1,260.89	-16.08
Buildings
Equipment
Intangible assets
Including: Land use rights
Other assets
Total assets	7,839.40	7,839.40	6,578.51	-1,260.89	-16.08
Current liabilities
Long-term liabilities
Total liabilities
Net assets

Note: Detailed Appraisal Conclusion please see the detailed list of appraisal.

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Reasons of devaluation:
(1) Construction in process contains a three floors office building and electronic equipment of Jianghe Company which is located in Huifeng Park, Binjiang Road, Lingjiang Town, Cangxi County, total amount is 764.8 thousand yuan; contract tax occurred for purchasing office building is 20 thousand yuan; development cost of Bashui Power Station in Shann’xi is 1.45 million yuan; design and mapping fees for Jiangxi Hydropower Station is 230 thousand yuan; in addition, prophase cost for class four hydropower station is 8.2217 million yuan; the operation cost of Liyuan Hydropower Station is 15960 thousand yuan; total amount is 10.8461 million yuan, all these are not cost to construct Liyuan Hydropower Station, are appraised as zero.
(2) In addition, book value of equipment installation project contains the payable amount for equipment and quality guarantee 1.7628 million yuan. The appraisal value took the verified book actual payment costs, this part of expense is appraised as zero.
XI. Explanations on Particular Items
The following are items that appraisers have found that it may affect appraisal conclusion in the course of evaluation, while the related items which non-appraiser’s level and ability can appraise and estimate (including but not limited to):
1. Assets and liabilities in the scope of the appraisal was audited by China certified public accountant, acquired audited balance sheet on the appraisal benchmark day; the scope of appraisal is the same as content of balance sheet.
The scope and object of appraisal are based on content of “Assets checking appraisal list” provided by Jianghe Company.
2. All information relating to appraisal provided by management and other personnel of the Jianghe Company, is the basis of preparation of this report, Jianghe Company shall be liable for the facticity, validity, entirety of the information he provided. For flawed items which may affect appraisal conclusion existed in Liyuan Hydropower Station, on the condition of no particular explanation in the entrustment and the appraiser is incapable of knowing according to professional practice, the appraisal organ and appraiser are not responsible for the related responsibilities.
3. When appraisers went to spot inspect on February 13, 2007, since the region is in

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Appraisal Consultation Report for CHC Planning to Buy Liyuan Power Station
the season of low water, only No.3 unit were operating, was in normal working conditions. Through information such as generating power data to know the working conditions of other units.
4. Within the scope of this appraisal, houses and buildings, machinery and equipment, appraisers conducted spot checks to verify as possible. For assets cannot be spot checked because the working environment restriction, such as covert project, part of hydraulic structures, buried pipelines, inner structures in equipment, etc, appraisers used alternative methods to verify, such as investigated, inquired to the related staff, or checked record, contract, design information and other relevant drawings.
5. Property of this appraisal has not gone through certificate of ownership of property, this appraisal based on property purchasing contract, contract tax certificate provided by holder of property, final confirmation of above ownership of property should based on certificate of ownership of property issued by property management department of various administrative districts.
6. The area of property in this appraisal is determined according to the construction area recorded by property purchasing contract, and contract tax certificate provided by the holder of the property, if there is difference with actual area measured by special mapping department, should base on the actual area measured by special mapping department.
7. This appraisal did not consider the affect of relevant fees that property to go through ownership procedures.
8. Since account calculation of Jianghe Company is too simple, resulted in the division of costs of construction in process of Liyuan Hydropower Station is not clear.
9. In the appraisal scope, the total land use fee and compensation fee are RMB 5.3042 million, of which the land use fee and subsidy are RMB 2.45million, and compensation fee for flooded lands and forests is RMB 2.4042million.

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Appraisal Consultation Report for CHC Planning to Buy Liyuan Power Station
10. In this appraisal, after verification, formed assets of Liyuan Hydropower Station contains the following expends which are not belong to expends to construct Liyuan Hydropower Station: a three floors office building and electronic equipment of Jianghe Company which is located in Huifeng Park, Binjiang Road, Lingjiang Town, Cangxi County, total amount is 764,800 yuan; contract tax occurred for purchasing office building is 20 thousand yuan; development cost of Bashui Power Station in Shann’xi is 1.45 million yuan; design and mapping fees for Jiangxi Hydropower Station is 230 thousand yuan; in addition, prophase cost for class four hydropower station is 8.2217 million yuan; the operation cost of Liyuan Hydropower Station is 15960 thousand yuan; total amount is 10.8461 million yuan, these are appraised as zero in this appraisal.
11. This appraisal report did not take right or obligation beyond the appraisal scope entrusted by entrusting party, such as contingent income, contingent (off-account) assets or contingent liability. Liyuan Hydropower Station has not completed settlement auditing, the entire project has not completed and checking and acceptance, therefore, there are payment of project and payment of equipment that are not settled, this appraisal did not consider this part of potential liability.
12. In this appraisal, the construction capital for Liyuan Hydropower Station did not come from loan of banks or financial institutions, instead come from gathering capital from shareholders and nature persons. We noticed that liability formed to construct Liyuan Hydropower Station contains other payable amount to shareholders and other natural person, book value on appraisal benchmark day is 52.1857 million yuan.

	Name
	(settlement	Content of
Serial no.	object)	transaction	Date	Book value
1	Wu Shuncai	Personal loan	2006-06	9,579,896.00
2	Cheng Baofu	Personal loan	2006-06	2,945,250.00
3	Cheng Lunhui	Personal loan	2006-06	810,080.00
4	Jiang Xianfa	Personal loan	2006-06	4,717,100.00
5	Lu Guohong	Personal loan	2006-06	16,386,020.00

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Appraisal Consultation Report for CHC Planning to Buy Liyuan Power Station

	Name
	(settlement	Content of
Serial no.	object)	transaction	Date	Book value
6	Haiyuan Company	Personal loan	2006-06	3,700,000.00
7	Wang Linjin	Personal loan	2006-06	1,558,735.00
8	Jiang Lingcong	Personal loan	2006-06	798,000.00
9	Miu Yunming	Personal loan	2006-06	1,953,318.00
10	Luo Zaiqing	Personal loan	2006-06	170,200.00
11	Ge Shilian	Personal loan	2006-06	60,000.00
12	Jiang Haiyan	Personal loan	2006-06	483,180.00
13	Tao Guilin	Personal loan	2006-06	900,000.00
14	Finance Bureau of Zhongtu Village	Personal loan	2006-06	50,000.00
15	Pan Fugen	Personal loan	2006-06	-18,120.00
16	Zhu Wenhua	Personal loan	2006-06	610,000.00
17	Ye Guilong	Personal loan	2006-06	910,000.00
18	Tao Miaofu	Personal loan	2006-06	140,000.00
19	Liang Xiagen	Personal loan	2006-06	182,000.00
20	Jiang Juncai	Personal loan	2006-06	150,000.00
21	Chen Guangliang	Personal loan	2006-06	300,000.00
22	Jiang Zhaolong	Personal loan	2006-06	300,000.00
23	Jin Rongqing	Quality guarantee	2005-02	1,500,000.00

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Appraisal Consultation Report for CHC Planning to Buy Liyuan Power Station

	Name
	(settlement	Content of
Serial no.	object)	transaction	Date	Book value
24	Fengziyan Station	foregift	2006-04	2,000,000.00
25	Beituo blasting	foregift	2006-04	1,500,000.00
26	Haiyuan Company	Loan	2006-04	500,000.00
	Total			52,185,659.00
Users of this appraisal report should pay attention to effect created on appraisal report by above particular items.
XII. Material Events after Appraisal Benchmark day
The subsequent items are the Material Events which happened between the appraisal benchmark day and appraisal report put forward day.
After appraisal benchmark day, if the assets quantity takes place change in appraisal report’s duration of validity, according to this kind assets’ original appraisal method and the corresponding increase or decrease will be carried out for the assets. Due to the special cause, assets’ price standard takes place change and has distinct influence on the appraisal of asset. At this time, the entrusting party should make a request for it, and then the appraisal organ will predetermine the appraisal value according to practical situation.
This appraisal did not find Material Events after appraisal benchmark day.
XIII. Appraisal report’s legal validity
1. The appraisal report required signature or seals of appraisal organ and Chinese registered appraisers, and according to regulation to fulfill register or approval procedures for the state assessment project, and take into legally effect in accordance with relevant provisions of state laws and regulations.
2. The appraisal result recorded in the appraisal report only reflect market value of

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Appraisal Consultation Report for CHC Planning to Buy Liyuan Power Station

assets of Liyuan Hydropower Station confirmed according to the principle of the open market under the purpose given by this appraisal, does not consider possible future commitments, security and other economic activities that may brought loss to influence the price of assets, also does not consider the state’s macroeconomic policies occur major changes or in the event of force majeure and other natural forces to influence the price of assets. This appraisal result is based on continued operating, when the condition change, the appraisal result is invalid.
3. The appraisal report’s validity period is one year. The valid date is from December 31, 2006 to December 30, 2007. The appraisal result will be taken as pricing basic when the appraisal purpose is realized. It will be adjusted combining with related items after appraisal benchmark day. The appraisal result notified in the book will be invalid over a year.
4. The appraisal conclusion derived from the appraisal report is provided for entrusting party as appraisal purpose or delivered to appraisal authorities as verification purpose. The use right of this appraisal report belong to entrusting party, without permission of entrusting party, Jingdu Company shall not provide to others or open to public.
5. Entrusting party should use the appraisal report within the purpose and scope limited by the appraisal report as well as under the assumption precondition based by the appraisal, liability of excess scope use or improper quotation should be taken by user, quoter; after effect because of improper use or quotation is none of business with appraisal organ who provide appraisal report and registered appraisal who signed the report.
XIV. Appraisal Report’s Date of Presentation
The asset appraisal report’s formal presentation date is March 15, 2007.

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Appraisal Consultation Report for CHC Planning to Buy Liyuan Power Station

(No content in this page)
(stamp)

Beijing Jingdu Asset Appraisal Co., Ltd.

Appraisal organ’s legal representative:

China certified public appraiser:

China certified public appraiser:
March 15, 2007

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Li Yuan Hydroelectric Power Station
Legal Due Diligence Report

1

GLOBAL LAW OFFICE
37th Floor, Jing Guang Center, Hu Jia Lou Chaoyang District, Beijing, P.R. China 100020 Telephone: (8610)6597-3232 Fax: (8610)6467-2012 www.globallawoffice.com.cn

To:	China Hydroelectric Corporation
c/o Appleby Corporate Services (Cayman) Ltd
Clifton House
75 Fort Street
PO Box 1350 GT
Grand Cayman
Cayman Islands
From: Global Law Office
Date: March 9, 2007
Re: Li Yuan Hydroelectric Power Station

Dear Sirs
We have been instructed as solicitors to China Hydroelectric Corporation. We hereby present our legal due diligence report on Li Yuan Hydroelectric Power Station owned by Cangxi County Jianghe Hydroelectric Power Development Co., Ltd (the “Company”) in connection with the proposed asset acquisition of Li Yuan Hydroelectric Power Station by China Hydroelectric Corporation (the “Acquisition”).
This Legal Due Diligence Report (this “Report”) is presented on the following bases:
1.	The information contained in this Report is primarily based on:

(i)	information and documentation supplied by the Company in response to the information sought in the due diligence questionnaire and our further requests for supplemental information and documentation;

(ii)	discussions with the directors, management and staff of the Company;

(iii)	a search of the public records of the Company available for inspection at relevant PRC authorities in charge of administration for industry and commerce;

2.	In reviewing the documentation supplied to, or obtained by, us we have assumed that:

(i)	all copies made from original documents are true and complete and that such original documents are authentic and complete;

(ii)	all documents supplied to, or obtained by, us as originals are authentic and complete;

(iii)	all signatures appearing on documents supplied to, or obtained by, us as originals or copies of originals are genuine;

2

(iv)	the Company has the requisite corporate power to enter into all contractual arrangements to which it is a party and to perform its obligations thereunder;

(v)	all contractual documents have been duly authorised, executed and delivered by the parties thereto and constitute legally enforceable obligations of the parties under the laws of relevant jurisdictions;

(vi)	the Company has not passed a voluntary winding up resolution and that no petition has been presented to or order made by any court for the winding up or administration of the Company and that no receiver has been appointed in relation to the Company or any of its assets or revenue;

(vii)	the Company has drawn to our attention all matters relevant to our information requests.

3.	This Report is subject to the following qualifications:

(i)	we have not attempted independently to verify the authenticity and completeness of any original documents by contacting third parties;

(ii)	this Report does not of itself constitute a verification exercise;

(iii)	we are qualified to practice law only in the People’s Republic of China and we express no opinion as to any other laws;

(iv)	we have not investigated and have not attempted to comment on the commercial, technical, financial or accounting implications of documents which have been supplied to, or obtained by, us or make any assessment of the current financial condition of the Company;

(v)	we have not investigated and make no comment on the adequacy of the Company’s insurance cover;

(vi)	this Report is by its nature a factual analysis and a legal review of the information supplied to us and should not be regarded as, or relied upon as being, a comprehensive or formal legal opinion concerning any matter referred to in it;

(vii)	we accept no responsibility whatsoever to update this Report for events or circumstances occurring after the date of this Report and cannot accept responsibility for information supplied to us by, or obtained by us from, third parties which may have become out of date at the date of this Report;

(viii)	this Report is not to be construed as advice on whether or not to proceed with the Acquisition. Instead, regard should be had to a variety of other factors, commercial, financial, technical, accounting and otherwise, which come or should come, to the notice of the addressees of this Report by means other than legal due diligence;

(ix)	there can be no assurance that the information supplied to, or obtained by, us is complete or accurate in all respects or that there is no material information in relation to the Company of which we have not been made aware.
The addressees of this Report should be aware that circumstances such as laws which are applicable in an insolvency, receivership, administration or creditors rights generally may affect the enforceability, performance or validity of agreements summarised in this Report.

3

This Report makes fair disclosure of the legal matters which are referred to in it. However, we accept no responsibility whatsoever for any inaccuracy or incompleteness in this Report to the extent that any inaccuracy or incompleteness of the information and/or documentation on which we report would not be apparent from a careful and thorough appraisal of such information and documentation as it has been supplied to, or obtained by, us and reviewed and after appropriate enquiry arising therefrom.
This Report is limited to the effect of the laws of the People’s Republic of China as they, and the facts bearing upon this Report, existed on the date of this Report. We expressly disclaim any obligation or undertaking to update or modify this Report as a consequence of any future changes in such laws or in any facts bearing upon this Report. Additionally, we have not investigated, and we do not express or imply any view or opinion on, or in respect of, the laws of any country other than the PRC, and we have assumed that no such other laws would affect the contents contained in this Report.
This Report is addressed solely to you for your benefit and for the purpose of the Acquisition. It should not be shown, communicated or disclosed to any other person nor relied upon by any other person or for any other purpose. It must not be quoted or referred to in any public document or filed with any person without our prior express written consent.
Yours faithfully
Global Law Office

4

CONTENTS

DEFINITIONS		6

1.	Corporate matters	7

2.	Licenses, approvals and regulation	9

3.	Contracts	12

4.	Real Property	14

5.	Litigation	15

6.	Insurances	16

7.	Environmental	17

5

DEFINITIONS
The following definitions are used in this Report:

the Company	Cangxi County Jianghe Hydroelectric Power Development Co., Ltd

PRC	the People’s Republic of China, for the purpose of this Report, excluding Hong Kong, Macau and Tai Wan.

the Station	Li Yuan Hydroelectric Power Station

the Local SAIC	Cangxi County Administration for Industry and Commerce

RMB	the lawful currency of the PRC.

the WFOE	the wholly-foreign-owned enterprise to be established by China Hydroelectric Corporation for the purpose of purchasing all assets of Li Yuan Hydroelectric Power Station.
In this Report, the phrase “we are informed” means we are informed by directors, management and staff of the Company, either verbally or in writing.
References to Sections and Paragraphs are to sections and paragraphs of this Report.

6

1.	Corporate matters
1.1	Summary corporate details of the Company
Cangxi County Jianghe Hydroelectric Power Development Co., Ltd

Registration Number:	5108242804010

Date of Incorporation:	19 December 2003[1]

Legal Form:	Limited Liability Company

Current Registered Office:	3rd Floor, Huifeng Garden, Binjiang Road, Lingjiang Town` Cangxi County, Guangyuan
City, Sichuan Province, PRC

Business Scope:	Hydroelectric power generation;
Hydroelectric power development.

Legal Representative:	Mr.Wu Shun Cai

Registered Capital:	RMB 14,500,000

Duration of Business	from 19 December 2003 to permanent

Shareholders:	Wu Shun Cai
Cheng Jin Fu
Cheng Lun Hui
Li Shao Yuan
Jiang Zhao Long
Bao Zheng Li
Taizhou Donghai Hydro-technology
Service Co., Ltd*

*	Details of shareholding

Name of Shareholder	Ratio of Shareholding
Wu Shun Cai	44%
Cheng Jin Fu	15%
Cheng Lun Hui	8%

[1]	Current Business License was issued on 12 June 2006, which shows that the Company has passed the annual checking for the year of 2005.

7

Name of Shareholder	Ratio of Shareholding
Li Shao Yuan	8%
Jiang Zhao Long	10%
Bao Zheng Li	5%
Taizhou Donghai Hydro-technology Service Co., Ltd	10%
1.2	Existence of the Company
We confirm in relation to the Company that:
a)	its public records on file and available for inspection at the Local SAIC shows that it is a company duly incorporated under the laws of People’s Republic of China and it is still in existence;

b)	its public records on file and available for inspection at the Local SAIC reveals (1) no order or resolution for its winding up; (2) no notice of appointment of a liquidator, administrator, receiver, administrative receiver, manager or other encumbrancer in respect of it, its business or assets; and (3) no notice that it has entered into any voluntary arrangement or composition for the benefit of its creditors.

8

2. Licenses, approvals and regulation
2.1	Existing licenses etc.
The Company has the following licenses, permissions, authorizations, permits, registrations, consents and approvals in relation to its business and the Station:
(i)	Business License:

See 1.1.

(ii)	Organization Code Certificate of the PRC

Serial Number:	75661634-X

Valid Period:	8 August 2006 to 8 August, 2010

Registration Number:	Zu Dai Guan 510824-060331
(iii)	Tax Registration Certificates
State Taxation:	Chuan Guo Shui Zi No. 51082475661634X

Valid Until:	Blank

Local Taxation:	Chuan Di Shui Cang Zi No. 51082475661634X

Valid Until:	Blank
(iv)	Water-fetching Permit Certificate for the Station[2]
Certificate Number:	Qu Shui (Chuan Yuan Cang) Zi No [2007]0092

Water-fetching Area:	area of Group one, Zhong Fang Ren He Village, Eastern River

Water-fetching Volume:	135,000 m3

Valid Period:	from 9 February 2007 to 8 February 2008
(v)	Consent Letter for Utilization of Woodland
Letter Number:	Chuan Lin Di Shen Zi No [2004] 294

Using Area:	5.083 hectare

Date of issuance:	30 December 2004

Issued by:	Forestry Department of Sichuan Province
(vi)	Planning Permit Certificate for Construction Project

Certificate Number:	Cang Gui Jian Zheng [2007] Zi No 16

Construction Acreage:	3,269m2

Construction Location:	Ren He Village, Zhong Tu Town

Valid Term:	within six months from the date of issuance of the Certificate

Issued by:	Planning and Construction Bureau of Cangxi County

[2]	Pursuant to a notice ( No: Cang Shui Fa [2005]110) issued by Water Resources Bureau of Cangxi County with respect to the water resources fee, the current water resources fee for hydroelectric power generation is RMB0.0025/kwh.

9

     Date of Issuance: 31 January 2007
     (vii) Approval Certificate for Construction Land
Certificate Number: Cang Guo Tu Jian [2007] Zi No 1
Acreage: 6,889.38 m2
Land Location: Group One, Ren He Village, Zhong Tu Town
Nature of Land Ownership: State-owned
Type of Procurement: governmental allocation
Purpose: hydroelectric power station
Valid Term: January 2007 to January 2008
Issued by: Land Resources Bureau of Cangxi County
Date of issuance: 25 January 2007
     (viii) Written governmental approvals concerning the Station
As of the date of issuing this Report, the Company has received various approval documents concerning the Station from relevant governmental authorities, mainly including the following:
(1)	Development and Planning Commission of Guangyuan City approved the feasibility study report of the Station on 7 July 2004. The approval document number is Guang Ji Neng Yuan No [2004] 28;

(2)	Development and Planning Commission of Guangyuan City approved the preliminary design report of the Station on 27 October 2004. The approval document number is Guang Ji Neng Yuan No [2004] 39;

(3)	Development and Planning Commission of Guangyuan City approved the project of constructing the Station on 9 August 2004. The approval document number is Guang Ji Neng Yuan No [2004] 30;

(4)	Environmental Protection Bureau of Guangyuan City approved the report on environmental impact of the Station on 14 September 2004. The approval document number is Guang Huan Han No [2004] 84; cascade

(5)	Electric Power Bureau of Guangyuan City approved the plan on combining to the grid of the Station on 8 November 2004. The approval document number is Guang Dian Ying Xiao No [2004]32;

(6)	Water Resources and Agricultural Machinery Bureau of Guangyuan City approved the evaluation report on flood discharge and river stability on 26 October 2004. The approval document number is Guang Shui Ji Ban No [2004]142;

(7)	Water Resources and Agricultural Machinery Bureau of Guangyuan City approved the scheme on water and soil preservation of the Station on 27 October 2004. The approval document number is Guang Shui Ji Shui Bao[2004]144;

(8)	Water Resources and Agricultural Machinery Bureau of Guangyuan City approved the demonstration report on water resources of the Station on 16 December 2004. The approval document number is Guang Shui Ji Shui Zheng No [2004] 164;

(9)	Guangyuan Administration of Work Safety approved the pre-evaluation report on safety of the Station on 16 November 2006. The approval document number is Guang An Jian Han No [2006]39;

(10)	Economic Committee of Guangyuan City approved the start-up checking and acceptance of generator set of the Station on 19 June 2006. The approval document number is Guang Jing Han No [2006] 60;

(11)	Price Bureau of Cangxi County, delegated by Price Bureau of Guangyuan City, notified the Company in writing that the interim electricity price for the Station is RMB0.29/kwh. The written document number is Cang Jia Fa No [2006] 124;

10

(12)	Water Resources and Agricultural Machinery Bureau of Guangyuan City approved the evaluation report on the diversity of fish and aquicolous organism and the remedy scheme on fishing resources of six-level hydroelectric stations of Cangxi Eastern River on 5 September 2005. The approval document number is Guang Shui Ji Han No [2005]123. It is notable that the compensation in a lump is RMB400,000 and annual compensation is RMB180,000, which shall last for twenty-two (22) years;

(13)	Development and Reform Commission of Guangyuan City approved the checking and acceptance of water storage of the Station on 2 February 2007. The approval document number is Guang Fa Gai Neng Yuan No [2007]8;

(14)	The National Development and Reform Commission of the PRC (the “NDRC”) approved the Station Project as a CDM Project on 7 November 2006. The approval document number is Fa Gai Qi Hou No [2006]2410 (the “CDM Approval”).
     Note:
(1)	The completion of the hydroelectric power stations shall be subject to the examination and acceptance by relevant governmental authorities, including those authorities in charge of construction, safety, environmental protection, water and soil preservation, fire protection, navigation facilities, etc. As of the date of issuing this Report, the said examination and acceptance procedure for the Station has not been carried out.

(2)	The Station has not been granted Power Generation Permit Certificate by Chinese governmental authority, which is a compulsory requirement for the Company to engage in power generation business. We are informed that the Company has been in process of applying such Certificate for the Station.

(3)	Up to date, there has been no land use right granted by Chinese government for the construction and operation of the Station.

(4)	For CDM approval, in accordance with Measures for the Operation and Management of Clean Development Mechanism Projects issued by NDRC, Ministry of Science and Technology of the PRC, Ministry of Foreign Affairs of the PRC and Ministry of Finance of the PRC in October 2005, a wholly foreign-owned enterprise may not be able to carry out the CDM projects.

(5)	All relevant governmental approvals will need to be either transferred to, or reapplied by, the WFOE after transferring the ownership of the Station from the Company to the WFOE.
2.2	Breaches

We are informed that the Company is not aware of any breach of, or non-compliance with, the terms of its licenses, approvals etc or of any notices of failure to remedy any such breach or non-compliance or of any circumstances which would or might give rise to any claims in relation thereto.

2.3	Investigations

We are informed that the Company is not aware of any actual or threatened inspections or investigations or any alleged violations concerning its licenses, approvals, etc or otherwise.

11

3. Contracts
3.1	Co-operation Agreements

As of the date of issuing this Report, the Company has concluded the following Co-operation Agreements:
(i)	On 23 December 2003, the Company entered into an agreement with the People’s Government of Cangxi County in relation to the development of Li Yuan Tan Hydroelectric Power Station[3]. In accordance with such Agreement, the planned capacity is 12,000 kw, the total investment amount is RMB80,000,000, the electricity price sold within Cangxi County is RMB0.27/kwh and the construction period is two years, commencing from January 2004. The Company shall have the right to operate the power station for fifty years. The Company shall have the preferential rights to develop the reservoir tourism.

(ii)On 29 May 2004, the Company entered into a supplemental agreement with the People’s Government of Cangxi County in relation to the development of Li Yuan Tan Hydroelectric Power Station. Pursuant to this supplemental agreement, the electricity price is increased to RMB0.29/kwh. And 50% of land leasing fees reserved to Cangxi County shall be refunded to the Company.

(iii)	On 28 May 2005, the Company entered into an agreement with the People’s Government of Cangxi County on the development of cascade hydroelectric power stations within Eastern River area and reservoir tourism. The main terms of this Agreement are as follows:
i)	The People’s Government of Cangxi County shall give the development right of six hydroelectric power stations (namely, Li Yuan, Feng Zi Yan, Li Kou, Yang Mou Temple, Bei Tuo and Dong Xi) to the Company;

ii)	the total investment amount is RMB450,000,000;

iii)	the Company shall have the right to operate all power stations for fifty years as long as the state policy remains unchanged;

iv)	the total construction period is from the end of 2005 to the end of December 2008. All power stations shall be completed and combined to the grid before 31 December 2008;

v)	in the event that the Company is unable to finish the development of all power stations within the construction period prescribed in this Agreement, the People’s Government of Cangxi County shall have the right to revoke the development right given to the Company; and

vi)	specific investment agreements shall be signed for each power station except Li Yuan Hydroelectric Power Station which has already had the specific agreement[4].
3.2	Electric Power Agreements
As of the date of issuing this Report, the Company has entered into the following electric power agreements with relevant parties:

3	We are informed that this is the previous name of Li Yuan Hydroelectric Power Station.

4	We are informed that as of the date of issuing this Report, the Company has not signed other specific investment agreements except agreement on the Station.

12

(1)	Agreement on Attempering and Connecting to Grid entered into among the Company, Cangxi County Bureau of Economics and Commerce and Sichuan Cangxi Power Supply Co., Ltd dated 10 May 2006;

(2)	Agreement on Purchase and Sale of Electricity entered into between the Company and Sichuan Cangxi Power Supply Co., Ltd dated February 2007. The valid term of this agreement is one (1) year.
3.3	Project Contracting Agreements

The Company entered into an agreement with Guangxia Construction Group Co., Ltd dated 18 December 2004 with respect to the construction of the Station, in which the main terms include: (1) the project price: RMB25,000,000; (2) construction period: the first construction phase:18 December 2004 to 30 April 2005; total completion date: before 31 March 2006.
3.4	Agreements on requisitioning woodland

The Company has entered into about 46 agreements with relevant parties on requisitioning woodland in relation to the construction of the Station. The utilization of such woodland has been approved by Forestry Department of Sichuan Province[5]. The total compensation amount is about RMB136,960.

We have not received any document evidencing that the Company has paid the said compensation.

[5]	The approval document number is Chuan Lin Di Shen Zi No [2004]294.

13

4. Real Property
As of issuing this Report, the Company does not own any land use right.
The Company is occupying and using a building, which construction area is approximately 400m2. However, we are informed that the Company does not have any legal document evidencing its ownership on such building.

14

5. Litigation
We are informed that the Company is not aware of any litigations, prosecutions, disputes or other proceedings (whether current, pending or threatened) against the Company or the Station.

15

6. Insurances
We are informed that the Company does not have any insurance over the Station.

16

7. Environmental
We are informed that the Company is not aware of any investigations, prosecutions, disputes, claims or other proceedings in respect of environmental protection against the Station, nor the Company has been punished or can foresee any punishment to be made against the Station by any environmental administration authorities of the PRC.

17

Appraisal Consultation Report
for
CHC Planning to Buy Fengziyan Power Station
(English Translation for Reference Only)
JINGDUPINGBAOZI (2007) No.003
Volume: 1/1
Beijing Jingdu Appraisal Consultation Co., Ltd.
March 15, 2007

Appraisal Consultation Report for CHC Planning to Buy Fengziyan Power Station
Contents

Abstract of Appraisal Consultation Report		2
Appraisal Consultation Report		7
I.	Introduction to Entrustee	7
II.	Introduction to the Power Station	8
III.	Fengziyan Power Station	11
IV.	Appraisal Object and Scope	13
V.	Appraisal Purpose	13
VI.	Value type and definition	13
VII.	Appraisal benchmark day	14
VIII.	Principal of appraisal	14
IX.	Appraisal basis	14
X.	Appraisal Methods	17
XI.	Implementation process and situation of appraisal procedure	21
XII.	Appraisal Conclusions	23
XIII.	Explanations on Particular Items	25
XIV.	Material Events after Appraisal Benchmark Day	27
XV.	Appraisal report’s legal validity	27
XVI.	Appraisal Report’s Date of Presentation	28

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Appraisal Consultation Report for CHC Planning to Buy Fengziyan Power Station
CHC Planning to Buy Fengziyan Power Station
Abstract of Appraisal Consultation Report
JINGDUPINGBAOZI (2007) No.003
Beijing Jingdu Appraisal Consultation Co., Ltd. (herein after referred to as “Jingdu”) accepted commission from China Hydroelectric Corporation (hereinafter referred to as “CHC”), and according to the appraisal consultation-related regulations, dispatched an appraisal consultation project team including certified appraisers, certified real estate valuers, equipment engineers, certified public accountants (CPAs) to appraise and study all the assets involved in CHC planning to buy Fengziyan Power Station, Cangxi County, Sichuan Province independently, objectively and fairly from February 7, 2007 to March 15, 2007.
Based on the intention that CHC plan to purchase Fengziyan Power Station, the purpose of this appraisal is to appraise all the assets involved, and to provide valuable reference for CHC to decide invest or not.
The objects of this appraisal are all the assets of Fengziyan Power Station. The specific scope of appraisal was assets listed in the audited balance sheet on the appraisal benchmark day. Its assets including equipments and constructions-in-progress were RMB 43.0992m.
The appraisal benchmark day of the project was December 31, 2006. In accordance with the requirements of the entruster and the actual situation of the appraised

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Appraisal Consultation Report for CHC Planning to Buy Fengziyan Power Station
enterprise, cost method was mainly used to appraise hereby.
The value type of the appraisal project was market value.
On the basis of relevant information provided by the appraised enterprise, we have implemented necessary appraisal and consultation procedures according to relevant state provisions related to the appraisal, including verification, enquiry and information collection on the ownership, obligations and operating situation, together with on-site investigation, market research and enquiry on relevant assets. According to the valid price data on the appraisal benchmark day, we make evenhanded reflection to the market value preformed by all assets and liabilities of Jianghe Company on December 31, 2006.
Upon appraisal and research, the appraisal value of assets of Fengziyan Power Station under the condition of consistent operation on the appraisal benchmark day was RMB 41.7746m, RMB1.3246m lower than the adjusted book value, RMB 43.0992m. The devaluation rate was 3.07%. (See the table below)
Summary Table for Appraisal Results

Fengziyan Power Station	in million RMB

		Adjusted	Appraisal	Increment	Increment
Item	Book value	book value	value	value	rate %
Current assets
Long term investment
Fixed assets	43.0992	43.0992	41.7746	-1.3246	-3.07
Including: constructions in process	41.8078	41.8078	40.9170	-0.8908	-2.13

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Appraisal Consultation Report for CHC Planning to Buy Fengziyan Power Station

		Adjusted	Appraisal	Increment	Increment
Item	Book value	book value	value	value	rate %
buildings equipments	1.2914	1.2914	0.8576	-0.4338	-33.59
Intangible assets
Including: land use right
Other assets
Total assets	43.0992	43.0992	41.7746	-1.3246	-3.07
Current liabilities
Long term liabilities
Total liabilities
Net assets
During the appraisal procedure, we find that as far of appraisal benchmark day, there is a RMB6.2m early survey and design fee in the assets of Fengziyan Power Station. Upon verification, this is the early survey and design fee paid by Jianghe Company on behalf of Fengziyan. Since the bookkeeping just shows a blank note, we can’t verify the specific contents and relevant contracts. In this appraisal, we temporarily confirm it, according to its book value, into appraisal value.
This appraisal report is only used as consultancy reference opinion for the economic behavior that the entrustee plans to buy Fengziyan Power Station. This report can’t be used as value reference for the transaction behavior.
The validity period of the appraisal report is one year, from December 31, 2006 to December 30, 2007.
The aforesaid contents are selected from the appraisal report, if you want to understand the full circumstances of the appraisal project, please read carefully the full text of the appraisal report.

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Appraisal Consultation Report for CHC Planning to Buy Fengziyan Power Station
We remind the report users to pay attention to “Explanations on Particular Items” in the body of the appraisal report, and consider their effects to the conclusion of the appraisal.

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Appraisal Consultation Report for CHC Planning to Buy Fengziyan Power Station
(No content in this page)
(stamp)
Beijing Jingdu Appraisal Consultation Co., Ltd.
Legal representative of appraisal institution:
March 15, 2007

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Appraisal Consultation Report for CHC Planning to Buy Fengziyan Power Station
Appraisal Consultation Report
for
CHC Planning to Buy Fengziyan Power Station
JINGDUPINGBAOZI (2007) No.003
Beijing Jingdu Appraisal Consultation Co., Ltd. (herein after referred to as “Jingdu”) accepted commission from China Hydroelectric Corporation (hereinafter referred to as “CHC”), and according to the appraisal consultation-related regulations, dispatched an appraisal consultation project team including certified appraisers, certified real estate valuers, equipment engineers, certified public accountants (CPAs) to appraise and study all the assets involved in CHC planning to buy Fengziyan Power Station, Cangxi County, Sichuan Province independently, objectively and fairly from February 7, 2007 to March 15, 2007.
On the basis of relevant information provided by the appraised enterprise, we have implemented necessary appraisal and consultation procedures according to relevant state provisions related to the appraisal, including verification, enquiry and information collection on the ownership, obligations and operating situation, together with on-site investigation, market research and enquiry on relevant assets. According to the valid price data on the appraisal benchmark day, we make evenhanded reflection to the market value preformed by all assets and liabilities of Jianghe Company on December 31, 2006.
I. Introduction to Entrustee
Entrustee: China Hydroelectric Corporation
Name: China Hydroelectric Corporation
CHC, an international company registered in the Cayman Islands, is specialized in

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Appraisal Consultation Report for CHC Planning to Buy Fengziyan Power Station
acquisition and operation of 100,000kW-and-above Power Stations in China. Its shares are on the stock exchange in the London Stock Exchange Alternative Investment Market (ATM).
II. Introduction to the Power Station
(1) Introduction to Donghe River Basin
Donghe River is one of the first-level branches of Jialing River, and is located in the left bank or medium- and up-stream of the latter. Donghe River is originated from the south of Micangshan Mountain, one of the Qinling Mountains. Its total length is 293km, and its total drainage area is 5040km2. According to the hydrometeorological data in the past years, its average flow is 109.1m3/s. Donghe River passes through Cangxi County in its medium- and down-stream. In the territory of Cangxi County, Donghe River’s route is 110.4km long, and its drainage area is 1285.00km2.
Cangxi County is located in the medium-stream of Jialing River, upstream of the Yangtze River, south of Daba Mountains and the northern margin of Sichuan Basin. The whole county area is 2331km2. By virtue of its wonderful monsoon humid subtropical climate, Cangxi County has 380 million m2 of cultivated land on which 767,000 residents live. Under its territory, there are totally 39 townships. On its east lie Bazhong and Nanjiang, on its south lies Langzhong, on its west lies Jiange, and on its north lies Wangcang and Yuanba. Cangxi County features numerous foothills and intervals that are about 380-1000m high. Jialing River and Donghe River flow through its hinterland. Within their drainage areas, therea are about 50,000m2 of cultivated land, 450 million m2 of forest land and 20,000m2 of barren lands.
The economy of Cangxi County is dominated by agriculture. Since being located in mountainous areas, Cangxi County features poor soil, lack of arable land, and large population, so its economic base is relatively lagged. Since the beginning of reform and opening up, the economy of Cangxi County rapidly develop, people’s living standards have been markedly improved, the speed of economy development has maintained a growth rate of more than 10% for 13 years consecutively. Its industrial structure is becoming more rational. In the county, the natural resources are very rich. Its natural gas reserves is 5 billion m3, its water resources capacity can be developed up to 1.018

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Appraisal Consultation Report for CHC Planning to Buy Fengziyan Power Station
million kW. Currently, natural gas is exploited by the government, and begins to benefit local industry and local residents, and water resources including Liyuan Power Station that is just put into operation, only account for 2.2% of the exploitation capacity, the exploitation potential of hydropower resources is very huge.
2. Hydrometeorology
Donghe River valley belongs to region of humid subtropical monsoon climate, located in the basin margin, alternatively affected by rainstorm zone of Daba mountain and small rainstorm zone of Longmen, is strong rainstorm climate system, more low troughs and low vortexes, with a feature of mild climate and more rainfall. Donghe River Basin affected by the rainstorm, the average rainfall was 1000mm for many years, annual rainfall has not been much change, and distribution in the year is extremely uneven. In the river basin, summer and autumn the rainstorm is frequent and intense, last a short time, and floods violent rise and drop suddenly and sharply. Area from Jiulongshan to Qiping along the upper reaches of the Donghe River is in the eastern rain area, the average rainfall is 140mm per 24 hours, Cangxi, Wangcang is 120mm, to the south gradually reduce to 100mm, the heavy rain occurs in 6-9 months, account for more than 50% of the whole year, the process lasted about a rainstorm is 3-7 days. Donghe River below from Wangcang belongs to warm dry winter climate, the average temperature in January is above 5°C, the average temperature in July is above 25°C, the temperature changes little in the year, vertical difference and difference between the South and North are significant.
In upstream of Donghe River there is Wangcang Hydrometric Station (control area is 2701km2), downstream there is Qingquanxiang Hydrometric Station (control area is 5011km2). These two hydrometric stations have a longer hydrologic data, can as a reference station used for hydrology analysis and calculation of rundle Power Stations in the basin. The flow of Donghe River is supplemented mainly by rainfall, plentiful water, but larger changes in a year and different years. According to the measured data of Qingquanxiang Hydrometric Station, the largest measured annual average flow is 246 m3/s (1981), minimum annual average flow is 37.2 m3/s (1979). The ratio of maximum annual average flow and minimum annual average flow is 6.61. The main runoff in the year is concentrated in May to September, the runoff volume accounts for the total runoff volume 79.7%, the runoff of June, July, August is the most plentiful; dry

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Appraisal Consultation Report for CHC Planning to Buy Fengziyan Power Station
season is from October to next April, mainly supplemented by groundwater, accounts for 20.3% of the total annual runoff, of which, January and February are the most dry months, accounts for 2.5% of the total annual runoff.
Flood of Donghe River is formed from rainstorm, rainstorms and floods occur in the same time. Flood season is from June to September, and is mostly concentrated from the July to August. The duration of a flood generally is 3-5 days. Internally changes of the largest peak flow are large, measured ratio of maximum and minimum reached 26.4%
3. Introduction to hydropower levels programming and development
The total length of Donghe River is 293km, natural gap is 1536m, the riverway average drop 5.2‰, river basin area over estuary is 5040km2, and over the past years, the average flow over estuary is 109.1m3/s, theory hydropower reserves is 237,000kW, it is a medium-sized river with rich water resources in Sichuan Province. Limited by the natural conditions and socio-economic conditions, the degree of development and utilization of hydropower in the Donghe River valley is low, the Donghe River Station has been built in the territory of Wangcang County at the upper reaches of the mainstream of the Donghe River, installed capacity is 3,000 kW, the Luojiatan Station has been built in the territory of Langzhong County at downstream, installed capacity is 5,000 kW.
In the Territory of Cangxi County, the length of the Donghe River is 110.4km, the centralized gap is 78m, and riverway average slop is 0.71 ‰. As early as 1987, Cangxi County Hydropower Bureau prepared the “Planning Report of Donghe River Hydropower in Cangxi County (Cangxi Reach)”, made development program for four levels stations at mainstream of Donghe River in the Territory of Cangxi County. The program is to built higher dam, at this stage it is difficult to implement, mainly because to inundate too much farmland and immigrants, and bring social problems and ecological environment problems which are difficult to solve.
Therefore, Cangxi County Hydropower Bureau entrusted Nanchong Hydropower

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Appraisal Consultation Report for CHC Planning to Buy Fengziyan Power Station
Electric Power Construction Exploration Design and Research Institution of Sichuan Province in 2005 to re-plan the development of hydropower resource at this reach. According to the results of planning of “the Planning Report for Hydropower Resources of the Donghe River of Cangxi” prepared by this institution in December 2005, the planed reach, river slop is small, many farmlands and counties are distributed on the banks of river, dense population, is not suitable to the construction of large reservoirs, also there is not terrain conditions to build water-transferred water power station, it is suitable to adopt multi-level low-dam development program. Through comparison to many programs, confirmed to adopt six levels development programs including Dongxi Power Station, Fengziyan Power Station, Likou Power Station, Yangmusi Power Station, Beituo Power Station, and Liyuan Power Station, with a total installed capacity of 50,3000 kW, the total power capacity is 20,300 kWh, the total investment is RMB 488.85m. The economic indicators of kinetic energy of the various levels Power Stations see table 2-1.
The development rights for the six levels power stations of Cangxi reach of Donghe River was gained by Cangxi County Jianghe Hydropower development Co., Ltd, and has started to develop and implement. Liyuan Power Station started work on November 18, 2004; started debugging on June 5, 2006, on August 23, 2006, after debugging started the formal operation power. The Fengziyan Power Station started in December 2005, is currently under construction and will start operation in September 2007. The remaining four Power Stations have completed the preliminary design work and all the procedures for approval, waiting for the availability of funds can be started.
III. Fengziyan Power Station
Fengziyan Power Station is located at the Donghe River, a branch of Jialing River, west of Yanhai Village, Lijiang Town, Cangxi County. It is a low dam riverbed power Station, is the second level of the planning six levels power station, started in December 2005, currently is under construction, plan to put into operation in September 2007. The application of corporation for project of clean development mechanism (CDM) between Fengziyan Power Station and the Italian National Power Company has been approval from the National Development and Reform Commission (FAGAIQIHOU [2006]

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Appraisal Consultation Report for CHC Planning to Buy Fengziyan Power Station
No.2397) in November 2006, is applying registration to the United Nations CDM Executive Board.
The Fengziyan Power Station mainly generate power, will not take jobs such as prevent flood, irrigation and water supply, and concurrently has the requirements of shipping, belongs to eight level sea-route, designed annual capacity of passing volume is 100,000 tons.
The installed capacity of Fengziyan Power Station is 4 x 3000kW, designed average generating capacity is 46.92m kWh, the number of hours annual utilization is 3910 hours. The area used to gather rainwater above the dam site is 3596 km2, normal water level of storage reservoir is 420m3, and the total capacity of the reservoir is 41.2m m3. According to the regulations of national standard “Flood Prevention Standards” (GB50201-94) and “Classification of Grade for Water Conservancy and Hydropower Project and Floods Standards” the project grade is III that is medium-sized. Corresponding to levels of constructions such as the power plant, sand gates, shutter dam, fixed dam building fixed level, are also three levels. Hub block discharge building design flood standard recurrence period is 50 years, verified flood standard recurrence period is 500 years, discharge building downstream energy release, and protection works are designed as per encounter flood per 30-years.
Fengziyan Power Station Project hub from the left to the right is in turn left bank non-spillway dam, ship gate (sand gate), the spillway dam, power plants, booster Station and the right bank of the non-spillway dam and other building components. Total length of the hub is 180.28m.
Currently the first phase of implementation is cofferdam and footing groove, the plant has completed its first phase construction of the concrete, the upper bridge machine has been installed, plant did not yet capping roof, the seat ring of turbine installation is ongoing; one segment of fixed dam of spillway dam has been completed, main project of ship gate has been basically completed. Meanwhile, the second phase of construction of the cofferdam and excavation of the left bank of the dam are ongoing, and lead through ship gate.
Up to the appraisal benchmark day, December 31, 2006: assets of the Fengziyan Power Station formed RMB 43.0992m, the type of assets is: fixed assets is RMB 1.2914m, construction in process is RMB 41.8078m.

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Appraisal Consultation Report for CHC Planning to Buy Fengziyan Power Station
IV. Appraisal Object and Scope
The appraisal object is the total assets of Fengziyan Power Station, specific appraisal scope is the assets listed in the audited balance sheet, and recorded on the appraisal declaration list provided by owner of assets: assets of Fengziyan Power Station is RMB 43.0992m. Specifically include:
Fixed assets: original amount on book is RMB 43.0992m; net amount on book is RMB 43.0992m, including:
1.	6 equipments, including machinery equipment and vehicles, with an original amount on book is RMB 1.2914m, the net amount on book is RMB 1.2914m;

2.	Construction in process is RMB 41.8078m, of which civil engineering is RMB 29.0233m; equipment installation engineering is RMB 12.7845m.
The assets brought into scope of appraisal is the same with scope confirmed by the entrusted appraisal; specific scope of appraisal take “Asset Checking Appraisal Detailed List” provided by Jianghe Company as the norm.
V. Appraisal Purpose
Appraisal purpose is that, according to letter of intent and understanding memorandum signed by CHC and Jianghe Company, CHC plans to purchase Fengziyan Power Station, therefore, need to appraisal all the assets involved with Fengziyan Power Station, provide value reference for CHC to invest.
VI. Value type and definition
This appraisal adopts such a market value as is defined as the transaction value of an asset arrived at during a fair dealing and through normal marketing on the appraisal benchmark day between such willing buyers and willing sellers as shall be shrewd, prudent and free from any force and pressure.
Market value means the market value of assets of Fengziyan Power Station.
“Appraisal value” means on the conditions that enterprise constantly operation, based

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Appraisal Consultation Report for CHC Planning to Buy Fengziyan Power Station
on various assets reflected by audited balance sheet have been verified, the assets value of Fengziyan Power Station confirmed by impersonality, rational, actual book practice expend cost, it means promissory appraisal scope and the object in this report promised appraisal principal, assumption and precondition, according to process and method stated in this report, it can only be appraisal advice provided for the promised appraisal purpose service.
VII. Appraisal benchmark day
The appraisal benchmark day of this project is December 31, 2006.
On purpose to help ensure appraisal result effective service to the appraisal, according to the general arrangement of assets that the Hydropower plan to purchased to determine the appraisal benchmark day. The appraisal benchmark day is closed to the day of investigation on the spot, it will not affect the appraisal result materially, can be more accurately reflect the situation of relevant asset on appraisal benchmark day.
The price standard applied in this appraisal is effective price standard on appraisal benchmark day.
VIII. Principal of appraisal
1. Abide by the recognized principles regulated by state or industry
2. Follow working principal of independence, objectivity and professionalism
3. Follow principal of assets constantly operation, principle of substitution, and the open market principle
4. Follow principle of changes in ownership and interests of the entity.
IX. Appraisal basis
This appraisal is conducted on the precondition that strictly compliance with the country’s existing laws, regulations related to appraisal and other fair appraisal base, valuation standards, appraisal reference.
1. Behavior Basis

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Appraisal Consultation Report for CHC Planning to Buy Fengziyan Power Station
(1)	“Letter of Intent”, “Understanding Memorandum” signed between CHC and Cangxi County Jianghe Hydropower Development Co., Ltd.

(2)	The Agreement on Appraisal Business signed between Jingdu and CHC.
2. Legal Warranties
(1)	Management Measures for State-owned Assets (No.91), issued by the State Council of the People’s Republic of China, in 1991;

(2)	Rules for Implementation of Management Measures for State-owned Assets Appraisals (GUOZIBANFA [1992] No.36), issued by the original the State Bureau of Administration of State-owned Assets;

(3)	Tentative Measures for Enterprise State-owned Assets Appraisal Management ([2005] No.12), issued by State-owned Assets Supervision and Administration Commission of the State Council;

(4)	Notice of Reforming State-owned Assets Appraisal Executive Management Systems and Strengthening Supervision and Management over Assets Appraisals, Transferred from the General Office of the State Council to the Ministry of Finance the People’s Republic of China (GUOBANFA [2001] No.102), issued by the General Office of the State Council;

(5)	Provisions on Several Issues on State-owned Assets Appraisal Management ([2001] No.14), issued by the Ministry of Finance People’s Republic of China on Dec 31, 2001;

(6)	Management Measures for Appraised Item Filing of State-owned Assets (CAIQIZI [2001] No.802), issued by the Ministry of Finance People’s Republic of China;

(7)	Notice on operation criterion opinion of Assets Appraisal (try out) (GUOZIBANFA [1996] No.23) forwarded by original the State Bureau of Administration of State-owned Assets;

(8)	Tentative Specifications of the Basic Contents and Formats of Assets Appraisal Report (CAIPINGZI [1999] No.91);

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Appraisal Consultation Report for CHC Planning to Buy Fengziyan Power Station
(9)	Appraisal guide line;

(10)	Supervising Opinions of Enterprise Value Appraisal (try out) (ZHONGPINGXIE [2004] No.134), issued by China Assets Appraisal Association;

(11)	Supervising Opinions on the Legal Right of Appraised Objects by Certified Public Appraiser (HUIXIE [2003] No.18);

(12)	Company Law of the People’s Republic of China

(13)	Policies and regulations on finance, accounting, taxes and assets management of enterprises established by the Ministry of Finance People’s Republic of China, People’s Bank of China (headquarter), State Administration of Taxation, P. R. China and the original the State Bureau of Administration of State-owned Assets.
3. Property Right Warranties
(1)	Vehicle certificates, equipment purchasing contracts, invoices, etc;

(2)	Accounting report and financial information;

(3)	Appraisal declaration information provided by owner of assets.
4. Pricing Basis, reference and other related basis
(1)	Notice on Basic construction financial management regulation (CAIJIAN [2002] No.394), issued by Ministry of Finance;

(2)	Implementation drawing, information for project budget and settlement provided by holder of assets;

(3)	Interim Regulation of the People’s Republic of China on Vehicle Purchase Taxes (State Council order No.194), on October 22, 2000;

(4)	Scrapping Mandatory Standard for Motor Vehicles, GUOJINGMAOJING[1997]No.456, Notice of the Adjustment of Scrapping Light Carry Motor Vehicle Standards (GUOJINGMAOJING [1998] No.407); Notice of the Adjustment of Scrapping Motor Vehicle Standards (GUOJINGMAOZIYUAN [2000] No.202);

(5)	Quotation Manual for China Electro-mechanical Products (edition of 2006)

(6)	Vehicle purchasing website;

(7)	Auditing report of Jianghe Company

(8)	Manual of Frequently Used Data and Parameters in Assets Appraisal;

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Appraisal Consultation Report for CHC Planning to Buy Fengziyan Power Station
(9) Related information and investigation on the spot record hold by appraisers;
(10) Other inquires information and reference relating to appraisal.
X. Appraisal Methods
According to practical situation of Fengziyan Power Station and the purpose of this appraisal, the object of this appraisal belong to single asset, therefore, this appraisal adopt cost method.
The following according to type of assets to simple describe subentry:
1. Equipment
According to purpose of appraisal, adopt cost method to appraisal equipment, the calculate formula is:
Appraisal value = replacement × Depreciation rate
Equipments of the Fengziyan Power Station is mainly excavators used for construction, loaders and other vehicles, the use of good, does not exist without physical, be scrapped, idle equipment, etc.
Structure and Confirmation of replacement cost
Replacement cost means all expenses that equipment entrusted to be appraiseed come to the practical state on appraisal benchmark day. The equipment base is considered in construction part.
(1). Confirmation the replacement const
Replacement cost=purchase price+traffic and miscellaneous fee +installation debugging fee+prophase and other fees+capital costs.
Since the type of equipment of this appraisal is mainly type of construction machinery and vehicles used for the construction of, basically can be purchased in the market, therefore full price of replacement cost is the purchase price of equipment, can be inquired directly in the market for a quote. So this appraisal only consider traffic and miscellaneous fee , and without having to consider installation debugging fee, prephase of construction and other costs, capital costs.
1 Purchase price confirmation
Confirm current market price for equipment through the inquiry: directly inquiry to the dealer or manufacturer, or refer to price list of merchant, price data published in the

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official, the price information on public computer networks, and consider its potential floating price, to determine the current market value of equipment;
Use alternative methods to determine the current market price of equipment: for some old equipment or unable to check the current market price, the equipment has been replaced, in accordance with the principal of alternative for appraisal, after analysis and comparison for technical content and functional differences, rationally determine the current market value of equipment;
2 Transporatation: For equipment need to be transported, refer to the “Manual of data and parameters used for appraisal” according to different areas, different types of equipment to select the corresponding ratio, based on purchase price of equipment to calculate traffic and miscellaneous fees.
2. Determine replacement cost of vehicles
Replacement cost of vehicles mainly includes purchase price (current market price), vehicle purchase tax, and other rational fee.
Calculation formula:
Replacement cost=purchase price+ vehicle purchase tax+ other rational fees
1 Determine purchase price of vehicles: through market channels to determine the current market value of the vehicle. Inquiry directly to the dealer or manufacturer, or by reference to the price list of merchant, published official price data, price information on public computer networks.
2 Determine purchase tax of vehicles: according to regulations relating to tax, purchase tax of vehicles is 10% of purchase price of vehicles excluding value added tax.
Calculation formula: purchase tax of vehicles= purchase price/1.17×10%.
3 Determine other rational fee: other rational fee includes checking fee, license fees and other fees, according to the specific conditions of different vehicles.
Determine depreciation rate
1. Determine depreciation rate of vehicle

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1 Life method
Refer to “Manual of data and parameters used for appraisal”, in combination with experience of the appraisers to reasonable determine economic life of various equipments.
Calculation formula:
Depreciation = (1-life have used/economic life) ×100%
                     or =life can be use/(life have used+life can be used) ×100%
2 Observation method
First, the equipments will be appraiseed according to their structure and function divided into several modules. Secondly, according to the value of each module to determine its weights. Moreover, through observation on precision of equipment, machining quality of work pieces, understanding of the capacity of processing equipment or other technical appraisal recently made by other authoritative departments, respectively appraisal the depreciation rate of each module. Finally, combine depreciation rate of each module into the depreciation of the equipment.
Calculation formula:
Depreciation rate=Σweights of modules×depreciation of module
3 Comprehensive method
For large important equipment apply comprehensive method to appraisal its depreciation rate. Weight coefficient is determined according to experienced data and relevant information, observation method accounts for 60%, life method accounts for 40%.
Calculation formula:
Comprehensive depreciation rate=observation method weight×observation method depreciation rate+life method weight×life method depreciation rate
2. Determine the depreciation rate of vehicles
Refer to the relevant industry standards, to determine the age of the life and economic mileage. Use life method, driving mileage method, observation method to measure depreciation of vehicle, in accordance with the principle of application of the lower to determine the depreciation of vehicle.

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Appraisal Consultation Report for CHC Planning to Buy Fengziyan Power Station
1 Life method:
Depreciation rate= (1-life have been used/economic life)×100%
2 Driving mileage method
Depreciation rate = (1- life have been used / economic driving mileage) ×100%
3 Observation method
To determine the weight of each component according to the importance of various components of the vehicle and to determine the depreciation of various components based on field observations, then average weight to reach overall depreciation.
(2) Construction in process
The Fengziyan Power Station started construction in December 2005, by the appraisal benchmark day, has completed 55% of process of image, since project final account auditing has not been completed, payment for project and equipment has not been settled completed, has not the basis and condition to transfer into fixed assets. By the appraisal benchmark day, it is displayed in the fixed assets-subject of construction in process of audited balance sheet.
According to the characteristics of Power Stations, appraisers first examined the relevant documents approved for development and construction of Power Stations, verified the legitimacy and validity of the development and construction of Power Stations; then researched and understood relevant information with property of the assets of the Fengziyan Power Station, verified whether the entrusting property has flaw; understood the model and type of construction of Power Station, and instances related overshadowed compensation; master the appraisal of the Station overall.
(3) Construction in process- civil engineering works
For construction in process — civil engineering works, the appraisers first examined the consistency of statements, general account, detailed account of constructions in process, then understood the situation of the construction in process from relevant persons, including the start date, estimated completion date, the actual date of completion, progress of image project and project management methods, method of payment. Accessed to the relevant original documents and the approval documents of the authorities; verified the financial records for the project expends, including actual expends, sources of funding; inspected the project site to determine the authenticity, integrity of their project cost.
(4) Construction in progress-equipment installation works

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For construction in process — equipment installation works, the appraisers first examined the consistency of statements, general account, detailed account of constructions in process, checked equipment purchasing contract, purchasing invoice, payment vouchers, then investigated payment method of equipment from financial personnel, payment percentage, etc. investigated management method of installation works of equipment, payment mode and progress, etc, verified the financial records for actual expenditures of equipment and installation works, inspected the project site to determine the authenticity, integrity of actual expends for equipment and installation project.
Based on verification of content of project, image progress, payment progress and rationality of project cost structure, the appraisers take the verified book value to confirm the appraisal value.
XI. Implementation process and situation of appraisal procedure
This appraisal started prophase preparation work on February 3, 2007, started appraisement and estimation in site and summary and analyze work on Feburary 7, 2007, delivered appraisal report on March 15, 2007.
(1) Commission Acceptance
Jingdu accepted the commission of CHC in February, 2007, and then started the appraisal on the assets of Fengziyan Power Station. It drew up the appraisal scheme in accordance with appraisal purpose, appraisal benchmark day, and appraisal object and appraisal range.
(2) Prophase preparation for Appraisal
After acceptance of the commission, from Febuary 3, the appraiser directed the enterprise to check up asset, collect the required material of asset appraisal, and fill in asset list.
(3) Appraisal Evaluation
In accordance with the related principles and regulations, from February 7 to February 15, the appraisers got down with the on-site work, started the appraisal evaluation from

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February 23 to March 13, and the following on-site investigation procedures about the entrusting assets were to be carried out.
1.	The report of asset appraisal should be consulted, identified and verified;

2.	According to report of asset appraisal, inspected, verified the situation of assets to the scene, conversed with relevant persons, investigated operation and management of assets;

3.	Inspected and appraised to buildings and equipments to the scene;

4.	Analyze acquired obtained information, according to actual situation and features of the entrusting assets, selected proper appraisal method;

5.	Market investigation, obtain pricing basis and price information;

6.	Appraise the entrusting assets and calculate the appraisal value;

7.	Fill in and check up appraisal list;

(4)	Appraisal Summary

From March 13 to March 15, the appraisers performed the following appraisal procedures in accordance with the preliminary appraisal results.

1.	Sum up single item appraisal value, fill in and check up appraisal summary list;

2.	Fill in appraisal result sorted summary list and appraisal result summary list;

3.	Analyze the appraisal conclusion and adjust, modify and perfect the asset appraisal result;

4.	Compile appraisal explanation and appraisal report;

5.	Carry out three-class rechecking, supplement and modify appraisal explanation and appraisal report;

(5)	Appraisal Report Submission
     Submit draft of appraisal report to the entrustee and other personnel concerned of competent authority to appraise property for discussion; consult related questions, carry out appraisal report supplement and modification, on this basis, submit the formal asset

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appraisal report to the entrustee.
XII. Appraisal Conclusions
(1). Legal Right of appraising object
The purpose of certified appraisers to implement appraisal is to appraise the value of appraising object and issue advice, confirm legal right of appraising object or issue advice are beyond the working scope of certified appraisers. Entrustee and relevant party commit appraisal transaction, should provide information of legal right of appraising object, and be liable for the facticity, legitimacy and integrity of information of legal right of appraising object. The certified appraisers do not have the capacity to confirm legal right of appraising object or issue advice, therefore, we do not provide guarantee of the legal right of appraising object, drew the attention of entrustee and related parties.
Based on the regulations of “Guidance of certified appraisers’ attention on the legal right of appraising object”, appraisers in the target site paid proper attention to the legal right of the appraising object, collected and checked certificate documents of legal right of the appraising object, investigated items related to the legal right.
After verification, survey in scene, appraisers knew that:
1.	Within the scope of this appraisal, all property are not going through certificates of ownership of property, this appraisal can only confirm ownership according to entering account vouchers, approved documents of establish project and relevant information in prophase of project provided by assets owner, the final confirmation for above ownership of property should based on certificates of ownership of property issued by property management department of various administrative district. The area of property which does not go through certificates of ownership of property in this appraisal is determined according to the construction area recorded by budget, settlement information and property purchasing agreement provided by the holder of the property, if there is difference with actual area measured by special mapping

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Appraisal Consultation Report for CHC Planning to Buy Fengziyan Power Station
department, should base on the actual area measured by special mapping department.

2.	The Fengziyan Power Station currently has the GUANGFAGAINENGYUAN [2006] No.56 “Approval on project of Cangxi County Donghe River Fengziyan Power Station” issued by Development and Reform Committee in Guangyuan City, has not other certificate related land.
In this scope of appraisal, shares of Fengziyan Power Station are held by Cangxi County Hanyuan Hydropower Development Company Limited; the shares structure, checking of paid-up capital for Cangxi County Hanyuan Hydropower Development Company Limited are limited and cannot be verified in this appraisal. From examination of documents, Cangxi County Jianghe Hydropower Development Company Limited hold 20% institutional shares which is recorded on book of Cangxi County Hanyuan Hydropower Development Company Limited are limited is not true, actually they are invested by nature person, recorded under Cangxi County Jianghe Hydropower Development Company Limited
(2) Conclusion of Appraisal
After appraisal, the appraisal value of Fengziyan Power Station on the appraisal benchmark day under the consistent operation is RMB 41.7746m, devalue RMB 1.3246m than the adjusted book value RMB 43.0992m, the devalue rate is 3.07%.(see table below)
Summary Sheet of Asset Appraisal Result

	Fengziyan Power Station		in million RMB
		Post-adjust			Value
		ment book	Appraisal	Value	added
Item	Book value	value	value	added	ratio %
Current Assets
Long-term investment
Fixed assets	43.0992	43.0992	41.7746	-1.3246	-3.07
Including: Construction in progress	41.8078	41.8078	40.9170	-0.8908	-2.13
Buildings
Equipment	1.2914	1.2914	0.8576	-0.4338	-33.59
Intangible assets

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Appraisal Consultation Report for CHC Planning to Buy Fengziyan Power Station

		Post-adjust			Value
		ment book	Appraisal	Value	added
Item	Book value	value	value	added	ratio %
Including: Land use rights
Other assets
Total assets	43.0992	43.0992	41.7746	-1.3246	-3.07
Current liabilities
Long-term liabilities
Total liabilities
Net assets
Note: please see the detailed list of appraisal for Detailed Appraisal Conclusion.
Reasons of devaluation: Construction in process — book value of installation of equipments works containing the payable amount for equipment and quality guarantee RMB 890,800. The appraisal value took the verified book actual payment cost, this part of expense is appraised as zero.
In the machinery and equipments mainly the second-hand excavator appraised devaluation, the enterprise purchased the excavator form Guangzhou market, purchasing price is RMB 958,000, without explanation, agreement and other information. After appraisers made market investigation and enquiry, there is large gap between the price of excavator with the same specification and the purchasing price of the enterprise, therefore result in the appraisal devaluation.
XIII. Explanations on Particular Items
The following are items that appraisers have found that it may affect appraisal conclusion in the course of evaluation, while the related items which non-appraiser’s level and ability can appraise and estimate (including but not limited to):
1.	Assets and liabilities in the scope of the appraisal was audited by Chinese certified public accountant, acquired audited balance sheet on the appraisal benchmark day; the scope of appraisal is the same as content of balance sheet.

The scope and object of appraisal are based on content of “Assets checking appraisal list” provided by holder of assets.

2.	All information relating to appraisal provided by management and other personnel of

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the holder of assets is the basis of preparation of this report, holder of assets shall be liable for the facticity, validity, entirety of the information he provided. For flawed items which may affect appraisal conclusion existed in Fengziyan Power Station, on the condition of no particular explanation in the entrustment and the appraiser is incapable of knowing according to professional practice, the appraisal institution and appraiser are not responsible for the related responsibilities.

3.	Property of this appraisal has not gone through certificate of ownership of property, final confirmation of above ownership of property should based on certificate of ownership of property issued by property management department of various administrative districts.

4.	The area of property in this appraisal is determined according to the construction area recorded by property purchasing contract, and contract tax certificate provided by the holder of the property, if there is difference with actual area measured by special mapping department, should base on the actual area measured by special mapping department.

5.	This appraisal did not consider the affect of relevant fees that property to go through ownership procedures.

6.	Within the scope of this appraisal, houses and buildings, machinery and equipment, appraisers conducted spot checks to verify as possible. For assets cannot be spot checked because the working environment restriction, such as covert project, part of hydraulic structures, buried pipelines, inner structures in equipment, etc, appraisers used alternative methods to verify, such as investigated, inquired to the related staff, or checked record, contract, design information and other relevant drawings.

7.	In scope of this appraisal, the assets of Fengziyan Power Station include: preliminary survey design fee RMB 6.20m, after checking, to pay Jianghe company preliminary survey design fee , there is only a blank note entered into account, the specific content or related contract for RMB 6.20m cannot be verified. This appraisal temporarily confirmed appraisal value as book value.

8.	This appraisal report did not take right or obligation beyond the appraisal scope entrusted by entrustee, such as contingent income, contingent (off-account) assets or contingent liability.

9.	In the appraisal procedure, all the appraised informations involved in Fengziyan Power Station are covered with the stamp of Cangxi County Jianghe Power

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Development Co., Ltd. for comfirming.
10. This appraisal report is only used as consultancy reference opinion for the economic behavior that the entrustee plans to buy Fengziyan Power Station. This report can’t be used as value reference for the transaction behavior.
Users of this appraisal report should pay attention to effect created on appraisal report by above particular items.
XIV. Material Events after Appraisal Benchmark Day
The subsequent events are the material events which happened between the appraisal benchmark day and appraisal report put forward day.
After appraisal benchmark day, if the assets quantity takes place change in appraisal report’s duration of validity, according to this kind assets’ original appraisal method and the corresponding increase or decrease will be carried out for the assets. Due to the special cause, assets’ price standard takes place change and has distinct influence on the appraisal of asset. At this time, the entrustee should make a request for it, and then the appraisal institution will predetermine the appraisal value according to practical situation.
This appraisal did not find material events after appraisal benchmark day.
XV. Appraisal report’s legal validity
1.	The appraisal report required signature or seals of appraisal institution and Chinese certified appraisers, and according to regulation to fulfill register or approval procedures for the state appraisement project, and take into legally effect in accordance with relevant provisions of state laws and regulations.

2.	The appraisal result recorded in the appraisal report only reflect market value of assets of Fengziyan Power Station confirmed according to the principle of the open market under the purpose given by this appraisal, does not consider possible future commitments, security and other economic activities that may brought loss to influence the price of assets, also does not consider the state’s macroeconomic policies occur major changes or in the event of force majeure and other natural forces to influence the price of assets. This appraisal result is based on continued operating, when the condition change, the appraisal result is invalid.

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Appraisal Consultation Report for CHC Planning to Buy Fengziyan Power Station
3.	The appraisal report’s validity period is one year. The valid date is December 31, 2006 to December 30, 2007. The appraisal result will be taken as pricing basic when the appraisal purpose is realized. It will be adjusted combining with related items after appraisal benchmark day. The appraisal result notified in the book will be invalid over a year.

4.	The appraisal conclusion derived from the appraisal report is provided for entrustee as appraisal purpose or delivered to appraisal authorities as verification purpose. The use right of this appraisal report belong to entrustee, without permission of entrustee, Jingdu shall not provide to others or open to public.

5.	Entrustee should use the appraisal report within the purpose and scope limited by the appraisal report as well as under the assumption precondition based by the appraisal, liability of excess scope use or improper quotation should be taken by user, quoter; aftereffect because of improper use or quotation is none of business with appraisal institution who provide appraisal report and certified appraisal who signed the report.
XVI. Appraisal Report’s Date of Presentation
     The asset appraisal report’s formal presentation date is March 15, 2007.

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Appraisal Consultation Report for CHC Planning to Buy Fengziyan Power Station
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[ stamp ]

Jingdu Appraisal Consultation Co., Ltd., Beijing

Legal representative of appraisal institution:
March 15, 2007

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